Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

BY AND BETWEEN

SPREE ACQUISITION CORP. 1 LIMITED

AND

WHC WORLDWIDE, LLC

DATED AS OF OCTOBER 29, 2022

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Annexes & Exhibits

Exhibit A	-	Form of Tax Receivables Agreement
Exhibit B	-	Form of Support Agreement
Exhibit C	-	Form of Investor Rights Agreement
Exhibit D	-	Form of Spree Post-Closing Certificate of Incorporation
Exhibit E	-	Form of Spree Post-Closing Bylaws
Exhibit F	-	Form of Post-Closing Company LLC Agreement
Exhibit G-1	-	Form of Post-Closing Incentive Equity Plan
Exhibit G-2	-	Form of Post-Closing Employee Stock Purchase Plan
Exhibit H	-	Form of Voting Agreement
Exhibit I	-	Form of Earnout Warrant
Schedule I	-	Post-Closing Company Units Allocation Schedule
Schedule II	-	Earnout Allocation Schedule

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BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of October 29, 2022, is made by and between Spree Acquisition Corp. 1 Limited, a Cayman Islands exempted company, and WHC Worldwide, LLC, a Missouri limited liability company (the “Company”). Spree (as defined below in Section 1.1) and the Company shall be referred to herein from time to time collectively as the “Parties.” Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.

WHEREAS, Spree is currently a blank check company incorporated in the Cayman Islands with limited liability as an exempted company on August 6, 2021 and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, pursuant to the Governing Documents of Spree, Spree is required to provide an opportunity for the Pre-Closing Spree Class A Shareholders to have their respective issued and outstanding Pre-Closing Spree Class A Shares redeemed on the terms and subject to the conditions set forth therein in connection with obtaining the Spree Shareholder Approval;

WHEREAS, as of the date of this Agreement, Spree Operandi U.S. LP, a Delaware limited partnership and wholly-owned subsidiary of Spree Operandi, LP, a Cayman Islands exempted limited partnership (the “Spree Sponsor”), owns 5,000,000 Spree Pre-Closing Class B Shares representing 100% of the Pre-Closing Spree Class B Shares;

WHEREAS, concurrently with the execution of this Agreement, the Spree Sponsor, Spree, the Company and the other parties thereto are entering into a sponsor letter agreement (the “Sponsor Letter Agreement”), pursuant to which the Spree Sponsor has agreed (i) not to form a group to vote against any directors nominated by Company (or the Pre-Closing Company Members), (ii) to vote in favor of this Agreement and the transactions contemplated hereby, (iii) to appear at the special meeting for purposes of constituting a quorum to approve this Agreement and the transactions contemplated hereby, (iv) to vote against any proposals that would materially impede the transactions contemplated hereby, (v) to not exercise any redemption rights with respect to any redeemable share capital of Spree held by the Spree Sponsor (vi) to vote in favor of the directors nominated by the Company (or the Pre-Closing Company Members), (vii) to waive any applicable adjustments to the conversion ratio set forth in the Governing Documents of Spree or any other applicable anti-dilution or similar protections with respect to the Spree Class B Shares held by it (whether resulting from the transactions contemplated by the PIPE Subscription Agreements or otherwise) in order to effect the Spree Share Conversion upon the Closing, and (viii) at the option of the Company, Spree Sponsor shall cancel any Pre-Closing Spree Warrants held by it in a manner proportionate to the extent of any Spree Shareholder Redemptions from the Trust Account that cause the aggregate cash proceeds from the Trust Account to be less than $50,000,000;

WHEREAS, immediately prior to the Closing and after giving effect to the Spree Shareholder Redemption, on the Closing Date, Spree shall transfer by way of continuation from the Cayman Islands to the State of Delaware and domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”) and Part XII of the Cayman Islands Companies Act (As Revised), on the terms and subject to the conditions set forth in this Agreement (the “Domestication”);

WHEREAS, by virtue of the Domestication, Spree will change its name from “Spree Acquisition Corp. 1 Limited” to “WHC Worldwide, Inc.” (the “Name Change”);

WHEREAS, prior to the Closing, both Parties shall use reasonable best efforts to enter into subscription agreements or security purchase agreements (the “PIPE Subscription Agreements”), in a form or forms to be mutually agreed upon by Spree and the Company, pursuant to which, among other things, the investor in the contemplated PIPE investment (each a “PIPE Investor” and together the “PIPE Investors”) shall agree to subscribe for and purchase on a date no later than the Closing Date, and Spree shall agree to issue and sell to each such PIPE Investor on such date no later than the Closing Date, the PIPE Financing Amount comprised exclusively of Post-Closing Spree Class A Shares (as defined herein) upon payment of the PIPE Financing Amount (the “PIPE Financing”);

WHEREAS, at the Closing, (a) Spree shall contribute the Closing Date Contribution Amount and the Closing Date Equity Contribution to the Company (collectively, the “Spree Contribution”) and, in exchange therefor, the Company shall issue to Spree the number of Post-Closing Company Class A Units determined pursuant to this Agreement and (b) in connection with the contribution and issuance described above, the Post-Closing Company Members shall enter into that certain Second Amended and Restated Limited Liability Company Agreement of the Company, substantially in the form attached hereto as Exhibit F (the “Post-Closing Company LLC Agreement”), to, among other things, recapitalize the Pre-Closing Company Units such that, from and after the Closing, the Equity Securities of the Company will consist of the Post-Closing Company Units, with the applicable rights, preferences and obligations set forth in the Post-Closing Company LLC Agreement;

WHEREAS, at the Closing, a warrant to purchase up to 1,500,000 Post-Closing Spree Class A Shares, in the form attached hereto as Exhibit I (the “Earnout Warrant”), will be issued to the Earnout Participant, which shares underlying such warrant will vest and become exercisable upon the achievement of certain Exercisability Events (as defined in the Earnout Warrant);

WHEREAS, simultaneously with the execution and delivery of this Agreement, the TRA Party Representative (as defined in the Tax Receivable Agreement) and each of the TRA Parties (as defined in the Tax Receivable Agreement) have entered into a tax receivable agreement, substantially in the form attached hereto as Exhibit A (the “Tax Receivable Agreement”), which will become effective upon at the Closing;

WHEREAS, simultaneously with the execution and delivery of this Agreement, Spree, the Spree Sponsor, the Company and certain of the Pre-Closing Company Members and pre-Closing Company officers will enter into an investor rights agreement, substantially in the form attached hereto as Exhibit C (the “Investor Rights Agreement”), which will become effective upon the Closing, pursuant to which, among other things, (a) Spree, Spree Sponsor, and the Company will agree not to effect any sale or distribution of any Equity Securities of Spree held by any of them during the lock-up period described therein and (b) the Pre-Closing Company Members and the Spree Sponsor will be granted certain registration rights with respect to their respective Post-Closing Spree Shares, in each case, on the terms and subject to the conditions set forth therein;

WHEREAS, simultaneously with the execution and delivery of this Agreement, the Company has received and delivered to Spree support agreements in the form of Exhibit B (collectively, the “Support Agreements”) executed by certain Pre-Closing Company Members, indicating the support and agreement of such Pre-Closing Company Members to approve the Agreement and the transactions contemplated hereunder;

WHEREAS, prior to or simultaneously with the execution and delivery of this Agreement, William M. George and the Spree Sponsor will enter into a voting agreement, substantially in the form attached hereto as Exhibit H (the “Voting Agreement”), which will become effective upon the Closing and pursuant to which, among other things, (a) the parties thereto shall vote at any stockholders meeting for the nominees nominated in accordance with the terms of the Voting Agreement, and (b) certain of the parties thereto will cooperate to vote and recommend to stockholders that the board chair will continue to serve as Spree’s chief executive officer for so long as he is so employed (or until such individual voluntarily withdraws his candidacy to serve as chair of the board);

WHEREAS, the board of directors of Spree (the “Spree Board”) has approved (a) this Agreement, the Ancillary Documents to which Spree is or will be a party and the transactions contemplated hereby and thereby (including the Spree Share Conversion, the Domestication and the Spree Contribution and (b) the recommendation of, among other things, the approval of this Agreement and the transactions contemplated by this Agreement (including the Spree Share Conversion, the Domestication and the Spree Contribution) by the Pre-Closing Spree Shareholders entitled to vote thereon;

WHEREAS, prior to the execution of this Agreement, the Company has delivered to Spree executed written consents of the Pre-Closing Members of the Company representing the Company Required Approval, pursuant to which the execution and delivery of this Agreement, the Ancillary Documents to which the Company is or will be a party, the performance of the Company’s obligations hereby and thereby, and the consummation of the transactions contemplated hereby and thereby have been duly, validly, and irrevocably authorized and approved by such Pre-Closing Members of the Company; and

WHEREAS, each of the Parties intends for U.S. federal income tax purposes that (a) this Agreement constitutes a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations promulgated thereunder, (b) the Spree Share Conversion constitutes a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(E) of the Code, (c) the Domestication constitutes a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, and (d) the contribution of the Closing Date Contribution Amount (the “Spree Cash Contribution”) constitutes a transaction described in Section 721 of the Code (clauses (a)-(d) collectively, the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Additional Spree SEC Reports” has the meaning set forth in Section 4.7.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Aggregate Closing PIPE Proceeds” means the aggregate cash proceeds actually received in respect of the PIPE Financing (whether on or prior to the Closing Date) and held in a bank account owned and controlled by Spree on the Closing Date (and, for the avoidance of doubt, after giving effect to the funding of the PIPE Financing on such date and before giving effect to the payment of any Unpaid Spree Expenses, or Unpaid Company Expenses).

“Aggregate Transaction Proceeds” means an amount equal to (a) the sum of (i) the aggregate cash proceeds available for release to Spree from the Trust Account in connection with the transactions contemplated hereby (which amount, for the avoidance of doubt and without duplication, shall be calculated after giving effect to the Spree Shareholder Redemption (i.e., reduced by the aggregate amount payable with respect to all Spree Shareholder Redemptions, notwithstanding that such amounts may not have been paid out of the Trust Account at such time) (collectively, the “Trust Satisfied Obligations)), (ii) the Aggregate Closing PIPE Proceeds, and (iii) all unrestricted cash proceeds held in the name of and available for use by Spree as of the Closing but held in accounts other than the Trust Account, minus (b) the Unpaid Spree Expenses. For the avoidance of doubt, the proceeds of any term loan agreement entered into by any of the Group Companies following the date of this Agreement shall not be included in the calculation of “Aggregate Transaction Proceeds.”

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Ancillary Documents” means the Investor Rights Agreement, Sponsor Letter Agreement, Tax Receivable Agreement, the PIPE Subscription Agreements, the Post-Closing Company LLC Agreement, the Voting Agreement, the Earnout Warrant, and each other agreement, document, instrument and/or certificate executed, or contemplated to be executed, in connection with the transactions contemplated hereby, including the Spree Contribution and the Domestication.

“Anti-Corruption Laws” means, collectively, (a) the U.S. Foreign Corrupt Practices Act (FCPA), (b) the UK Bribery Act 2010 and (c) any other anti-bribery or anti-corruption Laws or Orders related to combatting bribery, corruption and money laundering.

“Assets” has the meaning set forth in Section 3.18(f).

“Business,” the “business of the Group Companies” or any similar term means (a) owning and operating a taxicab business, including the sale of vehicles used in such business, through one or more subsidiaries, and (b) doing all things appurtenant to the foregoing.

“Business Combination Proposal” has the meaning set forth in Section 5.9.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York, Tel Aviv, Israel, and Cayman Islands are open for the general transaction of business.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136), any regulations or administrative or other guidance published with respect thereto by any Governmental Entity, and any similar or corresponding state or local Laws.

“Casualty Loss” means an Asset that is (a) damaged or destroyed by casualty loss (not including normal wear and tear, downhole mechanical failure or reservoir changes) or (b) expropriated or taken into condemnation or under right of eminent domain.

“CBA” means any collective bargaining agreement or other Contract with any labor union, labor organization, or works council.

“Closing” has the meaning set forth in Section 2.6.

“Closing Company Financial Statements” has the meaning set forth in Section 5.17(a).

“Closing Date” has the meaning set forth in Section 2.6.

“Closing Date Contribution Amount” means an amount equal to (a) the amount of cash in the Trust Account as of immediately prior to the Closing (and before, for the avoidance of doubt, giving effect to the Spree Share Redemptions), minus (b) the aggregate amount of cash required to fund Spree Share Redemptions from the Trust Account and any other Trust Satisfied Obligation, plus (c) the Aggregate Closing PIPE Proceeds; provided that the Closing Date Contribution Amount shall not include any Unpaid Spree Expenses to the extent that such amounts withheld from the Closing Date Contribution Amount shall be used to pay the Unpaid Spree Expenses.

“Closing Date Contribution Schedule” has the meaning set forth in Section 2.5(b).

“Closing Date Equity Contribution” has the meaning set forth in Section 2.5(d).

“Closing Filing” has the meaning set forth in Section 5.4(b).

“Closing Press Release” has the meaning set forth in Section 5.4(b).

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Company Acquisition Proposal” means (a) any direct or indirect acquisition (or other business combination), in one or a series of related transactions, (i) of the Pre-Closing Company Units, in each case, that, if consummated, would result in a Person acquiring beneficial ownership of all or a material portion of any class of outstanding voting Pre-Closing Company Units or all or a material portion of the outstanding voting Pre-Closing Company Units (regardless of class) or (ii) of all or a portion of assets or businesses of the Group Companies which constitute all of the fair market value of the Group Companies, taken as a whole (in the case of each of clauses (i) and (ii), whether by merger, consolidation, recapitalization, purchase or issuance of Equity Securities, tender offer or otherwise), or (b) any direct or indirect acquisition, in one or a series of related transactions, of all or a material portion of any class of outstanding voting Pre-Closing Company Units or all or a material portion of the outstanding voting Pre-Closing Company Units (regardless of class). Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents, or the transactions contemplated hereby or thereby or any transaction with Spree shall constitute (in whole or in part) a Company Acquisition Proposal.

“Company Affiliated Party” has the meaning set forth in Section 3.19.

“Company Affiliated Party Transactions” has the meaning set forth in Section 3.19.

“Company Change of Control Payment” means any severance or termination payment, success, change of control, retention, transaction bonus or other similar payment or amount that any Group Company is required to pay to any current or former officer, director, employee or other service provider of the Company or any other Company Affiliated Party that may become due and payable due to the occurrence of the transactions contemplated to occur on the Closing Date pursuant to this Agreement or the Ancillary Documents followed by or combined with one or more additional circumstances, matters or events, including a termination of employment (but not due to any action or inaction by the Company or any of its Affiliates following the Closing) pursuant to the express terms of any plan, policy, arrangement or Contract to which the Company or any of its Subsidiaries is a party or by which any of their respective assets are bound as of or prior to the Closing, together with the employer portion of any payroll, social security, unemployment or similar Taxes imposed on any such amounts.

“Company Class A Units” means the Class A units of the Company issued and outstanding prior to the Closing.

“Company Class B Units” means the Class B units of the Company issued and outstanding prior to the Closing.

“Company Contractor” has the meaning set forth in Section 3.14(a).

“Company D&O Persons” has the meaning set forth in Section 5.15(a).

“Company Designee” has the meaning set forth in Section 5.16.

“Company Disclosure Schedules” means the disclosure schedules to this Agreement delivered to Spree by the Company on the date of this Agreement in connection with the execution of this Agreement.

“Company Employee” has the meaning set forth in Section 3.14(a).

“Company Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each other retirement, pension, profit-sharing, deferred compensation, bonus, cash incentive, commission, equity, or equity-based incentive, transaction, change in control, retention, severance, vacation, paid time off, supplemental unemployment benefit, health or welfare, employment independent contractor, fringe-benefit, or other benefit or compensatory plan, program, policy, practice, agreement, arrangement, or Contract that any Group Company maintains, sponsors, contributes to, or is required to contribute to or under or with respect to which any Group Company has any Liability.

“Company Expenses” means, as of any determination time, the aggregate amount, without duplication, of all fees, expenses, costs, disbursements, commissions or other amounts incurred by or on behalf of any Group Company or that any Group Company is obligated to pay, whether or not such amounts are due and payable, in connection with, or as a result of, the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of any Group Company, (b) any Company Change of Control Payment and (c) any other fees, expenses, commissions or other amounts that are expressly allocated to any Group Company pursuant to this Agreement or any Ancillary Document, including the fees and expenses relating to any regulatory or governmental approvals, including HSR and the Company’s counsel expenses related to Form S-4 preparation and filings, as well as the costs of procuring (if mutually agreed by the Parties) an independent market research report for use in connection with this Agreement and the transactions contemplated hereby; provided, however, notwithstanding the foregoing or anything to the contrary herein, the Company Expenses shall not include any Spree Expenses or any fees, expenses, commissions or other amounts that are expressly contemplated to be allocated to and paid by Spree pursuant to this Agreement or any Ancillary Document.

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1(a) and Section 3.1(b) (Organization and Qualification), Section 3.2(a) through Section 3.2(c) and Section 3.2(d) (Capitalization of the Group Companies), Section 3.3 (Authority), and Section 3.17 (Brokers).

“Company Intellectual Property” has the meaning set forth in Section 3.13(c).

“Company IT Systems” means all computer systems, Software and hardware, computer firmware, communication systems, servers, computer or information technology systems or infrastructure, networks, network equipment, electronic data processing systems, interfaces, platforms, peripherals, other information technology equipment, including, in each case, related documentation, including any outsourced systems and processes, in each case, relied on, owned, licensed or leased by a Group Company.

“Company Licensed Intellectual Property” means Intellectual Property Rights owned by any Person (other than a Group Company) that is licensed to any Group Company.

“Company Managing Member” means the Managing Member (as defined in the Pre-Closing Company LLC Agreement) of the Company before the Closing.

“Company Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations or financial condition of the Group Companies, taken as a whole, or (b) the ability of the Company to consummate the Spree Contribution or the other transactions contemplated by this Agreement or the Ancillary Documents to be consummated by the Company on the Closing Date in connection therewith, in each case, in accordance with the terms of this Agreement and the Ancillary Documents; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of this Agreement from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any country, (iv) changes in any applicable Laws, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which any Group Company operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of any Group Company with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 3.5(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 6.2(a) to the extent it relates to such representations and warranties), (vii) any failure by any Group Company to meet, or changes to, any internal or published budget, projection, forecast, estimate or prediction (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (viii)), or (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslide, wildfire, epidemic, pandemic (including COVID-19) or quarantine, act of God or other natural disaster or comparable event in the United States or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) or clause (viii) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has or has had a disproportionate adverse effect on the Group Companies, taken as a whole, relative to other participants operating in the industries or markets in which the Group Companies operate.

“Company Owned Intellectual Property” means all Intellectual Property Rights that are owned or purported to be owned by the Group Companies.

“Company PIPE Investors” has the meaning set forth in the recitals to this Agreement.

“Company Registered Intellectual Property” means all Registered Intellectual Property owned or purported to be owned by or filed by or in the name of any Group Company that has not been cancelled, expired, lapsed or been abandoned.

“Company Required Approval” has the meaning set forth in Section 3.3.

“Confidentiality Agreement” means that certain Non-Disclosure Agreement, dated as of March 25, 2022, by and between the Company and Spree.

“Consent” means any notice, authorization, qualification, registration, filing, notification, permit, waiver, order, consent or approval to be obtained from, filed with or delivered to, a Governmental Entity or other Person.

“Contract” or “Contracts” means any agreement, contract, license, lease, obligation, undertaking or other commitment or arrangement that is legally binding upon a Person or any of his, her or its properties or assets.

“Contributed Spree Shares” has the meaning set forth in Section 2.5(d).

“Copyrights” has the meaning set forth in the definition of Intellectual Property Rights.

“COVID-19” means SARS-CoV-2 or COVID-19 and any evolution thereof or related or associated epidemic, pandemic or disease outbreak.

“Data Security Requirements” means, collectively, all of the following to the extent relating to confidential or sensitive information, payment card data, personally identifiable information, Personal Data, or other information relating to individuals or otherwise relating to privacy, security, or security breach notification requirements and, in all cases, applicable to the Group Companies: (a) each Group Company’s own rules, policies, and procedures (whether physical or technical in nature), (b) all applicable Laws and all industry standards applicable to the Group Companies’ industry (including the Payment Card Industry Data Security Standard (PCI DSS)), (c) agreements into which the Group Companies have entered or by which they are bound; (d) all advertising and marketing materials regarding information privacy, protection or security or handling of Personal Data; and (e) all Privacy Consents.

“Designated Material Contracts” has the meaning set forth in Section 5.1(b)(x).

“DGCL” has the meaning set forth in the recitals to this Agreement.

“Director Election Proposal” has the meaning set forth in Section 5.9.

“Domestication” has the meaning set forth in the recitals to this Agreement.

“Domestication Proposal” has the meaning set forth in Section 5.9.

“Earnout Participant” means the Person set forth on Schedule II.

“Environmental Laws” means all Laws and Orders concerning pollution, protection of the environment, or (in so far as related to exposure to Hazardous Substances) human health or safety, including all those relating to the generation, handling, transportation, treatment, storage, disposal, distribution, labeling, discharge, release, threatened release, control, cleanup of, or exposure to any Hazardous Substances. Without limiting the generality of the foregoing, the term “Environmental Law” includes the following statutes (and their implementing regulations and any similar state and local analogs), all as amended from time to time and in effect as of the Closing Date: the Clean Air Act (42 U.S.C. §7401 et seq.), the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (42 U.S.C.§9601 et seq.), the Clean Water Act (33 U.S.C. §1251 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §6901 et seq.), the Safe Drinking Water Act (42 U.S.C. §300f et seq.), the Toxic Substances Control Act (15 U.S.C. §2601 et seq.), and (in so far as it relates to exposure to Hazardous Substances) the Occupational Safety and Health Act (29 U.S.C. §651 et seq.).

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, restricted stock, restricted stock unit, performance share, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“Equity Value” means an amount equal to $251,000,000 plus the Closing Date Contribution Amount, as adjusted pursuant to Section 2.5(e).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person engaged in a trade or business that would at any relevant time be treated together with the Group Companies as a “single employer” under Section 414 of the Code or Section 4001(b) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Federal Securities Laws” means the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise.

“Financial Statements” has the meaning set forth in Section 3.4(a).

“Financings” has the meaning set forth in Section 5.13.

“Fraud” means actual Delaware common law fraud committed by a Party with respect to the making of the representations and warranties of such Party set forth in this Agreement.

“GAAP” means United States generally accepted accounting principles.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a U.S. corporation are its certificate or articles of incorporation and bylaws, the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a United States limited liability company are its operating or limited liability company agreement and certificate of formation, the “Governing Documents” of an exempted company incorporated in the Cayman Islands with limited liability are its memorandum and articles of association and the “Governing Documents” of an exempted limited partnership formed and registered in the Cayman Islands in its exempted limited partnership agreement.

“Governmental Entity” means any United States or non-United States (a) federal, state, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, including any arbitral tribunal of competent jurisdiction (public or private).

“Group Company” and “Group Companies” means, collectively, the Company and its Subsidiaries.

“Hazardous Substance” means (i) any substance, material or waste that is regulated, described, characterized or listed as a hazardous material, hazardous substance, hazardous waste, toxic substance, toxic pollutant, contaminant, or words of similar import or regulatory, in or under any Environmental Law; (ii) petroleum (including crude oil and any fractions thereof as well as waste or used petroleum oils), natural or synthetic gas or any mixture thereof, asbestos, asbestos containing material, PCB or materials containing PCB, medical waste, infectious waste, lead containing paint, radioactive material; or (iii) any chemicals, substances, materials or compounds that are otherwise subject to regulation, prohibition, control, or remediation under any Environmental Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Immediate Family Member” means, with regard to an individual, any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of such individual, and any person (other than a tenant or employee) sharing the household of such individual.

“Indebtedness” means, as of any time, without duplication, with respect to any Person, the outstanding principal amount of, accrued and unpaid interest on, fees and expenses arising under or in respect of (a) indebtedness for borrowed money, (b) other obligations evidenced by any note, bond, debenture or other debt security, (c) obligations for the deferred purchase price of property or assets, including “earn-outs” and “seller notes” (but excluding any trade payable arising in the ordinary course of business), (d) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn, (e) leases required to be capitalized under GAAP (for the avoidance of doubt, not including operating leases), (f) any obligations in respect of interest rate and currency obligations, swaps, hedges or similar arrangements, (g) any indebtedness secured by a Lien on any property owned by such Person, even if such Person has not assumed or become liable for the payment of such indebtedness and (h) any of the obligations of any other Person of the type referred to in clauses (a) through (g) above directly or indirectly guaranteed by such Person or secured by any asset of such Person, whether or not such Indebtedness has been assumed by such Person.

“Initial Registration Statement” means that certain Registration Statement on Form S-1, dated December 17, 2021.

“Intellectual Property Rights” means all intellectual property rights and related priority rights protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including all (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, patents and patent applications, industrial designs and design patent rights, including any continuations, divisionals, continuations-in-part and provisional applications and statutory invention registrations, and any patents issuing on any of the foregoing and any reissues, reexaminations, substitutes, supplementary protection certificates and extensions of any of the foregoing (collectively, “Patents”); (b) registered and unregistered trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, packaging designs, slogans, rights in Internet domain names, social media identifiers, and all other indicia of source, origin, or quality, together with the goodwill associated with any of the foregoing, and all applications registrations, and renewals of any of the foregoing (collectively, “Marks”); (c) works of authorship and other copyrightable subject matter (including, but not limited to, advertising and promotional materials, software and computer programs, website content, compilations of data, and training and instruction manuals), database and design rights, and moral rights, whether or not registered or published, and all registrations and applications for registration for any of the foregoing (collectively, “Copyrights”); (d) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, technical data and information, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), information that derives economic value from not being generally known, and any other information that would constitute a trade secret as defined in the Uniform Trade Secrets Act and under corresponding Law (together, the “Trade Secrets”); (e) Software; (f) any other intellectual or proprietary right protectable, arising under or associated with any of the foregoing, including those protected by any Law anywhere in the world; (g) any claims or causes of action arising out of or related to any infringement, misappropriation or other violation of any of the foregoing, including, without limitation, rights to recover for past, present and future violations thereof; and (h) all copies and tangible embodiments thereof (in whatever form or medium).

“Intended Tax Treatment” has the meaning set forth in the recitals to this Agreement.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investor Rights Agreement” has the meaning set forth in the recitals to this Agreement.

“IPO” has the meaning set forth in Section 8.18.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“Latest Balance Sheet” has the meaning set forth in Section 3.4(a).

“Latest Spree Balance Sheet” has the meaning set forth in Section 4.17.

“Law” means any federal, state, local, foreign, national or supranational statute, law (including common law), act, statute, ordinance, Order, treaty, rule, code, regulation or other legally binding directive issued, promulgated or enforced by a Governmental Entity having jurisdiction over a given matter.

“Leakage” has the meaning set forth in Section 2.5(e).

“Leased Real Property” has the meaning set forth in Section 3.18(b).

“Liability” or “liability” means any and all debts, liabilities and obligations, whether accrued unaccrued, liquidated or unliquidated, fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Proceeding or Order and those arising under any Contract, agreement, arrangement, commitment or undertaking, but excluding any and all non-cash liabilities (e.g., mark-to-market warrants).

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, license or sub-license, charge, or other similar encumbrance or interest (including, in the case of any Equity Securities, any voting, transfer or similar restriction).

“Losses” means all losses, costs, liabilities, obligations, expenses, fines, penalties, interest, expenditures, claims, awards, settlements, judgments, damages, reasonable and documented out-of-pocket attorneys’ fees and reasonable out-of-pocket expenses of investigating, defending and prosecuting litigation.

“Malicious Code” means any Software code or other mechanism that (a) contains any “back door,” virus, malware, Trojan horse or similar device, (b) is designed to disrupt, disable, erase or harm the operation of Software, or cause any Software to damage or corrupt any data, hardware, storage media, programs, equipment or communications, or (c) permits any Person to access any Software, data, hardware, storage media, programs, equipment or communications without authorization.

“Marks” has the meaning set forth in the definition of Intellectual Property Rights.

“Material Contracts” has the meaning set forth in Section 3.7(a).

“Material Permits” has the meaning set forth in Section 3.6.

“Minimum Cash Condition” has the meaning set forth in Section 6.3(i).

“Multiemployer Plan” has the meaning set forth in Section (3)37 or Section 4001(a)(3) of ERISA.

“Non-Scheduled Contracts” has the meaning set forth in Section 3.13(e).

“NYSE” means the New York Stock Exchange.

“NYSE Proposal” has the meaning set forth in Section 5.9.

“Off-the-Shelf Software” means any Software or other technology that is made generally available on a commercial basis (including technology offered on a SaaS, PaaS, or IaaS or similar basis and Software available through retail stores, distribution networks or that is preinstalled as a standard part of hardware) and is licensed to or otherwise made available to any of the Group Companies on a non-exclusive basis under standard terms and conditions for a one-time fee of less than $100,000 per license or an ongoing fee of less than $50,000 per year.

“Officers” has the meaning set forth in Section 5.16(a).

“Order” means any writ, order, judgment, injunction, settlement, decision, determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Entity.

“Other Spree Shareholder Approval” means the approval of each Other Transaction Proposal by the affirmative vote of the holders of the requisite number of Pre-Closing Spree Shares entitled to vote thereon, who attend whether in person or by proxy at the Spree Shareholders Meeting (or any adjournment thereof), in accordance with the Governing Documents of Spree and applicable Law.

“Other Governing Document Proposals” has the meaning set forth in Section 5.9.

“Other Transaction Proposal” means each Transaction Proposal, other than the Required Transaction Proposals.

“Outstanding Post-Closing Spree Class A Shares” means the total number of Post-Closing Spree Class A Shares that will be issued and outstanding immediately upon the Closing after giving effect to, among other things, the Spree Shareholder Redemption and the PIPE Financing.

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by any Group Company.

“Parties” has the meaning set forth in the introductory paragraph to this Agreement.

“Partnership Tax Audit Rules” means Sections 6221 through 6241 of the Code, together with any guidance issued thereunder or successor provisions and any similar or corresponding provisions of state or local Tax Laws.

“Patents” has the meaning set forth in the definition of Intellectual Property Rights.

“Payroll Tax Executive Order” means the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020, and including any administrative or other guidance published with respect thereto by any Governmental Entity (including IRS Notice 2020-65).

“PCAOB” means the Public Company Accounting Oversight Board.

“PCAOB Audit Expenses” means up to $500,000 of the expenses of the Company’s independent registered PCAOB audit firm to audit the consolidated financial statements of the Company for the years ended December 31, 2021 and December 31, 2020 and reviewed financial statements for the six months ended June 30, 2022 and June 30, 2021.

“Permits” means any approvals, authorizations, clearances, business licenses, registrations, permits or certificates of a Governmental Entity.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not yet due and payable or are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (b) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not or would not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property in the operation of the business, (d) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the use or occupancy of such real property or the operation of the businesses of the Group Company and do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (e) cash deposits or cash pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case in the ordinary course of business and which are not yet due and payable and (f) grants by any Group Company of non-exclusive rights in Intellectual Property Rights in the ordinary course of business.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity, whether or not a legal entity.

“Personal Data” means, in addition to any definition for any similar term (e.g., “personally identifiable information” or “PII”) provided by applicable Law, any data or information that (a) can, alone or when combined with other information maintained for or on behalf of the Company, identifies or is reasonably capable of identifying, directly or indirectly, a particular a natural person, including (i) names, addresses, telephone numbers, email address, financial information, financial account number, personal health information, drivers’ license numbers and government-issued identification numbers and (ii) Internet Protocol addresses, device identifiers or other persistent identifiers, or (b) is otherwise subject to, protected by, or defined under applicable Laws governing personal information, personal data, personally identifiable information, or protected health information.

“PIPE Financing” has the meaning set forth in the recitals to this Agreement.

“PIPE Financing Amount” has the meaning set forth in Section 5.13.

“PIPE Investors” has the meaning set forth in the recitals to this Agreement.

“PIPE Placement Agent” means such broker, finder, investment banker or other Person engaged by Spree to serve as placement agent for the PIPE Financing.

“PIPE Placement Agent Deliverables” means

i.  a negative assurance letter, dated upon the applicable date set forth in Section 2.22, of Stinson LLP, counsel for the Company, in form and substance satisfactory to the PIPE Placement Agent;

ii.  a negative assurance letter, dated upon the applicable date set forth in Section 2.22, of Meitar Law Offices, counsel for Spree, in form and substance satisfactory to the PIPE Placement Agent;

iii.  a negative assurance letter, dated upon the applicable date set forth in Section 2.22, of US counsel for Spree, in form and substance satisfactory to the PIPE Placement Agent;

iv.  a negative assurance letter, dated upon the applicable date set forth in Section 2.22, of counsel for the PIPE Placement Agent, in form and substance satisfactory to the PIPE Placement Agent;

v.  a certificate of the Chief Executive Officer or the President of the Company and of the chief financial or chief accounting officer of the Company, dated upon the applicable date set forth in Section 2.22, in form and substance satisfactory to the PIPE Placement Agent;

vi.  a certificate of the Chief Executive Officer or the President of Spree and of the chief financial or chief accounting officer of Spree, dated upon the applicable date set forth in Section 2.22, in form and substance satisfactory to the PIPE Placement Agent;

vii.  a letter from the Company’s independent public accountant, dated upon the applicable date set forth in Section 2.22, in form and substance satisfactory to the PIPE Placement Agent, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained in the Registration Statement; and

viii.  a letter from Spree’s independent public accountant, dated upon the applicable date set forth in Section 2.22, in form and substance satisfactory to the PIPE Placement Agent, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained in the Registration Statement.

“PIPE Placement Agent Engagement Letter” means the agreement by and between Spree and the PIPE Placement Agent whereby Spree engages the PIPE Placement Agent to act as placement agent for the PIPE Financing.

“PIPE Subscription Agreement” has the meaning set forth in the recitals to this Agreement.

“Post-Closing Spree Bylaws” has the meaning set forth in Section 2.3.

“Post-Closing Spree Certificate of Incorporation” has the meaning set forth in Section 2.3.

“Post-Closing Spree Class A Shares” means the shares of Class A common stock, par value $0.0001 per share, of Spree authorized pursuant to the Post-Closing Spree Certificate of Incorporation.

“Post-Closing Spree Class X Shares” means the shares of Class X common stock, par value $0.0001 per share, of Spree authorized pursuant to the Post-Closing Spree Certificate of Incorporation.

“Post-Closing Spree Directors” has the meaning set forth in Section 5.16(f).

“Post-Closing Spree Employee Stock Purchase Plan” has the meaning set forth in Section 5.18.

“Post-Closing Spree Incentive Equity Plan” has the meaning set forth in Section 5.18.

“Post-Closing Spree Shares” means the Post-Closing Spree Class A Shares, and the Post-Closing Spree Class X Shares.

“Post-Closing Spree Warrants” has the meaning set forth in Section 2.3.

“Post-Closing Company Class A Units” means the Class A Units (as defined in the Post-Closing Company LLC Agreement).

“Post-Closing Company Class B Units” means the Class B Units (as defined in the Post-Closing Company LLC Agreement).

“Post-Closing Company LLC Agreement” has the meaning set forth in the recitals to this Agreement.

“Post-Closing Company Members” means, as of any determination time following the Closing, the holders of the Post-Closing Company Units.

“Post-Closing Company Units” means the Post-Closing Company Class A Units, and the Post-Closing Company Class B Units, in each case, issued and outstanding following the Closing.

“Pre-Closing Spree Class A Shareholders” means, as of any determination time prior to the Closing, the holders of the Pre-Closing Spree Class A Shares.

“Pre-Closing Spree Class A Shares” means the Class A ordinary shares of Spree issued pursuant to the Amended and Restated Memorandum and Articles of Association of Spree adopted by special resolution on December 20, 2021.

“Pre-Closing Spree Class B Shareholders” means, as of any determination time prior to the Closing, the holders of the Pre-Closing Spree Class B Shares.

“Pre-Closing Spree Class B Shares” means the Class B ordinary shares of Spree issued pursuant to the Amended and Restated Memorandum and Articles of Association of Spree adopted by special resolution on December 20, 2021.

“Pre-Closing Spree Governing Documents” means, collectively, (a) the Amended and Restated Memorandum of Association of Spree adopted by special resolution on December 20, 2021, and (b) the Amended and Restated Articles of Association of Spree adopted by special resolution on December 20, 2021.

“Pre-Closing Spree Shareholders” means, as of any determination time prior to the Closing, the holders of the Pre-Closing Spree Shares.

“Pre-Closing Spree Shares” means the Pre-Closing Spree Class A Shares and the Pre-Closing Spree Class B Shares.

“Pre-Closing Spree Warrant” means each whole warrant to purchase one Pre-Closing Class A Share at an exercise price of $11.50 per share, subject to adjustment in accordance with the Warrant Agreement (including, for the avoidance of doubt, each such warrant held by the Spree Sponsor).

“Pre-Closing Company LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of the Company, dated as of August 16, 2021, as amended from time to time.

“Pre-Closing Company Members” means, as of any determination time prior to the Closing, the holders of the Pre-Closing Company Units.

“Pre-Closing Company Units” has the meaning of “Unit(s)” set forth in the Pre-Closing Company LLC Agreement.

“Privacy Consents” means the terms of any consents, authorizations, waiver of authorization or other permission or third party terms pursuant to which the Company Processed or Processes Personal Information.

“Proceeding” means any lawsuit, litigation, action, audit, inquiry, examination, investigation, claim, complaint, charge, proceeding, suit or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Entity.

“Process” (or “Processing” or “Processes”) means the collection, use, storage, processing, sharing, recording, distribution, transfer, transmission, import, export, protection (including security measures), disposal or disclosure or other activity regarding Personal Data (whether electronically or in any other form or medium).

“Prospectus” has the meaning set forth in Section 8.18.

“Public Shareholders” has the meaning set forth in Section 8.18.

“Public Software” means any Software that contains, includes, incorporates, or has instantiated therein, or is derived in any manner (in whole or in part) from, any Software that is distributed as free Software, open source software (e.g., Linux) or similar licensing or distribution models, including under any terms or conditions that impose any requirement that any Software using, linked with, incorporating, distributed with or derived from such Public Software (a) be made available or distributed in source code form; (b) be licensed for purposes of making derivative works; or (c) be redistributable at no, or a nominal, charge.

“Real Property” has the meaning set forth in Section 3.18(c).

“Real Property Leases” means all leases, subleases, licenses, concessions or other agreements, in each case, pursuant to which any Group Company leases or subleases any real property.

“Registered Intellectual Property” means all issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights, pending applications for registration of Copyrights and Internet domain name registrations.

“Registration Statement/Proxy Statement” means a registration statement on Form S-4 relating to the transactions contemplated by this Agreement and the Ancillary Documents and containing a prospectus and proxy statement of Spree and notice of Spree Shareholders Meeting.

“Representatives” means, with respect to any Person, such Person’s and such Person’s Affiliates’ respective directors, managers, general partners, officers, employees, accountants, consultants, advisors, attorneys, agents and other representatives.

“Required Spree Shareholder Approval” means (a) the approval of the Domestication Proposal and the Required Governing Document Proposal by special resolutions, being a resolution passed by a majority of at least two-thirds (2/3) of such members of Spree as, being entitled to do so, vote in person or by proxy, at the Spree Shareholders Meeting (or any adjournment thereof), in accordance with the Governing Documents of Spree and applicable Law, and (b) the approval of the Business Combination Proposal, the Other Governing Document Proposal, the Director Election Proposal, the NYSE Proposal and the Spree Incentive Equity Plan Proposal by ordinary resolutions, being a resolution passed by a simple majority of the members of Spree as, being entitled to do so, vote in person or by proxy at the Spree Shareholders Meeting (or any adjournment thereof), in accordance with the Governing Documents of Spree and applicable Law.

“Required Transaction Proposals” means, collectively, the Business Combination Proposal, the Domestication Proposal, the NYSE Proposal, the Required Governing Document Proposal and the Spree Incentive Equity Plan Proposal.

“Required Governing Document Proposal” has the meaning set forth in Section 5.9.

“Sanctions and Export Control Laws” means any Law or Order related to (a) import and export controls, including the U.S. Export Administration Regulations, the International Traffic in Arms Regulations such other controls administered by the U.S. Customs and Border Protection, (b) economic sanctions, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union, any European Union Member State, the United Nations, and Her Majesty’s Treasury of the United Kingdom or (c) anti-boycott measures.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“Schedules” means, collectively, the Company Disclosure Schedules and the Spree Disclosure Schedules.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Securities Laws” means Federal Securities Laws and other applicable foreign and domestic securities or similar Laws.

“Security Incident” means any (a) breach of security, phishing incident, ransomware or malware attack materially and adversely affecting the use, functionality or performance of any Company IT System, or (b) incident in which confidential information or Personal Data under the control of the Group Companies was accessed, disclosed, destroyed, processed, used, or exfiltrated in an unauthorized manner.

“Signing Filing” has the meaning set forth in Section 5.4(b).

“Signing Press Release” has the meaning set forth in Section 5.4(b).

“Software” shall mean any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code, object code, or executable code format, (b) all related specifications and documentation, including descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (c) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“Special Equity Distribution” has the meaning set forth in Section 2.5(d).

“Spree” means (a) prior to the consummation of the Domestication, Spree Acquisition Corp. 1 Limited, an exempted company incorporated in the Cayman Islands with limited liability, and (b) from and after the consummation of the Domestication, shall mean Spree as domesticated in Delaware, and shall be named WHC Worldwide, Inc., a Delaware corporation. Any reference to Spree in this Agreement or any Ancillary Document shall be deemed to refer to clause (a) and/or (b), as the context so requires.

“Spree Acquisition Proposal” means (a) any direct or indirect acquisition (or other business combination), in one or a series of related transactions under which Spree or any of its controlled Affiliates, directly or indirectly, (i) acquires or otherwise purchases any other Person(s), (ii) engages in a business combination with any other Person(s) or (iii) acquires or otherwise purchases all or a material portion of the assets, Equity Securities or businesses of any other Persons(s) (in the case of each of clauses (i), (ii) and (iii), whether by merger, consolidation, recapitalization, purchase or issuance of Equity Securities, tender offer or otherwise), (b) any equity, debt or similar investment in Spree or any of its controlled Affiliates, or (c) any other “Business Combination” as defined in the Prospectus. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby shall constitute a Spree Acquisition Proposal.

“Spree Affiliated Party” has the meaning set forth in Section 4.12.

“Spree Affiliated Party Transactions” has the meaning set forth in Section 4.12.

“Spree Board” has the meaning set forth in the recitals to this Agreement.

“Spree Board Recommendation” has the meaning set forth in Section 5.9.

“Spree Cash Contribution” has the meaning set forth in the recitals to this Agreement.

“Spree Change of Control Payment” means any severance or termination payment, success, change of control, retention, transaction bonus or other similar payment or amount that Spree or any of its Affiliates is required to pay to any current or former officer, director, employee or other service provider of Spree or any Spree Affiliated Party that may become due and payable due to the occurrence of the transactions contemplated to occur on the Closing Date pursuant to this Agreement or the Ancillary Documents followed by or combined with one or more additional circumstances, matters or events, including a termination of employment (but not due to any action or inaction by Spree or any Spree Affiliated Party following the Closing), pursuant to the express terms of any plan, policy, arrangement or Contract to which Spree is a party or by which any of their respective assets are bound as of or prior to the Closing, together with the employer portion of any payroll, social security, unemployment or similar Taxes imposed on any such amounts.

“Spree Contribution” has the meaning set forth in the recitals to this Agreement.

“Spree Contribution Amount” has the meaning set forth in the recitals to this Agreement.

“Spree D&O Persons” has the meaning set forth in Section 5.14(a).

“Spree Disclosure Schedules” means the disclosure schedules to this Agreement delivered to the Company by Spree on the date of this Agreement in connection with the execution of this Agreement.

“Spree Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each other retirement, pension, profit-sharing, deferred compensation, bonus, cash incentive, commission, equity, or equity-based incentive, transaction, change in control, retention, severance, vacation, paid time off, supplemental unemployment benefit, health or welfare, employment independent contractor, fringe-benefit, or other benefit or compensatory plan, program, policy, practice, agreement, arrangement, or Contract that Spree maintains, sponsors, contributes to, or is required to contribute to or under or with respect to which Spree has any Liability.

“Spree Employee Stock Purchase Plan Proposal” has the meaning set forth in Section 5.9.

“Spree Expenses” means, as of any determination time, the aggregate amount, without duplication, of all fees, expenses, costs, disbursements, commissions or other amounts incurred by or on behalf of Spree which Spree is obligated to pay, whether or not such amounts are due and payable, in connection with, or as a result of, the negotiation, preparation or execution of this Agreement or any Ancillary Document, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, placement agents (including the PIPE Placement Agent), investment bankers, consultants, or other agents or service providers of Spree (including with respect to this Agreement and the PIPE Financing), (b) severance or termination payment, success, change of control, retention, transaction bonus or other similar payment or amount that Spree or any of its Affiliates are required to pay to any current or former officer, director, employee or other service provider of Spree or any Spree Affiliated Party that may become due and payable based upon the occurrence of the transactions contemplated to occur on the Closing Date pursuant to this Agreement or the Ancillary Documents followed by or combined with one or more additional circumstances, matters or events (including a termination of employment, but not including any payments triggered by any action or inaction of the Company following the Closing) pursuant to the express terms of any plan, policy, arrangement to which Spree is a party or by which any of their respective assets are bound as of or prior to the Closing, together with the employer portion of any payroll, social security, unemployment or similar Taxes imposed on any such amounts, (c) fees and expenses of Spree’s counsel related to preparation and filing of Form S-4 and (d) any other fees, expenses, commissions or other amounts that are expressly allocated to Spree pursuant to this Agreement or any Ancillary Document, including PCAOB Audit Expenses and premiums for directors and officer’s insurance; provided, however, notwithstanding the foregoing or anything to the contrary herein, the Spree Expenses shall not include (i) the Trust Satisfied Obligations to the extent such obligations will be satisfied from the Trust Account, (ii) the Company Expenses or any fees, expenses, commissions or other amounts that are expressly contemplated to be allocated to and paid by Company or any Pre-Closing Company Member pursuant to this Agreement or any Ancillary Document or (iii) legal expenses and settlement costs in connection with any Transaction Litigation.

“Spree Financial Statements” means all of the financial statements of Spree included in the Spree SEC Reports.

“Spree Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization and Qualification), Section 4.2 (Authority), Section 4.4 (Brokers), and Section 4.6 (Capitalization of Spree).

“Spree Incentive Equity Plan Proposal” has the meaning set forth in Section 5.9.

“Spree Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations or financial condition of Spree, taken as a whole, or (b) the ability of Spree to consummate the Domestication, the Spree Contribution or the other transactions contemplated by this Agreement or the Ancillary Documents to be consummated by Spree on the Closing Date in connection therewith, in each case, in accordance with the terms of this Agreement and the Ancillary Documents; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Spree Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of this Agreement from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social condition in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any country, (iv) changes in any applicable Law, (v) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of Spree with investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (v) shall not apply to the representations and warranties set forth in Section 4.3(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 6.3(a) to the extent it relates to such representations and warranties), (vi) any failure by Spree to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (v) or clause (vii)), or (vii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslide, wildfire, epidemic, pandemic (including COVID-19) or quarantine, act of God or other natural disaster or comparable event in the United States or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (iv) or clause (vii) may be taken into account in determining whether a Spree Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has or has had a disproportionate adverse effect on Spree, taken as a whole, relative to other “SPACs.”

“Spree SEC Reports” has the meaning set forth in Section 4.7.

“Spree Share Conversion” has the meaning set forth in Section 2.2.

“Spree Shareholder Approval” means, collectively, the Required Spree Shareholder Approval and the Other Spree Shareholder Approval.

“Spree Shareholder Redemption” means the redemption by the Pre-Closing Spree Class A Shareholders who have elected to redeem all or a portion of their respective Pre-Closing Spree Class A Shares (in connection with the transactions contemplated by this Agreement or otherwise) as set forth in the Governing Documents of Spree.

“Spree Shareholders Meeting” has the meaning set forth in Section 5.9.

“Spree Sponsor” has the meaning set forth in the recitals to this Agreement.

“Spree Sponsor Designee” has the meaning set forth in Section 5.16.

“Spree Sponsor Specified Provisions” has the meaning set forth in Section 8.9.

“Spree Unit” means those units of Spree registered pursuant to the Initial Registration Statement.

“Sponsor Letter Agreement” has the meaning set forth in the recitals to this Agreement.

“State Commission” has the meaning set forth in 18 C.F.R. § 1.101(k).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other legal entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Tax” means any federal, state, local or non-United States income, gross receipts, franchise, estimated, alternative minimum, sales, use, transfer, value added, excise, stamp, customs, duties, ad valorem, real property, personal property (tangible and intangible), capital stock, social security, unemployment, payroll, wage, employment, severance, occupation, registration, environmental, communication, mortgage, profits, license, lease, service, goods and services, withholding, premium, unclaimed property, escheat, turnover, windfall profits or other taxes of any kind whatever, whether computed on a separate or combined, unitary or consolidated basis or in any other manner, together with any interest, deficiencies, penalties, fees, additions to tax, or additional amounts imposed by any Governmental Entity with respect thereto, whether as a primary obligor or as a result of being a transferee or successor of another Person or a member of an affiliated, consolidated, unitary, combined or other group and whether disputed or not.

“Tax Authority” means any Governmental Entity responsible for the imposition, collection or administration of Taxes or Tax Returns.

“Tax Return” means returns, information returns, statements, declarations, claims for refund, schedules, attachments and reports relating to Taxes filed or required to be filed with any Governmental Entity, including any amendment of any of the foregoing.

“Termination Date” has the meaning set forth in Section 7.1(d).

“Third Party PIPE Investors” has the meaning set forth in the recitals to this Agreement.

“Transaction Proposals” has the meaning set forth in Section 5.9.

“Trust Account” has the meaning set forth in Section 8.18.

“Trust Account Released Claims” has the meaning set forth in Section 8.18.

“Trust Agreement” has the meaning set forth in Section 4.11.

“Trustee” has the meaning set forth in Section 4.11.

“Unpaid Company Expenses” means the Company Expenses calculated as of immediately prior to the Closing, in each case, to the extent unpaid as of such time.

“Unpaid Spree Expenses” means the Spree Expenses calculated as of immediately prior to the Closing, in each case, to the extent unpaid as of such time.

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value per share on such date(s) as reasonably determined by a majority of the independent directors then serving on the Post-Closing Spree Board.

“WARN” means the Worker Adjustment Retraining and Notification Act of 1988, as well as similar foreign, state or local Laws.

“Warrant Agreement” means that certain Warrant Agreement, dated as of December 15, 2021, by and between Spree and the warrant agent set forth therein.

“Willful Breach” means a material breach of this Agreement by a Party that is a consequence of an act undertaken or a failure to act by the breaching Party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement.

“WMG Specified Provisions” has the meaning set forth in Section 8.9.

ARTICLE 2
BUSINESS COMBINATION

Section 2.1 Closing Transactions. On the terms and subject to the conditions set forth in this Agreement, the transactions provided in this Article 2 shall occur in the order set forth in this Article 2, unless otherwise provided herein.

Section 2.2 Spree Shareholder Redemption and Spree Share Conversion. On the Closing Date, prior to the Domestication, Spree shall effect the Spree Shareholder Redemption and shall cause each Pre-Closing Spree Class B Share that is issued and outstanding to be converted into one (1) Pre-Closing Spree Class A Share in accordance with applicable Law and the Governing Documents of Spree (the “Spree Share Conversion”).

Section 2.3 Domestication. On the Closing Date, after giving effect to the Spree Shareholder Redemption and following the Spree Share Conversion but prior to the Closing, Spree shall, subject to the receipt of the Required Spree Shareholder Approval, cause the Domestication to become effective in accordance with Section 388 of the DGCL and Part XII of the Cayman Islands Companies Act (As Revised), by (a) filing with the Secretary of State of the State of Delaware, (i) a Certificate of Domestication with respect to the Domestication, in form and substance reasonably acceptable to Spree and the Company, and (ii) the Post-Closing Spree Certificate of Incorporation, and (b) completing and making all filings required to be made with the Registrar of Companies in the Cayman Islands to effect the Domestication and, in connection with (and as part of) the Domestication, (x) each Pre-Closing Spree Class A Share that is issued and outstanding immediately prior to the Domestication shall convert automatically on a one-for-one basis into one (1) Post-Closing Spree Class A Share, (y) each whole Pre-Closing Spree Warrant that is outstanding immediately prior to the Domestication shall, from and after the Domestication, represent the right to purchase one new Post-Closing Spree Class A Share at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the Warrant Agreement (collectively, the “Post-Closing Spree Warrants”) and (z) Spree’s name shall be changed to “WHC Worldwide, Inc.”; provided, however, that, in connection with clauses (b)(i) and (b)(ii), each issued and outstanding Spree Unit that has not been previously separated into the underlying Pre-Closing Spree Class A Shares and underlying Pre-Closing Spree Warrants prior to the Domestication shall, for the avoidance of doubt, be cancelled and will entitle the holder thereof to one (1) share of Post-Closing Spree Class A Shares and one-half (1/2) of one Post-Closing Spree Warrant on the terms and subject to the conditions set forth in the Warrant Agreement, as applicable. Spree shall cause the Governing Documents of Spree to become (1) in connection with (and as part of) the Domestication, the certificate of incorporation, substantially in the form attached hereto as Exhibit D (with such changes as may be agreed in writing by Spree and the Company, the “Post-Closing Spree Certificate of Incorporation”), and (2) as soon as practicable following the Domestication, but prior to the Closing, the bylaws, substantially in the form attached hereto as Exhibit E (with such changes as may be agreed in writing by Spree and the Company, the “Post-Closing Spree Bylaws”). Spree shall cause the Domestication to be consummated in accordance with applicable Law. Spree and its Representatives shall give the Company and its Representatives a reasonable opportunity to review any applicable documents, certificates or filings in connection with the Domestication and will consider, in good faith, any comments thereto.

Section 2.4 PIPE Financing. Immediately prior to the Closing (and assuming the consummation of the Closing), Spree shall consummate the transactions contemplated by the PIPE Financing in accordance with the PIPE Subscription Agreements.

Section 2.5 Closing Matters.

(a)  No later than three (3) Business Days prior to the Closing, Spree shall deliver to the Company a reasonably detailed calculation of the Closing Date Contribution Amount, the Minimum Cash Condition and the Outstanding Post-Closing Spree Class A Shares, as set forth in the allocation schedule attached to this Agreement as Schedule I  (the “Closing Date Contribution Schedule”), including each subcomponent thereof, and reasonably detailed supporting documentation. Spree may update the Closing Date Contribution Schedule if any of the calculations or amounts shown therein are incorrect as a result of changes in the number of Pre-Closing Spree Shareholders participating in the Spree Shareholder Redemption, not later than one (1) Business Day prior to the Closing Date.

(b)  The Pre-Closing Company Members and the Company shall cause the Pre-Closing Company LLC Agreement to be amended and restated to be in the form of the Post-Closing Company LLC Agreement and, in connection therewith, all of the Pre-Closing Company Units held by the applicable Pre-Closing Company Members shall be re-classified into a number of Post-Closing Company Class B Units equal to (i) the quotient of (A) the Equity Value divided by (B) $10.00 per share, less (ii) the number of Outstanding Post-Closing Spree Class A Shares, in each case, free and clear of all Liens other than restrictions pursuant to the Company’s Governing Documents, applicable Securities Laws, this Agreement and the Ancillary Documents. The Post-Closing Company Class B Units shall be allocated to the Pre-Closing Company Members pro rata based on respective ownership of the Pre-Closing Company Units.

(c)  At the Closing, Spree shall contribute to the Company the Closing Date Contribution Amount and, in consideration thereof, the Company shall issue to Spree a number of Post-Closing Company Class A Units equal to the Outstanding Post-Closing Spree Class A Shares, free and clear of all Liens other than restrictions pursuant to the Company’s Governing Documents, applicable Securities Laws, this Agreement and the Ancillary Documents.

(d)  At the Closing, Spree shall contribute to the Company the number of shares of Post-Closing Spree Class X Shares equal to the number of Post-Closing Company Class B Units created under Section 2.5(b), free and clear of all Liens other than restrictions pursuant to Spree’s Governing Documents (the “Closing Date Equity Contribution” and, such shares, the “Contributed Spree Shares”). Immediately following the Closing Date Equity Contribution, the Company shall distribute the Contributed Spree Shares to the holders of the Post-Closing Company Class B Units in accordance with the terms of the Post-Closing Company LLC Agreement (the “Special Equity Distribution”). Following the Special Equity Distribution, Spree shall make appropriate book entries to the accounts (as designated in writing by the applicable Pre-Closing Company Members at least five (5) Business Days prior to Closing) evidencing the ownership by the applicable Pre-Closing Company Members of the Contributed Spree Shares.

(e)  For purposes of calculating the number of Post-Closing Company Class B Units created under Section 2.5(b), the Equity Value shall be subject to downward adjustment for (i) any Indebtedness incurred by the Company that is used to make payments or dividends to Pre-Closing Company Members apart from salaries in the ordinary course consistent with past practice (i.e., “Leakage”), and (ii) any additional Indebtedness incurred by the Company between July 12, 2022 and the Closing Date in excess of $12,000,000 (less any extraordinary payments to Company Related Parties, if any, and other Leakage), provided that no adjustment shall be made for Indebtedness of up to $25,000,000 incurred in connection with acquisitions of the assets of taxi companies (or similar businesses) in urban areas in the U.S. In such case, the Equity Value shall be adjusted downward by an amount equal to the quotient of dividing the aggregate total amount from the foregoing clauses (i) and (ii) by 2.5. Notwithstanding the foregoing, no downward adjustment shall be made for Tax distributions to Pre-Closing Company Members in a manner consistent with past practice.

(f)  At the Closing, Spree shall pay or cause to be paid by wire transfer of immediately available funds all documented Company Expenses and Spree Expenses.

(g)  If, between the date of this Agreement and the Closing, the outstanding Pre-Closing Spree Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, change to capitalization, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event, then any number, value (including dollar value) or amount contained herein which is based upon the number of Pre-Closing Spree Shares will be appropriately adjusted to provide to the Pre-Closing Company Members and Spree the same economic effect as contemplated by this Agreement; provided, however, that this Section 2.5(g) shall not (i) be construed to permit Spree or the Company to take any action with respect to their respective Equity Securities that is prohibited by the terms and conditions of this Agreement, or (ii) apply to the Domestication or any other transactions expressly contemplated by this Agreement or any Ancillary Document to the extent consummated in accordance with the terms contemplated by this Agreement and/or such Ancillary Document, as applicable.

Section 2.6 Closing of the Transactions Contemplated by this Agreement. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically by exchange of the closing deliverables by the means provided in Section 8.11 as promptly as reasonably practicable, but in no event later than the third (3rd) Business Day, following the satisfaction (or, to the extent permitted by applicable Law, waiver) of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) (the date upon which the Closing actually occurs is referred to herein as the “Closing Date”) or at such other place, date and/or time as Spree and the Company may mutually agree in writing.

Section 2.7 Earnout.

(a)  At the Closing, Spree shall issue to the Earnout Participant the Earnout Warrant.

(b)  The Earnout Warrant issued pursuant to this Section 2.7 (i) will be duly authorized and validly issued, (ii) will have been issued in compliance with applicable Law, including Securities Laws, in each case, under this clause (ii), in all material respects, and (iii) will not have been issued in breach or violation of any preemptive rights or Contract to which Spree is a party or bound, in each case, under this clause (iii), in any material respect.

(c)  If, prior to the issuance of the Earnout Warrant pursuant to this Section 2.7, the issued and outstanding Post-Closing Spree Class A Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, change to capitalization, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event, then the number of Post-Closing Spree Class A Shares issuable pursuant to this Section 2.7 shall be equitably adjusted to provide to the Earnout Participant the same economic effect as contemplated by this Agreement.

Section 2.8 Additional Earnout Participant Consideration. If the Aggregate Transaction Proceeds in the combined company at the Closing is in excess of $70,000,000, and subject to written consent of the PIPE Investors in any Company financings prior to or at the Closing, then a payment equal to $10,000,000 shall be made by Spree to the Earnout Participant in cash at Closing.

Section 2.9 Withholding. Spree and the Group Companies shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amounts payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law. To the extent that amounts are so withheld and timely remitted to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding in accordance with applicable Law (including through the request and provision of any statements, forms or other documents that may be required to reduce or eliminate any such deduction or withholding).

ARTICLE 3
REPRESENTATIONS AND WARRANTIES RELATING TO THE GROUP COMPANIES

Except as set forth in the Company Disclosure Schedules (which shall only qualify the representations and warranties in this Article 3 in the manner set forth in Section 8.8), the Company hereby represents and warrants to Spree, as of the date of this Agreement and as of the Closing, as follows:

Section 3.1 Organization and Qualification.

(a)  Each Group Company is a company, corporation, limited liability company or other applicable business entity duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of organization, incorporation or formation (as applicable). Section 3.1(a) of the Company Disclosure Schedules sets forth the jurisdiction of incorporation, formation or organization (as applicable) for each Group Company. Each Group Company has the requisite corporate, limited liability company or other applicable business entity power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority, individually and in the aggregate, would not have a Company Material Adverse Effect.

(b)  True and complete copies of the Governing Documents of the Company have been made available to Spree, in each case, as amended and in effect as of the date of this Agreement. The Governing Documents of the Company are in full force and effect, and the Company is not in breach or violation of any provision set forth in its Governing Documents.

(c)  Each Group Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Company Material Adverse Effect.

Section 3.2 Capitalization of the Group Companies.

(a)  Section 3.2(a) of the Company Disclosure Schedules sets forth a true and complete statement, as of the date hereof, of (i) the number and class or series (as applicable) of all of the Pre-Closing Company Units issued and outstanding as of the date hereof and (ii) the identity of the Persons that are the record owners thereof. Except as set forth on Section 3.2(a) of the Company Disclosure Schedules, as of the date hereof, the Company does not have any issued and outstanding Equity Securities. All of the issued and outstanding Pre-Closing Company Units have been duly authorized and validly issued and are fully paid and non-assessable.

(b)  The Pre-Closing Company Units (i) were not issued in violation of the Governing Documents of the Company or any Contract to which the Company is party or bound, in each case, in any material respect, (ii) were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, or similar rights of any Person, and (iii) have been offered, sold and issued in compliance with applicable Law, including Securities Laws, in each case under clauses (ii) and (iii), in all material respects. Except as set forth on Section 3.2(b) of the Company Disclosure Schedules, the Company has no outstanding (A) equity appreciation, phantom equity or profit participation rights or (B) options, restricted stock units, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company.

(c)  Section 3.2(c) of the Company Disclosure Schedules sets forth a true and complete statement of (i) the number and class or series (as applicable) of all of the Equity Securities of each Subsidiary of the Company issued and outstanding and (ii) the identity of the Persons that are the record and beneficial owners thereof. There are no outstanding (A) equity appreciation, phantom equity or profit participation rights or (B) options, restricted stock, restricted stock units, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require any Subsidiary of the Company to issue, sell or otherwise cause to become issued and outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Subsidiaries of the Company. There are no voting trusts, proxies or other Contracts with respect to the voting or transfer of any Equity Securities of any Subsidiary of the Company. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Pre-Closing Company Members may vote.

(d)  Except as set forth on Section 3.2(d) of the Company Disclosure Schedules, there are no voting trusts, proxies or other Contracts with respect to the voting or transfer of the Pre-Closing Company Units between the Company and any other Person.

(e)  Except with respect to another Group Company, none of the Group Companies owns or holds (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any other Person or the right to acquire any such Equity Security, and none of the Group Companies are a partner or member of any partnership, limited liability company or joint venture.

(f)  Section 3.2(f) of the Company Disclosure Schedules sets forth a list of all Indebtedness of the Group Companies of the type described in clause (a) or (b) of the definition of Indebtedness as of the date of this Agreement, including the principal amount of such Indebtedness, the outstanding balance as of the date of this Agreement, and the debtor and the creditor thereof.

Section 3.3 Authority. The Company has the requisite limited liability company power and authority to execute and deliver this Agreement and each Ancillary Document to which it is (or, in the case of any Ancillary Document contemplated hereby to be entered into after the date of this Agreement, will be) a party, and to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Ancillary Documents to which the Company is or will be a party, the performance of the Company’s obligations hereby and thereby and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized and approved by the Company Managing Member and certain holders of the issued and outstanding Pre-Closing Company Units pursuant to the Company Required Approval. Other than the Company Required Approval and the approval of the Company Managing Member, no other corporate or equivalent action or proceeding on the part of the Company or the Pre-Closing Company Members is necessary to authorize this Agreement or such Ancillary Documents, the Company’s performance of its obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby. This Agreement and each Ancillary Document to which the Company is contemplated hereby to be a party as of the date hereof has been (and each Ancillary Document to which the Company is contemplated hereby to be a party following the execution of this Agreement, will be upon execution thereof) duly and validly executed and delivered by the Company and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of the Company (assuming that this Agreement and the Ancillary Documents to which the Company is or is contemplated to be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party thereto), enforceable against the Company in accordance with their respective terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). The approval and adoption of this Agreement pursuant to Section 4.2 of the Pre-Closing Company LLC Agreement, as memorialized by an irrevocable written consent of Pre-Closing Company Members as required by Section 4.2 of the Pre-Closing Company LLC Agreement delivered to Spree prior to the execution and delivery of this Agreement (the “Company Required Approval”) is the only vote of the holders of any class or series of equity interests of the Company required to approve and adopt this Agreement, the Ancillary Documents to which the Company is or is contemplated to be a party, the performance of the Company’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby.

Section 3.4 Financial Statements; Undisclosed Liabilities.

(a)  The Company has made available to Spree a true and complete copy of the unaudited consolidated balance sheet of the Group Companies as of December 31, 2021 (the “Latest Balance Sheet”), and the related unaudited consolidated statements of operations, members’ equity and cash flows of the Group Companies (the “Financial Statements”). The Financial Statements (including the notes thereto, if applicable) (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be specifically indicated in the notes thereto) and (ii) fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Group Companies for the period indicated therein.

(b)  No Group Company has any Liability except (i) as set forth on the Latest Balance Sheet (and the notes thereto), (ii) for Liabilities incurred in the ordinary course of business since the date of the Latest Balance Sheet (excluding any Liability directly or indirectly related to a breach of Contract, breach of warranty, tort, Proceeding or violation of, or non-compliance with Law), (iii) for Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents to which it is or will be a party, the performance by the Company of its covenants or agreements in this Agreement or any Ancillary Document to which it is or will be a party or the consummation of the transactions contemplated hereby or thereby (including, for the avoidance of doubt, the Company Expenses), (iv) executory obligations under Contracts (excluding any Liability directly or indirectly related to a breach of Contract) that are expressly permitted pursuant to or incurred in accordance with Section 5.1(b) (including as set forth in Section 5.1(b)(i)-(vi) of the Company Disclosure Schedules) and (v) for Liabilities that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies taken as a whole.

(c)  The Group Companies have established and maintain (or prior to Closing, will establish and maintain) systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that all transactions are (i) executed in accordance with management’s authorization and (ii) recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for the Group Companies’ assets. The Group Companies maintain and, for all periods covered by the Financial Statements have maintained, books and records of the Group Companies in the ordinary course of business that are accurate and complete and accurately reflect the revenues, expenses, assets and liabilities of the Group Companies in all material respects.

(d)  Except as set forth on Section 3.4(d) of the Company Disclosure Schedules, since January 1, 2020, (i) no Group Company has received any written complaint, allegation, assertion or claim that there is (A) “significant deficiency” in the internal controls over financial reporting of the Group Companies, or (B) a “material weakness” in the internal controls over financial reporting of the Group Companies and (ii) there has not been any internal investigations regarding any potential or alleged fraud, whether or not material, that involves management or other employees of the Group Companies who have a significant role in the internal controls over financial reporting of the Group Companies.

Section 3.5 Consents and Requisite Governmental Approvals; No Violations.

(a)  No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Company with respect to the Company’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which the Company is or will be party or the consummation of the transactions contemplated hereby or thereby, except for (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Registration Statement/Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (iii) those Consents listed on Section 3.5(a) of the Company Disclosure Schedule and (iv) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a Company Material Adverse Effect.

(b)  None of the execution or delivery by the Company of this Agreement or any Ancillary Documents to which it is or will be a party, the performance by the Company of its obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both), (i) result in a violation or breach of any provision of the Company’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of (A) any Contract to which any Group Company is a party or (B) any Material Permits, (iii) violate, or constitute a breach under, any Order or applicable Law to which any Group Company or any of its properties or assets are subject or bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of any Group Company, except, in the case of any of clauses (ii) through (iv) above, as would not have a Company Material Adverse Effect, individually or in the aggregate.

Section 3.6 Permits. Each of the Group Companies has all Permits (the “Material Permits”) required to own, lease and operate its properties and assets and to conduct its business as currently conducted, except where the failure to have such Permits is not and would not reasonably be expected to be material to the Group Companies taken as a whole. Except as is not and would not reasonably be expected to be material to the Group Companies, taken as a whole, (i) each Material Permit is in full force and effect in accordance with its terms, (ii) there are no Proceedings pending or threatened in writing that would reasonably be expected to result in the revocation, cancellation or termination of any Material Permit and (iii) no written notice of revocation, cancellation or termination of any Material Permit has been received by any Group Company.

Section 3.7 Material Contracts.

(a)  Section 3.7(a) of the Company Disclosure Schedules sets forth a list of the following Contracts (other than Company Employee Benefit Plans) to which a Group Company is, as of the date of this Agreement, a party or by which any of their respective assets are bound and that are not expired or have not been terminated, and excluding any Contract pursuant to which the applicable Group Company has no material outstanding or executory obligations or Liabilities (each Contract required to be set forth on Section 3.7(a) of the Company Disclosure Schedules, together with the Non-Scheduled Contracts, a “Material Contract”):

(i)  any Contract relating to Indebtedness for borrowed money of any Group Company or to the placing of a Lien (other than a Permitted Lien) on any material asset or property of any Group Company;

(ii)  any Contract under which any Group Company is lessee of or holds or operates, in each case, any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $5,000,000;

(iii)  any Contract under which any Group Company is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by such Group Company, except for any lease or agreement under which the aggregate annual rental payments do not exceed $5,000,000;

(iv)  any (A) joint venture, profit-sharing, partnership, collaboration, co-promotion, commercialization or research or development Contract, or similar Contract, in each case, which requires, or would reasonably be expected to require (based on any occurrence, development, activity or event contemplated by such Contract), aggregate payments to or from any Group Company in excess of $500,000 annually (other than between any Group Companies wholly-owned by the Company) or (B) other Contract with respect to material Company Licensed Intellectual Property (other than any Non-Scheduled Contract);

(v)  any Contract requiring any future capital commitment or capital expenditure (or series of capital expenditures) by any Group Company in an amount in excess of $5,000,000 annually;

(vi)  any Contract requiring any Group Company to guarantee the Liabilities of any Person (other than the Company or a Subsidiary) or pursuant to which any Person (other than the Company or a Subsidiary) has guaranteed the Liabilities of a Group Company, in each case, in excess of $5,000,000 annually;

(vii)  any Contract under which any Group Company has, directly or indirectly, made or agreed to make any loan, advance, or assignment of payment to any Person (other than another Group Company) outside of the ordinary course of business or, individually or in the aggregate, in an amount in excess of $5,000,000 or made any capital contribution to, or other investment in, any Person (other than another Group Company);

(viii)  any CBA;

(ix)  any Contract required to be disclosed on Section 3.19 (Transactions with Affiliates) of the Company Disclosure Schedules;

(x)  any Contract with any Person (A) pursuant to which any Group Company (or Spree or any of its Affiliates after the Closing) is or may be required to pay milestones, royalties or other contingent payments, (B) under which any Group Company grants to any Person any right of first refusal, right of first negotiation, most favored nations, option to purchase, option to exclusively license or any other similar rights; or (C) entered into to settle or resolve any Intellectual Property-related dispute or litigation, including settlement agreements, coexistence agreements, covenant not to sue agreements, royalty agreements, and consent to use agreements, under which any obligations or Liabilities of any Group Company remain continuing or outstanding;

(xi)  any Contract under which any Person (other than a full-time employee of a Group Company) has developed Company Owned Intellectual Property for any Group Company that is used in and material to the business or operations of any Group Company;

(xii)  any Contract under which any Group Company licenses Intellectual Property to any other Person (other than any Non-Scheduled Contract);

(xiii)  any Contract required to be disclosed on Section 3.13(e) of the Company Disclosure Schedules;

(xiv)  any Contract providing for any Company Change of Control Payment, and any additional employment or similar Contract with any employee, director or officer of any Group Company that provides for annual base compensation in excess of $400,000;

(xv)  any Contract for the disposition of any portion of the assets or business of any Group Company or for the acquisition by any Group Company of the assets or business of any other Person (other than acquisitions or dispositions made in the ordinary course of business), or under which any Group Company has any continuing obligation with respect to an “earnout,” contingent purchase price or other contingent or deferred payment obligation;

(xvi)  any settlement, conciliation or similar Contract (A) requiring monetary payments by any Group Company after the date of this Agreement, (B) with a Governmental Entity, or (C) that imposes any material, non-monetary obligations on any Group Company (or Spree or any of its Affiliates after the Closing);

(xvii)  any Contract that materially limits, or purports to materially limit, the ability of any Group Company to compete in any line of business or with any person or entity or in any geographic area or during any period of time, excluding customary confidentiality agreements and agreements that contain customary confidentiality clauses; and

(xviii)  any Contract relating to the leasing of personal property reasonably likely to result in annual payments of $250,000 or more in a 12-month period.

(b)  (i) Each Material Contract is valid and binding on the applicable Group Company and, to the Company’s knowledge, the counterparties thereto, and is in full force and effect and enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, the counterparties thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity), (ii) the applicable Group Company and, to the Company’s knowledge, the counterparties thereto are not in material breach of, or default under, any Material Contract and (iii) no event has occurred that (with or without due notice or lapse of time or both) would result in a material breach of, or default under, any Material Contract by the applicable Group Company or, to the Company’s knowledge, the counterparties thereto, in each case. The Company has made available to Spree true and complete copies of all Material Contracts in effect as of the date hereof (other than purchase orders, invoices, and similar confirmatory or administrative documents that are ancillary to the main contractual relationship between the parties to a particular Contract or group of Contracts and that, in each case, do not contain any material executory or continuing terms, conditions, obligations or rights).

Section 3.8 Absence of Changes. Except as set forth on Section 3.8 of the Company Disclosure Schedules, since the date of the Latest Balance Sheet, (a) no Company Material Adverse Effect has occurred and (b) except as expressly contemplated by this Agreement, any Ancillary Document or in connection with the transactions contemplated hereby and thereby, (i) the Group Companies have conducted their businesses in the ordinary course in all material respects and (ii) no Group Company has taken any action that would require the consent of Spree if taken during the period from the date of this Agreement until the Closing pursuant to Section 5.1(b)(i), Section 5.1(b)(iv)(A), Section 5.1(b)(viii), Section 5.1(b)(ix), Section 5.1(b)(x), Section 5.1(b)(xiii), Section 5.1(b)(xiv) or Section 5.1(b)(xxi) (to the extent related to any of the foregoing).

Section 3.9 Litigation. Except as set forth on Section 3.9 of the Company Disclosure Schedules, since January 1, 2020, there has been no Proceeding pending or, to the Company’s knowledge, threatened against or involving any Group Company or, to the Company’s knowledge, pending or threatened against or involving any Group Company’s managers, officers, directors or employees (in their capacity as such), except, in each case, as is not or would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. To the Company’s knowledge, neither the Group Companies nor any of their respective properties or assets is subject to any material Order, except as set forth on Section 3.9 of the Company Disclosure Schedules. Since January 1, 2020, there have been no material Proceedings by a Group Company pending against any other Person.

Section 3.10 Compliance with Applicable Law. Except as set forth on Section 3.10 of the Company Disclosure Schedules, each Group Company (a) conducts (and since January 1, 2020 has conducted) its business in accordance with all Laws and Orders applicable to such Group Company and is not in violation of any such Law or Order and (b) has not received any written communications or, to the Company’s knowledge, any other communications from a Governmental Entity that alleges that such Group Company is not in compliance with any Law or Order, except in each case of clauses (a) and (b), as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 3.11 Employee Plans.

(a)  Section 3.11(a) of the Company Disclosure Schedules sets forth a true and complete list of all Company Employee Benefit Plans (including, for each such Company Employee Benefit Plan, its jurisdiction). With respect to each material Company Employee Benefit Plan, the Group Companies have provided Spree with true and complete copies of the following, as applicable: (i) the governing plan document, including all amendments thereto, and all related trust documents and funding instruments, including any group contracts and insurance policies; (ii) a written summary of the material terms of any Company Employee Benefit Plan that is not set forth in a written document; (iii) the most recent summary plan description together with any summary or summaries of material modifications thereto; (iv) the most recent determination or opinion letter; and (v) the most recently filed annual reports (Form 5500 series and all schedules and financial statements attached thereto).

(b)  Except as set forth in Section 3.11(b) of the Company Disclosure Schedules, no Company Employee Benefit Plan is and no Group Company nor any ERISA Affiliate sponsors, maintains, contributes to or is required to contribute to, or has or could have any Liability with respect to or under: (i) a Multiemployer Plan; (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject to ERISA) or a plan that is or was subject to Title IV of ERISA or Section 412 of the Code; (iii) a “multiple employer plan” within the meaning of Section of 413(c) of the Code or Section 210 of ERISA; or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. No Group Company has any material Liabilities to provide any retiree or post-termination or post-ownership health or life insurance or other welfare-type benefits to any Person other than group health plan continuation coverage pursuant to COBRA or similar Law and for which the recipient pays the full premium cost of coverage. No Group Company has any material Liabilities by reason of at any relevant time being considered a single employer under Section 414 of the Code with any other Person.

(c)  Each Company Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has either timely received a favorable determination letter from the Internal Revenue Service or is based on a preapproved plan document that is the subject of a favorable opinion letter from the Internal Revenue Service upon which the Group Companies may rely. None of the Group Companies has incurred (whether or not assessed) any material penalty or Tax under Section 4980H, 4980B, 4980D, 6055, 6056, 6721 or 6722 of the Code.

(d)  Each Company Employee Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and administered in all material respects in operational compliance with, and is in all material respects in documentary compliance with, Section 409A of the Code and its purpose, and no amount under any such Company Employee Benefit Plan is or has been subject to any interest or additional Tax set forth under Section 409A(a)(1)(B) of the Code.

(e)  There are no pending or, to the Company’s knowledge, threatened in writing, material claims or Proceedings with respect to any Company Employee Benefit Plan (other than routine claims for benefits). To the Company’s knowledge, there have been no non-exempt “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Company Employee Benefit Plan that have resulted in or could reasonably be expected to result in a material Liability to any Group Company imposed under Section 502(i) or (l) of ERISA or Section 4975 of the Code. With respect to each Company Employee Benefit Plan, all contributions, distributions, reimbursements and premium payments that are due have been timely made, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(f)  The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement could not (alone or in combination with any other event, including but not limited to a termination of employment) (i) result in any additional termination payment or severance benefit becoming due to or result in the forgiveness of any indebtedness of any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies, (ii) increase the amount or value of any compensation or benefits payable under any Company Employee Benefit Plan to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies, (iii) result in the acceleration of the time of payment or vesting, or trigger any payment or funding of any compensation or benefits under any Company Employee Benefit Plan to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies, or (iv) limit or restrict the right of any Group Company to merge, amend or terminate any Company Employee Benefit Plan (other than any limitations or restrictions that arise by operation of applicable Law).

(g)  No amount that could be received (whether in cash or property or the vesting of property) by any “disqualified individual” of any of the Group Companies under any Company Employee Benefit Plan or otherwise as a result of the consummation of the transactions contemplated by this Agreement could, separately or in the aggregate, result in any payment or benefit under any agreement with any of the Group Companies that could constitute the payment of any “excess parachute payment” within the meaning of Section 280G of the Code or result in the imposition of an excise Tax under Section 4999 of the Code.

(h)  The Group Companies have no material obligation to make a “gross-up” or similar payment or to otherwise reimburse any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies in respect of any Taxes that may become payable under Section 4999 or 409A of the Code.

(i)  The representations and warranties set forth in this Section 3.11 are the Company’s sole and exclusive representations and warranties regarding employee benefit matters.

Section 3.12 Environmental Matters.

(a)  Each Group Company is (and since January 1, 2020 has been) in compliance with all Environmental Laws, which compliance has included obtaining, maintaining and complying with all Permits that are required pursuant to Environmental Laws for the occupation of their facilities and the operation of the business, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. Each Permit necessary for the Business or required under applicable Environmental Law has already been obtained by the Group Companies or, to the Company’s knowledge, will be obtained in due course and without undue or unanticipated cost or adverse conditions prior to the time the same is required to be obtained under Environmental Law, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(b)  No Group Company has received any written communication or, to the Company’s knowledge, other communication from any Governmental Entity or any other Person regarding any actual, alleged, or potential violation of, or Liability under, any Environmental Laws, in each case that either remains pending or unresolved.

(c)  There is no Proceeding pending or, to the Company’s knowledge, threatened in writing against or involving any Group Company in respect of any Environmental Laws.

(d)  No Group Company has generated, treated, stored, disposed of, transported, or arranged for the disposal or transport of any Hazardous Substances except in compliance with applicable Environmental Laws and in such manner and amounts as would not reasonably be expected to result in material Liability for such Group Company under any Environmental Laws, and there has been no release of Hazardous Substances by any Group Company (or to the Knowledge of the Group Companies) by any other Person at any property or facility that has resulted in or would reasonably be expected to result in any material Liability of any Group Company pursuant to any Environmental Laws.

(e)  The Group Companies have not assumed, undertaken or provided an indemnity with respect to, or otherwise become subject to, a material Liability of any other Person under Environmental Laws.

(f)  The Group Companies have made available to Spree copies of all environmental assessments, audits and reports and all other material environmental, health and safety documents that are in any Group Company’s possession or reasonable access relating to the current or former operations, properties or facilities of the Group Companies.

Section 3.13 Intellectual Property.

(a)  Section 3.13(a) of the Company Disclosure Schedules sets forth a true and complete list of the following Intellectual Property Rights that are owned by any Group Company: (i) all Company Registered Intellectual Property (ii) all material proprietary Software, (iii) all other material unregistered Copyrights not scheduled in connection with Section 3.13(a)(ii), and (iv) all material unregistered Marks.

(b)  Except as set forth on Section 3.13(b) of the Company Disclosure Schedules, as of the date of this Agreement, all necessary fees and filings with respect to any Company Registered Intellectual Property listed in Section 3.13(a) of the Company Disclosure Schedules have been timely submitted to the relevant intellectual property office or Governmental Entity and Internet domain name registrars to maintain such Company Registered Intellectual Property in full force and effect, and there are no outstanding deadlines that will expire within six (6) months of the Closing Date for any Company Registered Intellectual Property. As of the date of this Agreement, no issuance or registration obtained and no application filed by the Group Companies for any Company Registered Intellectual Property has been cancelled, abandoned, allowed to lapse or not renewed except with respect to trademark registrations or applications that the Group Companies chose to no longer use in the normal course of operating their business. As of the date of this Agreement, except for examination and prosecution of pending applications and registrations, there are no Proceedings pending that relate to any of the Company Registered Intellectual Property and, to the Company’s knowledge, no such material Proceedings are threatened by any Governmental Entity or any other Person.

(c)  A Group Company exclusively owns all right, title and interest in and to, or is otherwise validly licensed to use, all Intellectual Property Rights as used in the businesses of the Group Companies as presently conducted (collectively, the “Company Intellectual Property”). All Company Owned Intellectual Property is free and clear of all Liens or obligations to others (other than Permitted Liens). The Company Intellectual Property constitutes all Intellectual Property Rights that are material and necessary for the conduct of the businesses of the Group Companies as currently conducted and the continued operation of the businesses of the Group Companies consistent with past practices. The Company Intellectual Property owned or used by the Group Companies immediately prior to the Closing Date will be owned or available for use, respectively, by Spree immediately after the Closing Date on substantially identical terms and conditions as owned or used by the Group Companies prior to the Closing Date.

(d)  All Intellectual Property Rights owned by or developed by the Group Companies were: (i) developed by full-time employees of the Group Companies working within the scope of their employment; (ii) developed by officers, independent contractors, or other third parties who, in each case (i) – (ii), have entered into valid and enforceable written Contracts with the relevant Group Company that, to the extent such Intellectual Property Rights do not constitute a “work made for hire” under applicable Law, assigned all right, title, and interest in and to any Intellectual Property Rights developed by such Persons to the relevant Group Company; or (iii) acquired in connection with corporate acquisitions in which it was duly conveyed via written assignment to the Company. No Group Company has (i) transferred ownership of, or granted any exclusive license with respect to, any material Company Owned Intellectual Property to any other Person or (ii) granted any customer the right to use any material Company Owned Intellectual Property on anything other than a non-exclusive basis.

(e)  Section 3.13(c) of the Company Disclosure Schedules sets forth a list of all current (i.e., not terminated or expired) Contracts for material Company Licensed Intellectual Property as of the date of this Agreement pursuant to which any Group Company has been granted any license or covenant not to sue under, or otherwise has received or acquired any right (whether or not exercisable) or interest in, such material Company Licensed Intellectual Property, other than any of the following (the “Non-Scheduled Contracts”): (A) Contracts for Off-the-Shelf Software, (B) Contracts for Public Software, (C) non-disclosure Contracts, (D) Contracts granting a non-exclusive license to Company Licensed Intellectual Property entered into in the ordinary course of business, and (E) Contracts with licenses granted by employees, individual consultants or individual contractors of any Group Company to a Group Company that do not materially differ from the Group Companies’ form therefor that has been made available to Spree.

(f)  The Company Registered Intellectual Property is registered or applied for in the name of one of the Group Companies, and all Company Registered Intellectual Property (other than Company Registered Intellectual Property that has been applied for but not issued as registered), to the Company’s knowledge, is valid and enforceable, and all of the Group Companies’ rights in and to the Company Registered Intellectual Property, the Company Owned Intellectual Property and the Company Licensed Intellectual Property, are valid and enforceable (in each case, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(g)  Each Group Company takes reasonable steps to safeguard and maintain the secrecy of any Trade Secrets owned by each Group Company that the applicable Group Company desires to maintain as confidential. Without limiting the foregoing, no Group Company has disclosed any material trade secrets, know-how or confidential information that the applicable Group Company desired to maintain as confidential to any other Person unless such disclosure was under an appropriate contractual, fiduciary or professional non-disclosure obligations. To the Company’s knowledge, since January 1, 2020, there has been no violation or unauthorized access to or disclosure of any material Trade Secret of or in the possession of each Group Company, or of any written obligations with respect to such.

(h)  None of the Company Owned Intellectual Property and, to the Company’s knowledge, none of the Company Licensed Intellectual Property, is subject to any outstanding Order that restricts in any manner the use, sale, transfer, licensing or exploitation thereof by the Group Companies or affects the validity, use or enforceability of any such Company Owned Intellectual Property or Company Licensed Intellectual Property, as applicable, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(i)  Neither the conduct of the business of the Group Companies nor any of the Company Owned Intellectual Property offered, marketed, licensed, provided, sold, distributed or otherwise exploited by the Group Companies, nor the design, development, manufacturing, reproduction, use, marketing, offer for sale, sale, importation, exportation, distribution, maintenance or other exploitation of any Company Owned Intellectual Property, as authorized by any Group Company, infringes, constitutes or results from an unauthorized use or misappropriates or otherwise violates any Intellectual Property Rights of any other Person.

(j)  Except as set forth in Section 3.13(j) of the Company Disclosure Schedules, since January 1, 2020, there is and has been no Proceeding pending nor has any Group Company received any written communications or, to the Company’s knowledge, any other communications (i) alleging that a Group Company has infringed, misappropriated or otherwise violated any Intellectual Property Rights of any other Person, (ii) challenging the validity, enforceability, use or exclusive ownership of any Company Owned Intellectual Property or (iii) inviting any Group Company to take a license under any Patent or consider the applicability of any Patents to any products or services of the Group Companies or to the conduct of the business of the Group Companies, except in each case as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(k)  To the Company’s knowledge, no Person is infringing, misappropriating, misusing, diluting or violating any Company Owned Intellectual Property. Since January 1, 2020, no Group Company has made any written claim against any Person alleging any infringement, misappropriation or other violation of any Company Owned Intellectual Property.

(l)  Each Group Company has obtained, possesses and is in compliance with valid licenses to use all of the Software present on the computers and other Software-enabled electronic devices that it owns or leases or that is otherwise used by such Group Company and/or its employees in connection with the Group Companies’ business, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. No Group Company has disclosed or delivered to any escrow agent or any other Person, other than employees or contractors who are subject to confidentiality obligations, any of the confidential Software source code that is Company Owned Intellectual Property, and no other Person has been granted any right, contingent or otherwise, to obtain access to or use any such Software source code. To the Company’s knowledge, no event has occurred that (with or without notice or lapse of time or both) will, or could reasonably be expected to, result in the delivery, license or disclosure of any confidential Software source code that is owned by a Group Company or otherwise constitutes Company Owned Intellectual Property to any Person who is not, as of the date the event occurs or circumstance or condition comes into existence, a current employee or contractor of a Group Company subject to confidentiality obligations with respect thereto.

(m)  No Group Company has accessed, used, modified, linked to, created derivative works from or incorporated into any proprietary Software that constitutes a product or service offered by a Group Company or is otherwise considered Company Owned Intellectual Property and that is distributed outside of the Group Companies, or is otherwise used in a manner that may trigger or subject such Group Company to any obligations set forth in the license for such Public Software, any Public Software, in whole or in part, in each case in a manner that (i) requires any Company Owned Intellectual Property to be licensed, sold, disclosed, distributed, hosted or otherwise made available, including in source code form and/or for the purpose of making derivative works, for any reason, (ii) grants, or requires any Group Company to grant, the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of any Company Owned Intellectual Property, (iii) limits in any manner the ability to charge license fees or otherwise seek compensation in connection with marketing, licensing or distribution of any Company Owned Intellectual Property or (iv) otherwise imposes any limitation, restriction or condition on the right or ability of any Group Company to use, hold for use, license, host, distribute or otherwise dispose of any Company Owned Intellectual Property, other than compliance with notice and attribution requirements, in each case, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 3.14 Labor Matters.

(a)  Section 3.14(a)(i) of the Company Disclosure Schedules contains a complete and accurate list of all of the employees of the Group Companies (the “Company Employees”) located in the United States, which list is current as of September 1, 2022, describing for each such Company Employee: (A) the position held; (B) whether classified as exempt or non-exempt for wage and hour purposes; (C) date of hire; (D) work location (city, state) or the employing entity; (E) regular hourly wage or annual salary, as applicable; and (F) the total amount of bonus, severance and other amounts to be paid to such Company employee at the Closing or otherwise in connection with the transactions contemplated hereby. Except with respect to drivers, lessees and operators of taxi cabs, Section 3.14(a)(ii) of the Company Disclosure Schedules contains a complete and accurate list of all the individual independent contractors and consultants performing services with respect to the operation of the United States business of the Group Companies and classified by the applicable Group Company as other than a Company Employee (a “Company Contractor”), which list is current as of September 1, 2022 and describes for each such Company Contractor such individual’s role in the business.

(b)  Since January 1, 2020, except as has not or would not reasonably be expected to result in, individually or in the aggregate, material Liability to the Group Companies, (i) none of the Group Companies (A) has or has had any Liability for any arrears of wages or other compensation for services (including salaries, wage premiums, commissions, fees or bonuses), or any penalties, fines, interest, or other sums for failure to pay or delinquency in paying such compensation, and (B) has or has had any Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security, social insurances or other benefits or obligations for any employees of any Group Company (other than routine payments to be made in the ordinary course of business) and (ii) the Group Companies have withheld all amounts required by applicable Law or by agreement to be withheld from wages, salaries and other payments to employees or independent contractors or other service providers of each Group Company.

(c)  Since January 1, 2020, except as has not or would not reasonably be expected to result in, individually or in the aggregate, material Liability to the Group Companies, (i) none of the Group Companies (A) has or has had any Liability for any arrears of wages or other compensation for services (including salaries, wage premiums, commissions, fees or bonuses), or any penalties, fines, interest, or other sums for failure to pay or delinquency in paying such compensation, and (B) has or has had any Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security, social insurances or other benefits or obligations for any employees of any Group Company (other than routine payments to be made in the ordinary course of business) and (ii) the Group Companies have withheld all amounts required by applicable Law or by agreement to be withheld from wages, salaries and other payments to employees or independent contractors or other service providers of each Group Company.

(d)  Since January 1, 2020, there has been no “mass layoff” or “plant closing” as defined by WARN related to any Group Company, and the Group Companies have not incurred any material Liability under WARN nor are they reasonably expected to incur any Liability under WARN as a result of the transactions contemplated by this Agreement.

(e)  No Group Company is a party to or bound by any CBA and no employees of the Group Companies are represented by any labor union, labor organization, works council, employee delegate, representative or other employee collective group with respect to their employment. There is no duty on the part of any Group Company to bargain with any labor union, labor organization, works council, employee delegate, representative or other employee collective group, including in connection with the execution and delivery of this Agreement, the Ancillary Documents or the consummation of the transactions contemplated hereby or thereby. There are, and since January 1, 2020, there have been, no actual or, to the Company’s knowledge, threatened material unfair labor practice charges, material grievances, arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, handbilling or other material labor disputes against or affecting any Group Company. To the Company’s knowledge, there are, and since January 1, 2020, there have been, no labor organizing activities with respect to any employees of any Group Company.

(f)  No employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff or reduction in hours, or reduction in salary or wages, or other workforce changes affecting employees of the Group Companies has occurred since January 1, 2020 or, as of the date of this Agreement, is currently contemplated, planned or announced, including as a result of COVID-19 or any Law, Order, directive, guideline or recommendation by any Governmental Entity in connection with or in response to COVID-19. As of the date of this Agreement, the Group Companies have not otherwise experienced any material employment-related Liability with respect to or arising out of COVID-19 or any Law, Order, directive, guideline or recommendation by any Governmental Entity in connection with or in response to COVID-19.

(g)  Each Group Company has promptly, thoroughly and impartially investigated all sexual harassment allegations of which any of them is aware and has taken prompt corrective action, where applicable. No Group Company reasonably expects any material Liabilities with respect to any such allegations or is aware of any allegations relating to officers or directors of any Group Company, that, if known to the public, would bring any Group Company into material disrepute.

(h)  Except as set forth in Section 3.14(h) of the Company Disclosure Schedules: (i) with respect to the Company Employees, the Group Companies are in material compliance with all applicable United States Laws and regulations respecting labor, employment, human rights, pay equity, fair employment practices, work place safety and health, workers’ compensation, unemployment insurance, terms and conditions of employment, immigration and work authorization, and wages and hours; (ii) no Group Company is delinquent in any payments to any Company Employee or Company Contractor for any wages, salaries, commissions, bonuses, fees or other compensation due with respect to any services performed for it as of the date hereof or amounts required to be reimbursed to such Company Employees or Company Contractors; (iii) there are no, and since January 1, 2020 there have been no, formal grievances, complaints or charges with respect to employment or labor matters pending or threatened against any Group Company in any judicial, regulatory or administrative forum, or under any private dispute resolution procedure; (iv) none of the employment policies or practices of any Group Company is currently being audited or investigated, or to Company’s knowledge, subject to imminent audit or investigation by any Governmental Entity within the United States; (v) no Group Company is, and since January 1, 2020 has not been, subject to any order, decree, injunction or judgment by any Governmental Entity or private settlement Contract in respect of any labor or employment matters; and (vi) no Company Employee is subject to any contract, expressed or implied, written or oral, with the Company that modifies the at-will nature of such Company Employee’s employment or otherwise imposes any limitation on the applicable employer’s right to terminate such Company Employee’s employment without any further contractual obligations to such Company Employee.

(i)  To the extent that any Company Contractors are used or engaged by a Group Company, the applicable Group Company has properly classified and treated them in accordance with applicable Laws. All Company Employees classified as exempt under the Fair Labor Standards Act and state and local wage and hour Laws are properly classified.

(j)  Except as set forth on Section 3.14(j) of the Company Disclosure Schedules, to the Company’s knowledge, none of the executive officers of the Group Companies has indicated to their respective employer that they intend to resign or retire as a result of the transaction contemplated by this Agreement. No representative of any Group Company has made any representation, promise or guarantee, express or implied, to any Company Employee or Company Contractor regarding: (i) whether the applicable Group Company intends to retain such individual after the Closing; or (ii) terms and conditions on which the Group Companies may retain or offer to retain such individual after the Closing.

(k)  Except as set forth on Section 3.14(k) of the Company Disclosure Schedules, to the Company’s knowledge, no Company Employee: (i) is party to any agreement with any prior employer that limits or purports to limit the ability of the Company Employee to compete in any line of business or with any Person or in any geographic area or during any period of time; or (ii) has any other obligations to a prior employer that is violated by the performance of the Company Employee’s duties on behalf of the Company or its Subsidiaries.

Section 3.15 Insurance. Section 3.15 of the Company Disclosure Schedules sets forth a list of all material policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by any Group Company as of the date of this Agreement. All such policies are in full force and effect, all premiums due and payable thereon as of the date of this Agreement have been paid in full as of the date of this Agreement, and true and complete copies of all such policies have been made available to Spree. Except as set forth in Section 3.15 of the Company Disclosure Schedules, as of the date of this Agreement, and other than the issuance by insurers of routine reservations of rights, no claim by any Group Company is pending under any such policies as to which coverage has been denied or disputed by the underwriters thereof, except as would not have a Company Material Adverse Effect, individually or in the aggregate.

Section 3.16 Tax Matters.

(a)  Each Group Company has prepared and filed all material Tax Returns required to have been filed by it, and all such Tax Returns are true and complete in all material respects and were prepared in compliance in all material respects with all applicable Laws and Orders. Each Group Company has paid all material Taxes required to have been paid by it regardless of whether shown on a Tax Return.

(b)  Each Group Company has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third-party.

(c)  No deficiencies for Taxes against any of the Group Companies have been claimed, proposed or assessed in writing by any Tax Authority that remain unpaid except for deficiencies which are being contested in good faith and with respect to which adequate reserves have been established. No Group Company is currently the subject of a Tax audit or examination or has been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed, in each case with respect to material Taxes.

(d)  No Group Company is a party to any agreement (or has otherwise consented) to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business.

(e)  No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to a Group Company which agreement or ruling would be effective after the Closing Date.

(f)  No Group Company is or has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(g)  There are no Liens for material Taxes on any assets of the Group Companies other than Permitted Liens.

(h)  During the two (2)-year period ending on the date of this Agreement, no Group Company was a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(i)  No Group Company (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was a Group Company or any of its current Affiliates) or (ii) has any material Liability for the Taxes of any Person (other than a Group Company or any of its current Affiliates) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-United States Law), as a transferee or successor or by Contract (other than any Contract entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes).

(j)  No written claims have ever been made by any Tax Authority in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.

(k)  No Group Company is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes) and no Group Company is a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.

(l)  Each Group Company is tax resident only in its jurisdiction of formation.

(m)  No Group Company has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business that would cause it to be subject to tax in a country other than the country in which it is organized.

(n)  No Group Company (nor any direct or indirect equity owner thereof) will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in or use of an improper method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date, (ii) closing (or similar) agreement executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, or (iv) prepaid amount received or deferred revenue accrued on or prior to the Closing Date. No Group Company has made an election under Section 965(h) of the Code to defer the payment of any liability for Taxes.

(o)  No Group Company owns any interest (directly or indirectly) in any controlled foreign corporation (as defined in Section 957 of the Code) or passive foreign investment company (as defined in Section 1297 of the Code).

(p)  No Group Company has made any election or otherwise taken any action to cause the Partnership Tax Audit Rules to apply to such Group Company at any earlier date than is required by applicable Law.

(q)  Each Group Company is, and since its formation has been, properly classified as a partnership (and not as a publicly traded partnership within the meaning of Section 7704(b) of the Code) or a disregarded entity for U.S. federal and applicable state and local income Tax purposes.

(r)  (i) No Group Company has deferred any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) that may be deferred pursuant to Section 2302 of the CARES Act, (ii) no Group Company has deferred any payroll Tax obligations (including those imposed by Sections 3101(a) and 3201 of the Code) pursuant to or in connection with the Payroll Tax Executive Order and (iii) no Group Company nor any Affiliate that would be aggregated with such Group Company and treated as one employer for purposes of Section 2301 of the CARES Act, has sought or obtained, or intends to seek or obtain a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act. To the extent applicable, each Group Company has properly complied in all material respects with all Laws and duly accounted for any available Tax credits under Sections 7001 through 7005 of the FFCRA and Section 2301 of the CARES Act or any similar provision of state or local Law

(s)  As of the date of this Agreement, no Group Company has taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Documents that could reasonably be expected to prevent the Spree Cash Contribution from qualifying for the Intended Tax Treatment. To the knowledge of the Group Companies, no facts or circumstances exist as of the date of this Agreement that could reasonably be expected to prevent the Spree Cash Contribution from qualifying for the Intended Tax Treatment.

Section 3.17 Brokers. Except for fees (including a good faith estimate of the amounts due and payable assuming the Closing occurs) set forth on Section 3.17 of the Company Disclosure Schedules (which fees shall be the sole responsibility of the Company), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Group Company or any of its Affiliates for which any of the Group Companies has any obligation.

Section 3.18 Real and Personal Property.

(a)  Owned Real Property. Section 3.18(a) of the Company Disclosure Schedules sets forth the address of each Owned Real Property. With respect to each Owned Real Property: (i) the relevant Group Company has good and marketable indefeasible fee simple title to such Owned Real Property, free and clear of all Liens, except Permitted Liens, except that any mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens will be satisfied, bonded over, or discharged at or prior to Closing, (ii) except as set forth on Section 3.18(a) of the Company Disclosure Schedules, no Group Company has leased, licensed or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; (iii) other than the right of Spree pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein; (iv) there are no pending proceedings for refunds or adjustments of real estate taxes and assessments levied, assessed or pending against the Owned Real Property or to reduce the assessed valuation of the Property; and (v) no Group Company has submitted an application for a variance, special permit, or rezoning of the Owned Real Property or any portion thereof that is currently pending, and no Group Company has received any written notice that any of the foregoing proceedings are pending with respect to the Owned Real Property. No Group Company is a party to any agreement or option to purchase any real property or interest therein.

(b)  Leased Real Property. Section 3.18(b) of the Company Disclosure Schedules sets forth a true and complete list (including street addresses) of all Real Property Leases of real property leased, subleased, licensed or similarly used or occupied by any of the Group Companies (the “Leased Real Property”) pursuant to which any Group Company is a tenant as of the date of this Agreement. True and complete copies of all such Real Property Leases (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) have been made available to Spree. Each Real Property Lease is in full force and effect and is a valid, legal and binding obligation of the applicable Group Company party thereto, enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). There is no material breach or default by any Group Company or, to the Company’s knowledge, any counterparty under any Real Property Lease, and, to the Company’s knowledge, no event has occurred which (with or without notice or lapse of time and/or notice or both) would constitute a monetary default or material breach or default under any Real Property Lease or would permit termination of, or a material modification or acceleration thereof, by any counterparty to any Real Property Lease. The Group Companies’ possession and quiet enjoyment of the Leased Real Property under any Real Property Lease has not been materially disturbed, and to the Company’s knowledge, there are no material disputes with respect to any Real Property Lease. Except as set forth on Section 3.18(b) of the Company Disclosure Schedules, none of the Group Companies have (i) subleased, licensed or otherwise granted any Person the right to use or occupy any Leased Real Property or any portion thereof or (ii) collaterally assigned or granted any other security interest in any Real Property Lease or any interest therein. There are no material lease brokerage agreements, leasing commission agreements or other agreements providing for payments of any amounts for leasing activities with respect to any Leased Real Property or any portion or portions thereof that will not be terminated prior to Closing. The Leased Real Property, together with the Owned Real Property, comprises all of the real property used by the Group Companies in in the Group Companies’ businesses.

(c)  Real Property Used in the Business. The Owned Real Property and the Leased Real Property (collectively, the “Real Property”) comprises all of the real property used by the Group Companies in in the Group Companies’ businesses, and neither the Company nor any Group Company has received written notice from any Governmental Entity of any material violation of any law, statute, regulation, rule, ordinance, code or regulation applicable to the Real Property that has not been cured.

(d)  Improvements. All buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Real Property are sufficient for the operation of the Group Companies’ business and there are no on-going material capital improvements or other alterations at the Real Property (or agreements or contracts to effectuate such material capital improvements or alterations) being performed by any Group Company.

(e)  Assets. Each Group Company has good and marketable title to, or, in the case of leased or subleased assets, an enforceable leasehold interest in, or, in the case of licensed assets, a valid license in, all of its material tangible assets and personal property, free and clear of all Liens other than Permitted Liens, except that any mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens will be satisfied, bonded over, or discharged at or prior to the Closing (collectively, the “Assets”), except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 3.19 Transactions with Affiliates. Section 3.19 of the Company Disclosure Schedules sets forth all Contracts between (a) any Group Company, on the one hand, and (b) any Person who, at any time since January 1, 2020, was an employee, officer, director or equity holder of any Group Company or any Immediate Family Member of any such individuals or any Affiliate of any Persons previously identified in this clause (b), on the other hand (each Person identified in this clause (b), a “Company Affiliated Party”), other than (i) Contracts with respect to a Company Affiliated Party’s status as an employee or officer (including Company Employee Benefit Plans and other ordinary course compensation) entered into in the ordinary course of business, (ii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.1(b) (including as set forth in Section 5.1(b)(i)-(vi) of the Company Disclosure Schedules) or entered into in accordance with Section 5.1(b), or (iii) customary director and officer indemnification agreements that have been made available to Spree. No Company Affiliated Party (A) owns any material interest in any material asset or property used in any Group Company’s business, or (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material supplier, vendor, partner, customer, lessor or other material business relation of any Group Company. All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 3.19 (including, for the avoidance of doubt, pursuant to the second sentence of this Section 3.19) are referred to herein as “Company Affiliated Party Transactions.”

Section 3.20 Data Privacy and Security.

(a)  There is (and since January 1, 2020 there has been) no Proceeding pending or, to the Company’s knowledge, threatened against or involving any Group Company initiated by any Person (including, but limited to (i) the United States Federal Trade Commission, any state attorney general or similar state official, (ii) any other Governmental Entity, foreign or domestic or (iii) any regulatory or self-regulatory entity) alleging that any Processing of Personal Data by or on behalf of a Group Company is or was in violation of any Data Security Requirements. The Group Companies are and have been in the past three years in material compliance with all Data Security Requirements.

(b)  Since January 1, 2020, (i) to the Company’s knowledge, there has been no unauthorized access to, or unauthorized use, disclosure, or Processing of Personal Data in the possession or control of any Group Company and the Group Companies have not been notified by any of its contractors with regard to any unauthorized access to, or unauthorized use, disclosure, or Processing of Personal Data obtained from or on behalf of a Group Company, (ii) to the Company’s knowledge, there have been no Security Incidents or other unauthorized intrusions or breaches of security into any Company IT Systems, and (iii) none of the Group Companies has notified or been required to notify any Person of any (A) loss, theft or damage of, or (B) other unauthorized or unlawful access to, or use, disclosure or other Processing of, Personal Data, that would require notification to a Person or Governmental Entity pursuant to Data Security Requirements.

(c)  The Company IT Systems are sufficient in all material respects for the operation of the business as currently conducted by the Group Company. Each Group Company owns or has a license or other right to use the Company IT Systems as necessary to operate the business of each Group Company as currently conducted. To the Company’s knowledge, all Company IT Systems are (i) free from Malicious Code, and (ii) in sufficiently good working condition to effectively perform all information technology operations necessary for the operation of the Business as currently conducted (except for ordinary wear and tear). Since January 1, 2020, there have not been any material failures, breakdowns or continued substandard performance of any Company IT Systems that have caused a material failure or material disruption of the Company IT Systems other than routine failures or disruptions that have been remediated in the ordinary course of business.

(d)  The Group Companies either transmit Personal Data across jurisdictional borders in compliance with all Data Security Requirements or Process Personal Data exclusively in the same federal jurisdiction as the data subject to which such Personal Data relates resides.

(e)  The Group Companies have obtained all Privacy Consents as required under applicable Laws for all Processing of Personal Data performed by or on behalf of the Group Company and the Group Company holds records evidencing such Privacy Consents. The Group Company has a valid and legal right (whether contractually, by Law, or otherwise) to Process all Personal Data for the purpose such Personal Data was collected, used, or disclosed in connection with the Group Company’s operation of its business. Neither the execution, delivery or performance of this Agreement, nor the consummation of any of the transactions contemplated by this Agreement, including any direct or indirect transfer of Personal Data resulting from such transactions, will violate any Data Security Requirements or Privacy Consents.

Section 3.21 Compliance with International Trade & Anti-Corruption Laws.

(a)  None of the Group Companies, any of their respective officers, directors or employees or, to the Company’s knowledge, any of their other Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been, since January 1, 2020, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws; (iii) an entity owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) through (iii) or any country or territory which is or has, since January 1, 2020, been the subject of or target of any Sanctions and Export Control Laws (the Crimea, Donetsk and Luhansk regions of Ukraine, Russia, Cuba, Iran, North Korea, Syria and Lebanon).

(b)  None of the Group Companies, any of their respective officers, directors or employees or, to the Company’s knowledge, any of their other Representatives, or any other Persons acting for or on behalf of any of the foregoing has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment under any Anti-Corruption Laws.

Section 3.22 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Group Companies expressly for inclusion or incorporation by reference prior to the Closing in the Additional Spree SEC Reports or the Registration Statement/Proxy Statement, as the case may be, will, when the Additional Spree SEC Reports are filed, when the Registration Statement/Proxy Statement is declared effective, when the Registration Statement/Proxy Statement is mailed to the Pre-Closing Spree Shareholders, and at the time of the Spree Shareholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, notwithstanding the foregoing provisions of this Section 3.22, no representation or warranty is made by any of the Group Companies with respect to information or statements made or incorporated by reference in the Registration Statement/Proxy Statement that were not supplied by or on behalf of the Group Companies for use therein.

Section 3.23 Investigation; No Other Representations.

(a)  The Company, on its own behalf and on behalf of its Pre-Closing Company Members, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, Spree and (ii) it has been furnished with or given access to such documents and information about Spree and its business and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b)  In entering into this Agreement and the Ancillary Documents to which it is or will be a party, the Company has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of Spree or any other Person, either express or implied, and the Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is or will be a party, none of Spree or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 3.24 Specified Matters. Except as set forth on Section 3.24 of the Company Disclosure Schedules, there are no Losses incurred by, suffered by or owing by the Group Companies as of the date hereof caused by, arising out of, or resulting from the following matters, to the extent attributable to the ownership, use or operation of any of the Assets:

(a)  except with respect to any Casualty Losses, any third party injury or death, or damage of third party properties occurring on or with respect to the ownership or operation of any Assets prior to the date hereof;

(b)  any material civil fines or penalties or criminal sanctions imposed on a Group Company, to the extent resulting from any violation of applicable Law prior to the date hereof; and

(c)  any transportation or disposal of a Hazardous Substance from any Asset to a site that is not an Asset prior to the Closing Date that would be in material violation of applicable Environmental Law or that would arise out of a material liability under applicable Environmental Law.

Section 3.25 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO SPREE OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 3 OR THE ANCILLARY DOCUMENTS, NEITHER THE COMPANY NOR ANY OTHER PERSON MAKES, AND THE COMPANY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE GROUP COMPANIES THAT HAVE BEEN MADE AVAILABLE TO SPREE OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE GROUP COMPANIES BY THE GROUP COMPANIES’ MANAGEMENT OR ON BEHALF OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY SPREE OR ANY OF ITS AFFILIATES OR REPRESENTATIVES IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE 3 OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF ANY GROUP COMPANY, ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY SPREE OR ANY OF ITS AFFILIATES OR REPRESENTATIVES IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES RELATING TO SPREE

Except (a) as set forth on the Spree Disclosure Schedules, (which will only qualify the representations and warranties set forth in this Article 4 in the manner set forth in Section 8.8), or (b) as set forth in any Spree SEC Reports publicly filed with the SEC prior to the date of this Agreement (excluding (x) any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature, (y) any information incorporated by reference into the Spree SEC Reports (other than from other Spree SEC Reports), or (z) any information or disclosure subject to a confidential treatment order or not otherwise publicly available); provided, however, that nothing set forth in or disclosed in the Spree SEC Reports will qualify, or been deemed to qualify, the representations and warranties set forth in Section 4.6, Section 4.9, Section 4.11 and Section 4.17, Spree hereby represents and warrants to the Company, as of the date of this Agreement and as of the Closing, as follows:

Section 4.1 Organization and Qualification. Spree is an exempted company with limited liability duly incorporated, validly existing and in good standing under the laws of the Cayman Islands. The Governing Documents of Spree are in full force and effect, and Spree is not in breach or violation of any provision set forth in its Governing Documents.

Section 4.2 Authority. Spree has all requisite exempted company power and authority to execute and deliver this Agreement and each Ancillary Document to which it is (or, in the case of any Ancillary Document contemplated hereby to be entered into after the date of this Agreement, will be) a party and, subject to the receipt of the Spree Shareholder Approval, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Ancillary Documents to which Spree is or will be a party, the performance of Spree’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby (including the Spree Share Conversion, the Domestication and the Spree Contribution) have been duly and validly authorized and unanimously approved by the Spree Board (including that, as of the date hereof, the Spree Board has unanimously made, and has not revoked, the Spree Board Recommendation) and upon receipt of the Required Spree Shareholder Approval, no other corporate or equivalent action or proceeding on the part of any holder of shares in the capital Spree is necessary to authorize this Agreement or such Ancillary Documents, the performance of Spree’s obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby (including the Spree Share Conversion, the Domestication and the Spree Contribution). This Agreement and each Ancillary Document to which Spree is contemplated hereby to be a party as of the date hereof has been (and each Ancillary Document to which Spree is contemplated hereby to be a party following the execution of this Agreement, will be upon execution thereof), duly and validly executed and delivered by Spree and constitutes (or, with respect to each Ancillary Document contemplated to be executed after the execution of this Agreement, will constitute upon execution thereof), a valid, legal and binding agreement of Spree (assuming this Agreement has been and the Ancillary Documents to which Spree is or is contemplated to be a party are or will be, upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto), enforceable against Spree in accordance with their respective terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). The Required Spree Shareholder Approval is the only vote or consent of the holders of any class or series of shares in the capital of Spree required to approve and adopt this Agreement, the Ancillary Documents to which Spree is or is contemplated to be a party, the performance of Spree’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby (including the Spree Share Conversion, the Domestication and the Spree Contribution).

Section 4.3 Consents and Requisite Governmental Approvals; No Violations.

(a)  No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of Spree with respect to Spree’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which it is or will be party or the consummation of the transactions contemplated hereby or thereby, except for (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Registration Statement/Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (iii) such filings with and approvals of NYSE to permit the Post-Closing Spree Class A Shares to be issued in connection with the transactions contemplated by this Agreement and the other Ancillary Documents to be listed on NYSE, (iv) such filings required in connection with the Domestication, or (v) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a Spree Material Adverse Effect. Spree is its own ultimate parent entity (as such term is defined in the HSR Act).

(b)  None of the execution or delivery by Spree of this Agreement or any Ancillary Document to which it is or will be a party, the performance by Spree of its obligations hereunder or thereunder or the consummation by Spree of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in a violation or breach of any provision of the Governing Documents of Spree, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which Spree is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which Spree or any of its properties or assets are subject or bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of Spree, except in the case of any of clauses (ii) through (iv) above, as would not have a Spree Material Adverse Effect.

Section 4.4 Brokers. Except for fees (including a good faith estimate of the amounts due and payable assuming the Closing occurs) set forth on Section 4.4 of the Spree Disclosure Schedules (which fees shall be the sole responsibility of the Spree), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Spree or any of its Affiliates for which Spree has any obligation.

Section 4.5 Information Supplied. None of the information supplied or to be supplied by or on behalf of Spree expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement/Proxy Statement will, when the Registration Statement/Proxy Statement is declared effective or when the Registration Statement/Proxy Statement is mailed to the Pre-Closing Spree Shareholders or at the time of the Spree Shareholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, notwithstanding the foregoing provisions of this Section 4.5, no representation or warranty is made by Spree with respect to information or statements made or incorporated by reference in the Registration Statement/Proxy Statement that were not supplied by or on behalf of Spree for use therein.

Section 4.6 Capitalization of Spree.

(a)  Section 4.6(a) of the Spree Disclosure Schedules sets forth a true and complete statement of the number and class or series (as applicable) of the issued and outstanding Pre-Closing Spree Shares and the Pre-Closing Spree Warrants prior to the consummation of the Domestication. All outstanding Pre-Closing Spree Shares (except to the extent such concepts are not applicable under the applicable Law of Spree’s jurisdiction of incorporation or other applicable Law) prior to the consummation of the Domestication have been duly authorized and validly issued and are fully paid and non-assessable. Such Equity Interests (i) were not issued in violation of the Governing Documents of Spree or in violation of any other Contracts to which Spree is a party or otherwise bound, in each case, in any material respect, (ii) are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than transfer restrictions under applicable Securities Laws or under the Governing Documents of Spree) and were not issued in violation of any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person and (iii) have been offered, sold and issued in compliance with applicable Law, including Securities Laws, in each case under clause (ii) and (iii), in all material respects. Except for the Pre-Closing Spree Shares and the Pre-Closing Spree Warrants set forth on Section 4.6(a) of the Spree Disclosure Schedules (taking into account, for the avoidance of doubt, any changes or adjustments to the Pre-Closing Spree Shares and the Pre-Closing Spree Warrants as a result of, or to give effect to, the Domestication), immediately prior to Closing and before giving effect to the PIPE Financing and the Spree Shareholder Redemption, there shall be no other Equity Securities of Spree issued and outstanding.

(b)  Subject to approval of the Transaction Proposals and upon issuance in accordance with the terms of this Agreement, immediately after the Closing, (i) the authorized number of shares of capital stock of Spree will be sufficient to permit the issuance of all Post-Closing Spree Shares to be issued or reserved in connection with the transactions contemplated by this Agreement and the other Ancillary Documents, and (ii) all of the issued and outstanding Post-Closing Spree Shares (A) will be duly authorized, validly issued, fully paid and nonassessable, (B) will have been issued in compliance with applicable Law, including Securities Laws, in each case under clause (B), in all material respects and (C) will not have been issued in breach or violation of any preemptive rights or Contract to which Spree is a party or bound, in each case under clause (C), in any material respect.

(c)  Except (i) as set forth on Section 4.6(a) of the Spree Disclosure Schedules, (ii) for the issuance of the Post-Closing Spree Shares as expressly contemplated by this Agreement or the PIPE Subscription Agreements or the entry into the applicable Ancillary Documents, (iii) as permitted to be issued, granted or entered into, as applicable, pursuant to Section 5.10(h) (including as set forth in Section 5.10(h) of the Spree Disclosure Schedules) in accordance with Section 5.10(h) or the 10,472,858 warrants to purchase Post-Closing Spree Class A Shares that are currently outstanding and the Sponsor WCL Warrants, Spree has no outstanding (A) equity appreciation, phantom equity or profit participation rights or (B) options, restricted stock, restrictive stock units, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts or commitment that could require Spree to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of Spree. There are no outstanding bonds, debentures, notes or other indebtedness of Spree having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Pre-Closing Spree Shareholders may vote. There are no voting trusts, proxies or other Contracts with respect to the voting or transfer of Spree’s Equity Securities between Spree and any other Person. Spree is not a party to any shareholders’ agreement, or registration rights agreement relating to Pre-Closing Spree Shares or any other Equity Securities of Spree. There are no securities issued by or to which Spree is a party containing anti-dilution or similar provisions that will be triggered by the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, in each case, that have not been or will not be waived on or prior to the Closing Date.

(d)  Spree does not own or hold (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any other Person or the right to acquire any such Equity Security, and Spree is not a partner or member of any partnership, limited liability company or joint venture.

Section 4.7 SEC Filings. Since December 15, 2021 and until immediately prior to the date of this Agreement, Spree has timely filed or furnished all statements, forms, reports and documents required to be filed or furnished by it with the SEC pursuant to Federal Securities Laws (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “Spree SEC Reports”), and, as of the Closing, will have timely filed or furnished all other statements, forms, reports and other documents required to be filed or furnished by it subsequent to the date of this Agreement with the SEC pursuant to Federal Securities Laws through the Closing (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, but excluding the Registration Statement/Proxy Statement, the “Additional Spree SEC Reports”). Each of the Spree SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied and each of the Additional Spree SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, will comply, in all material respects with the applicable requirements of the Federal Securities Laws (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the Spree SEC Reports or the Additional Spree SEC Reports. As of their respective dates of filing or the most recent amendment, the Spree SEC Reports did not, and the Additional Spree SEC Reports will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made or will be made, as applicable, not misleading (for purposes of the Additional Spree SEC Reports, assuming that the representation and warranty set forth in Section 3.22 is true and correct in all respects with respect to all information supplied by or on behalf of Group Companies expressly for inclusion or incorporation by reference therein). As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Spree SEC Reports. To the knowledge of Spree, none of the Spree SEC Reports are subject to ongoing SEC review or investigation as of the date hereof.

Section 4.8 Absence of Changes. Since December 20, 2021, no Spree Material Adverse Effect has occurred.

Section 4.9 Contracts; No Defaults.

(a)  Section 4.9(a) of the Spree Disclosure Schedules contains a listing of all Contracts including every “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (other than confidentiality and non-disclosure agreements) to which Spree is a party or by which any of its assets are bound as of the date hereof.

(b)  Each Contract of a type required to be listed on Section 4.9(a) of the Spree Disclosure Schedules (each, a “Spree Material Contract”), (i) is valid and binding on Spree and, to Spree’s knowledge, the counterparties thereto, and is in full force and effect and enforceable in accordance with its terms against Spree and, to Spree’s knowledge, the counterparties thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity), (ii) Spree and, to Spree’s knowledge, the counterparties thereto are not in material breach of, or default under, any Spree Material Contract and (iii) no event has occurred that (with or without due notice or lapse of time or both) would result in a material breach of, or default under, any Spree Material Contract by Spree or, to Spree’s knowledge, the counterparties thereto. Spree has made available to the Company true and complete copies of all Spree Material Contracts in effect as of the date hereof (it being understood and agreed, for the avoidance of doubt, that each Spree Material Contract set forth in any Spree SEC Report that is publicly available as of the date hereof shall be deemed to have been made available to the Company pursuant to this sentence).

Section 4.10 Investment Company Act. Spree is not an “investment company” within the meaning of the Investment Company Act.

Section 4.11 Trust Account; Financial Ability. As of September 30, 2022, Spree has an amount in cash in the Trust Account equal to at least $205,203,685 (including an aggregate of approximately $9,000,000 of deferred underwriting commissions and other fees being held in the Trust Account). The funds held in the Trust Account are (a) invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations and (b) held in trust pursuant to that certain Investment Management Trust Agreement, dated December 15, 2021 (the “Trust Agreement”), between Spree and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”). There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Spree SEC Reports to be inaccurate or, that would entitle any Person to any portion of the funds in the Trust Account (other than (i) in respect of deferred underwriting commissions or Taxes, (ii) the Pre-Closing Spree Shareholders who shall have elected to redeem their Pre-Closing Spree Class A Shares pursuant to the Governing Documents of Spree or (iii) if Spree fails to complete a business combination within the allotted time period set forth in the Governing Documents of Spree and liquidates the Trust Account, subject to the terms of the Trust Agreement, Spree (in limited amounts to permit Spree to pay the expenses of the Trust Account’s liquidation, dissolution and winding up of Spree) and then the Pre-Closing Spree Shareholders). Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of Spree and the Trust Agreement. Spree has performed all material obligations required to be performed by it, and is not in material breach or default, or delinquent in performance in any material respect or any other respect (claimed or actual) in any material respect, under the Trust Agreement, and, to Spree’s knowledge, no event has occurred which (with due notice or lapse of time or both) would constitute a material default under the Trust Agreement. There are no Proceedings pending, or to Spree’s knowledge, threatened with respect to the Trust Account. Since December 15, 2021, Spree has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement). Upon the consummation of the transactions contemplated hereby (including the distribution of assets from the Trust Account (A) in respect of deferred underwriting commissions or Taxes or (B) to the Pre-Closing Spree Shareholders who have elected to redeem their Pre-Closing Spree Class A Shares pursuant to the Governing Documents of Spree, each in accordance with the terms of and as set forth in the Trust Agreement), Spree shall have no further obligation under either the Trust Agreement or the Governing Documents of Spree to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, Spree has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds then available in the Trust Account will not be available to Spree on the Closing Date. There are no Proceedings pending, or to Spree’s knowledge, threatened with respect to the Trust Account.

Section 4.12 Transactions with Affiliates. Section 4.12 of the Spree Disclosure Schedules sets forth all Contracts between (a) Spree, on the one hand, and (b) any employee, officer, director, equity holder or Affiliate (including, solely for purposes of this Section 4.12, the Spree Sponsor) of Spree or any spouse, child or member of the same household of any officer, director or employee of Spree, the Spree Sponsor, or any of their respective Affiliates, on the other hand (each Person identified in this clause (b), a “Spree Affiliated Party”), other than (i) Contracts with respect to a Spree Affiliated Party’s employment with, or the provision of services to, Spree entered into in the ordinary course of business (including benefit plans, indemnification arrangements and other ordinary course compensation), (ii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.10 (including as set forth in Section 5.10(a)-(r) of the Spree Disclosure Schedules) or entered into in accordance with Section 5.10, (iii) Contracts with respect to a Person’s status as a Pre-Closing Spree Shareholder and (iv) customary director and officer indemnification agreements that have been made available to the Company or are in the form that is publicly filed with the SEC. No Spree Affiliated Party (A) owns any material interest in any material asset or property used in the business of Spree, or (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material supplier, vendor, partner, customer, lessor or other material business relation of Spree. All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 4.12 (including, for the avoidance of doubt, pursuant to the second sentence of this Section 4.12) are referred to herein as “Spree Affiliated Party Transactions”.

Section 4.13 Litigation. There is (and since Spree’s incorporation, there has been) no Proceeding pending or, to Spree’s knowledge, threatened against or involving Spree, or, to Spree’s knowledge, pending or threatened against or involving Spree’s managers, officers, directors or employees (in their capacity as such), that, if adversely decided or resolved, has been or would reasonably be expected to be, individually or in the aggregate, material to Spree. Neither Spree nor any of its properties or assets is subject to any material Order. Since Spree’s incorporation through the date hereof, there have been no material Proceedings by Spree pending against any other Person.

Section 4.14 Compliance with Applicable Law. Spree (a) is (and since its incorporation, has been) in compliance with all applicable Laws, and (b) as of the date of this Agreement, has not received any written communications or, to Spree’s knowledge, any other communications from a Governmental Entity that alleges that Spree is not in compliance with any Law or Order, except in each case of except in the case of clauses (a) and (b) as is not and would not reasonably be expected, individually or in the aggregate, material to Spree.

Section 4.15 Spree Activities. Since its incorporation, Spree has not conducted any business activities other than activities (a) in connection with or incident or related to its incorporation or continuing corporate (or similar) existence, (b) directed toward the accomplishment of a business or similar combination, including those incident or related to or incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Documents or the consummation of the transactions contemplated hereby or thereby or (c) those that are administrative, ministerial or otherwise immaterial in nature. Except for this Agreement or the Ancillary Documents, there is no Contract binding upon Spree or to which Spree is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it or its Subsidiaries, any acquisition of property by it or its Subsidiaries or the conduct of business by it or its Subsidiaries (including, in each case, following the Closing).

Section 4.16 Internal Controls; Listing; Financial Statements.

(a)  Except as is not required in reliance on exemptions from various reporting requirements by virtue of Spree’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since December 15, 2021, (i) Spree has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) reasonably designed to provide reasonable assurance regarding the reliability of Spree’s financial reporting and the preparation of Spree’s financial statements for external purposes in accordance with GAAP and (ii) Spree has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) reasonably designed to ensure that material information relating to Spree is made known to Spree’s principal executive officer and principal financial officer by others within Spree.

(b)  Spree has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act. There are no outstanding loans or other extensions of credit made by Spree to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Spree.

(c)  Since December 15, 2021, Spree has complied in all material respects with all applicable listing and corporate governance rules and regulations of NYSE. The Pre-Closing Spree Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NYSE. As of the date of this Agreement, there is no Proceeding pending or, to Spree’s knowledge, threatened against Spree by NYSE or the SEC with respect to any intention by such entity to deregister Pre-Closing Spree Class A Shares or the Post-Closing Spree Class A Shares or prohibit or terminate the listing of Pre-Closing Spree Class A Shares or the Post-Closing Spree Class A Shares on NYSE. Spree has not taken any action that is designed to terminate the registration of Pre-Closing Spree Class A Shares or the Post-Closing Spree Class A Shares under the Exchange Act.

(d)  The Spree SEC Reports contain true and complete copies of the applicable Spree Financial Statements. Except as disclosed in the Spree SEC Reports, the Spree Financial Statements (i) fairly present in all material respects the financial position of Spree as at the respective dates thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of notes thereto), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods indicated (except as may be specifically indicated in the notes thereto) and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of notes thereto), (iii) in the case of the audited Spree Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(e)  Spree has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for Spree’s assets. Spree maintains and, for all periods covered by the Spree Financial Statements, has maintained books and records of Spree in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of Spree in all material respects.

(f)  Except as disclosed on Section 4.16(f) of the Spree Disclosure Schedules, since its incorporation, Spree has not received any written complaint, allegation, assertion or claim that there is (i) a “significant deficiency” in the internal controls over financial reporting of Spree, (ii) a “material weakness” in the internal controls over financial reporting of Spree or (iii) fraud, whether or not material, that involves management or other employees of Spree who have a significant role in the internal controls over financial reporting of Spree.

Section 4.17 No Undisclosed Liabilities. Except for the Liabilities (a) set forth in Section 4.17 of the Spree Disclosure Schedules, (b) Spree Expenses incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Document, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby (it being understood and agreed that the expected third parties that are, as of the date hereof, entitled to fees, expenses or other payments in connection with the matters described in this clause (b) shall be set forth on Section 4.17 of the Spree Disclosure Schedules), (c) incurred in connection with or incident or related to Spree’s incorporation or continuing corporate (or similar) existence of Spree, in each case, which are immaterial in nature, (d) that are immaterial and incurred in connection with activities that are administrative or ministerial in nature, (e) set forth on (or in the notes to) the balance sheet of Spree contained in the Quarterly Report on Form 10-Q, filed with the SEC on August 11, 2022, (the “Latest Spree Balance Sheet”), (f) that have arisen since the date of the Latest Spree Balance Sheet in the ordinary course of business (excluding any Liabilities directly or indirectly related to a breach of Contract, breach of warranty, tort, Proceeding or violation of, or non-compliance with Law), (g) that are first incurred after the date hereof, expressly permitted pursuant to the terms Section 5.10 (including as set forth in Section 5.10(a)-(r) of the Spree Disclosure Schedules), or incurred in accordance with Section 5.10 or (h) that are not, and would not reasonably be expected to be, individually or in the aggregate, material to Spree, Spree does not have any Liabilities.

Section 4.18 Employees. Other than any officers as described in the Spree SEC Reports, Spree has never employed any employees or retained any contractors. Spree has never maintained, sponsored, contributed to or had any direct liability under, and does not currently maintain, sponsor, contribute to or have any direct liability under, any employee benefit plan (as defined in Section 3(3) of ERISA), nonqualified deferred compensation plan subject to Section 409A of the Code, bonus, stock or share option, stock or share purchase, restricted stock or share, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control compensation, fringe benefit, sick pay and vacation plans or arrangements or other employee benefit plans, programs or arrangements.

Section 4.19 Employee Plans.

(a)  Spree does not have any Liability with respect to or under: (i) a Multiemployer Plan; (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject to ERISA) or a plan that is or was subject to Title IV of ERISA or Section 412 of the Code; (iii) a “multiple employer plan” within the meaning of Section of 413(c) of the Code or Section 210 of ERISA; or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. Spree does not have any material Liabilities to provide any retiree or post-termination or post-ownership health or life insurance or other welfare-type benefits to any Person other than group health plan continuation coverage pursuant to COBRA or similar Law and for which the recipient pays the full premium cost of coverage and other than any benefits provided under the Spree Employee Benefit Plans that are long-term or short-term disability benefit plans in accordance with the terms of such plans. Spree does not have any material Liabilities by reason of at any relevant time being considered a single employer under Section 414 of the Code with any other Person.

(b)  No amount that could be received (whether in cash or property or the vesting of property) by any “disqualified individual” of Spree under any Spree Employee Benefit Plan or otherwise as a result of the consummation of the transactions contemplated by this Agreement could, separately or in the aggregate, result in any payments or benefits under any agreement with Spree that could constitute the payment of any “excess parachute payment” within the meaning of Section 280G of the Code or result in the imposition of an excise Tax under Section 4999 of the Code.

Section 4.20 Tax Matters.

(a)  Spree has prepared and timely filed all material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws and Orders, and Spree has paid all material Taxes required to have been paid or deposited by it regardless of whether shown on a Tax Return.

(b)  Spree has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third party.

(c)  No deficiencies for Taxes against Spree have been claimed, proposed or assessed in writing by any Tax Authority that remain unpaid except for deficiencies which are being contested in good faith and with respect to which adequate reserves have been established. Spree is not currently the subject of a Tax audit or examination and has not been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed, in each case with respect to material Taxes.

(d)  Spree is not a party to any agreement (and has not otherwise consented) to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business.

(e)  No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to Spree which agreement or ruling would be effective after the Closing Date.

(f)  Spree is not and has not been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(g)  There are no Liens for material Taxes on any assets of Spree other than Permitted Liens.

(h)  During the two (2) year period ending on the date of this Agreement, Spree was not a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(i)  Spree (i) has not been a member of an affiliated group filing a consolidated federal income Tax return (other than a group the common parent of which was Spree) and (ii) has no material Liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-United States Law), as a transferee or successor or by Contract (other than any Contract entered into in the ordinary course of business the principal purpose of which does not relate to Taxes).

(j)  No written claims have ever been made by any Tax Authority in a jurisdiction where Spree does not file Tax Returns that Spree is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.

(k)  Spree is not a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes), and except as a result of transactions contemplated under this Agreement, Spree is not a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.

(l)  Spree is tax resident only in its jurisdiction of organization, incorporation or formation, as applicable.

(m)  Spree has no permanent establishment (within the meaning of an applicable Tax treaty) and does not otherwise have an office or fixed place of business that would cause it to be subject to tax in a country other than the country in which it is organized or incorporated.

(n)  Spree (nor any direct or indirect equity owner thereof) will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (a) change in or use of an improper method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date, (b) closing (or similar) agreement executed on or prior to the Closing Date, (c) installment sale or open transaction disposition made on or prior to the Closing Date, or (d) prepaid amount received or deferred revenue accrued on or prior to the Closing Date.

(o)  Spree has not deferred any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) that may be deferred pursuant to Section 2302 of the CARES Act; no Group Company has deferred any payroll Tax obligations (including those imposed by Sections 3101(a) and 3201 of the Code) pursuant to or in connection with the Payroll Tax Executive Order; and Spree has not sought or obtained, and does not intend to seek or obtain a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act. To the extent applicable, Spree has properly complied in all material respects with all Laws and duly accounted for any available Tax credits under Sections 7001 through 7005 of the FFCRA and Section 2301 of the CARES Act or any similar provision of state or local Law.

(p)  As of the date of this Agreement, Spree has not taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Documents that could reasonably be expected to prevent the Spree Share Conversion, the Domestication or the Spree Cash Contribution from qualifying for the Intended Tax Treatment. To the knowledge of Spree, no facts or circumstances exist as of the date of this Agreement that could reasonably be expected to prevent the Spree Share Conversion, the Domestication or the Spree Cash Contribution from qualifying for the Intended Tax Treatment.

Section 4.21 Intentionally Omitted.

Section 4.22 Compliance with International Trade & Anti-Corruption Laws.

(a)  Since Spree’s incorporation, neither Spree nor, Spree’s respective officers, directors or employees or, to Spree’s knowledge, any of their other Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been: (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws; (iii) an entity owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i)-(iii) or any country or territory which is or has, since Spree’s incorporation, been the subject of or target of any Sanctions and Export Control Laws (at the time of this Agreement, the Crimea, Donetsk and Luhansk regions of Ukraine, Russia, Cuba, Iran, North Korea and Syria).

(b)  Since Spree’s incorporation, none of Spree, any of its officers or directors or, to Spree’s knowledge, any of its other Representatives, or any other Persons acting for or on behalf of any of the foregoing has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment under any Anti-Corruption Laws.

Section 4.23 Change of Control Payments. Section 4.23 of the Spree Disclosure Schedules set forth a list of all Spree Change of Control Payments as of the date of this Agreement.

Section 4.24 Intentionally Omitted.

Section 4.25 Investigation; No Other Representations.

(a)  Spree, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects, of the Group Companies and (ii) it has been furnished with or given access to such documents and information about the Group Companies and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b)  In entering into this Agreement and the Ancillary Documents to which it is or will be a party, Spree has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 3 and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of the Company or any other Person, either express or implied, and Spree, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 3 and in the Ancillary Documents to which it is or will be a party, neither the Company nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 4.26 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 4 OR THE ANCILLARY DOCUMENTS, NEITHER SPREE NOR ANY OTHER PERSON MAKES, AND SPREE EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF SPREE THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF SPREE BY OR ON BEHALF OF THE MANAGEMENT OF SPREE OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY OF ITS AFFILIATES OR REPRESENTATIVES IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE 4 OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF SPREE, ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF SPREE, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY OF ITS AFFILIATES OR REPRESENTATIVES IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

ARTICLE 5
COVENANTS

Section 5.1 Conduct of Business of the Company.

(a) From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 5.1(a) of the Company Disclosure Schedules, or as consented to in writing by Spree (such consent not to be unreasonably withheld, conditioned or delayed), (i) operate the business of the Group Companies in the ordinary course of business in all material respects and (ii) use commercially reasonable efforts to (A) maintain and preserve intact in all material respects the business organization, assets and properties and material business relations of the Group Companies, (B) retain the current key officers of the Group Companies and (C) preserve the relationships with the key customers and the key suppliers of the Group Companies. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement, the Company shall regularly confer with Spree to discuss any material changes or developments in the operational matters of the Group Companies and the general status of the ongoing operations of the Group Companies.

(b) Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 5.1(b) of the Company Disclosure Schedules or as consented to in writing by Spree (such consent not to be unreasonably withheld, conditioned or delayed, other than in the case of Section 5.1(b)(i), Section 5.1(b)(ii)(A), Section 5.1(b)(xviii), or Section 5.1(b)(xxx)), not do any of the following:

(i) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of any Group Company or repurchase or redeem any outstanding Equity Securities of any Group Company, other than dividends or distributions, declared, set aside or paid by any of the Company’s Subsidiaries to the Company or any Subsidiary that is, directly or indirectly, wholly owned by the Company; provided, however, that the Company shall be permitted to make Tax distributions to its Pre-Closing Company Members in a manner consistent with past practice; provided, further, that in the event the foregoing conduct in this Section 5.1.(b)(i) is consented to by Spree, Section 2.5(e) shall apply;

(ii)   (A) merge, consolidate, combine or amalgamate any Group Company with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof, other than all such transactions (in the aggregate) where the cash purchase price paid by any Group Company does not exceed $25,000,000 in the aggregate;

(iii) adopt any amendments, supplements, restatements or modifications to any Group Company’s Governing Documents;

(iv) (A) sell, transfer, assign, abandon, lease, sublease, license, sublicense, let lapse, let expire (except the expiration of Intellectual Property Rights in accordance with its maximum statutory term or licenses and sub-licenses of Intellectual Property in the ordinary course of business), or otherwise dispose of any material assets or properties of the Group Companies, other than in the ordinary course of business, (B) disclose any trade secrets (other than pursuant to a written confidentiality and non-disclosure agreement entered into in the ordinary course of business), or (C) subject any material assets or properties of the Group Companies to any Lien (other than any Permitted Liens or in connection with the incurrence of Indebtedness permitted by this Section 5.1(b));

(v) transfer, issue, sell, grant or otherwise dispose of, or subject to a Lien, (A) any Equity Securities of any Group Company or (B) any options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance stock units, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any Group Company to issue, deliver or sell any Equity Securities of any Group Company other than, in each case, Equity Securities, options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance stock units, warrants, rights of conversion or other rights, agreements, arrangements or commitments granted to any director, manager, officer, employee, individual independent contractor or other service provider or any Group Company in the form of compensation or pursuant to any compensation agreement or arrangement;

(vi) split, combine or reclassify any of its capital stock or other Equity Securities of any Group Company or issue any other security in respect of, in lieu of or in substitution for shares of its capital stock;

(vii) incur, create or assume any Indebtedness or guarantee any Liability of any Person other than any Group Company, other than (A) ordinary course trade payables, or (B) Indebtedness permitted by Section 2.5(e);

(viii)   (1) pay, discharge or satisfy, any claim or Indebtedness, other than payment, discharge or satisfaction in the ordinary course of business consistent with past practices of Indebtedness reflected or reserved against in the Financial Statements, (2) defer payment of any accounts payable other than in the ordinary course of business consistent with past practices, or (3) give any discount, accommodation or other concession other than in the ordinary course of business consistent with past practices, in order to accelerate or induce the collection of any receivable;

(ix) except as set forth on Section 5.1(b)(ix) of the Company Disclosure Schedules, (A) amend or modify, in either case, in a manner materially adverse to a Group Company, or terminate any Material Contract of the type described in Section 3.7(a)(iv), Section 3.7(a)(ix) or Section 3.7(a)(x) (such types of Material Contracts, collectively, the “Designated Material Contracts”) or Real Property Lease (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any Designated Material Contract or Real Property Lease pursuant to its terms or entering into additional work or purchase orders pursuant to, and in accordance with the terms of, any Designated Material Contract or Real Property Lease), (B) waive any material benefit or right under any Designated Material Contract or Real Property Lease or (C) enter into any Contract that would, if in effect as of the date hereof, have constituted a Designated Material Contract or Real Property Lease or take any of the actions described in clause (A) or (B) with respect to any Contract entered into after the date hereof that would, if in effect as of the date hereof, have constituted a Designated Material Contract or Real Property Lease;

(x) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(xi) revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting with such Group Company’s outside auditors;

(xii) make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person, other than (A) intercompany loans or capital contributions between the Company and any of its wholly-owned Subsidiaries and (B) the reimbursement of expenses of employees or advancements of expenses, in each case, in the ordinary course of business consistent with past practices;

(xiii)   except as required by Law or required under the terms of any Company Employee Benefit Plan, (A) amend or modify or adopt or enter into any Company Employee Benefit Plan of any Group Company or any benefit or compensation plan, policy, program or Contract that would be a Company Employee Benefit Plan if in effect as of the date of this Agreement other than ordinary course of business annual health and welfare plan renewals, (B) increase the compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company other than (1) ordinary course of business increases in compensation or benefits in connection with annual merit increases of the Group Companies or as required by market conditions and (2) increases in compensation or benefits in connection with the promotion of any such employee, (C) take any action to accelerate any payment or benefit (whether individually or in the aggregate), right to payment or benefit, or the funding of any payment or benefit (whether individually or in the aggregate), payable or to become payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company, (D) waive or release any noncompetition, nonsolicitation, no-hire, nondisclosure, nondisparagement or other restrictive covenant obligation of any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company or (E) hire or otherwise enter into any employment or service agreement or arrangement with any director, manager, officer, employee, individual independent contractor or other service provider of any Group Company whose total annual compensation opportunity exceeds $400,000;

(xiv) pay or agree to pay any special bonus or special remuneration to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company, or pay or agree to pay any material benefit not required by any plan or arrangement as in effect as of the date hereof (including acceleration of vesting or payment), in connection with the transactions contemplated herein;

(xv) implement or announce any employee layoffs, plant closings, reductions-in-force or other actions that could implicate WARN;

(xvi) enter into or negotiate any CBA, or recognize or certify any labor union, works council, other labor organization or group of employees as the representative for any employees of any Group Company;

(xvii)   make, change or revoke any material election concerning Taxes other than in the ordinary course of business, enter into any material Tax closing agreement, enter into any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes), settle or compromise any material Tax claim or assessment, file any material amended Tax Return, adopt or change any method of Tax accounting, change any Tax accounting period, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business;

(xviii) enter into any settlement, conciliation or similar Contract, the performance of which would involve the payment by the Group Companies in excess of $500,000 individually or $1,250,000, in the aggregate, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on any Group Company (or Spree or any of its Affiliates after the Closing);

(xix) waive, release, assign, settle or compromise any material claim, action or Proceeding (including any suit, action, claim, Proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, any Group Company or its Affiliates) not in excess of $500,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any actions, Liabilities or obligations, unless such amount has been reserved in the Financial Statements;

(xx) authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction (other than, for the avoidance of doubt, the transactions expressly contemplated by this Agreement) involving any Group Company;

(xxi) change any Group Company’s methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards;

(xxii)   enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement or any Ancillary Document;

(xxiii) except as set forth on Section 5.1(b)(xxiii) of the Company Disclosure Schedules, make any material Company Change of Control Payment or make any material payment with respect to a Company Affiliated Party Transaction;

(xxiv) fail to maintain the Real Property in substantially the same condition as of the date of this Agreement, ordinary wear and tear, casualty and condemnation excepted; or

(xxv) enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.1;

(xxvi) enter into any Contract, understanding or arrangement with respect to the voting of Equity Securities, or registration rights in respect of Equity Securities, of any Group Company;

(xxvii)  establish any Subsidiary except in connection with acquisitions permitted by this Agreement or enter into any new line of business;

(xxviii)   close or materially reduce its activities;

(xxix) make any capital expenditures that in the aggregate exceed $500,000, other than any capital expenditure (or series of related capital expenditures) consistent with the Company’s annual capital expenditures budget for periods following the date hereof, made available to Spree prior to the date hereof; or

(xxx) enter into any Contract to do, or authorize or agree to do, any of the foregoing actions.

(c) Notwithstanding anything in this Section 5.1 or this Agreement to the contrary, (i) nothing set forth in this Agreement shall give Spree, directly or indirectly, the right to control or direct the operations of the Group Companies prior to the Closing, (ii) any action taken, or omitted to be taken, by any Group Company to the extent such act or omission is reasonably determined by the Company, based on the advice of outside legal counsel, to be necessary to comply with any Law, Order, directive, pronouncement or guideline issued by a Governmental Entity providing for business closures, “sheltering-in-place” or other restrictions that relates to, or arises out of, COVID-19 shall in no event be deemed to constitute a breach of Section 5.1 and (iii) any action taken, or omitted to be taken, by any Group Company to the extent that the Company Managing Member reasonably determines that such act or omission is necessary in response to COVID-19 to maintain and preserve in all material respects the business organization, assets, properties and material business relations of the Group Companies, taken as a whole, shall not be deemed to constitute a breach of Section 5.1 and (iv) any action taken, or omitted to be taken, by any Group Company to the extent that the Company Managing Member reasonably determines that such act or omission is necessary to avoid and mitigate emergency conditions, so long as such actions or omissions are consistent with industry practice; provided, however, (A) in the case of each of clause (ii), (iii) and (iv), the Company shall give Spree prior written notice of any such act or omission to the extent reasonably practicable, which notice shall describe in reasonable detail the act or omission and the reason(s) that such act or omission is being taken, or omitted to be taken, pursuant to clause (ii), (iii) or (iv) and, in the event that it is not reasonably practicable for the Company to give the prior written notice described in this clause (A), the Company shall instead give such written notice to Spree promptly after such act or omission and (B) in no event shall clause (ii), (iii) or (iv) be applicable to any act or omission of the type described in Section 5.1(b)(i), Section 5.1(b)(ii), Section 5.1(b)(iii), Section 5.1(b)(iv), Section 5.1(b)(v), Section 5.1(b)(ix), Section 5.1(b)(xviii), Section 5.1(b)(xxi), Section 5.1(b)(xxii), or Section 5.1(b)(xxv) (to the extent related to any of the foregoing).

Section 5.2 Efforts to Consummate; Transaction Litigation.

(a) Subject to the terms and conditions herein provided, each of the Parties shall use its respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as reasonably practicable the transactions contemplated by this Agreement (including by using its respective reasonable best efforts with respect to the satisfaction, but not waiver, of the closing conditions set forth in Article 6) and, in the case of any Ancillary Document to which such Party is contemplated hereby to be a party after the date of this Agreement, to execute and delivery such Ancillary Document when required pursuant to this Agreement. Without limiting the generality of the foregoing, each of the Parties shall use its respective reasonable best efforts to, and each of the Parties shall cause its respective Affiliates to, obtain, file with or deliver to, as applicable, any and all Consents of any Governmental Entities or other Persons necessary, proper or advisable to consummate the transactions contemplated by this Agreement and the Ancillary Documents. The Company shall pay one-hundred percent (100%) of the HSR Act filing fees and one-hundred percent (100%) of any filing fees or other costs payable to a Governmental Entity in connection the preparation, filing or mailing of the Registration Statement/Proxy Statement (including any related registration statement related to the Domestication). Spree shall pay all other fees, costs and expenses, including legal fees, accounting fees, and any printing, mailing or similar fees or costs, incurred by Spree in connection with the preparation, filing or mailing of the Registration Statement/Proxy Statement (including any related registration statement related to the Domestication). Subject to Section 8.6, and except with respect to the foregoing two sentences, each Party shall bear its out-of-pocket costs and expenses in connection with the preparation of any such Consents, including the out-of-pocket legal and related expenses in connection with the preparation and submission of the Notification and Report Form under the HSR Act. Each Party shall (A) make any appropriate filings pursuant to the HSR Act with respect to the transactions contemplated by this Agreement promptly (and in any event within five (5) Business Days) following the date of this Agreement, and (B) respond as promptly as reasonably practicable to any requests by any Governmental Entity for additional information and documentary material that may be requested pursuant to the HSR Act. Spree shall promptly inform the Company of any substantive communication between Spree, on the one hand, and any Governmental Entity, on the other hand, and the Company shall promptly inform Spree of any substantive communication between the Company, on the one hand, and any Governmental Entity, on the other hand, in either case, regarding any of the transactions contemplated by this Agreement or any Ancillary Document. Each Party shall promptly provide the other Party with copies of all substantive communications with a Governmental Entity, and if oral providing a summary of the conversation; provided, that materials may be redacted (i) to remove references concerning the valuation of the Company, (ii) as necessary to comply with contractual arrangements or applicable Laws and (iii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

(b) Without limiting the foregoing, (i) each Party shall reasonably coordinate and cooperate with the other Party in good faith in connection with any filing or submission under the HSR Act, and in connection with any investigation or other inquiry and (ii) each Party and their respective Affiliates shall not extend any waiting period, review period or comparable period under the HSR Act or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated hereby or by the Ancillary Documents, except with the prior written consent of Spree and the Company. Nothing in this Section 5.2 or otherwise in this Agreement to the contrary requires any Party or any of its Affiliates to agree to (A) institute or defend litigation, whether an administrative or judicial proceeding decree, judgment, injunction or other order whether temporary, preliminary, or permanent, (B) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets or facilities of Spree, any Group Company or any entity, facility or asset of such Party or any of its Affiliates, (C) terminate, amend or assign existing relationships and contractual rights or obligations, (D) amend, assign or terminate existing licenses or other agreements, (E) enter into new licenses or other agreements, (F) agree to obtain prior approval or other approval from a Governmental Entity, or submit a notification or otherwise notify the Governmental Entity, prior to consummating any future transaction (other than the transactions contemplated by this Agreement), or (G) enter into any agreement that in any way limits the ownership or operation of any business of the Parties or their respective Affiliates. No Party shall agree to any of the measures set forth in the immediately preceding sentence with respect to such Party or with respect to any other Party or any of its Affiliates, except with Spree’s and the Company’s prior written consent.

(c) From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, Spree, on the one hand, and the Company, on the other hand, shall give counsel for the Company (in the case of Spree) or counsel for Spree (in the case of the Company), a reasonable opportunity to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed substantive communication to any Governmental Entity relating to the transactions contemplated by this Agreement or the Ancillary Documents. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with, in the case of Spree, the Company, or, in the case of the Company, Spree in advance and, to the extent not prohibited by such Governmental Entity, gives, in the case of Spree, the Company, or, in the case of the Company, Spree, the opportunity to attend and participate in such meeting or discussion.

(d) The foregoing obligations in this Section 5.2 shall be subject to the Confidentiality Agreement. To the extent any of the documents or information provided pursuant to this Section 5.2 are commercially or competitively sensitive, Spree and the Company may satisfy its obligations by providing such documents or information to the other Party’s outside counsel, who may agree to redaction of such materials as necessary to comply with contractual arrangements, and as necessary to address attorney-client or other privilege or confidentiality concerns.

(e) From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, Spree, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder Proceedings (including derivative claims) relating to this Agreement, any Ancillary Document or any matters or transactions relating hereto or thereto (collectively, the “Transaction Litigation”) commenced against, in the case of Spree or any of its Representatives (in their capacity as a Representative of Spree) or, in the case of the Company, any other Group Company or any of their respective Representatives (in their capacity as a Representative of a Group Company). Spree and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other; provided, however, that in no event shall (A) Spree or any of its Representatives settle or compromise any Transaction Litigation without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), or (B) any Group Company or any of their respective Representatives settle or compromise any Transaction Litigation without the prior written consent of Spree (not to be unreasonably withheld, conditioned or delayed).

Section 5.3 Confidentiality and Access to Information.

(a) The Parties hereby acknowledge and agree that the information being provided in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. Notwithstanding the foregoing or anything to the contrary in this Agreement, in the event that this Section 5.3(a) or the Confidentiality Agreement conflicts with any other covenant or agreement contained in this Agreement or any Ancillary Document that contemplates the disclosure, use or provision of information or otherwise, then such other covenant or agreement contained in this Agreement or such Ancillary Document, as applicable, shall govern and control to the extent of such conflict.

(b) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, the Company shall provide, or cause to be provided, to Spree and its Representatives during normal business hours, reasonable access to the properties, directors, officers, books and records of the Group Companies (in a manner so as to not interfere with the normal business operations of the Group Companies). Notwithstanding the foregoing, none of the Group Companies shall be required pursuant to this Section 5.3(b) to provide, or caused to be provided, to Spree or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any Group Company is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of any Group Company with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to any Group Company under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), the Company shall use, and shall cause the other Group Companies to use, commercially reasonable efforts to (1) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (2) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if any Group Company or any of its Affiliates or Representatives, on the one hand, and Spree or any of its Affiliates or Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that the Company shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis unless such written notice is prohibited by applicable Law.

(c) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, Spree shall provide, or cause to be provided, to the Company and its Representatives during normal business hours, reasonable access to the directors, officers and books and records of Spree (in a manner so as to not interfere with the normal business operations of Spree). Notwithstanding the foregoing, Spree shall not be required pursuant to this Section 5.3(c) to provide, or cause to be provided to, the Company or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which Spree is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of Spree with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to Spree under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), Spree shall use commercially reasonable efforts to (1) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (2) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if Spree, the Spree Sponsor or any of their respective Representatives, on the one hand, and any Group Company or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that Spree shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis unless such written notice is prohibited by applicable Law.

Section 5.4 Public Announcements.

(a) Subject to Section 5.4(b), Section 5.7 and Section 5.8, none of the Parties or any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the Company and Spree; provided, however, that each Party, the Spree Sponsor and their respective Representatives may make any such announcement or other communication (i) if such press release, announcement or other communication is required by applicable Law, in which case (A) prior to the Closing, the disclosing Person shall, to the extent permitted by such applicable Law, use reasonable best efforts to consult with the Company, if the disclosing Person is Spree, the Spree Sponsor or any of their respective Representatives, or Spree, if the disclosing Person is the Company or any of its Representatives, and give the Company or Spree, as applicable, the opportunity to review such announcement or communication and comment thereon and the disclosing Person shall consider such comments in good faith, or (B) after the Closing, the disclosing Person and/or its Representatives, as applicable, shall, to the extent permitted by such applicable Law, use reasonable best efforts to consult with Spree and give Spree the opportunity to review such announcement or communication and comment thereon and the disclosing Person shall consider such comments in good faith, (ii) to the extent such press release, announcement or other communication contains only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 5.4 and (iii) to Governmental Entities in connection with any Consents required to be made under this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

(b) The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form agreed by the Company and Spree prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement on the day thereof. Promptly after the execution of this Agreement (but in any event within four (4) Business Days after the date of this Agreement), Spree shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the Securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and Spree shall consider such comments in good faith. The Company, on the one hand, and Spree, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Spree, as applicable) a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”) prior to the Closing, and, on the Closing Date (or such other date as may be mutually agreed to in writing by Spree and the Company prior to the Closing), the Parties shall cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four (4) Business Days after the Closing), Spree shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Securities Laws, which Closing Filing shall be mutually agreed upon by the Company and Spree prior to the Closing (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Spree, as applicable). In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.

Section 5.5 Tax Matters.

(a) Tax Treatment.

(i) The Parties intend that (A) the Spree Share Conversion shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(E) of the Code and (B) the Domestication shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, and Spree shall, and shall cause its Affiliates to, use commercially reasonable efforts to cause each of the Spree Share Conversion and the Domestication to so qualify. The Parties intend that the Spree Cash Contribution constitute a transaction described in Section 721 of the Code, and Spree and the Group Companies shall, and shall cause their respective Affiliates, to use commercially reasonable efforts to cause the Spree Cash Contribution to so qualify.

(ii)   The Parties shall file all Tax Returns consistent with and take no position inconsistent with (whether in audits, Tax Returns or otherwise), the Intended Tax Treatment unless required to do so pursuant to a “determination” that is final within the meaning of Section 1313(a) of the Code.

(iii)   Spree hereby adopts this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). The Parties shall not, and shall not permit or cause their respective Affiliates to, take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, the Spree Share Conversion or the Domestication from qualifying for the Intended Tax Treatment.

(b) Partnership Tax Audit Rules. Notwithstanding anything to the contrary in this Agreement, with respect to any Tax audit or similar proceeding of any Group Company for any taxable period (or portion thereof) ending on or prior to the Closing Date in which the Partnership Tax Audit Rules would apply to such Group Company (each, a “Relevant Tax Audit”), at the election of Spree (in its reasonable discretion), the “partnership representative” of such Group Company (for purposes of the Partnership Tax Audit Rules), the Group Companies, and all of their respective Affiliates shall take such actions as are necessary to make (or cause to be made) a “push out” election under Section 6226 of the Code with respect to any “imputed underpayment” (as defined in the Partnership Tax Audit Rules) arising in connection with any such Relevant Tax Audit (and to make any similar elections under any provisions of applicable state or local Law). Neither the “partnership representative” of such Group Company, any Group Company or any of their respective Affiliates shall make any election or otherwise take any action to cause the Partnership Tax Audit Rules to apply to the Group Companies at any earlier date than is required by applicable Law.

(c) Tax Election. The Company shall make or cause to remain in effect an election under Section 754 of the Code for the taxable period which includes the Closing Date.

(d) Tax Matters Cooperation. Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, and any audit or tax proceeding. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and making available to the Pre-Closing Spree Shareholders information reasonably necessary to compute any income of any such holder (or its direct or indirect owners) arising (i) if applicable, as a result of Spree’s status as a “passive foreign investment company” within the meaning of Section 1297(a) of the Code or a “controlled foreign corporation” within the meaning of Section 957(a) of the Code for any taxable period ending on or prior to the Closing, including timely providing (A) a PFIC Annual Information Statement to enable such holders to make a “Qualifying Electing Fund” election under Section 1295 of the Code for such taxable period, and (B) information to enable applicable holders to report their allocable share of “subpart F” income under Section 951 of the Code for such taxable period and (ii) under Section 367(b) of the Code and the Treasury Regulations promulgated thereunder as a result of the Domestication.

(e) Spree Taxable Year. The Parties agree to treat the taxable year of Spree as ending on the date that the Domestication is consummated for U.S. federal income tax purposes.

Section 5.6 Company Exclusive Dealing.

(a) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause the other Group Companies and its and their respective officers and directors to not and shall use its reasonable best efforts to cause the other Representatives of the Group Companies to not, directly or indirectly: (i) solicit, initiate, knowingly induce, knowingly encourage, knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) that constitutes, or could reasonably be expected to lead to, a Company Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a Company Acquisition Proposal; (iii) engage or participate in discussions or negotiations with any Person or group with respect to, a Company Acquisition Proposal or potential Company Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Company Acquisition Proposal, (v) enter into any Contract or other arrangement or understanding (whether or not binding) regarding a Company Acquisition Proposal; (vi) make any filings or submissions with the SEC in connection with a public offering of any Equity Securities, or other securities, of any Group Company; (vii) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party with the intention of facilitating an Acquisition Proposal, or (viii) otherwise cooperate in any way with, or assist or participate in any negotiations or discussions with, any Person in connection any Company Acquisition Proposal or a transaction of the type in clause (vi) (other than to inform such Person of the existence of the Company’s obligations under this Section 5.6). During the period from the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company will not confidentially submit to or file with the SEC any Registration Statement on Form S-1 or F-1.

(b) The Company agrees to (i) notify Spree promptly (and in any event within 48 hours) orally and in writing upon receipt of any inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Company Acquisition Proposal or any inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be reasonably expected to result in a Company Acquisition Proposal, specifying the material terms and conditions thereof and the identity of the party making such Company Acquisition Proposal. The Company shall keep Spree promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the period from the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Company Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

Section 5.7 Spree Exclusive Dealing.

(a) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Spree shall not, shall cause its officers and directors to not, and the Spree Sponsor and its controlled Affiliates to not, and shall use its reasonable best efforts to cause its and their Affiliates and the other Representatives of Spree, the Spree Sponsor and their controlled Affiliates to not, directly or indirectly: (i) solicit, initiate, knowingly induce, knowingly encourage, knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) that constitutes, or could reasonably be expected to lead to, a Spree Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, an Spree Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding (whether or not binding) regarding a Spree Acquisition Proposal; (iv) make any filings or submissions with the SEC in connection with a public offering of any Equity Securities, or other securities, of Spree, other than any such filings or submissions in connection with the transactions contemplated by this Agreement or the Ancillary Documents; or (v) otherwise cooperate in any way with, or assist or participate in any negotiations or discussions with, any Person in connection any Spree Acquisition Proposal or a transaction of the type in clause (iv) (other than to inform such Person of the existence of Spree’s obligations under this Section 5.7).

(b) Spree agrees to (i) notify the Company promptly upon receipt of any Spree Acquisition Proposal by Spree, and to describe the material terms and conditions of any such Spree Acquisition Proposal in reasonable detail (including the identity of the Persons making such Spree Acquisition Proposal) and (ii) keep the Company reasonably informed on a current basis of any material modifications to such offer or information.

Section 5.8 Preparation of Registration Statement/Proxy Statement. As promptly as reasonably practicable following the date of this Agreement, Spree and the Company shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either of Spree or the Company, as applicable), and Spree shall file with the SEC, the Registration Statement/Proxy Statement (it being understood that the Registration Statement/Proxy Statement shall include a proxy statement / prospectus of Spree which will be included therein and which will be used for the Spree Shareholders Meeting to adopt and approve the Transaction Proposals, provide its applicable shareholders with the opportunity to elect to effect the Spree Shareholder Redemption, and other matters reasonably related to the Transaction Proposals, all in accordance with and as required by Spree’s Governing Documents, applicable Law, and any applicable rules and regulations of the SEC and NYSE). Each of Spree and the Company shall use its reasonable best efforts to (a) cause the Registration Statement/Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Group Companies, the provision of financial statements of, and any other information with respect to, the Group Companies for all periods, and in the form, required to be included in the Registration Statement/Proxy Statement under Securities Laws (after giving effect to any waivers received) or in response to any comments from the SEC); (b) promptly notify the others of, reasonably cooperate with each other with respect to, mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either of Spree or the Company, as applicable) and respond promptly to any comments of the SEC or its staff; (c) have the Registration Statement/Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (d) keep the Registration Statement/Proxy Statement effective through the Closing in order to permit the consummation of the transactions contemplated by this Agreement. Spree, on the one hand, and the Company, on the other hand, shall use reasonable best efforts to promptly furnish, or cause to be furnished, to the other all information concerning such Party and its Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 5.8 or for inclusion in any other statement, filing, notice or application made by or on behalf of Spree to the SEC or NYSE in connection with the transactions contemplated by this Agreement or the Ancillary Documents, including using reasonable best efforts to deliver customary tax representation letters to counsel to enable counsel to deliver any tax opinions requested or required by the SEC to be submitted in connection therewith. If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the Registration Statement/Proxy Statement, then (i) such Party shall promptly inform, in the case of Spree, the Company, or, in the case of the Company, Spree, thereof; (ii) such Party shall prepare and mutually agree upon with, in the case of Spree, the Company, or, in the case of the Company, Spree (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), an amendment or supplement to the Registration Statement/Proxy Statement subject to applicable Law and the relevant Governing Documents; (iii) Spree shall file such mutually agreed upon amendment or supplement with the SEC; and (iv) the Parties shall reasonably cooperate, if appropriate, in mailing such amendment or supplement to the Pre-Closing Spree Shareholders subject to applicable Law and the relevant Governing Documents. Spree shall promptly, as reasonably practicable, advise the Company of the time of effectiveness of the Registration Statement/Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of Post-Closing Spree Shares for offering or sale in any jurisdiction, and Spree and the Company shall each use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Parties shall use reasonable best efforts to ensure that none of the information related to it or any of its Representatives and supplied by or on its behalf for inclusion or incorporation by reference in the Registration Statement/Proxy Statement will, at the time the Registration Statement/Proxy Statement is initially filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.9 Spree Shareholder Approval. As promptly as practicable following the time at which the Registration Statement/Proxy Statement is declared effective under the Securities Act: (a) Spree shall (i) duly call and give notice of an extraordinary general meeting of Spree in accordance with applicable Law and the Governing Documents of Spree (the “Spree Shareholders Meeting”), (ii) cause the Registration Statement/Proxy Statement (including the notice of the Spree Shareholders Meeting) to be mailed to the Pre-Closing Spree Shareholders and (iii) duly convene and hold the Spree Shareholder Meeting, in each case, in accordance with the Governing Documents of Spree and applicable Law, for the purposes of obtaining the Spree Shareholder Approval and (B) use reasonable best efforts to solicit proxies from the Pre-Closing Spree Shareholders to vote in favor of each of the Transaction Proposals and (C) in connection with the mailing of the Registration Statement/Proxy Statement and the Spree Shareholders Meeting, provide the applicable Pre-Closing Spree Shareholders with the opportunity to elect to effect an Spree Shareholder Redemption in accordance with the Governing Documents of Spree. Spree shall, through unanimous approval of the Spree Board, recommend to the Pre-Closing Spree Shareholders each of the following (the “Spree Board Recommendation”): (1) the adoption and approval of this Agreement and the transactions contemplated hereby (the “Business Combination Proposal”); (2) the adoption and the approval of the Domestication in accordance with applicable Law, including changing the name of Spree to “WHC Worldwide, Inc.” (the “Domestication Proposal”); (3) the adoption and approval of the Post-Closing Spree Certificate of Incorporation in accordance with application Law (the “Required Governing Document Proposal”); (4) the adoption and approval of certain differences between the Pre-Closing Spree Governing Documents and the proposed Post-Closing Spree Certificate of Incorporation and the proposed Post-Closing Spree Bylaws (collectively, the “Other Governing Document Proposals”); (5) the election of the Post-Closing Spree Directors (the “Director Election Proposal”); (6) the adoption and approval of the issuance of the outstanding Pre-Closing Spree Shares as required by Section 312.03 of the NYSE’s Listed Company Manual (the “NYSE Proposal”); (7) the adoption and approval of the Post-Closing Spree Incentive Equity Plan (the “Spree Incentive Equity Plan Proposal”); (8) the adoption and approval of the Post-Closing Spree Employee Stock Purchase Plan (the “Spree Employee Stock Purchase Plan Proposal”) (9) the adoption and approval of each other proposal that either the SEC or NYSE (or the respective staff members thereof) indicates is necessary in its comments to the Registration Statement/Proxy Statement or in correspondence related thereto; (10) the adoption and approval of each other proposal reasonably agreed to by Spree and the Company as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents; and (11) the adoption and approval of a proposal for the adjournment of the Spree Shareholders Meeting, if deemed necessary or desirable by the Spree Board, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (1) through (11), collectively, the “Transaction Proposals”), and Spree shall include the Spree Board Recommendation in the Registration Statement/Proxy Statement. Notwithstanding the foregoing or anything to the contrary herein, Spree may only adjourn the Spree Shareholders Meeting (and Spree shall adjourn the Spree Shareholder Meeting if an adjournment is reasonably requested by the Company in writing) (A) to solicit additional proxies because there are not sufficient votes to constitute the Spree Shareholder Approval, (B) for the absence of a quorum, (C) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that Spree (or the Company) has reasonably determined in good faith, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Pre-Closing Spree Shareholders prior to the Spree Shareholders Meeting or (D) if the Pre-Closing Spree Class A Shareholders have elected to redeem a number of Pre-Closing Spree Class A Shares as of such time that would reasonably be expected to result in the condition set forth in Section 6.3(i) not being satisfied (assuming for purposes of this clause (D) that the full PIPE Financing Amount will be funded pursuant to the terms of the PIPE Subscription Agreements); provided, however, that, without the consent of the Company, in no event shall Spree adjourn the Spree Shareholders Meeting for more than fifteen (15) Business Days later than the most recently adjourned meeting or to a date that is beyond the date that is five (5) Business Days prior to the Termination Date. Spree covenants that none of the Spree Board, Spree or any committee of the Spree Board shall (1) change, withdraw, withhold, qualify, amend or modify, or publicly propose to change, withdraw, withhold, qualify, amend or modify, in a manner adverse to the Company, the Spree Board Recommendation or any other recommendation by the Spree Board or Spree of the proposals set forth in the Registration Statement/Proxy Statement, (2) adopt, approve, recommend or declare advisable to the Pre-Closing Spree Shareholders, or publicly propose to adopt, approve, recommend or declare advisable, any Spree Acquisition Proposal or (3) fail to include the Spree Board Recommendation in the Registration Statement/Proxy Statement.

Section 5.10 Conduct of Business of Spree. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Spree shall not, except as expressly contemplated by this Agreement or any Ancillary Document (including, for the avoidance of doubt, in connection with the Domestication or as contemplated pursuant to the PIPE Subscription Agreements), as required by applicable Law, as set forth on Section 5.10 of the Spree Disclosure Schedules or as consented to in writing by the Company (such consent, other than in the case of Section 5.10(a), Section 5.10(b), Section 5.10(c), Section 5.10(d), Section 5.10(h) or Section 5.10(j), not to be unreasonably withheld, conditioned or delayed), do any of the following:

(a) adopt any amendments, supplements, restatements or modifications to the Trust Agreement or the Governing Documents of Spree, as shall be permitted under and in accordance with applicable Law;

(b) create or form any Subsidiary;

(c) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or other equity interests or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person, or make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person;

(d) (i) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, its Equity Securities, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding of its Equity Securities, or (ii) authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving Spree;

(e) split, combine or reclassify any of its capital stock or other Equity Securities or issue any other security in respect of, in lieu of or in substitution for shares of its share capital;

(f) incur, create or assume any Indebtedness, or guarantee any Liability of any Person, except that Spree may issue to the Spree Sponsor (or any of its Affiliates) promissory notes that evidence up to $1,500,000 of working capital loans from the Spree Sponsor (or any of its Affiliates) that may be converted into warrants (the “Working Capital Loans”) (and if not converted into warrants, shall be repaid in full upon the Closing to the payee thereof by wire transfer of immediately available funds to the account designated by the Spree Sponsor), and issue the underlying warrants, as described in the Prospectus (if issued, the “Sponsor WCL Warrants”);

(g) make any loans or advances to, or capital contributions in, any other Person, other than to, or in, Spree;

(h) issue any Equity Securities or grant any additional options, warrants or stock or share appreciation rights with respect to its Equity Securities (other than the Working Capital Loans and the Sponsor WCL Warrants);

(i) (i) amend, modify or renew any Spree Affiliated Party Transaction, or make any material payment to any Spree Affiliated Party (other than compensation payments to employees in the ordinary course of business consistent with past practice or the Contracts set forth on Schedule 4.12 of the Spree Disclosure Schedules), or (ii) enter into any Contract that would constitute a Spree Affiliated Party Transaction (other than the Working Capital Loans and the Sponsor WCL Warrants);

(j) engage in any activities or business, or incur any Liabilities outside of the ordinary course of business, other than any activities, businesses or Liabilities (i) that are either expressly permitted under this Section 5.10 (including, for the avoidance of doubt, any activities, businesses or Liabilities expressly contemplated by, incurred in connection with the performance of any covenants or agreements hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby), in accordance with this Section 5.10 or (ii) those that are administrative or ministerial in nature;

(k) enter into, or amend or modify any material term of (in a manner adverse to Spree), terminate (excluding any expiration in accordance with its terms), or waive or release any material rights, claims or benefits under, any Contract of a type required to be listed on Section 4.9(a) of the Spree Disclosure Schedules (or any Contract, that if existing on the date hereof, would have been required to be listed on Section 4.9(a) of the Spree Disclosure Schedules);

(l) adopt or amend any Spree Employee Benefit Plan, or enter into any employment contract or CBA or (ii) hire any person as an employee of Spree;

(m) make, change or revoke any material election concerning Taxes other than in the ordinary course of business, enter into any material Tax closing agreement, enter into any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes), settle or compromise any material Tax claim or assessment, file any material amended Tax Return, adopt or change any method of Tax accounting, change any Tax accounting period, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business;

(n) change Spree’s methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards;

(o) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

(p) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement;

(q) make any Spree Change of Control Payment that is not set forth on Section 4.23 of the Spree Disclosure Schedules; or

(r) enter into any Contract to take, announce or cause to be taken, any of the actions set forth in this Section 5.10.

Notwithstanding anything in this Section 5.10 or this Agreement to the contrary, but without limiting the terms of this Section 5.10, nothing set forth in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of Spree.

Section 5.11 NYSE Listing; Spree Public Filings.

(a) NYSE Listing. Spree shall use its reasonable best efforts to cause (i) Spree’s initial listing application with NYSE in connection with the transactions contemplated by this Agreement to be approved, (ii) the Post-Closing Spree Class A Shares issuable in accordance with this Agreement, including the Domestication, to be approved for listing on NYSE, subject to official notice of issuance thereof, and (c) to satisfy any of Spree’s applicable initial and continuing listing requirements of NYSE, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Closing. The Company shall use reasonable best efforts to, and shall use reasonable best efforts to cause its Representatives to, cooperate with Spree and its Representatives in connection with the foregoing provisions of this Section 5.11(a), as reasonably requested by Spree.

(b) Spree Public Filings. From the date hereof through the Closing, Spree shall (except, in the case of any reports to be filed or furnished in connection with the transactions contemplated by this Agreement or any Ancillary Document, the Company’s breach of its applicable covenants, agreements and obligations hereunder would result in Spree’s inability to make such filings) use reasonable best efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

Section 5.12 Trust Account. Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article 6 and provision of notice thereof to the Trustee, (a) at the Closing, Spree shall (i) cause the documents, certificates and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) make all appropriate arrangements to cause the Trustee to (A) pay as and when due all amounts, if any, payable to the Public Shareholders of Spree pursuant to the Spree Shareholder Redemption, (B) pay the amounts due to the underwriters of Spree’s initial public offering for their deferred underwriting commissions as set forth in the Trust Agreement and (C) immediately thereafter, pay all remaining amounts then available in the Trust Account to Spree in accordance with the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 5.13 Financing.

(a) Spree and the Company shall use reasonable best efforts to (i) obtain commitments from the PIPE Investors, on the terms and subject to the conditions therein, to purchase such amount of Post-Closing Spree Class A Shares for $10.00 per share (the “PIPE Financing Amount”), enforce the obligations of the PIPE Investors under the PIPE Subscription Agreements, and consummate the purchases contemplated by the PIPE Subscription Agreements on the terms and subject to the conditions set forth in the PIPE Subscription Agreements, (ii) satisfy all conditions to the PIPE Financing set forth in the PIPE Subscription Agreements that are within its control, and (iii) satisfy and comply with its obligations under the PIPE Subscription Agreements. The Company shall use its reasonable best efforts to, and shall cause its Representatives to use its reasonable best efforts to, cooperate with Spree and its Representatives as may be reasonably requested by Spree in connection with the arrangement of the PIPE Financing and the arrangement of the line of credit contemplated in Section 6.3(j) (each, a “Financing”), including by (A) participating in a reasonable number of meetings, presentations, due diligence sessions, drafting sessions and sessions with investors at mutually agreeable times and locations and upon reasonable advance notice, (B) reasonably assisting with the preparation of customary materials for actual and potential participants in the Financing, offering documents, private placement memoranda, prospectuses and similar documents required in connection with the Financing (which shall not include pro forma financial information), (C) providing financial statements and such other financial information regarding the Company and the Group Companies, as applicable, that is readily available or within its possession and as is reasonably requested in connection with the Financing, (D) taking or appointing a representative of Spree to take all corporate actions, subject to the occurrence of the Closing, reasonably requested by Spree to permit the consummation of the Financing(s) and the issuance of Post-Closing Spree Class A Shares immediately following the Closing, (E) reasonably assisting Spree to satisfy the conditions set forth in any document executed in connection with the Financing(s), and (F) otherwise reasonably cooperating in Spree’s efforts to consummate the Financing(s) and the other matters specified in this Section 5.13(a). The Company shall be given a reasonable opportunity to review and comment on any financing documents and any materials that are to be presented during any meetings conducted in connection with the PIPE Financing, and Spree shall give due consideration to all reasonable comments provided to it. For the avoidance of doubt, Spree shall not consummate a PIPE Financing on terms materially different than those contained in the PIPE Subscription Agreements without the prior written consent of the Company. If reasonably requested by the Company, Spree shall, to the extent it has such rights under the PIPE Subscription Agreement, waive any breach of any representation, warranty, covenant or agreement of the PIPE Subscription Agreement by any PIPE Investor to the extent necessary to cause the satisfaction of the conditions to closing of the PIPE Financing set forth in the PIPE Subscription Agreements and solely for the purpose of consummating the Closing; provided, that (A) any such waiver may be subject to, and conditioned upon, the Closing occurring and the substantially concurrent funding of such PIPE Financing, (B) subject to, and conditioned upon, the Closing occurring substantially concurrent funding of the PIPE Financing, the Company also waives any such breach to the extent the Company is a third party beneficiary of the provision that was so breached and (C) any such waiver shall be subject to the rights of the PIPE Placement Agent, as applicable, under such PIPE Subscription Agreement with respect to such waiver.

(b) Spree shall not amend, modify, terminate or waive any provisions of any PIPE Subscription Agreement without the prior written consent of the Company; provided, that any amendment, modification, termination or waiver that is solely ministerial in nature or otherwise immaterial, and, in each case, that does not affect any economic or any other material term, shall not require the prior written consent, so long as Spree has provided to the Company no less than two (2) Business Days written notice of such amendment, modification, termination or waiver, it being understood, but without limiting the foregoing, that it shall be deemed material if any amendment, modification, termination or waiver (i) reduces the amount of the PIPE Financing available under the PIPE Subscription Agreements or (ii) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the receipt of the PIPE Financing.

(c) Spree shall (i) promptly notify the Company upon having knowledge of any material breach or default under, or termination of, any PIPE Subscription Agreement (including any refusal or repudiation by any PIPE Investor with respect to its obligation and/or ability to provide the full financing contemplated by the applicable PIPE Subscription Agreement), (ii) prior to delivering any written notice (or any other material notice) to a PIPE Investor with respect to any PIPE Subscription Agreement, deliver such notice to the Company for its prior review and consent (which consent shall not be unreasonably withheld, conditioned or delayed), and (iii) promptly, and in any event, within two (2) Business Days following the Company’s reasonable request, deliver the Closing Notice (as defined in the PIPE Subscription Agreement) to the PIPE Investors if conditions to the delivery of such notice under the PIPE Subscription Agreement have been satisfied and all of the conditions to the Closing set forth in Article 6 have been satisfied or waived (other than those conditions that, by their nature, are to be satisfied at the Closing, but that would, as of such date, reasonably be expected to be satisfied if the Closing were to occur).

Section 5.14 Spree Indemnification; Directors’ and Officers’ Insurance.

(a) Each Party agrees that (i) all rights to indemnification or exculpation existing as of the date of this Agreement and in effect immediately prior to the Closing (but, for the avoidance of doubt, following the Domestication) in favor of the directors and officers of Spree, as provided in Spree’s Governing Documents or director and officer indemnification agreements, in substantially the form set forth in the Spree SEC Reports, in either case, solely with respect to any matters occurring on or prior to the Closing, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Closing for a period of six (6) years and (ii) Spree will perform and discharge, or cause to be performed and discharged, all obligations to provide such indemnity and exculpation during such six (6)-year period to the extent permitted by applicable Law. To the maximum extent permitted by applicable Law, during such six (6)-year period, Spree shall advance, or cause to be advanced, expenses in connection with such indemnification as provided in Spree’s Governing Documents or other applicable agreements as in effect immediately prior to the Closing. The indemnification and liability limitation or exculpation provisions of Spree’s Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified following the Closing in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the Closing, or at any time prior to such time, were directors or officers of Spree (the “Spree D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to the Closing and relating to the fact that such Spree D&O Person was a director or officer of Spree on or prior to the Closing, unless such amendment, repeal or other modification is required by applicable Law.

(b) Spree shall not have any obligation under this Section 5.14 to any Spree D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and nonappealable) that the indemnification of such Spree D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) Spree shall obtain, at or prior to the Closing, and Spree shall maintain, or cause to be maintained, in effect for a period of six (6) years following the Closing, without lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of Spree in effect as of the date of this Agreement with respect to matters occurring on or prior to the Closing, which may be satisfied by an existing D&O insurance policy of Spree, providing the aforementioned coverage set forth in this Section 5.14(c) (including via a prepaid or previously acquired “tail” that automatically takes effect at the Closing). Such “tail” coverage shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the Persons covered thereby) the coverage provided under Spree’s directors’ and officers’ liability insurance policies as of the date of this Agreement.

(d) If Spree or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then, in each such case, Spree shall use commercially reasonable efforts to cause the successors or assigns of Spree to assume all of the obligations set forth in this Section 5.14.

(e) The Persons entitled to the indemnification, liability limitation, exculpation or insurance coverage set forth in this Section 5.14 are intended to be third party beneficiaries of this Section 5.14. This Section 5.14 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Spree.

Section 5.15 Company Indemnification; Directors’ and Officers’ Insurance.

(a) Each Party agrees that (i) all rights to indemnification or exculpation now existing as of the date of this Agreement and in effect immediately prior to the Closing in favor of the directors and officers of the Group Companies, as provided in the Group Companies’ Governing Documents or director and officer indemnification agreements set forth on Section 5.15(a) of the Company Disclosure Schedules, in substantially the form made available, in either case, solely with respect to any matters occurring on or prior to the Closing, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Closing for a period of six (6) years and (ii) Spree will cause the applicable Group Companies to perform and discharge all obligations to provide such indemnity and exculpation during such six (6)-year period to the extent permitted by applicable Law. To the maximum extent permitted by applicable Law, during such six (6)-year period, Spree shall cause the applicable Group Companies to advance expenses in connection with such indemnification as provided in the Group Companies’ Governing Documents or other applicable agreements in effect as of immediately prior to the Closing. The indemnification and liability limitation or exculpation provisions of the Group Companies’ Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified following the Closing in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the Closing or at any time prior to the Closing, were directors or officers of the Group Companies (the “Company D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring prior to Closing and relating to the fact that such Company D&O Person was a director or officer of any Group Company on or prior to the Closing, unless such amendment, repeal or other modification is required by applicable Law.

(b) None of Spree or the Group Companies shall have any obligation under this Section 5.15 to any Company D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Company D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) If Spree or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then, in each such case, Spree shall use its commercially reasonable efforts to cause the successors or assigns of Spree to assume all of the obligations set forth in this Section 5.15.

(d) The Persons entitled to the indemnification, liability limitation, exculpation or insurance coverage set forth in this Section 5.15 are intended to be third party beneficiaries of this Section 5.15. This Section 5.15 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Spree.

Section 5.16 Post-Closing Spree Directors and Officers.

(a) Spree shall take all such action as may be necessary or appropriate such that, effective as of the Closing: (i) the Spree Board shall consist of five (5) individuals of which (A) one (1) shall be designated by the Spree Sponsor, subject to the approval of the Company (not to be unreasonably withheld), who shall qualify as an “independent director” under the listing rules of NYSE and Rule 10A-3 of the Exchange Act (the “Spree Sponsor Designee”) and (B) four (4) shall be designated by the Company (each, a “Company Designee”, and together with the Spree Sponsor Designee, the “Post-Closing Spree Directors”), subject to the approval of Spree and the Spree Sponsor (not to be unreasonably withheld); provided that two (2) of the Company Designees shall qualify as “independent directors” under the listing rules of NYSE and Rule 10A-3 of the Exchange Act; (ii) the members of the Spree Board are the individuals determined in accordance with this Section 5.16(a), Section 5.16(b) and Section 5.16(c) and (iii) the officers of Spree (the “Officers”) are the individuals determined in accordance with Section 5.16(d). The Post-Closing Spree Directors shall be assigned to classes for the terms noted in the Voting Agreement.

(b) Prior to the filing of the Registration Statement/Proxy Statement, the Spree Sponsor will provide the Company with written notice that includes the name of the Spree Sponsor Designee. Any time prior to the time at which the Registration Statement/Proxy Statement is declared effective under the Securities Act, the Spree Sponsor may, by giving the Company and Spree written notice, replace the Spree Designee with any other individual meeting the qualifications set forth in clause (i)(A) of Section 5.16(a), subject to the approval of the Company (not to be unreasonably withheld).

(c) Prior to the time at which the Registration Statement/Proxy Statement is declared effective under the Securities Act, the Company may, by giving Spree and the Spree Sponsor written notice, replace any Company Designee with any other individual, subject to the approval of Spree and the Spree Sponsor (not to be unreasonably withheld); provided that two (2) of the Company Designees qualify as “independent directors” under the listing rules of NYSE and Rule 10A-3 of the Exchange Act.

(d) The individuals identified on Section 5.16(d) of the Company Disclosure Schedules shall be the Officers immediately after the Closing, with each such individual holding the title set forth opposite his or her name. In the event that any such individual identified on Section 5.16(d) of the Company Disclosure Schedules is unwilling or unable (whether due to death, disability, termination of service, or otherwise) to serve as an Officer, then, prior to the time at which the Registration Statement/Proxy Statement is declared effective under the Securities Act, the Company may replace such individual with another individual to serve as such Officer and Section 5.16(d) of the Company Disclosure Schedules shall automatically be deemed amended to include such replacement individual as an Officer in lieu of, and to serve with the same title as, the individual so replaced.

(e) The obligations of Spree pursuant to this Section 5.16 shall include Spree taking all necessary action, including procuring resignations, so that the applicable officers and directors of Spree prior to or at the Closing cease to be directors or officers of Spree as of the Closing, to the extent such director or officer has not otherwise ceased to be a director or officer of Spree prior to the Closing.

(f) Prior to the Closing, Spree shall enter into customary indemnification agreements with the Post-Closing Spree Directors and Officers, in a form reasonably acceptable to Spree and the Company, duly executed by Spree, which shall be effective as of the Closing.

(g) Prior to the Closing, Spree shall obtain, from financially sound and reputable insurers, Directors and Officers liability insurance in such an amount and on terms and conditions reasonably satisfactory to Spree and the Company, to be effective from and as of the Closing (the “D&O Policy”). Spree undertakes that, subject to the mandatory limitations under applicable Law, as long as Spree may be obligated to provide indemnification to any of its directors and officers, Spree will maintain such D&O Policy in full force and effect, and continue to honor the obligations thereunder, and Spree shall timely pay or cause to be paid all premiums with respect to the D&O Policy.

Section 5.17 PCAOB Financials.

(a) The Company shall deliver to Spree, (i) as promptly as reasonably practicable following the date of this Agreement, the audited consolidated balance sheets of the Company as of December 31, 2020 and December 31, 2021 and the related audited consolidated statements of operations and comprehensive income (loss), and members’ equity and cash flows of the Company for the years then ended (the financial statements described in this clause (i), the “Closing Company Audited Financial Statements”), and (ii) as promptly as reasonably practicable following the date of the applicable period, any other audited or unaudited consolidated balance sheets and the related unaudited consolidated statements of operations and comprehensive income (loss), and members’ equity and cash flows of the Group Companies as of and for a year-to-date period ended as of the end of any other different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal quarter), as applicable, that as of such date is required to be included in the Registration Statement/Proxy Statement (the financial statements described in this clause (ii), the “Other Closing Company Financial Statements” and, collectively with the Closing Company Audited Financial Statements, the “Closing Company Financial Statements”). The Company shall cause the Closing Company Financial Statements (A) to be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except, in the case of any audited financial statements, as may be specifically indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be individually or in the aggregate material) and the absence of notes thereto), (B) in the case of any audited financial statements, to be audited in accordance with the standards of the PCAOB and to contain a report of the Company’s auditor and (C) to comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates of delivery (including Regulation S-X or Regulation S-K, as applicable).

(b) The Company shall use its reasonable best efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the Group Companies, Spree in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement/Proxy Statement and any other filings to be made by Spree with the SEC in connection with the transactions contemplated by this Agreement or any Ancillary Document and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC.

(c) Spree shall pay the PCAOB Audit Expenses within 35 days of delivery of the audited financial and reviewed financial statements referred to in the definition thereof.

Section 5.18 Post-Closing Spree Incentive Equity Plan.

(a) Prior to the Spree Shareholders Meeting, the Spree Board shall approve and adopt the equity incentive plan, in the form set forth as Exhibit G-1 (the “Post-Closing Spree Incentive Equity Plan”), in the manner prescribed under applicable Laws, effective as of immediately prior to the Closing, reserving initially 4,500,000 Post-Closing Spree Class A Shares for grant thereunder plus such additional Post-Closing Spree Class A Shares as may become available for issuance in accordance with the terms set forth in the Post-Closing Spree Incentive Equity Plan.

(b) Prior to the Spree Shareholders Meeting, the Spree Board shall approve and adopt the employee stock purchase plan, in the form set forth on Exhibit G-2 (the “Post-Closing Spree Employee Stock Purchase Plan”), in the manner prescribed under applicable Laws, effective as of immediately prior to the Closing, reserving initially 1,500,000 Post-Closing Spree Class A Shares for purchase thereunder.

Section 5.19 Post-Closing Spree Bylaws. Prior to the occurrence of the Closing, Spree shall adopt, or cause to be adopted, the Post-Closing Spree Bylaws in accordance with applicable Law.

Section 5.20 Guaranties. Following the Closing, Spree shall use reasonable efforts to obtain the release of William M. George from all guaranties of financial instruments and leases entered into by William M. George prior to the Closing with respect to the Group Companies and as set forth on Schedule 5.20.

Section 5.21 No Use of Spree Name. The Group Companies (including, for the avoidance of doubt, the Post-Closing Company) shall have no right or expectancy in or to the name “Spree Acquisition Corp. 1 Ltd.” or any derivation thereof, the trading symbols “SHAP”, “SHAPW” and “SHAPU”, Spree’s internet domain name, any other name or logo of Spree or any of its Affiliates, or the Intellectual Property rights therein (collectively, the “Spree Identifiers”) other than customary references to the former name of Spree. Immediately prior to the Closing, Spree shall transfer the Spree Identifiers to an entity of the Spree Sponsor’s choosing for aggregate consideration of $1.00.

Section 5.22 PIPE Placement Agent Deliverables. Spree and the Company shall not allow any of the following events to occur without delivering the PIPE Placement Agent Deliverables to the PIPE Placement Agent in form agreed to (but unexecuted) by the PIPE Placement Agent at least three (3) business days prior to the date of the following events, and on the date of such event executed, in each case, dated as of the respective date of such event: (i) the Registration Statement/Proxy Statement to be declared effective by the SEC or the Registration Statement/Proxy Statement to be mailed to the Pre-Closing Spree Shareholders, and (ii) the Pre-Closing Spree Shareholders Meeting to take place (with any such failure of delivery, a “Delivery Default”) unless the PIPE Placement Agent, after being notified by the Company and Spree in writing in reasonable detail of an expected Delivery Default, has had a reasonable period of time, but no less than five (5) business days, prior to the occurrence of the relevant event to take such action the PIPE Placement Agent deems appropriate, including without limitation, to elect to resign from its role, disclose such resignation publicly, and/or disclose such resignation to the SEC or otherwise (in each case above at its sole and absolute discretion) as is deemed necessary by the PIPE Placement Agent. Notwithstanding the forgoing, nothing in this Agreement shall limit the right of the PIPE Placement Agent  to take any action it deems appropriate, including without limitation, to resign from any or all of its capacities at any time and for any reason, in its sole and absolute discretion. At the Closing, the PIPE Placement Agent shall receive an opinion dated as of the Closing Date of counsel for Spree to the effect that the offering and sale of securities in the PIPE Financing was not required to be registered under the Securities Act.

Section 5.23 PIPE Placement Agent Engagement Letters. As of the Closing, WHC Worldwide, Inc., will and hereby does assume all of Spree’s obligations under each of the PIPE Placement Agent Engagement Letter without the execution of any further documentation.

ARTICLE 6
CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT

Section 6.1 Conditions to the Obligations of the Parties. The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, written waiver by all of the Parties, of the following conditions:

(a) (i) all necessary clearances, authorizations and approvals from Governmental Entities shall have been received other than those set forth in Section 3.5(a) of the Company Disclosure Schedules and (ii) each applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired, been terminated or obtained (or deemed, by applicable Law, to have been obtained), as applicable; for the avoidance of doubt, the receipt of a letter from the FTC or the Antitrust Division similar to the content of the form letter announced and disclosed by the FTC on August 3, 2021 shall not be used as, or deemed to be, the basis for concluding that any closing condition is not, or will not be, satisfied for the purposes of this Article 6;

(b) no Order, Law or other legal restraint or prohibition issued by any court of competent jurisdiction or other Governmental Entity of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall be in effect, and no Law or regulation shall have been adopted that makes the consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited;

(c) the Registration Statement/Proxy Statement shall have become effective in accordance with the applicable provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement/Proxy Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;

(d) the Company Required Approval shall have been obtained;

(e) the Required Spree Shareholder Approval (other than the Spree Incentive Equity Plan Proposal) shall have been obtained;

(f) Spree’s initial listing application with NYSE in connection with the transactions contemplated by this Agreement shall have been conditionally approved and, immediately following the Closing, Spree shall, after giving effect to the Spree Shareholder Redemption, satisfy any applicable initial and continuing listing requirements of NYSE, and Spree shall not have received any notice of non-compliance therewith that has not been cured prior to, or would not be cured at or immediately following, the Closing, and the Post-Closing Spree Class A Shares (including the Post-Closing Spree Class A Shares to be issued hereunder) shall have been approved for listing on NYSE;

(g) after giving effect to the transactions contemplated hereby (including after giving effect to the PIPE Financing and after giving effect to the Spree Shareholder Redemption), Spree shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Closing; and

(h) as of the Closing, each of the Ancillary Documents shall be in full force and effect and shall not have been rescinded by any of the parties thereto.

(i) the delivery of PIPE Placement Agent Deliverables, each dated as of the Closing Date, to the PIPE Placement Agent.

Section 6.2 Other Conditions to the Obligations of Spree. The obligations of Spree to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, written waiver by Spree of the following further conditions:

(a) (i) the Company Fundamental Representations shall be true and correct in all material respects as of as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), and (ii) the representations and warranties of the Company set forth in Article 3 (other than the Company Fundamental Representations) shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, have not had and would not reasonably be expected to have a Company Material Adverse Effect;

(b) the Company shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by the Company under this Agreement at or prior to the Closing;

(c) since the date of this Agreement, no Company Material Adverse Effect has occurred that is continuing;

(d) there is no Proceeding pending or threatened in writing by any Governmental Entity that would materially restrict Spree’s ability to operate the business to be acquired pursuant to the transactions contemplated by this Agreement following the Closing or that could require Spree to divest any businesses or assets of the Company following the Closing;

(e) at or prior to the Closing, the Company shall have delivered, or caused to be delivered, to Spree the following documents: a certificate duly executed by an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 6.2(a), Section 6.2(b) and Section 6.2(c) are satisfied, in a form and substance reasonably satisfactory to Spree; and (ii) each of the Ancillary Documents required to be entered into by the Company, duly executed by the Company; and

Section 6.3 Other Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, written waiver by the Company of the following further conditions:

(a) (i) other than the Spree Fundamental Representations, which shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), and (ii) the representations and warranties of Spree (other than the Spree Fundamental Representations) contained in Article 4 of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Spree Material Adverse Effect” or any similar limitation set forth herein) in all respects as of as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, have not had and would not reasonably be expected to have a Spree Material Adverse Effect;

(b) Spree shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by Spree under this Agreement at or prior to the Closing;

(c) since the date of this Agreement, no Spree Material Adverse Effect has occurred that is continuing;

(d) as of immediately following the Closing, the Spree Board shall consist of the directors determined pursuant to Section 5.16;

(e) the Spree Sponsor shall have complied in all material respects with their covenants and agreements required to be performed or complied with by them under the Sponsor Letter Agreement at or prior to the Closing;

(f) the Domestication shall have been consummated on the Closing Date prior to the Closing in accordance with Section 2.3 and a time-stamped copy of the Certificate of Domestication issued by the Secretary of State of the State of Delaware in relation thereto shall have been delivered to the Company;

(g) the sum of all Unpaid Spree Expenses shall not exceed the difference between $25,000,000 and the Unpaid Company Expenses that are specified in Schedule I and attributable to the Company; and

(h) at or prior to the Closing, Spree shall have delivered, or caused to be delivered, to the Company the following documents: a certificate duly executed by an authorized officer of Spree, dated as of the Closing Date, to the effect that the conditions specified in Section 6.3(a), Section 6.3(b), and Section 6.3(c), are satisfied, in a form and substance reasonably satisfactory to the Company; and (ii) each of the Ancillary Documents required to be entered into by Spree, duly executed by Spree;

(i) the amount of cash on Spree’s balance sheet at the Closing, inclusive of any proceeds received by either Spree or the Company before or at the Closing resulting from the PIPE Financing and other non-debt equity financings consented to by the Company (with any cash raised prior to the Closing being deemed cash on the balance sheet at the Closing) or other transfers of cash by Spree to the Company prior to or at the Closing, and following the application of all redemptions and the payment of all Spree Expenses and Company Expenses, shall not be less than $50,000,000 (“Minimum Cash Condition”); and

(j) [Reserved.]

(k) Spree shall not have any Indebtedness for borrowed money, other than promissory amounts owed to Spree Sponsor as described in the Initial Registration Statement, and other than in connection with any backstop, forward purchase or other forms of non-redemption agreements reasonably required to ensure a public float as required by under NYSE requirements.

Section 6.4 Frustration of Closing Conditions. The Company may not rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was proximately caused by the Company’s breach of its obligations under this Agreement, including a breach of its obligations to use reasonable best efforts to cause the Closing to occur as required by Section 5.2. Spree may not rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was proximately caused by Spree’s breach of its obligations under this Agreement, including a breach of its obligations to use reasonable best efforts to cause the Closing to occur as required by Section 5.2.

ARTICLE 7
TERMINATION

Section 7.1 Termination. This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned, at any time prior to the Closing:

(a) by mutual written consent of Spree and the Company;

(b) by Spree, if any of the representations or warranties set forth in Article 3 shall not be true and correct or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.2(a) or Section 6.2(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to the Company by Spree, and (ii) the Termination Date; provided, however, that Spree is not then in breach of this Agreement so as to prevent the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) from being satisfied;

(c) by the Company, if any of the representations or warranties set forth in Article 4 shall not be true and correct or if Spree has failed to perform any covenant or agreement on the part of Spree set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to Spree by the Company and (ii) the Termination Date; provided, however, the Company is not then in breach of this Agreement so as to prevent the condition to Closing set forth in either Section 6.2(a) or Section 6.2(b) from being satisfied;

(d) by either Spree or the Company, if any of the conditions to Closing set forth in Article 6 have not been satisfied or waived prior to 11:59 P.M. (eastern time) June 30, 2023 (the “Termination Date,” provided, that if the Registration Statement/Proxy Statement shall have been declared effective by the SEC prior to such time, “Termination Date” shall be the date that is sixty (60) days following the date of effectiveness of the Registration Statement/Proxy Statement, which date may be extended by the written mutual agreement of Spree and the Company if the conditions set forth in Article 6 have not been satisfied as of such time); provided, that (i) Spree shall not have the right to terminate this Agreement pursuant to this Section 7.1(d) if Spree’s breach of any of its covenants or obligations under this Agreement or any Ancillary Document to which it is a party proximately caused (either individually or when taken together) the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date, (ii) the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d) if the Company’s breach of any of its covenants or obligations under this Agreement or any Ancillary Documents to which it is a party proximately caused (either individually or when taken together) the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date, and (iii) the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d) for ninety (90) days after the Termination Date if the Registration Statement/Proxy Statement was not filed with the SEC by December 24, 2022;

(e) by either Spree or the Company, if any Governmental Entity of competent jurisdiction shall have issued an Order permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such Order shall have become final and nonappealable, or if there shall be adopted any Law or regulation that permanently makes the consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited;

(f) by written notice by Spree to the Company, if there shall have been a Company Material Adverse Effect on the Group Companies on a consolidated basis following the date of this Agreement which is uncured and continuing;

(g) by written notice by Spree to the Company, if the Registration Statement/Proxy Statement has not been filed with the SEC by December 24, 2022; or

(h) by either Spree or the Company, if the Spree Shareholders Meeting has been held (including following any adjournment thereof) and concluded, Spree’s shareholders have duly voted and the Required Spree Shareholder Approval was not obtained.

Section 7.2 Effect of Termination(a). Except for a termination pursuant to Section 7.1(a), any termination of this Agreement pursuant to Section 7.1 will be effective (subject to the cure periods (if any) provided above) immediately upon the delivery of a valid written notice of the terminating Party to each of the other Party hereto. In the event of the termination of this Agreement pursuant to Section 7.1, (a) this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Representatives) with the exception of Section 5.3(a), this Section 7.2, Article 8 and Article 1 (to the extent, with respect to Article 1, related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties and (b) the Confidentiality Agreement, which shall survive such termination and remain valid and binding obligations of the parties thereto in accordance with their respective terms. Notwithstanding the foregoing or anything to the contrary herein, the termination of this Agreement pursuant to Section 7.1 shall not affect (i) any Liability on the part of any Party for any Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud or (ii) any Person’s Liability under any PIPE Subscription Agreement, the Confidentiality Agreement or the Sponsor Letter Agreement to which he, she or it is a party to the extent arising from a claim against such Person by another Person party to such agreement on the terms and subject to the conditions thereunder.

ARTICLE 8
MISCELLANEOUS

Section 8.1 Non-Survival. The representations and warranties, and each of the agreements and covenants (to the extent such agreement or covenant contemplates or requires performance at or prior to the Closing) in this Agreement shall terminate at the Closing. Each covenant and agreement contained herein that, by its terms, expressly contemplates performance after the Closing shall so survive the Closing in accordance with its terms.

Section 8.2 Entire Agreement; Assignment. This Agreement (together with the Ancillary Documents) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement may not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of Spree and the Company; provided, however, that to the extent any such assignment following the Closing relates to the Spree Sponsor Specified Provisions, the assigning Party shall continue to be bound by its obligations under such provisions. Any attempted assignment of this Agreement not in accordance with the terms of this Section 8.2 shall be void.

Section 8.3 Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by Spree and the Company; provided, however, that any such amendment or modification following the Closing with respect to the Spree Sponsor Specified Provisions shall also require the written consent of the Spree Sponsor and any such amendment or modification of the WMG Specified Provisions shall require the written consent of William M. George, and any such amendment  or modification to Section 5.22 shall require the written consent of the PIPE Placement Agent. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 8.3 shall be void, ab initio.

Section 8.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by email (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the email was sent to the intended recipient thereof without an “error” or similar message that such email was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Party as follows:

(a) If to Spree, to:

Spree Acquisition Corp. 1 Limited

1922 Wildwood PL NE

Atlanta GA, 30324, USA

Attn.: Chairman of the Board

Email: sg@spree1.com

with a copy (which shall not constitute notice) to:

Meitar Law Offices

16 Abba Hillel Rd.

Ramat Gan 5250608, Israel

Attn.: David Chertok

Email: dchertok@meitar.com

and

McDermott Will & Emery LLP

One Vanderbilt Ave.

New York, NY 10017

Attn: Mark Selinger

Email: mselinger@mwe.com

(b) If to the Company, to:

WHC Worldwide, LLC

1300 Lydia Ave.

Kansas City, MO, 64106

Attn.: Chief Executive Officer

Email: wmgeorge@ztrip.com

with copies (which shall not constitute notice) to:

Stinson LLP

1201 Walnut Street, Suite 2900

Kansas City, MO 64106

Attn.: Jack Bowling & Stephen Quinlivan

Email: jack.bowling@stinson.com

stephen.quinlivan@stinson.com

or to such other address as the Party to whom notice is given may have furnished following the date of this Agreement and prior to such notice to the others in writing in the manner set forth above.

Section 8.5 Governing Law. This Agreement and the consummation of the transactions contemplated by this Agreement, and any action, suit, dispute, controversy or claim arising out of this Agreement and the consummation of the transactions contemplated by this Agreement, or the validity, interpretation, breach or termination of this Agreement and the consummation of the transactions contemplated by this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware (except that the laws of the Cayman Islands shall also apply to the Domestication).

Section 8.6 Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that (a) if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all Unpaid Company Expenses and Spree shall pay, or cause to be paid, all Unpaid Spree Expenses and (b) if the Closing occurs, then, subject to the Sponsor Letter Agreement, Spree shall pay, or cause to be paid, all Unpaid Company Expenses, all Unpaid Spree Expenses.

Section 8.7 Construction; Interpretation. The term “this Agreement” means this Business Combination Agreement together with the Schedules, Annexes and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (j) all references to Articles, Sections, Exhibits, Annexes or Schedules are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement; (k) the words “made available” (regardless of whether capitalized or not) shall mean, when used with reference to documents or other materials required to be provided or made available to Spree, any documents or other materials posted to the electronic data room located at stinson.highq.com under the project name “Project Stripe” as of 5:00 p.m., Eastern Standard Time, at least one (1) day prior to the date of this Agreement; (l) all references to any Law will be to such Law as amended, supplemented or otherwise modified or reenacted from time to time; and (m) all references to any Contract are to that Contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement). If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

Section 8.8 Exhibits and Schedules. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered Sections and subsections set forth in this Agreement. Any item disclosed in the Company Disclosure Schedules or in the Spree Disclosure Schedules corresponding to any Section or subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 4 (in the case of the Spree Disclosure Schedules), respectively, shall be deemed to have been disclosed with respect to every other section and subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 4 (in the case of the Spree Disclosure Schedules), respectively, where the relevance of such disclosure to such other Section or subsection is reasonably apparent on the face of the disclosure. The information and disclosures set forth in the Schedules that correspond to the section or subsections of Article 3 or Article 4 may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature.

Section 8.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 5.14, Section 5.15, the last sentence of this Section 8.9 and Section 8.13, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement except that William M. George is a third party beneficiary of Section 2.7, Section 2.8 and Section 5.20 (the “WMG Specified Provisions”). The Spree Sponsor shall be an express third party beneficiary of Section 5.14, Section 8.2, Section 8.3, this Section 8.9, Section 8.13 and Section 8.14 (collectively, the “Spree Sponsor Specified Provisions”). The PIPE Placement Agent shall be an express third party beneficiary of Section 5.22, Section 5.23, and Section 6.1(i).

Section 8.10 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 8.11 Counterparts; Electronic Signatures. This Agreement and each Ancillary Document (including any of the closing deliverables contemplated hereby) may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Document (including any of the closing deliverables contemplated hereby) by DocuSign, email, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement or any such Ancillary Document.

Section 8.12 Knowledge of Company; Knowledge of Spree. For all purposes of this Agreement, the phrase “to the Company’s knowledge” and “known by the Company” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 8.12(a) of the Company Disclosure Schedules, assuming reasonable due inquiry and investigation of his or her direct reports. For all purposes of this Agreement, the phrase “to Spree’s knowledge” and “to the knowledge of Spree” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 8.12(b) of the Spree Disclosure Schedules, assuming reasonable due inquiry and investigation of his or her direct reports. For the avoidance of doubt, none of the individuals set forth on Section 8.12(a) of the Company Disclosure Schedules or Section 8.12(b) of the Spree Disclosure Schedules shall have any personal Liability or obligations regarding such knowledge.

Section 8.13 No Recourse. Without limiting any right of any party against any other party to an Ancillary Document to the extent on the terms and subject to the conditions thereunder or the Liabilities of any party to an Ancillary Document to the extent arising from a claim against such party by another party to such agreement on the terms and subject to the conditions thereunder, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought by and against, the Parties, and then only with respect to the specific covenants, agreements, obligations, representations and warranties set forth herein with respect to such Party. Without limiting any rights of any party against another party to an Ancillary Document to the extent on the terms and subject to the conditions thereunder or the Liabilities of any party to an Ancillary Document to the extent arising from a claim against such party by another party to such agreement on the terms and subject to the conditions thereunder, except for the Parties (and then only to the extent of the specific covenants, agreements, obligations, representations and warranties undertaken by such named party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any named party to this Agreement and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company or Spree under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

Section 8.14 Extension; Waiver. The Company may (a) extend the time for the performance of any of the obligations or other acts of Spree set forth herein, (b) waive any inaccuracies in the representations and warranties of Spree set forth herein or (c) waive compliance by Spree with any of the agreements or conditions set forth herein. Spree may (i) extend the time for the performance of any of the obligations or other acts of the Company set forth herein, (ii) waive any inaccuracies in the representations and warranties of the Company set forth herein or (iii) waive compliance by the Company with any of the agreements or conditions set forth herein. Notwithstanding the foregoing or anything to the contrary in this Agreement, any extension or waiver following the Closing with respect Spree Sponsor Specified Provisions shall also require the written consent of the Spree Sponsor and any extension or waiver of the WMG Provisions shall require the consent of William M. George. Any agreement on the part of any such Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 8.15 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.15.

Section 8.16 Submission to Jurisdiction. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, the Superior Court of the State of Delaware, or the United States District Court for the District of Delaware and, in each case, the appellate court(s) therefrom), for the purposes of any Proceeding, claim, demand, action or cause of action (a) arising under this Agreement or under any Ancillary Document or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding claim, demand, action or cause of action against such Party (i) arising under this Agreement or under any Ancillary Document or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, (A) any claim that such Party is not personally subject to the jurisdiction of the courts as described in this Section 8.16 for any reason, (B) that such Party or such Party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (1) the Proceeding, claim, demand, action or cause of action in any such court is brought against such Party in an inconvenient forum, (2) the venue of such Proceeding, claim, demand, action or cause of action against such Party is improper or (3) this Agreement, or the subject matter hereof, may not be enforced against such Party in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 8.4 shall be effective service of process for any such Proceeding, claim, demand, action or cause of action.

Section 8.17 Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with its specific terms or otherwise breach such provisions. It is accordingly acknowledged and agreed that the Parties shall be entitled to an injunction or injunctions, specific performance and/or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without being required to provide or post any bond or other security or undertaking and without proof of damages or inadequacy of any remedy at Law, and this being in addition to any other remedy to which they are entitled under this Agreement or at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and/or other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 8.18 Trust Account Waiver.

(a) Reference is made to the final prospectus of Spree, filed with the SEC (File No. 333-261367, on December 17, 2021 (the “Prospectus”). For purposes of this Agreement, “Trust Account” means the trust account established by Spree with the proceeds from its initial public offering (the “IPO”) and concurrent private placement pursuant to the Trust Agreement in accordance with the Prospectus. The Company acknowledges and agrees and understands that Spree has established the Trust Account containing the proceeds of its IPO and the overallotment shares acquired by Spree’s underwriters in connection therewith and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Spree’s public shareholders (including overallotment shares acquired by Spree’s underwriters, the “Public Shareholders”). For and in consideration of Spree entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees, on behalf of itself and its Representatives, that, notwithstanding the foregoing or anything to the contrary in this Agreement (but without limiting Section 8.18(b)), none of the Company or any of its Representatives does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account, or make any claim against the Trust Account (including any distributions therefrom to the Public Shareholders or in respect of deferred underwriting commissions from the IPO), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Spree or any of its Representatives, on the one hand, and the Company or any of its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Trust Account Released Claims”). The Company, on its own behalf and on behalf of its Representatives, hereby irrevocably waives any Trust Account Released Claims that it or any of its Representatives may have against the Trust Account (including any distributions therefrom to the Public Shareholders or in respect of deferred underwriting commissions from the IPO) now or in the future as a result of, or arising out of, any negotiations or Contracts with Spree or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom to the Public Shareholders or in respect of deferred underwriting commissions from the IPO) for any reason whatsoever (including for an alleged breach of any agreement with Spree or its Affiliates).

(b) Notwithstanding Section 8.18(a), Section 8.18(a) shall not serve to limit or prohibit (and the Trust Account Released Claims shall not include) the Company’s right to pursue a claim against (i) Spree under, and on the terms and subject to the conditions in, this Agreement or under, and on the terms and subject to the conditions in, any Ancillary Document to which it and Spree is a party or (ii) any other party to an Ancillary Document to which it is a party under, and on the terms and subject to the conditions in, such Ancillary Document, in the case of either clause (i) or (ii), for legal relief against monies or other assets held outside the Trust Account or for specific performance or other equitable relief to the extent not prohibited by this Agreement or such Ancillary Document (including a claim for Spree to specifically perform its obligations under this Agreement pursuant to Section 8.17). If the terms of the Confidentiality Agreement or any Ancillary Document conflicts with the terms of this Section 8.18(b), the terms of this Section 8.18(b) shall govern and control to the extent of such conflict. The Parties acknowledge and agree that this Section 8.18 supersedes and replaces Section 7(h) of the Confidentiality Agreement in its entirety and Section 7(h) of the Confidentiality Agreement will no longer be of any force or effect.

[signature page follows]

IN WITNESS WHEREOF, each of the Parties has caused this Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

SPREE ACQUISITION CORP. 1 LIMITED

By:	/s/ Steven Greenfield
	Name:	Steven Greenfield
	Title:	Chairman of the Board

WHC WORLDWIDE, LLC

By:	/s/ William M. George
	Name:	William M. George
	Title:	Chief Executive Officer

Exhibit A

Form of Tax Receivables Agreement

TAX RECEIVABLE AGREEMENT

by and among

SPREE ACQUISITION CORP. 1 LIMITED

and

THE PERSONS NAMED HEREIN

This TAX RECEIVABLE AGREEMENT (this “Agreement”), dated as of October 29, 2022, is made and entered into by and among Spree Acquisition Corp. 1 Limited, a Cayman Islands exempted company (the “Corporate Taxpayer”), the TRA Party Representative (as defined below) and each of the other Persons (as defined below) party hereto from time to time (each, a “TRA Party” and, collectively, the “TRA Parties”). This Agreement shall become effective upon the Closing of the BCA (as defined below). In connection with the Closing, the Corporate Taxpayer was domesticated as a Delaware corporation and named WHC Worldwide, Inc.

RECITALS

WHEREAS, the TRA Parties directly or indirectly hold limited liability company units (the “Units”) in WHC Worldwide, LLC, a Missouri limited liability company (“OpCo”), which is classified as a partnership for United States federal income tax purposes;

WHEREAS, the Corporate Taxpayer and OpCo entered into that certain Business Combination Agreement, dated the date hereof (as further amended or modified in whole or in part from time to time in accordance with such Agreement, the “BCA”), pursuant to which, among other things, the Corporate Taxpayer (i) acquired certain Units in exchange for a cash contribution to OpCo and (ii) became the managing member of OpCo, and from and after the date of this Agreement, holds and will hold, directly and/or indirectly, Units;

WHEREAS, following the transactions contemplated by the BCA, the Units held by the TRA Parties, together with Class X common stock of the Corporate Taxpayer, may be exchanged or redeemed for Class A common stock of the Corporate Taxpayer (the “Class A Shares”) constituting the Stock Exchange Payment or, alternatively, at the election of the Corporate Taxpayer, the Cash Exchange Payment (an “Exchange”), pursuant to the provisions of the LLC Agreement (as defined below);

WHEREAS, OpCo and each of its direct and indirect Subsidiaries (as defined below) treated as a partnership for United States federal income tax purposes currently have and will have in effect an election under Section 754 of the Code for the Taxable Year (as defined below) that includes the Closing Date and each subsequent Taxable Year in which a taxable acquisition (including a deemed taxable acquisition under Section 707(a) of the Code) of Units, together with Class X common stock of the Corporate Taxpayer by the Corporate Taxpayer from the TRA Parties for Class A Shares or other consideration occurs;

WHEREAS, as a result of the Exchanges, the income, gain, loss, expense and other Tax (as defined below) items of the Corporate Taxpayer may be affected by the Basis Adjustments (as defined below) and deductions attributable to any payment (including amounts attributable to Imputed Interest (as defined below)) made under this Agreement (collectively, the “Tax Attributes”); and

WHEREAS, the parties to this Agreement desire to make certain arrangements with respect to the effect of the Tax Attributes on the liability for Taxes of the Corporate Taxpayer.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the terms set forth in this ARTICLE I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Actual Tax Liability” means, with respect to any Taxable Year, an amount, not less than zero, equal to the sum of (i) the actual liability for U.S. federal income Taxes of the Corporate Taxpayer for such Taxable Year and without duplication, the portion of any actual “imputed underpayment” imposed directly on OpCo (and any of OpCo’s Subsidiaries treated as a partnership for U.S. federal income tax purposes) under Section 6225 of the Code that is allocable to the Corporate Taxpayer in accordance with the LLC Agreement and the Code, and (ii) the product of (A) the actual amount of taxable income for U.S. federal income Tax purposes (taking into account any adjustments pursuant to Section 6225 of the Code) of the Corporate Taxpayer for such Taxable Year (determined without taking into account any U.S. federal income tax benefit of any applicable state or local tax deduction), and (B) the Assumed State and Local Tax Rate; provided that, in each case, if applicable, such amounts shall be determined in accordance with a Determination (including interest imposed in respect thereof under applicable law). For the avoidance of doubt, the calculation of the amount described in clause (i) shall take into account any U.S. federal income tax benefit realized by the Corporate Taxpayer with respect to state and local jurisdiction income taxes (with such benefit determined by taking into account an assumed deduction based on the amount computed under clause (ii), and disregarding the actual deduction for state and local jurisdiction income taxes reflected on the Corporate Taxpayer’s income tax return).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means SOFR plus 100 basis points.

“Agreement” shall have the meaning set forth in the recitals hereto.

“Amended Schedule” shall have the meaning set forth in Section 2.3(b).

“Assumed State and Local Tax Rate” means the tax rate equal to the sum of (a) for each state that imposes income or franchise taxes on the Corporate Taxpayer on its allocable share of income with respect to its interest in OpCo, the product of (i) the Corporate Taxpayer’s income tax apportionment factor for each such state and local jurisdiction in which the Corporate Taxpayer files income or franchise tax returns for the relevant Taxable Year and (ii) the highest corporate income and franchise tax rate in effect for such Taxable Year for each such state and local jurisdiction in which the Corporate Taxpayer files income tax returns for each relevant Taxable Year, and (b) for each state that imposes income or franchise taxes directly on OpCo (and any of OpCo’s Subsidiaries treated as a partnership for state income tax purposes), the product of (i) the income tax apportionment factor for OpCo or such Subsidiary, as applicable, for each such state in which OpCo or such Subsidiary files income or franchise tax returns for the relevant taxable year of OpCo or such Subsidiary ending on or after the Business Combination Date and (ii) the highest income and franchise tax rate in effect applicable to OpCo or such Subsidiary, as applicable, for such taxable year for each such state in which OpCo or such Subsidiary files income or franchise tax returns.

“Attributable” means the portion of any Tax Attribute of the Corporate Taxpayer, Opco and/or their respective Subsidiaries that is attributable to a TRA Party and shall be determined by reference to the Tax Attributes, under the following principles:

(i) any Basis Adjustments shall be determined separately with respect to each TRA Party and the portion that is Attributable to a TRA Party shall be an amount equal to the total Basis Adjustments relating to the Units Exchanged by such TRA Party; and

(ii) any deduction to the Corporate Taxpayer or its Subsidiaries, as applicable, with respect to a Taxable Year in respect of any payment (including amounts attributable to Imputed Interest) made under this Agreement is Attributable to the Person that is required to include the Imputed Interest or other payment in income (without regard to whether such Person is actually subject to Tax thereon).

“Basis Adjustment” means the adjustment to the Tax basis of a Reference Asset under Sections 732, 734(b) and/or 1012 of the Code (in situations where, as a result of one or more Exchanges, OpCo becomes an entity that is disregarded as separate from its owner for United States federal income Tax purposes) or under Sections 734(b), 743(b), 754 and/or 755 of the Code (in situations where, following an Exchange, OpCo remains in existence as an entity treated as a partnership for United States federal income Tax purposes) and, in each case, comparable sections of state and local Tax laws, as a result of an Exchange and the payments made pursuant to this Agreement. The amount of any Basis Adjustment shall be determined using the Market Value with respect to such Exchange, except, for the avoidance of doubt, as otherwise required by a Determination. For the avoidance of doubt, payments under this Agreement shall not be treated as resulting in a Basis Adjustment to the extent such payments are treated as Imputed Interest, and the amount of any Basis Adjustment resulting from an Exchange of one or more Units shall be determined without regard to any Pre-Exchange Transfer of such Units and as if any such Pre- Exchange Transfer had not occurred.

“Basis Schedule” shall have the meaning set forth in Section 2.1.

A “Beneficial Owner” of a security means a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“Board” means the Board of Directors of the Corporate Taxpayer.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Wilmington, Delaware are authorized or required by Law to close.

“Cash Exchange Payment” has the meaning set forth in the LLC Agreement.

“Change of Control” means the occurrence of any of the following events:

(i) any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act or any successor provisions thereto (excluding (A) a corporation or other entity owned, directly or indirectly, by the stockholders of the Corporate Taxpayer in substantially the same proportions as their ownership of stock of the Corporate Taxpayer or (B) a group of Persons in which one or more of the Permitted Investors or Affiliates of Permitted Investors directly or indirectly hold Beneficial Ownership of securities representing more than 50% of the total voting power held by such group) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporate Taxpayer representing more than 50% of the combined voting power of the Corporate Taxpayer’s then outstanding voting securities;

(ii) the following individuals cease for any reason to constitute a majority of the number of directors of the Corporate Taxpayer then serving: individuals who, on the Closing Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Corporate Taxpayer) whose appointment or election by the Board or nomination for election by the Corporate Taxpayer’s shareholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on the Closing Date or whose appointment, election or nomination for election was previously so approved or recommended by the directors referred to in this clause (ii);

(iii) there is consummated a merger or consolidation of the Corporate Taxpayer with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (A) the Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary of the Corporate Taxpayer, the ultimate parent thereof or (B) the voting securities of the Corporate Taxpayer immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary of the Corporate Taxpayer, the ultimate parent thereof; or

(iv) the shareholders of the Corporate Taxpayer approve a plan of complete liquidation or dissolution of the Corporate Taxpayer or there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by the Corporate Taxpayer of all or substantially all of the assets of the Corporate Taxpayer and its Subsidiaries, taken as a whole, other than such sale or other disposition by the Corporate Taxpayer of all or substantially all of the assets of the Corporate Taxpayer and its Subsidiaries, taken as a whole, to an entity at least 50% of the combined voting power of the voting securities of which are owned by shareholders of the Corporate Taxpayer in substantially the same proportions as their ownership of the Corporate Taxpayer immediately prior to such sale.

Notwithstanding the foregoing, except with respect to clause (ii) and clause (iii)(A) above, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of the Corporate Taxpayer immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of the Corporate Taxpayer immediately following such transaction or series of transactions.

“Class A Shares” shall have the meaning set forth in the recitals hereto.

“Closing Date” means the date of the consummation of the transactions contemplated by the BCA.

“Code” shall have the meaning set forth in the recitals hereto.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporate Taxpayer” shall have the meaning set forth in the preamble hereto.

“Corporate Taxpayer Return” means the United States federal, state and/or local Tax Return, as applicable, of the Corporate Taxpayer filed with respect to Taxes of any Taxable Year.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the cumulative amount of Realized Tax Benefits for all Taxable Years of the Corporate Taxpayer, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedules or Amended Schedules, if any, in existence at the time of such determination; provided, that the computation of the Cumulative Net Realized Tax Benefit shall be adjusted to reflect any applicable Determination with respect to any Realized Tax Benefits and/or Realized Tax Detriments.

“Default Rate” means the SOFR plus 500 basis points.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of state or local tax law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Effective Date” shall have the meaning set forth in Section 4.2.

“Early Termination Notice” shall have the meaning set forth in Section 4.2.

“Early Termination Payment” shall have the meaning set forth in Section 4.3(b).

“Early Termination Rate” means SOFR plus 200 basis points.

“Early Termination Schedule” shall have the meaning set forth in Section 4.2.

“Exchange” shall have the meaning set forth in the recitals hereto.

“Exchange Act” means the Exchange Act of 1934, as amended.

“Exchange Date” means the date of any Exchange.

“Exchange Notice” shall have the meaning set forth in the LLC Agreement.

“Expert” shall have the meaning set forth in Section 7.9.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, an amount, not less than zero, equal to the sum of (i) the hypothetical liability for U.S. federal income Taxes of the Corporate Taxpayer for such Taxable Year and without duplication, the portion of any hypothetical “imputed underpayment” imposed directly on OpCo (and any of OpCo’s Subsidiaries treated as a partnership for U.S. federal income tax purposes) under Section 6225 of the Code that is allocable to the Corporate Taxpayer in accordance with the LLC Agreement and the Code, and (ii) the product of (X) the hypothetical amount of taxable income for U.S. federal income Tax purposes (taking into account adjustments pursuant to Section 6225 of the Code) of the Corporate Taxpayer for such Taxable Year (determined without taking into account any U.S. federal income tax benefit of any applicable state or local tax deduction) , and (Y) the Assumed State and Local Rate, in each case, determined using the same methods, elections, conventions and similar practices used in computing the Actual Tax Liability, but, in each case, (A) calculating depreciation, amortization or similar deductions and income, gain or loss using the Non-Stepped Up Tax Basis as reflected on the Basis Schedule including amendments thereto for the Taxable Year, (B) excluding any deduction attributable to any payment (including amounts attributable to Imputed Interest) made under this Agreement for the Taxable Year and (C) excluding any Remedial Allocations. For the avoidance of doubt, Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any Tax item (or portions thereof) that is attributable to a Tax Attribute (including, for the avoidance of doubt, any deductions carried forward or deferred by reason of Section 163(j) of the Code or otherwise). For the avoidance of doubt, the calculation of the amount described in clause (i) shall take into account any U.S. federal income tax benefit that would be realized by the Corporate Taxpayer with respect to state and local jurisdiction income taxes (with such benefit determined by taking into account an assumed deduction based on the amount computed under clause (ii), and disregarding the hypothetical deduction for state and local jurisdiction income taxes that would otherwise result under clause (i)).

“Imputed Interest” in respect of a TRA Party means any interest imputed under Section 1272, 1274, 7872 or 483 or other provision of the Code and any similar provision of state and local Tax law with respect to the Corporate Taxpayer’s payment obligations in respect of such TRA Party under this Agreement.

“Interest Amount” shall have the meaning set forth in Section 3.1(b).

“IRS” means the United States Internal Revenue Service.

“Joinder Requirement” shall have the meaning set forth in Section 7.6(a).

“Liquidity Exceptions” shall have the meaning set forth in Section 4.1(b).

“LLC Agreement” means, with respect to OpCo, that certain Second Amended and Restated Limited Liability Company Agreement of OpCo, dated on or about the date hereof, as amended from time to time.

“Mandatory Assignment” shall have the meaning set forth in Section 7.6(c).

“Market Value” means, on any date, (i) if the Class A Shares trade on a national securities exchange or automated or electronic quotation system, the arithmetic average of the high trading and the low trading price on such date (or if such date is not a trading day, the immediately preceding trading day) or (ii) if the Class A Shares are not then traded on a national securities exchange or automated or electronic quotation system, as applicable, the “Appraiser FMV” (as defined in the LLC Agreement) on such date of one Class A Share that would be obtained in an arms-length transaction between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to buy or sell, respectively, and without regard to the particular circumstances of the buyer or seller.

“Material Objection Notice” shall have the meaning set forth in Section 4.2. “Net Tax Benefit” shall have the meaning set forth in Section 3.1(b).

“Non-Stepped Up Tax Basis” means, with respect to any Reference Asset at any time, the Tax basis that such Referenced Asset would have had at such time if no Basis Adjustments had been made.

“Objection Notice” shall have the meaning set forth in Section 2.3(a). “OpCo” shall have the meaning set forth in the recitals hereto.

“Other Tax Receivable Obligations” shall have the meaning set forth in Section 3.3(c).

“Payment Schedule” means the schedule setting forth each TRA Party’s share of any payments hereunder.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Pre-Exchange Transfer” means any transfer (including upon the death of a member of Opco) or distribution in respect of one or more Units (i) that occurs prior to an Exchange of such Units and (ii) to which Section 743(b) or 734(b) of the Code applies.

“Realized Tax Benefit” means, with respect to any Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability. If all or a portion of the actual liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Realized Tax Detriment” means, with respect to any Taxable Year, the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability. If all or a portion of the actual liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

“Reconciliation Dispute” shall have the meaning set forth in Section 7.9.

“Reconciliation Procedures” shall have the meaning set forth in Section 2.3(a).

“Reference Asset” means an asset that is held by OpCo, or by any of its direct or indirect Subsidiaries treated as a partnership or disregarded entity (but only if such indirect Subsidiaries are held only through Subsidiaries treated as partnerships or disregarded entities) for purposes of the applicable Tax, at the time of an Exchange. A Reference Asset also includes any asset the Tax basis of which is determined, in whole or in part, for purposes of the applicable Tax, by reference to the Tax basis of an asset that is described in the preceding sentence, including for U.S. federal income Tax purposes, any asset that is “substituted basis property” under Section 7701(a)(42) of the Code with respect to a Reference Asset.

“Remedial Allocations” means the allocations made under Section 704(c) of the Code (including “remedial items” and “offsetting remedial items”) in respect of the Units transferred to the Corporate Taxpayer upon an Exchange using the “remedial allocation method” of Treasury Regulations Section 1.704-3(d) with respect to differences between book basis and tax basis (calculated for purposes of Section 704(c) of the Code).

“Schedule” means any of the following: (i) a Basis Schedule, (ii) a Tax Benefit Schedule or (iii) the Early Termination Schedule.

“Securities Act” means the Securities Act of 1933, as amended. “Senior Obligations” shall have the meaning set forth in Section 5.1.

“SOFR” means, during any period, an interest rate per annum equal to the greater of (a) 0.25% and (b) the Secured Overnight Financing Rate reported, two Business Days prior to the first day of such period, by the Wall Street Journal (or if it shall cease to report such rate, as reported by any other publicly available source of such market rate). If the Secured Overnight Financing Rate ceases to be published or otherwise is not available, the Corporate Taxpayer will select an alternate benchmark with similar characteristic that gives due consideration to the prevailing market conventions for determining rates of interest in the United States at such time. Each determination by the Corporate Taxpayer of SOFR (including selecting an alternate benchmark to the Secured Overnight Financing Rate) shall be conclusive and binding in the absence of manifest error.

“Stock Exchange Payment” shall have the meaning set forth in LLC Agreement.

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than 50% of the voting power or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Subsidiary Stock” means any stock or other equity interest in any subsidiary entity of OpCo that is treated as a C corporation for United States federal income tax purposes.

“Tax Attributes” shall have the meaning set forth in the recitals hereto.

“Tax Benefit Payment” shall have the meaning set forth in Section 3.1(b).

“Tax Benefit Schedule” shall have the meaning set forth in Section 2.2(a).

“Tax Return” means any return, declaration, report, or similar statement filed or required to be filed with respect to Taxes (including any attached schedules), including any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year of the Corporate Taxpayer as defined in Section 441(b) of the Code or comparable section of state or local Tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made), ending on or after the Closing Date.

“Taxes” means any and all United States federal, state and local taxes, assessments or similar charges that are based on or measured with respect to net income or profits, whether as an exclusive or an alternative basis, and including franchise taxes that are based on or measured with respect to net income or profits, and any interest, penalties, or additions related to such amounts or imposed in respect thereof under applicable law.

“Taxing Authority” means any domestic, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“TRA Disinterested Majority” means a majority of the directors of the Board who are disinterested as determined by the Board in accordance with the Delaware General Corporation Law with respect to the matter being considered by the Board; provided that to the extent a matter being considered by the Board is required to be considered by disinterested directors under the rules of the National Securities Exchange on which the Class A Shares is then listed, the Securities Act or the Exchange Act, such rules with respect to the definition of disinterested director shall apply solely with respect to such matter.

“TRA Party” and “TRA Parties” shall have the meaning set forth in the preamble hereto.

“TRA Party Representative” means, initially, William M. George, or, if William M. George becomes unable to perform the TRA Party Representative’s responsibilities hereunder or resigns from such position, either (i) a replacement TRA Party Representative selected by William M. George or (ii) if has not selected a replacement TRA Party Representative at or prior to the time of such inability or resignation, that TRA Party or committee of TRA Parties determined by a plurality vote of the TRA Parties ratably in accordance with their right to receive Early Termination Payments hereunder if all TRA Parties had fully Exchanged their Units, together with Class X common stock of the Corporate Taxpayer, for Class A Shares or other consideration and the Corporate Taxpayer had exercised its right of early termination on the date of the most recent Exchange.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Units” shall have the meaning set forth in the recitals hereto.

“Valuation Assumptions” means, as of an Early Termination Date, the assumptions that in each Taxable Year ending on or after such Early Termination Date, (i) the Corporate Taxpayer will have taxable income sufficient to fully utilize deductions arising from the Tax Attributes (other than any items addressed in clause (ii) below) during such Taxable Year or future Taxable Years (including, for the avoidance of doubt, deductions and other Tax items arising from Tax Attributes that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions, further assuming that such applicable future payments would be paid on the due date (including extensions) for filing the Corporate Taxpayer Return for the applicable Taxable Year) in which such deductions would become available, (ii) any loss carryovers generated by deductions arising from Tax Attributes that are available as of the date of such Early Termination Date will be used by the Corporate Taxpayer on a pro rata basis from the Early Termination Date through the scheduled expiration date thereof or, if there is no such scheduled expiration date, the fifteenth anniversary of the Early Termination Date, (iii) the United States federal income tax rate that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date and the Assumed State and Local tax Rate will be calculated based on such rates and the apportionment factors applicable in the most recently ended Taxable Year, except to the extent any change to such Tax rates for such Taxable Year has already been enacted into law as of the Early Termination Date, (iv) any non-amortizable, non-depreciable Reference Assets (other than any Subsidiary Stock) will be disposed of on the 15th anniversary of the Exchange which gave rise to the applicable Basis Adjustment and any short-term investments will be disposed of 12 months following the Early Termination Date; provided that, in the event of a Change of Control, such non-amortizable, non-depreciable Reference Assets shall be deemed disposed of at the time of sale of such Reference Asset (if earlier than such 15th anniversary), (v) any Subsidiary Stock will never be disposed of, and (vi) if, at the Early Termination Date, there are Units that have not been Exchanged, then each such Unit is Exchanged, together with Class X common stock of the Corporate Taxpayer, in a fully taxable transaction for the Market Value of the Class A Shares that would be transferred if the Exchange occurred on the Early Termination Date.

ARTICLE II
DETERMINATION OF CERTAIN REALIZED TAX BENEFIT

Section 2.1 Basis Adjustment. Within 120 calendar days after the filing of the United States federal income tax return of the Corporate Taxpayer for the Taxable Year that includes the Closing Date and each Taxable Year in which an Exchange has been effected, the Corporate Taxpayer shall deliver to the TRA Party Representative, in respect of each TRA Party who received (or is deemed to receive) cash or Class A Shares in such Taxable Year pursuant to an Exchange, a schedule (the “Basis Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this Agreement, (a) the actual Tax basis and the Non-Stepped Up Tax Basis of the Reference Assets as of each applicable Exchange Date, (b) the Basis Adjustment with respect to the Reference Assets Attributable to each such TRA Party as a result of the Exchanges effected in such Taxable Year and prior Taxable Years by each such TRA Party, calculated in the aggregate, (c) the period (or periods) over which the Reference Assets are amortizable and/or depreciable and (d) the period (or periods) over which each Basis Adjustment in respect of such TRA Party is amortizable and/or depreciable. Each Basis Schedule will become final as provided in Section 2.3(a) and may be amended as provided in Section 2.3(b) (subject to the procedures set forth in Section 2.3(b).

Section 2.2 Tax Benefit Schedule.

(a) Tax Benefit Schedule. Within 120 calendar days after the filing of the United States federal income tax return of the Corporate Taxpayer for each Taxable Year, the Corporate Taxpayer shall provide to the TRA Party Representative, in respect of each TRA Party who has received (or is deemed to receive) cash or Class A Shares pursuant to an Exchange, a schedule showing, in reasonable detail, the calculation of the Tax Benefit Payment, if any, any Realized Tax Benefit and any Realized Tax Detriment, as applicable, Attributable to each such TRA Party for such Taxable Year (a “Tax Benefit Schedule”). Each Tax Benefit Schedule will become final as provided in Section 2.3(a) and may be amended as provided in Section 2.3(b) (subject to the procedures set forth in Section 2.3(b)).

(b) Applicable Principles.

(i) Subject to Section 3.3(a), the Realized Tax Benefit or Realized Tax Detriment for each Taxable Year is intended to measure the decrease or increase in the Actual Tax Liability for such Taxable Year attributable to the Tax Attributes, determined using a “with and without” methodology (assuming that such Tax Attributes are the last items utilized in any Taxable Year). For the avoidance of doubt, the Actual Tax Liability will take into account the deduction of the portion of the Tax Benefit Payment that must be accounted for as interest under the Code based upon the characterization of Tax Benefit Payments as additional consideration payable by the Corporate Taxpayer for the Units acquired in the Exchange. Carryovers or carrybacks of any Tax item attributable to the Tax Attributes shall be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of U.S. state and local income and franchise Tax law, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type.

(ii) If a carryover or carryback of any Tax item includes a portion that is attributable to any Tax Attribute and another portion that is not, such portions shall be considered to be used in accordance with the “with and without” methodology. Except as otherwise required by applicable law, the parties hereto agree that (A) all Tax Benefit Payments in respect of an Exchange are intended to be treated and shall be reported for Tax purposes as additional contingent consideration to the applicable TRA Party for such Exchange that has the effect of creating Basis Adjustments, in each case, to Reference Assets for the Corporate Taxpayer in the year of payment, (B) as a result, such additional Basis Adjustments will be incorporated into the calculation for the Taxable Year of the applicable payment and into the calculations for subsequent Taxable Years, as appropriate, (C) the Actual Tax Liability shall take into account the deduction of the portion of the Tax Benefit Payment that must be accounted for as Imputed Interest under applicable law and (D) the liability for U.S. federal income Taxes of the Corporate Taxpayer and the amount of taxable income of the Corporate Taxpayer for U.S. federal income Tax purposes as determined for purposes of calculating the Actual Tax Liability and the Hypothetical Tax Liability shall include, without duplication, such liability for Taxes and such taxable income that is economically borne by or allocated to the Corporate Taxpayer as a result of the provisions of Section 5.07 and Section 5.08 of the LLC Agreement; provided, however, that such liability for Taxes and such taxable income shall be included in the Hypothetical Tax Liability and the Actual Tax Liability subject to the adjustments and assumptions set forth in the definitions thereof and, to the extent any such amount is taken into account on an Amended Schedule, such amount shall adjust a Tax Benefit Payment, as applicable, in accordance with Section 2.3(b).

Section 2.3 Procedures, Amendments.

(a) Procedure. Every time the Corporate Taxpayer delivers to the TRA Party Representative an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.3(b), the Corporate Taxpayer shall also (i) deliver to the TRA Party Representative supporting schedules, valuation reports, if any, and work papers, as determined by the Corporate Taxpayer or requested by the TRA Party Representative, providing reasonable detail regarding data and calculations that were relevant for the preparation of the Schedule, (ii) indicate which accounting firm, if any, assisted with the preparation of the Schedule and (iii) allow the TRA Party Representative and its advisors reasonable access to the appropriate representatives at the Corporate Taxpayer and (at the cost and expense of OpCo) at the relevant accounting firm that prepared the applicable Schedule, if applicable, in connection with the review of such Schedule. Without limiting the generality of the preceding sentence, the Corporate Taxpayer shall ensure that each Tax Benefit Schedule or Early Termination Schedule delivered to the TRA Party Representative, together with any supporting schedules and work papers, provides a reasonably detailed presentation of the calculation of the Actual Tax Liability (the “with” calculation), the Hypothetical Tax Liability (the “without” calculation) and identifies any material assumptions or operating procedures or principles that were used for purposes of such calculations. An applicable Schedule or amendment thereto shall become final and binding on all parties 30 calendar days from the date on which all relevant TRA Parties are treated as having received the applicable Schedule or amendment thereto under Section 7.1 unless the TRA Party Representative (A) within 30 calendar days from such date provides the Corporate Taxpayer with notice of an objection to such Schedule (“Objection Notice”) or (B) provides a written waiver of such right of any Objection Notice within the period described in clause (A) above, in which case such Schedule or amendment thereto shall become binding on the date such waiver is received by the Corporate Taxpayer. If the Corporate Taxpayer and the TRA Party Representative, for any reason, are unable to successfully resolve the issues raised in the Objection Notice within 30 calendar days after receipt by the Corporate Taxpayer of an Objection Notice, the Corporate Taxpayer and the TRA Party Representative shall employ the reconciliation procedures as described in Section 7.9 (the “Reconciliation Procedures”).

(b) Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by the Corporate Taxpayer (i) in connection with a Determination affecting such Schedule, (ii) to correct inaccuracies in such Schedule, including those identified as a result of the receipt of additional factual information relating to a Taxable Year after the date such Schedule was provided to the TRA Party Representative, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other Tax item to such Taxable Year, (v) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year or (vi) to adjust an applicable Basis Schedule to take into account payments made pursuant to this Agreement (any such Schedule, an “Amended Schedule”) The Corporate Taxpayer shall provide an Amended Schedule to the TRA Party Representative within 30 calendar days of the occurrence of an event referenced in clauses (i) through (vi) above.

In the event a Schedule is amended after such Schedule becomes final pursuant to Section 2.3(a) or, if applicable, Section 7.9, (A) the Amended Schedule shall not be taken into account in calculating any Tax Benefit Payment in the Taxable Year to which the amendment relates but instead shall be taken into account in calculating the Cumulative Net Realized Tax Benefit for the Taxable Year in which the amendment actually occurs and (B) as a result of the foregoing, any increase of the Net Tax Benefit attributable to an Amended Schedule shall not accrue the Interest Amount (or any other interest hereunder) until after the due date (without extensions) for filing the United States federal income tax return of the Corporate Taxpayer for the Taxable Year in which the amendment actually occurs.

ARTICLE III
TAX BENEFIT PAYMENTS

Section 3.1 Payments.

(a) Payments. Within three Business Days after a Tax Benefit Schedule delivered to the TRA Party Representative becomes final in accordance with Section 2.3(a), or, if applicable, Section 7.9, the Corporate Taxpayer shall pay to the TRA Parties in cash (by wire transfer of immediately available funds to the bank account previously designated by such TRA Party), in accordance with their respective share of such payment as set forth on the Payment Schedule, the Tax Benefit Payment determined pursuant to Section 3.1(b) for such Taxable Year that is Attributable to each such TRA Party. Each such Tax Benefit Payment shall be made in cash by wire transfer of immediately available funds to the bank account previously designated by such TRA Party to the Corporate Taxpayer or as otherwise agreed by the Corporate Taxpayer and such TRA Party. The payments provided for pursuant to the above sentence shall be computed separately for each TRA Party. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated tax payments, including federal estimated income tax payments. Notwithstanding anything herein to the contrary, at the election of a TRA Party (specified in the Exchange Notice with respect to an applicable Exchange or by providing written notice to the Corporate Taxpayer at the Closing with respect to the purchase), the aggregate Tax Benefit Payments in respect of such Exchange (other than amounts accounted for as interest under the Code) shall not exceed, as specified by a TRA Party, 50% of the fair market value of the Class A Shares or cash received in the relevant Exchange. Without limiting the Corporate Taxpayer’s ability to make offsets against Tax Benefit Payments to the extent permitted by Section 3.5, no TRA Party shall be required under any circumstances to make a payment or return a payment to the Corporate Taxpayer in respect of any portion of any Tax Benefit Payment previously paid by the Corporate Taxpayer to such TRA Party (including any portion of any Early Termination Payment).

(b) A “Tax Benefit Payment” in respect of a TRA Party for a Taxable Year means an amount, not less than zero, equal to the sum of the portion of the Net Tax Benefit that is Attributable to such TRA Party and the Interest Amount with respect thereto. For the avoidance of doubt, for Tax purposes, the Interest Amount shall not be treated as interest (to the extent permitted by applicable law and other than amounts accounted for as Imputed Interest), but instead shall be treated as additional consideration for the acquisition of Units in the applicable Exchange, unless otherwise required by law. Subject to Section 3.3(a), the “Net Tax Benefit” for a Taxable Year means an amount equal to the excess, if any, of 85% of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year over the total amount of payments previously made under this Section 3.1 (excluding payments attributable to Interest Amounts); provided that if there is no such excess (or a deficit exists), no TRA Party shall be required to make payment (or return a payment) to the Corporate Taxpayer in respect of any portion of any previously made Tax Benefit Payment. The “Interest Amount” means an amount equal to the interest on the Net Tax Benefit calculated at the Agreed Rate from the due date (without extensions) for filing the Corporate Taxpayer Return with respect to Taxes for such Taxable Year until the payment date under Section 3.1(a). The Net Tax Benefit and the Interest Amount shall be determined separately with respect to each Exchange, on a Unit by Unit basis by reference to the resulting Basis Adjustment to the Corporate Taxpayer. Notwithstanding the foregoing, for each Taxable Year ending on or after the date of a Change of Control that occurs after the Closing Date, all Tax Benefit Payments, whether paid with respect to the Units that were Exchanged (i) prior to the date of such Change of Control or (ii) on or after the date of such Change of Control, shall be calculated by utilizing the assumptions (i), (iii) and (iv) set forth in the definition of Valuation Assumptions, substituting, in each case, the terms “the closing date of a Change of Control” for an “Early Termination Date.”

Section 3.2 No Duplicative Payments. It is intended that the provisions of this Agreement will result in the payments specified in Section 3.1 being made to the TRA Parties and will not result in duplicative payment of any amount (including interest) required under this Agreement. The provisions of this Agreement shall be construed in the appropriate manner to ensure such intentions are realized.

Section 3.3 Payments; Coordination of Benefits With Other Tax Receivable Agreements.

(a) Notwithstanding anything in Section 3.1 to the contrary, to the extent that the aggregate Tax benefit of the Corporate Taxpayer with respect to the Basis Adjustments or Imputed Interest is limited in a particular Taxable Year because the Corporate Taxpayer does not have sufficient taxable income, the Net Tax Benefit for the Corporate Taxpayer shall be allocated among all TRA Parties eligible for payments under this Agreement in proportion to the respective amounts of Net Tax Benefit that would have been allocated to each such TRA Party if the Corporate Taxpayer had sufficient taxable income so that there were no such limitation. To the extent any part of the limitation on the Tax benefit is allocated in a manner that differs from the order prescribed in the applicable rules of the Code and the Treasury Regulations regarding the utilization, or deemed utilization, of such Tax items, appropriate adjustments, consistent with the principles of this Section 3.3, shall be made in future Taxable Years to take into account such differing allocation.

(b) If for any reason (including as contemplated by Section 3.3(a)) the Corporate Taxpayer does not fully satisfy its payment obligations to make all Tax Benefit Payments due under this Agreement in respect of a particular Taxable Year, then the Corporate Taxpayer and the TRA Parties agree that no Tax Benefit Payment shall be made in respect of any subsequent Taxable Year until all Tax Benefit Payments in respect of prior Taxable Years have been made in full.

(c) The effect of any other similar tax receivable agreement entered into after the date of this Agreement (“Other Tax Receivable Obligations”) shall not be taken into account in respect of any calculations made hereunder.

Section 3.4 Sufficient Funds. The Corporate Taxpayer shall use commercially reasonable efforts to ensure that it has sufficient available funds to make all payments due under this Agreement, including using commercially reasonable efforts to cause OpCo to make distributions to the Corporate Taxpayer to make such payments so long as such distributions do not violate (a) a prohibition, restriction or covenant under any prohibition, restriction or covenant under any credit agreement, loan agreement, note, indenture or other agreement governing indebtedness of the Corporate Taxpayer or its Subsidiaries (including any Senior Obligation) or (b) restrictions under applicable law.

Section 3.5 Overpayments. To the extent the Corporate Taxpayer makes a payment to a TRA Party in respect of a particular Taxable Year under Section 3.1(a) in an amount in excess of the amount of such payment that should have been made to such TRA Party in respect of such Taxable Year (taking into account Section 3.3) under the terms of this Agreement, then such TRA Party shall not receive further payments under Section 3.1(a) until such TRA Party has foregone an amount of payments equal to such excess.

Section 3.6 Payment Schedule. The allocation of the payments hereunder in accordance with the Payment Schedule shall be binding on all TRA Parties and shall be used by the Corporate Taxpayer for purposes of disbursement of any such payments. In making any payments or disbursements pursuant to this Agreement, the Corporate Taxpayer shall be entitled to rely fully on the shares of the TRA Parties as set forth on the Payment Schedule and shall not be liable to any TRA Party for the accuracy of the determination of such shares. Each of the TRA Parties acknowledges and agrees that it has agreed to each Payment Schedule, as it may be amended from time to time in accordance with this Agreement.

ARTICLE IV
TERMINATION

Section 4.1 Early Termination and Breach of Agreement.

(a) The Corporate Taxpayer may, with the prior written consent of the TRA Disinterested Majority, terminate this Agreement with respect to all amounts payable to the TRA Parties and with respect to all of the Units held by the TRA Parties at any time by paying to the TRA Parties, in accordance with their respective shares as set forth on the Payment Schedule, the Early Termination Payment due pursuant to Section 4.3 in respect of all TRA Parties; provided, however, that this Agreement shall only terminate upon the receipt of the Early Termination Payment by all TRA Parties; provided further that the Corporate Taxpayer may withdraw any notice to execute its termination rights under this Section 4.1(a) prior to the time at which any Early Termination Payment has been paid. Upon payment of the Early Termination Payment to all of the TRA Parties, none of the TRA Parties or the Corporate Taxpayer shall have any further payment obligations under this Agreement, other than for any (i) Tax Benefit Payment due and payable that remains unpaid as of the Early Termination Date and (ii) Tax Benefit Payment due for the Taxable Year ending with or including the date of the Early Termination Notice (except to the extent that the amount described in clauses (i) or (ii) is included in the Early Termination Payment). If an Exchange occurs after the Corporate Taxpayer makes all of the required Early Termination Payments, the Corporate Taxpayer shall have no obligations under this Agreement with respect to such Exchange.

(b) In the event that the Corporate Taxpayer (i) breaches any of its material obligations under this Agreement, or (ii)(A) the Corporate Taxpayer commences any case, proceeding or other action (1) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, seeking to adjudicate it a bankrupt or insolvent or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts or (2) seeking an appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or it shall make a general assignment for the benefit of creditors or (B) there shall be commenced against the Corporate Taxpayer any case, proceeding or other action of the nature referred to in clause (A) above that remains undismissed or undischarged for a period of 60 days, all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include, but not be limited to, (x) the Early Termination Payments calculated as if an Early Termination Notice had been delivered on the date of a breach, (y) any Tax Benefit Payment in respect of a TRA Party agreed to by the Corporate Taxpayer and such TRA Party as due and payable but unpaid as of the date of a breach and (z) any Tax Benefit Payment in respect of any TRA Party due for the Taxable Year ending with or including the date of a breach; provided that procedures similar to the procedures of Section 4.2 shall apply with respect to the determination of the amount payable by the Corporate Taxpayer pursuant to this sentence. Notwithstanding the foregoing, in the event that the Corporate Taxpayer breaches this Agreement (and, in the case of a breach of a material obligation other than an obligation to make a payment, does not cure such breach within 10 business days following receipt by the Corporate Taxpayer of written notice thereof), each TRA Party shall be entitled to elect to receive the amounts set forth in clauses (x), (y) and (z) above or to seek specific performance of the terms hereof. The parties hereto agree that the failure by the Corporate Taxpayer to make any payment due pursuant to this Agreement within three months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it will not be considered to be a breach of a material obligation under this Agreement by the Corporate Taxpayer to make a payment due pursuant to this Agreement within three months of the date such payment is due. Notwithstanding anything in this Agreement to the contrary, it shall not be a breach of this Agreement by the Corporate Taxpayer if the Corporate Taxpayer fails to make any Tax Benefit Payment when due to the extent that the Corporate Taxpayer (I) has insufficient funds, or cannot make such payment as a result of obligations imposed in connection with any Senior Obligations, and cannot take commercially reasonable actions to obtain sufficient funds, to make such payment or (II) would become insolvent as a result of making such payment (in each case, as determined by the Board in good faith) (clauses (I) and (II) together, the “Liquidity Exceptions”); provided that the interest provisions of Section 5.2 shall apply to such late payment; provided, further, that if the Liquidity Exceptions apply and the Corporate Taxpayer declares or pays any dividend of cash to its shareholders while any Tax Benefit Payment is due and payable and remains unpaid, then the Liquidity Exceptions shall no longer apply.

(c) In the event of a Change of Control, the Corporate Taxpayer shall provide written notice of such Change of Control to the TRA Parties in accordance with the procedures set forth in Section 11.07 of the LLC Agreement and the TRA Party Representative shall have the option, upon written notice to the Corporate Taxpayer, to cause acceleration of all unpaid payment obligations with respect to Units that have been Exchanged prior to or in connection with such Change of Control, which shall be calculated as if an Early Termination Notice had been delivered on the date of such Change of Control and shall include, without duplication, (i) the Early Termination Payments calculated with respect to such TRA Parties as if the Early Termination Date is the date of such Change of Control, (ii) any Tax Benefit Payment due and payable and that remains unpaid as of the date of such Change of Control and (iii) any Tax Benefit Payment in respect of any TRA Party due for the Taxable Year ending with or including the date of such Change of Control. In the event of a Change of Control, any Early Termination Payment described in the preceding sentence shall be calculated utilizing the assumptions (i), (ii) and (iii) set forth in the definition of Valuation Assumptions, substituting, in each case, and in the lead-in to such definition, the terms “date of a Change of Control” for an “Early Termination Date.” Any Exchanges with respect to which a payment has been made under this Section 4.1(c) shall be excluded in calculating any future Tax Benefit Payments or Early Termination Payments, and this Agreement shall have no further application to such Exchanges.

Section 4.2 Early Termination Notice. If the Corporate Taxpayer chooses to exercise its right of early termination in accordance with Section 4.1(a), the Corporate Taxpayer shall deliver to each TRA Party a notice (“Early Termination Notice”) and a schedule (the “Early Termination Schedule”) specifying the Corporate Taxpayer’s intention to exercise such right and showing in reasonable detail the calculation of the Early Termination Payment(s) due for each TRA Party. Each Early Termination Schedule shall become final and binding on all parties hereto 30 calendar days from the first date on which all TRA Parties are treated as having received such Schedule or amendment thereto under Section 7.1 unless, prior to such 30th-calendar day, the TRA Party Representative provides (a) the Corporate Taxpayer with notice of a material objection to such Schedule made in good faith (the “Material Objection Notice”) or (b) a written waiver of such right of a Material Objection Notice, in which case such Schedule will become binding on the date the waiver is received by the Corporate Taxpayer (the “Early Termination Effective Date”). If the Corporate Taxpayer and the TRA Party Representative, for any reason, are unable to successfully resolve the issues raised in such notice within 30 calendar days after receipt by the Corporate Taxpayer of the Material Objection Notice, the Corporate Taxpayer and the TRA Party Representative shall employ the Reconciliation Procedures in which case such Schedule shall become binding ten calendar days after the conclusion of the Reconciliation Procedures.

Section 4.3 Payment Upon Early Termination.

(a) Within three Business Days after the Early Termination Effective Date, the Corporate Taxpayer shall pay to the TRA Parties, in accordance with their respective shares as set forth on the Payment Schedule, an amount equal to the Early Termination Payment in respect of all TRA Parties. Such payment shall be made in cash by wire transfer of immediately available funds to a bank account or accounts designated by each TRA Party or as otherwise agreed by the Corporate Taxpayer and such TRA Party.

(b) “Early Termination Payment” in respect of a TRA Party means an amount equal to the present value, discounted at the Early Termination Rate as of the applicable Early Termination Effective Date, of all Tax Benefit Payments in respect of such TRA Party that would be required to be paid by the Corporate Taxpayer beginning from the Early Termination Date and assuming that (i) the Valuation Assumptions in respect of such TRA Party are applied, (ii) for each Taxable Year, the Tax Benefit Payment is paid on the due date, assuming an extension, of the U.S. federal income tax return of the Corporate Taxpayer and (iii) for purposes of calculating the Early Termination Rate, LIBOR shall be LIBOR as of the date of the Early Termination Notice. For the avoidance of doubt, an Early Termination Payment shall be made to each applicable TRA Party regardless of whether such TRA Party has exchanged all of its Units as of the Early Termination Effective Date.

ARTICLE V
SUBORDINATION AND LATE PAYMENTS

Section 5.1 Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment or Early Termination Payment required to be made by the Corporate Taxpayer to the TRA Parties under this Agreement shall rank (a) subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of the Corporate Taxpayer and its Subsidiaries (“Senior Obligations”), (b) senior in right of payment to any principal, interest or other amounts due and payable in respect of any Other Tax Receivable Obligation, and (c) pari passu with all current or future unsecured obligations of the Corporate Taxpayer that are not Senior Obligations or Other Tax Receivable Obligations. To the extent that any payment under this Agreement is not permitted to be made at the time payment is due as a result of this Section 5.1 and the terms of agreements governing Senior Obligations, such payment obligation nevertheless shall accrue for the benefit of TRA Parties and the Corporate Taxpayer shall make such payments at the first opportunity that such payments are permitted to be made in accordance with the terms of the Senior Obligations and Section 5.2 shall apply to such payment. To the extent the Corporate Taxpayer or its Subsidiaries (including OpCo and its Subsidiaries) incur, create or assume any Senior Obligations from and after the date hereof, the Corporate Taxpayer shall, and shall cause its Subsidiaries to, endeavor in good faith to ensure that such indebtedness permits the amounts payable hereunder to be paid.

Section 5.2 Late Payments by the Corporate Taxpayer. The amount of all or any portion of any Tax Benefit Payment or Early Termination Payment not made by the Corporate Taxpayer to the TRA Parties when due under the terms of this Agreement, whether as a result of Section 5.1 or otherwise, shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such Tax Benefit Payment or Early Termination Payment was due and payable.

ARTICLE VI
NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.1 Participation in the Corporate Taxpayer’s and OpCo’s Tax Matters. Except as otherwise provided in this Agreement, the BCA or the LLC Agreement, the Corporate Taxpayer shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporate Taxpayer and OpCo, including the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, the Corporate Taxpayer shall notify the TRA Party Representative in writing of the commencement of, and keep the TRA Party Representative reasonably informed with respect to, the portion of any audit of the Corporate Taxpayer and OpCo or any of OpCo’s Subsidiaries by a Taxing Authority the outcome of which is reasonably expected to affect the rights and obligations of a TRA Party under this Agreement, and shall provide to the TRA Party Representative reasonable opportunity to participate in or provide information and other input to the Corporate Taxpayer, OpCo and their respective advisors concerning the conduct of any such portion of such audit; provided, however, that the Corporate Taxpayer and OpCo shall not be required to take any action that is inconsistent with any provision of the LLC Agreement.

Section 6.2 Consistency. The Corporate Taxpayer and the TRA Parties agree to report and cause to be reported for all purposes, including United States federal, state and local Tax purposes and financial reporting purposes, all Tax-related items (including the Basis Adjustments and each Tax Benefit Payment) in a manner consistent with that set forth in this Agreement or specified by the Corporate Taxpayer in any Schedule (or Amended Schedule, as applicable) required to be provided by or on behalf of the Corporate Taxpayer under this Agreement that is final and binding on the parties hereto unless otherwise required by law. The Corporate Taxpayer shall (and shall cause OpCo and its other Subsidiaries to) use commercially reasonable efforts (which, for the avoidance of doubt, shall include taking into account the interests and entitlements of all TRA Parties under this Agreement) to defend the Tax treatment contemplated by this Agreement and any Schedule (or Amended Schedule, as applicable) in any audit, contest or similar proceeding with any Taxing Authority.

Section 6.3 Cooperation. Each of the TRA Parties shall (a) furnish to the Corporate Taxpayer in a timely manner such information, documents and other materials as the Corporate Taxpayer may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to the Corporate Taxpayer and its representatives to provide explanations of documents and materials and such other information as the Corporate Taxpayer or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and the Corporate Taxpayer shall reimburse each such TRA Party for any reasonable third-party costs and expenses incurred pursuant to this Section 6.3.

ARTICLE VII
MISCELLANEOUS

Section 7.1 Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when delivered by email or other electronic transmission (in each case in this clause (d), solely if receipt is confirmed), at the following address (or to such other address for a party as shall be specified in a notice given in accordance with this Section 7.1):

(i) If to the Corporate Taxpayer:

WHC Worldwide, LLC

1300 Lydia Ave.

Kansas City, MO, 64106

Attn.: Chief Executive Officer

Email: wmgeorge@ztrip.com

with copies (which shall not constitute notice) to:

Stinson LLP

1201 Walnut Street, Suite 2900

Kansas City, MO 64106

Attn.: Jack Bowling & Stephen Quinlivan

Email: jack.bowling@stinson.com

stephen.quinlivan@stinson.com

(ii) If to the TRA Party Representative, to:

William M. George

1300 Lydia Ave.

Kansas City, MO, 64106

Email: wmgeorge@ztrip.com

(iii) If to the TRA Parties, to the address set forth in the records of OpCo from time to time.

Section 7.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.3 Entire Agreement; Third Party Beneficiaries. This Agreement (together with all Schedules to this Agreement), the BCA (together with the Ancillary Documents), and the LLC Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware, without regard to the conflicts of laws principles thereof that would mandate the application of the laws of another jurisdiction.

Section 7.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.6 Successors; Assignment; Amendments; Waivers.

(a) Each TRA Party may assign any of its rights under this Agreement to any Person as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to the Corporate Taxpayer (the “Joinder Requirement”), agreeing to become a TRA Party for all purposes of this Agreement. For the avoidance of doubt, if a TRA Party transfers Units in accordance with the terms of the LLC Agreement but does not assign to the transferee of such Units its rights under this Agreement with respect to such transferred Units, such TRA Party shall continue to be entitled to receive the Tax Benefit Payments arising in respect of a subsequent Exchange of such Units and such transferee may not enforce the provisions of this Agreement. Notwithstanding any other provision of this Agreement, an assignee of only rights to receive a Tax Benefit Payment in connection with an Exchange has no rights under this Agreement other than to enforce its right to receive a Tax Benefit Payment pursuant to this Agreement. The Corporate Taxpayer may not assign any of its rights or obligations under this Agreement to any Person (other than in connection with a Mandatory Assignment) without the prior written consent of the TRA Party Representative (not to be unreasonably withheld, conditioned or delayed). Any purported assignment in violation of the terms of this Section 7.6 shall be null and void.

(b) No provision of this Agreement may be amended unless such amendment is approved in writing by the Corporate Taxpayer (as determined by the TRA Disinterested Majority) and by the TRA Party Representative and no provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective (or, in the case of a waiver by all TRA Parties, signed by the TRA Party Representative); provided that no such amendment or waiver shall be effective if such amendment or waiver will have a disproportionate and adverse effect on the payments certain TRA Parties will or may receive under this Agreement unless such amendment or waiver is consented in writing by the TRA Parties disproportionately and adversely affected who would be entitled to receive at least majority of the total amount of the Early Termination Payments payable to all TRA Parties disproportionately and adversely affected hereunder if the Corporate Taxpayer had exercised its right of early termination on the date of the most recent Exchange prior to such amendment or waiver (excluding, for purposes of this sentence, all payments made to any TRA Party pursuant to this Agreement since the date of such most recent Exchange).

(c) This Agreement and all of the terms and provisions of this Agreement shall be binding upon, shall inure solely to the benefit of and shall be enforceable by each of the parties hereto and their respective successors, permitted assigns, heirs, executors, administrators and legal representatives. The Corporate Taxpayer shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporate Taxpayer, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporate Taxpayer would be required to perform if no such succession had taken place (any such assignment, a “Mandatory Assignment”).

Section 7.7 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.8 Waiver of Jury Trial, Jurisdiction.

(a) EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES HERETO (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES HEREUNDER. THE PARTIES HERETO FURTHER REPRESENT AND WARRANT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

(b) Subject to Section 7.9, each of the parties hereto submits to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware or if such court declines jurisdiction, then to the Federal District Court for the District of Delaware, in any action, suit or proceeding arising out of or relating to this Agreement, agrees that all claims in respect of such action, suit or proceeding shall be heard and determined in any such court and agrees not to bring any action, suit or proceeding arising out of or relating to this Agreement in any other courts. Nothing in this Section 7.8, however, shall affect the right of any party hereto to serve legal process in any other manner permitted by law or at equity. Each party hereto agrees that a final judgment in any action, suit or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity. The parties hereto hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in this Section 7.8 and the parties hereto agree not to plead or claim the same.

Section 7.9 Reconciliation. In the event that the Corporate Taxpayer and the TRA Party Representative are unable to resolve a disagreement with respect to the matters (a) governed by Section 2.3 and Section 4.2 or (b) described in the definition of “LIBOR” within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both the Corporate Taxpayer and the TRA Party Representative. The Expert shall be a partner or principal in a nationally recognized accounting or law firm, and unless the Corporate Taxpayer and the TRA Party Representative agree in writing otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Corporate Taxpayer or the TRA Party Representative or other actual or potential conflict of interest. If the Corporate Taxpayer and the TRA Party Representative are unable to agree on an Expert within 15 calendar days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve any matter relating to the Basis Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within 30 calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within 15 calendar days or as soon thereafter as is reasonably practicable, in each case, after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporate Taxpayer, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by the Corporate Taxpayer except as provided in the next sentence. The Corporate Taxpayer and the TRA Party Representative shall bear their own respective costs and expenses of such proceeding, unless (i) the Expert adopts the TRA Party Representative’s position, in which case the Corporate Taxpayer shall reimburse the TRA Party Representative for any reasonable out-of-pocket costs and expenses in such proceeding or (ii) the Expert adopts the Corporate Taxpayer’s position, in which case the TRA Party Representative shall reimburse the Corporate Taxpayer for any reasonable out-of-pocket costs and expenses in such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.9 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.9 shall be binding on the Corporate Taxpayer and each of the TRA Parties and may be entered and enforced in any court having jurisdiction.

Section 7.10 Withholding. The Corporate Taxpayer shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Corporate Taxpayer is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law; provided, however, that the Corporate Taxpayer (i) gives 10 days advance written notice of its intention to make such withholding to the TRA Representative, (ii) identifies the legal basis requiring such withholding and (iii) gives the TRA Representative an opportunity to establish that such withholding is not legally required. Except upon an applicable change in law, no U.S. federal income Taxes will be required to be withheld in respect of any payment under this Agreement to any Person that is a United States Person” within the meaning of Section 7701(a)(30) of the Code that timely delivers to the Corporation a properly completed IRS Form W-9. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporate Taxpayer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such withholding was made. The Corporate Taxpayer shall provide evidence of such payment to the TRA Parties (through the TRA Representative) to the extent that such evidence is available. Each TRA Party shall promptly provide the Corporate Taxpayer with any applicable Tax forms and certifications (including IRS Form W-9 or the applicable version of IRS Form W- 8) reasonably requested by the Corporate Taxpayer in connection with determining whether any such deductions and withholdings are required under the Code or any provision of state, local or foreign tax law and shall promptly provide an update of any such Tax form or certification previously delivered if the same has become incorrect or has expired.

Section 7.11 Admission of the Corporate Taxpayer into a Consolidated Group; Transfers of Corporate Assets.

(a) If the Corporate Taxpayer is or becomes a member of an affiliated, consolidated, combined or unitary group of corporations that files a consolidated, combined or unitary income Tax Return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of state or local Tax law, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated, combined or unitary taxable income of the group as a whole.

(b) If any Person the income of which is included in the income of the Corporate Taxpayer or the Corporate Taxpayer’s affiliated or consolidated group transfers one or more assets to a corporation (or a Person classified as a corporation for U.S. federal income tax purposes) with which such entity does not file a consolidated Tax Return pursuant to Section 1501 of the Code or any corresponding provisions of state or local Tax law, such Person, for purposes of calculating the amount of any Tax Benefit Payment or Early Termination Payment due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such transfer. The consideration deemed to be received in a transaction contemplated in the prior sentence shall be equal to the fair market value of the deemed transferred asset, plus (i) the amount of debt to which such asset is subject, in the case of a transfer of an encumbered asset or (ii) the amount of debt allocated to such asset, in the case of a transfer of a partnership interest. The transactions described in this Section 7.11(b) shall be taken into account in determining the Realized Tax Benefit or Realized Tax Detriment, as applicable, for such Taxable Year based on the income, gain or loss deemed allocated to the Corporate Taxpayer using the Non- Stepped Up Tax Basis of the Reference Assets in calculating its Hypothetical Tax Liability for such Taxable Year and using the actual Tax basis of the Reference Assets in calculating its Actual Tax Liability, determined using the “with and without” methodology. Thus, for example, in determining the Hypothetical Tax Liability of the Corporate Taxpayer, the taxable income of the Corporate Taxpayer shall be determined by treating OpCo as having sold the applicable Reference Asset for its fair market value, recovering any basis applicable to such Reference Asset (using the Non-Stepped Up Tax Basis), while the Actual Tax Liability of the Corporate Taxpayer would be determined by recovering the actual Tax basis of the Reference Asset that reflects any Basis Adjustments. For purposes of this Section 7.11, a transfer of a partnership interest shall be treated as a transfer of the transferring partner’s share of each of the assets and liabilities of that partnership.

Section 7.12 Confidentiality.

(a) Each TRA Party and each of their respective assignees acknowledges and agrees that the information of the Corporate Taxpayer is confidential and, except in the course of performing any duties as necessary for the Corporate Taxpayer and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, such Person shall keep and retain in confidence in accordance with this Agreement, and not disclose to any Person, any confidential matters acquired pursuant to this Agreement of the Corporate Taxpayer and its Affiliates and successors, concerning OpCo and its Affiliates and successors or members, learned by such TRA Party heretofore or hereafter. This Section 7.12 shall not apply to (i) any information that has been made publicly available by the Corporate Taxpayer or any of its Affiliates, becomes public knowledge (except as a result of an act of a TRA Party in violation of this Agreement) or is generally known, (ii) the disclosure of information to the extent necessary for a TRA Party to assert its rights hereunder or defend itself in connection with any action or proceeding arising out of, or relating to, this Agreement, (iii) any information that was in the possession of, or becomes available to, a TRA Party from a source other than the Corporate Taxpayer, its Affiliates or its or their respective representatives (provided that such source is not known by such TRA Party to be bound by a legal, contractual or fiduciary confidentiality obligation not to disclose such information) and (iv) the disclosure of information to the extent necessary for a TRA Party to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any governmental or taxing authority or to prosecute or defend any action, proceeding or audit by any governmental or taxing authority with respect to such returns. Notwithstanding anything to the contrary herein, each TRA Party and each of its respective assignees (and each employee, representative or other agent of such TRA Party or its assignees, as applicable) may disclose to any and all Persons the tax treatment and tax structure of the Corporate Taxpayer, OpCo and their respective Affiliates, and any of their respective transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to such TRA Party relating to such tax treatment and tax structure.

(b) If a TRA Party or an assignee thereof commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.12, the Corporate Taxpayer shall have the right and remedy to seek to have the provisions of this Section 7.12 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

Section 7.13 Change in Law. Notwithstanding anything herein to the contrary, if, in connection with an actual or proposed change in law, a TRA Party reasonably believes that the existence of this Agreement could cause income (other than income arising from receipt of a payment under this Agreement) recognized by the TRA Party upon any Exchange by such TRA Party to be treated as ordinary income rather than capital gain (or otherwise taxed at ordinary income rates) for United States federal income tax purposes or would have other material adverse tax consequences to such TRA Party, then at the election of such TRA Party and to the extent specified by such TRA Party, this Agreement (a) shall cease to have further effect with respect to such TRA Party, (b) shall not apply to an Exchange by such TRA Party occurring after a date specified by such TRA Party or (c) shall otherwise be amended in a manner determined by such TRA Party; provided that such amendment shall not result in an increase in payments under this Agreement at any time as compared to the amounts and times of payments that would have been due in the absence of such amendment.

Section 7.14 Independent Nature of TRA Parties’ Rights and Obligations. The obligations of each TRA Party hereunder are several and not joint with the obligations of any other TRA Party, and no TRA Party shall be responsible in any way for the performance of the obligations of any other TRA Party hereunder. The decision of each TRA Party to enter into this Agreement has been made by such TRA Party independently of any other TRA Party. Nothing contained herein, and no action taken by any TRA Party pursuant hereto, shall be deemed to constitute the TRA Parties as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the TRA Parties are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated hereby and the Corporate Taxpayer acknowledges that the TRA Parties are not acting in concert or as a group, and the Corporate Taxpayer will not assert any such claim, with respect to such obligations or the transactions contemplated hereby.

Section 7.15 TRA Party Representative.

(a) Without further action of any of the Corporate Taxpayer, the TRA Party Representative or any TRA Party, and as partial consideration in respect of the benefits conferred by this Agreement, the TRA Party Representative is hereby irrevocably constituted and appointed as the TRA Party Representative, with full power of substitution, to take any and all actions and make any decisions required or permitted to be taken by the TRA Party Representative under this Agreement.

(b) If at any time the TRA Party Representative shall incur any out-of-pocket expenses in connection with the exercise of its duties hereunder, upon written notice to the Corporate Taxpayer from the TRA Party Representative of documented costs and expenses (including fees and disbursements of counsel and accountants) incurred by the TRA Party Representative in connection with the performance of its rights or obligations under this Agreement and the taking of any and all actions in connection therewith, the Corporate Taxpayer shall reduce the future payments (if any) due to the TRA Parties hereunder pro rata by the amount of such expenses which it shall instead remit directly to the TRA Party Representative. In connection with the performance of its rights and obligations under this Agreement and the taking of any and all actions in connection therewith, the TRA Party Representative shall not be required to expend any of its own funds (though, for the avoidance of doubt, but without limiting the provisions of this Section 7.15(b), it may do so at any time and from time to time in its sole discretion).

(c) The TRA Party Representative shall not be liable to any TRA Party for any act of the TRA Party Representative arising out of or in connection with the acceptance or administration of its duties under this Agreement, except to the extent any liability, loss, damage, penalty, fine, cost or expense is actually incurred by such TRA Party as a proximate result of the bad faith or willful misconduct of the TRA Party Representative (it being understood that any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of good faith judgment). The TRA Party Representative shall not be liable for, and shall be indemnified by the TRA Parties (on a several but not joint basis) for, any liability, loss, damage, penalty or fine incurred by the TRA Party Representative (and any cost or expense incurred by the TRA Party Representative in connection therewith and herewith and not previously reimbursed pursuant to Section 7.15(b)) arising out of or in connection with the acceptance or administration of its duties under this Agreement, and such liability, loss, damage, penalty, fine, cost or expense shall be treated as an expense subject to reimbursement pursuant to the provisions of Section 7.15(b), except to the extent that any such liability, loss, damage, penalty, fine, cost or expense is the proximate result of the bad faith or willful misconduct of the TRA Party Representative (it being understood that any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of good faith judgment); provided, however, in no event shall any TRA Party be obligated to indemnify the TRA Party Representative hereunder for any liability, loss, damage, penalty, fine, cost or expense to the extent (and only to the extent) that the aggregate amount of all liabilities, losses, damages, penalties, fines, costs and expenses indemnified by such TRA Party hereunder is or would be in excess of the aggregate payments under this Agreement actually remitted to such TRA Party.

(d) Subject to Section 7.6(b), a decision, act, consent or instruction of the TRA Party Representative shall constitute a decision of all TRA Parties and shall be final, binding and conclusive upon each TRA Party, and the Corporate Taxpayer may rely upon any decision, act, consent or instruction of the TRA Party Representative as being the decision, act, consent or instruction of each TRA Party. The Corporate Taxpayer is hereby relieved from any liability to any Person for any acts done by the Corporate Taxpayer in accordance with any such decision, act, consent or instruction of the TRA Party Representative.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

SPREE ACQUISITION CORP. 1 LIMITED

By:
Name:	Steven Greenfield
Title:	Executive Chairman

[Signature Page to Tax Receivable Agreement]

TRA PARTY REPRESENTATIVE:

By:
	Name:	William M. George

[Signature Page to Tax Receivable Agreement]

TRA PARTIES

William M. George

YCC3, LLC

By:
Name:
Title:

BBLE, LLC

By:
Name:
Title:

WHCWW5 HOLDING, LLC

By:
Name:
Title:

[Signature Page to Tax Receivable Agreement]

Exhibit B

Support Agreement

SUPPORT AGREEMENT

This Support Agreement (this “Agreement”), dated as of October 29, 2022, is made and entered into by and among WHC Worldwide, LLC, a Missouri limited liability company (the “Company”), Spree Acquisition Corp. 1 Limited, a Cayman Islands exempted company (“SPAC”), and the holders of the Pre-Closing Company Units (as defined in the Business Combination Agreement), each listed on the signature pages hereto as a Member (the “Members”). Except as otherwise specified herein, capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, SPAC and the Company are entering into a Business Combination Agreement in substantially the form provided to the Member and is attached hereto as Exhibit A (as may be amended, supplemented, restated or otherwise modified from time to time by the Company and SPAC (the “Business Combination Agreement” and the “SPAC Transaction”, respectively);

WHEREAS, as of the date hereof, the Member is the record and “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act of and is entitled to dispose of and vote (including, without limitation, by proxy or power of attorney) Pre-Closing Company Units (as defined in the Business Combination Agreement) set forth on the signature pages hereto (collectively, the “Owned Units”; the Owned Units and any additional Company Units and/or Company Class A Units and/or Company Class B Units (or any securities convertible into or exercisable or exchangeable for Company Units) in which the Member has or acquires record or beneficial ownership after the date hereof, including by purchase, as a result of a share dividend, share split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, the “Covered Units”); and

WHEREAS, in anticipation of, and as a condition and inducement to the willingness of SPAC to enter into the Business Combination Agreement, SPAC, the Company and the Member are entering into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, SPAC, the Company and the Member hereby agree as follows:

1. Agreement to Vote. Each Member (as to itself and not jointly and severally with the other Members) irrevocably and unconditionally agrees that, at any meeting of the members of the Company (whether annual or special and whether or not an adjourned or postponed meeting) including any class meetings, class votes or class consents, and in connection with any written consent of members of the Company, the Member shall, and shall cause any other holder of record of any of the Member’s Covered Units to: (a) if and when such meeting is held, appear at such meeting (in person or by proxy), and if a quorum is not present, to vote (in person or by proxy) in favor of adjournment of such meeting of the members to a later date, as in accordance with the Company’s charter documents as in effect at such time; (b) vote, in person or by proxy, or validly execute and deliver any written consent with respect to all of the Member’s Covered Units in favor of the Company Required Approval (as defined in the Business Combination Agreement), and any other resolutions in favor of the adoption of the Business Combination Agreement and any other matters necessary or reasonably requested by the Company for consummation of the transactions contemplated under the Business Combination Agreement and the other transactions contemplated by the Business Combination Agreement; (c) vote, in person or by proxy, or validly execute and deliver any written consent with respect to all of the Member’s Covered Units against (A) any transaction, action or agreement of any kind (other than the SPAC Transaction) concerning the sale or transfer of (x) all or any material part of the business or assets of the Company or (y) any of the shares or other equity interests or profits of the Company, that would reasonably be expected to (i) frustrate the purposes of, impede, interfere with, delay, postpone or adversely affect the SPAC Transaction (including the consummation thereof), (ii) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Company under the Business Combination Agreement, or cause any of the conditions to Closing set forth in the Business Combination Agreement not to be fulfilled or satisfied, or (iii) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Member contained in this Agreement and (B) any merger agreement or merger (other than the Business Combination Agreement), consolidation, combination, sale of all or substantially all assets, scheme of arrangement, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company. The agreements and obligations set forth in this Section 1 do not extend to any material amendments to the Business Combination Agreement or the transactions to be consummated thereby.

2. Proxy.  Each Member (as to itself and not jointly and severally with the other Members) hereby irrevocably and unconditionally, to the fullest extent permitted by applicable Law, appoints the Chief Executive Officer of the Company, or any designee of the Company as approved by the managing member of the Company, as the Member’s attorney-in-fact and proxy with full power of substitution, to vote, express consent or dissent and otherwise act (by written consent or otherwise) with respect to the Covered Units, solely on the matters and in the manner specified in Section  1. THE PROXIES AND POWERS OF ATTORNEY GRANTED PURSUANT TO THIS SECTION 2 ARE IRREVOCABLE AND COUPLED WITH AN INTEREST. Each Member (as to itself and not jointly and severally with the other Members) hereby affirms that the irrevocable proxy granted by Member pursuant to this Section 2 is granted in consideration of SPAC considering to enter into this Agreement and the Business Combination Agreement and that such irrevocable proxy is given to secure the performance of the duties of the Member under this Agreement. The proxies and powers of attorney shall not be terminated by any act of the Member or by operation of law, by lack of appropriate power or authority, or by the occurrence of any other event or events and shall be binding upon all successors, assigns, heirs, beneficiaries and legal representatives of the Member. Each Member hereby revokes all other proxies and powers of attorney on the matters specified in this Section 2 with respect to the Covered Units that the Member may have previously appointed or granted, and no subsequent proxy or power of attorney shall be given or written consent executed (and if given or executed, shall not be effective) by the Member with respect to any Covered Units. All authority herein conferred or agreed to be conferred shall survive the death, bankruptcy or incapacity of the Member and any obligation of the Member under this Agreement shall be binding upon the heirs, personal representatives, and successors of the Member.

3. Termination. This Agreement shall terminate, and no party shall have any further obligations or liabilities under this Agreement, upon the earliest of (i) termination of the Business Combination Agreement in accordance with its terms or (ii) the time this Agreement is terminated upon the mutual written agreement of SPAC, the Company and the Member (the earliest such date under clause (i) and (ii) being referred to herein as the “Termination Date”); provided, that the provisions set forth in Sections 7 to 15 below shall survive the termination of this Agreement; provided further, that termination of this Agreement shall not relieve any party hereto from any liability for any willful breach of, or actual fraud in connection with, this Agreement prior to such termination.

4. Representations and Warranties of the Member. Each Member hereby represents and warrants to the Company and SPAC as to itself (and not jointly and severally with the other Members) that: (i) as of the date hereof and as of the Closing, that the Member has full legal capacity, power and authority to execute and deliver this Agreement and to perform its obligations hereunder and (ii) this Agreement constitutes valid and binding obligation of the Member, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

5. Each Member (as to itself and not jointly and severally with the other Members) hereby agrees not to, directly or indirectly, prior to the Termination Date, except in connection with the consummation of the transactions contemplated under the Business Combination Agreement, (i) sell, transfer, encumber, assign or otherwise dispose of, either voluntarily or involuntarily (collectively, “Transfer”), or enter into any Contract, option or other arrangement (including profit sharing arrangement) with respect to the Transfer of any of the Member’s Covered Units; (ii) grant any proxies or enter into any voting arrangement, whether by proxy, voting agreement, voting trust, voting deed or otherwise (including pursuant to any loan of any Covered Units), or enter into any other agreement, with respect to any Covered Units (in each case, other than the Proxy granted to the Company in accordance with this Agreement); (iii) publicly announce any intention to effect any transaction specified in clauses (i) or (ii); or (iv) take any action that would make any representation or warranty of the Member contained herein untrue or incorrect or have the effect of preventing, disabling or delaying the Member from performing its obligations under this Agreement.

6. Further Assurances, Instruments and Efforts. From time to time, at SPAC’s or Company’s request and without further consideration, each Member (as to itself and not jointly and severally with the other Members) shall execute and deliver such additional documents1 and take all such further action as may be reasonably necessary to effect the actions and consummate the transactions contemplated by this Agreement and by the Business Combination Agreement, and each Member (as to itself and not jointly and severally with the other Members) shall use its commercially reasonable efforts, and shall reasonably cooperate with the Company and SPAC, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate the SPAC Transaction (including the delivery of any information required for all applicable notices and filings and for the receipt of all applicable consents of governmental authorities and third parties) and to comply as promptly as practicable with all requirements of governmental authorities applicable to the SPAC Transaction, including any regulatory application or filing required or advisable in connection with the SPAC Transaction (including filings with the SEC or NYSE). Each Member (as to itself and not jointly and severally with the other Members) further agrees not to commence or participate in, and to take all actions necessary to opt out of any class action with respect to, any action or claim, derivative or otherwise, against SPAC, the Company or any of their respective Affiliates, successors and assigns relating to the negotiation, execution or delivery of this Agreement, the Business Combination Agreement or the consummation of the transactions contemplated hereby and thereby.

7. Disclosure. Each Member (as to itself and not jointly and severally with the other Members) hereby authorizes the Company and SPAC to publish and disclose in any announcement or disclosure required by the SEC (or as otherwise required by any applicable securities laws or any other securities authorities), or include in any document or information required to be filed with or furnished to the SEC or NYSE, the Member’s identity and ownership of the Covered Units and the nature of the Member’s obligations under this Agreement and, if deemed appropriate by the Company or SPAC, a copy of this Agreement.

8. Confidentiality. Each Member (as to itself and not jointly and severally with the other Members) (including its affiliates, directors, partners, officers, investors, employees and agents) agrees, except as required by law, to retain in strict confidence all non-public information related to the existence and terms of this Agreement, the negotiations between the Company and SPAC, any information related to the Business Combination Agreement and the SPAC Transaction and all nonpublic information related to SPAC and the SPAC identity, and further agree that it will not disclose to any third party, or permit the use or disclosure to any third party of such information or any information obtained from or revealed hereunder.

9. Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by SPAC, the Company and each of the Members. Any party to this Agreement may, at any time prior to the Termination Date, waive any of the terms or conditions of this Agreement, or agree to an amendment or modification to this Agreement in the manner contemplated by this Section 9 or Section 10 as applicable.

10. Waiver. No failure or delay by any party hereto exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the parties hereto hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

11. Notices. Any notice required or permitted by this instrument will be deemed sufficient when delivered personally or by overnight courier or sent by email to the relevant address listed on the signature page or If to the Member, to such address indicated on the Company’s records with respect to the Member or to such other address or addresses as the Member may from time to time designate in writing, or 48 hours after being deposited in the mail as certified or registered mail with postage prepaid, addressed to the party to be notified at such party’s address listed on the signature page, as subsequently modified by written notice.

12. Governing Law and Jurisdiction. Sections 8.5, 8.15, 8.16 and 8.17 of the Business Combination Agreement are hereby incorporated by reference, mutadis mutandis.

13. Assignment; Successors. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 13 shall be null and void, ab initio.

14. Counterparts. This Agreement and any amendment hereto may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any amendment hereto by electronic means, including docusign, e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement or any amendment hereto.

15. Trust Account Waiver. Each Member agrees (as to itself and not jointly and severally with the other Members), acknowledges and represents that it understands that SPAC has established its trust account (the “Trust Account”) for the benefit of the public shareholders and that SPAC may disburse monies from the Trust Account only: (A) to the public shareholders in the event of the conversion of their shares upon consummation of a business combination or amendment to SPAC’s charter documents relating to pre-business combination activity, (B) to the public shareholders in connection with SPAC’s liquidation in the event SPAC is unable to consummate a business combination within the required time period or (C) to SPAC concurrently with, or after it consummates a business combination, and (ii) agrees that it does not have any right, title, interest or claim of any kind in or to any monies of the Trust Account (“Claim”) and waives any Claim it may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with SPAC and will not seek recourse against the Trust Account for any reason whatsoever.

[The remainder of this page is intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized persons thereunto duly authorized) as of the date first written above.

Spree Acquisition Corp. 1 Limited

By:
Name: Steven Greenfield
Title: Executive Chairman

WHC Worldwide, LLC

By:
Name: William M. George
Title: Chief Executive Officer

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized persons thereunto duly authorized) as of the date first written above.

William M. George
72 Class A Units

YCC3, LLC

By:
Name:
Title:
15 Class A Units

BBLE, LLC

By:
Name:
Title:
8 Class B Units

WHCWW5 HOLDING, LLC

By:
Name:
Title:
5 Class A Units

[Signature Page to Support Agreement]

EXHIBIT A

Form of Business Combination Agreement

Exhibit C

Form of Investor Rights Agreement

INVESTOR RIGHTS AGREEMENT

THIS INVESTOR RIGHTS AGREEMENT (as it may be amended, supplemented or restated from time to time in accordance with the terms of this Investor Rights Agreement, the “Investor Rights Agreement”), dated as of October 29, 2022, which Agreement shall enter into effect upon the Closing (the “Effective Date”), is made by and among (i) Spree Acquisition Corp. 1 Limited, a Cayman Islands exempted company, which entity shall transfer by way of continuation and domesticate immediately prior to the Closing in accordance with the terms of the BCA (“PubCo”); (ii) each of the parties listed as a “Seller” on the signature pages attached hereto (each, a “Seller” and, collectively, the “Sellers”); (iii) Spree Operandi U.S. LP, a Delaware limited partnership and a wholly owned subsidiary of Spree Operandi LP, a Cayman Islands exempted limited partnership (the “Sponsor”); and (iv) solely for purposes of Article I, Section 2.11 (only in connection with the final sentence of that section), Section 2.15, Section 2.16(a), Section 3.3 and Article IV (A) Steven Greenfield, (B) Joachim Drees, (C) Philipp von Hagen, (D) Shay Kronfeld, (E) Eran (Rani) Plaut, (F) David Riemenschneider and (G) Nir Sasson (each, a “Sponsor Principal” and, collectively, the “Sponsor Principals” and, together with the Sponsor, the “Founder Holders” and, each, a “Founder Holder”). Each of PubCo, the Sellers and each Founder Holder may be referred to herein as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the BCA (as defined below).

RECITALS

WHEREAS, PubCo has negotiated that certain Business Combination Agreement, with WHC Worldwide, LLC, a Missouri limited liability company (the “Operating Company”), (the “BCA”), in connection with the business combination (the “Business Combination”) set forth in the BCA;

WHEREAS, pursuant to the BCA, at the Closing, (i) PubCo has contributed the Closing Date Contribution Amount and the Closing Date Equity Contribution (collectively, the “Contribution”) and, in exchange therefor, the Operating Company has issued to PubCo a number of Class A Units (as defined below) determined pursuant to the BCA and (ii) in connection with the Contribution and issuance described above, the Post-Closing Company Members have entered into that certain Second Amended and Restated Operating Agreement of the Operating Company (the “Opco Operating Agreement”), to, among other things, recapitalize the Pre-Closing Company Units such that, from and after the Closing, the Equity Securities (as defined below) of the Operating Company consist of the Opco Units (as defined below), with the applicable rights, preferences and obligations set forth in the Opco Operating Agreement;

WHEREAS, each of the Sellers has the right to exchange its respective Class B Units (as defined below), and cancel an equal number of its respective shares of Class X Common Stock (as defined below) for shares of Class A Common Stock (as defined below) in the manner set forth in, and pursuant to the terms and conditions of, the Opco Operating Agreement;

WHEREAS, PubCo, the Sponsor and the Sponsor Principals entered into that certain Registration Rights Agreement, dated as of December 15, 2021 (the “Original RRA”);

WHEREAS, in connection with the execution of this Investor Rights Agreement, PubCo, the Sponsor and the Sponsor Principals desire to terminate the Original RRA and replace it with this Investor Rights Agreement; and

WHEREAS, on the Effective Date, the Parties desire to set forth their agreement with respect to registration rights and certain other matters, in each case, in accordance with the terms and conditions of this Investor Rights Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Investor Rights Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1  Definitions. As used in this Investor Rights Agreement, the following terms shall have the following meanings:

“Adverse Disclosure” means any public disclosure of material non-public information, which disclosure, in the good faith determination of the Board, after consultation with counsel to PubCo, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any Prospectus and any preliminary Prospectus, in the light of the circumstances under which they were made) not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, and (c) PubCo has a bona fide business purpose for not making such information public.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise; provided that no Party shall be deemed an Affiliate of PubCo or any of its Subsidiaries for purposes of this Investor Rights Agreement.

“Automatic Shelf Registration Statement” has the meaning set forth in Rule 405 promulgated by the SEC pursuant to the Securities Act.

“BCA” has the meaning set forth in the Recitals.

“Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

“Board” means the board of directors of PubCo.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York are open for the general transaction of business.

“Business Combination” has the meaning set forth in the Recitals.

“Bylaws” means the “Post-Closing Spree Bylaws” as defined in the BCA, as the same may be amended or amended and restated from time to time.

“Certificate of Incorporation” means the “Post-Closing Spree Certificate of Incorporation” as defined in the BCA, as the same may be amended or amended and restated from time to time.

“Class A Common Stock” means the shares of Class A common stock, par value $0.0001 per share, of PubCo, including (a) any shares of such Class A common stock issuable upon the exercise of any warrant or other right to acquire shares of such Class A common stock and (b) any Equity Securities of PubCo that are issued or distributed or may be issuable with respect to such Class A common stock by way of conversion, dividend, stock split or other distribution, consolidation, merger, exchange, reclassification, recapitalization or other similar transaction.

“Class A Units” means the “Class A Units” as defined in the Opco Operating Agreement.

“Class B Units” means the “Class B Units” as defined in the Opco Operating Agreement.

“Class X Common Stock” means the shares of Class X Common Stock, par value $0.0001 per share, of PubCo, including (a) any shares of such Class X Common Stock issuable upon the exercise of any warrant or other right to acquire shares of such Class X Common Stock and (b) any Equity Securities of PubCo that are issued or distributed or may be issuable with respect to such Class X Common Stock by way of conversion, dividend, stock split or other distribution, consolidation, merger, exchange, reclassification, recapitalization or other similar transaction.

“Common Stock” means shares of the Class A Common Stock and the Class X Common Stock, including any shares of the Class A Common Stock and the Class X Common Stock issuable upon the exercise of any warrant or other right to acquire shares of the Class A Common Stock and the Class X Common Stock.

“Confidential Information” means confidential, non-public information about PubCo and its Subsidiaries.

“Contribution” has the meaning set forth in the Recitals.

“Controlled Entity” means, as to any Person, (a) any corporation more than fifty percent (50%) of the outstanding voting stock of which is owned by such Person or such Person’s Family Members or Affiliates, (b) any trust, whether or not revocable, of which such Person or such Person’s Family Members or Affiliates are the sole beneficiaries, (c) any partnership of which such Person or an Affiliate of such Person is the managing partner or in which such Person or such Person’s Family Members or Affiliates hold partnership interests representing at least fifty percent (50%) of such partnership’s capital and profits and (d) any limited liability company of which such Person or an Affiliate of such Person is the manager or managing member or in which such Person or such Person’s Family Members or Affiliates hold membership interests representing at least fifty percent (50%) of such limited liability company’s capital and profits.

“Demanding Holders” has the meaning set forth in Section 2.1(c).

“Effective Date” has the meaning set forth in the Preamble.

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, restricted stock, restricted stock unit, performance share, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto, as the same shall be in effect from time to time.

“Family Member” means, with respect to any Person, such Person’s spouse, ancestors, descendants (whether by blood, marriage or adoption) or spouse of a descendant of such Person, brothers and sisters (whether by blood, marriage or adoption) and inter vivos or testamentary trusts of which only such Person and his or her spouse, ancestors, descendants (whether by blood, marriage or adoption), brothers and sisters (whether by blood, marriage or adoption) are beneficiaries.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Form S-1 Shelf” has the meaning set forth in Section 2.1(a).

“Form S-3 Shelf” has the meaning set forth in Section 2.1(a).

“Founder Holder” has the meaning set forth in the Preamble.

“Holder” means any holder of Registrable Securities who is a Party to, or who succeeds to rights under, this Investor Rights Agreement pursuant to Section 4.1.

“Holder Information” has the meaning set forth in Section 2.10(b).

“Investor Rights Agreement” has the meaning set forth in the Preamble.

“Lock-Up Period” has the meaning set forth in Section 3.1(a).

“Lock-Up Shares” has the meaning set forth in Section 3.1(a).

“Maximum Number of Securities” has the meaning set forth in Section 2.1(d).

“Minimum Takedown Threshold” has the meaning set forth in Section 2.1(c).

“Misstatement” means an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus, in the light of the circumstances under which they were made, not misleading.

“Opco Units” means, collectively, the Class A Units and the Class B Units.

“Opco Operating Agreement” has the meaning set forth in the Recitals.

“Operating Company” has the meaning set forth in the Recitals.

“Organizational Documents” means the Certificate of Incorporation and the Bylaws.

“Original RRA” has the meaning set forth in the Recitals.

“Party” has the meaning set forth in the Preamble.

“Permitted Transferee” means, with respect to any Person, (a) any Family Member of such Person, (b) any Affiliate of such Person, (c) any Affiliate of any Family Member of such Person (excluding any Affiliate under this clause (c) who operates or engages in a business which competes with the business of PubCo or the Operating Company or any of their respective Subsidiaries), (d) with respect to the Sponsor or any Founder Holder, any officer, director, employee, partner, shareholder, member or other equity holder of the Sponsor or such Founder Holder or its Affiliates and (e) any Controlled Entity of such Person.

“Piggyback Registration” has the meaning set forth in Section 2.2(a).

“Proceeding” has the meaning set forth in Section 4.9.

“Prospectus” means the prospectus included in any Registration Statement, all amendments (including post-effective amendments) and supplements to such prospectus, and all material incorporated by reference in such prospectus.

“PubCo” has the meaning set forth in the Preamble.

“Registrable Securities” means at any time (a) any shares of Class A Common Stock (including, without limitation, Class A Common Stock (i) issuable pursuant to the Certificate of Incorporation and the Opco Operating Agreement upon an exchange of Class B Units and the corresponding cancellation of an equal number of shares of Class X Common Stock in exchange for shares of Class A Common Stock, (ii) any shares of Class A Common Stock issued pursuant to the BCA, (iii) held by the Founder Holders or Sellers; provided, however, that any Pre-Closing Company Units issued by the Company in connection with any financing transactions prior to or at Closing shall be excluded from the Registrable Securities) or (iv) any shares of Class A Common Stock issued upon exercise of the Earnout Warrants, and (b) any Equity Securities of PubCo or any Subsidiary of PubCo that may be issued or distributed or be issuable with respect to the securities referred to in clauses (a) by way of conversion, dividend, stock split or other distribution, merger, consolidation, exchange, recapitalization or reclassification or similar transaction, in each case held by a Holder, other than any security received pursuant to an incentive plan adopted by PubCo on or after the Closing Date; provided, however, that any such Registrable Securities shall cease to be Registrable Securities to the extent (A) a Registration Statement with respect to the sale of such Registrable Securities has become effective under the Securities Act and such Registrable Securities have been sold, transferred, disposed of or exchanged in accordance with the plan of distribution set forth in such Registration Statement, (B) such Registrable Securities shall have ceased to be outstanding, (C) such Registrable Securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction, (D) such Registrable Security is disposed of under SEC Rule 144 under the Securities Act or any other public sale pursuant to an exemption from the registration requirements of the Securities Act as a result of which the legend on any certificate or book-entry notation representing such Registrable Security restricting transfer of such Registrable Security has been removed or (E) for purposes of Article II, the Holder thereof, together with its, his or her Permitted Transferees, Beneficially Owns less than one percent (1%) of the shares of Class A Common Stock that are outstanding at such time. For purposes of this Agreement, a Person shall be deemed to be a holder of shares of Class A Common Stock and such shares of Class A Common Stock shall be deemed to be in existence whenever such Person has the right to acquire such shares of Class A Common Stock (upon conversion, exchange or exercise in connection with a transfer of securities or otherwise, but disregarding any restrictions or limitations upon the exercise of such right other than vesting), whether or not such acquisition has actually been effected, and such Person shall be entitled to exercise the rights of a holder of shares of Class A Common Stock.

“Registration” means a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, prospectus or similar document in compliance with the requirements of the Securities Act, and such registration statement becoming effective.

“Registration Expenses” means the expenses of a Registration or other Transfer pursuant to the terms of this Investor Rights Agreement, including the following:

(a) all SEC or securities exchange registration and filing fees (including fees with respect to filings required to be made with FINRA);

(b) all fees and expenses of compliance with securities or blue sky Laws (including fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(c) all printing, messenger, telephone and delivery expenses;

(d) all fees and disbursements of counsel for PubCo;

(e) all fees and disbursements of all independent registered public accountants of PubCo incurred in connection with such Registration or Transfer, including the expenses of any special audits and/or comfort letters required or incident to such performance and compliance;

(f)  reasonable out-of-pocket fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Holders participating in such Registration or Transfer; and

(g) the costs and expenses of PubCo relating to analyst and investor presentations or any “road show” undertaken in connection with the Registration and/or marketing of the Registrable Securities (including the expenses of the Holders).

“Registration Statement” means any registration statement that covers the Registrable Securities pursuant to the provisions of this Investor Rights Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Representatives” means, with respect to any Person, any of such Person’s officers, directors, managers, members, equityholders, employees, agents, attorneys, accountants, actuaries, consultants, financial advisors or other Person acting on behalf of such Person.

“Requesting Holder” means any Holder requesting piggyback rights pursuant to Section 2.2 with respect to an Underwritten Shelf Takedown.

“SEC” means the United States Securities and Exchange Commission.

“SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

“SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, and any successor thereto, as the same shall be in effect from time to time.

“Sellers” has the meaning set forth in the Preamble.

“Shelf” has the meaning set forth in Section 2.1(a).

“Shelf Registration” means a registration of securities pursuant to a Registration Statement filed with the SEC in accordance with and pursuant to Rule 415 promulgated under the Securities Act.

“Shelf Takedown” means an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

“Sponsor” has the meaning set forth in the Preamble.

“Sponsor Letter” means that certain Letter Agreement, dated as of December 15, 2021, by and among PubCo,, the Founder Holders and the other parties thereto.

“Sponsor Members” has the meaning set forth in Section 2.16(a).

“Sponsor Principal” has the meaning set forth in the Preamble.

“Subsequent Shelf Registration” has the meaning set forth in Section 2.1(b).

“Transfer” means, when used as a noun, any voluntary or involuntary transfer, sale, pledge or hypothecation or other disposition by the Transferor (whether by operation of law or otherwise) and, when used as a verb, the Transferor voluntarily or involuntarily transfers, sells, pledges or hypothecates or otherwise disposes of (whether by operation of law or otherwise), including, in each case, (a) the establishment or increase of a put equivalent position or liquidation with respect to, or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security or (b) entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

“Underwriter” means any investment banker(s) and manager(s) appointed to administer the offering of any Registrable Securities as principal in an Underwritten Offering.

“Underwritten Offering” means a Registration in which Equity Securities of PubCo are sold to an Underwriter for distribution to the public.

“Underwritten Shelf Takedown” has the meaning set forth in Section 2.1(c).

“Warrants” means the outstanding warrants, each exercisable into one (1) share of Class A Common Stock, to purchase an aggregate of up to 950,000 shares of Class A Common Stock, which were issued to the Sponsor pursuant to that certain Private Units Purchase Agreement, dated December 15, 2021, by and among the Sponsor and PubCo.

“Well-Known Seasoned Issuer” has the meaning set forth in Rule 405 promulgated by the SEC pursuant to the Securities Act.

“Withdrawal Notice” has the meaning set forth in Section 2.1(e).

Section 1.2  Interpretive Provisions. For all purposes of this Investor Rights Agreement, except as otherwise provided in this Investor Rights Agreement or unless the context otherwise requires:

(a) the singular shall include the plural, and the plural shall include the singular, unless the context clearly prohibits that construction;

(b) the words “hereof,” “herein,” “hereunder” and words of similar import, when used in this Investor Rights Agreement, refer to this Investor Rights Agreement as a whole and not to any particular provision of this Investor Rights Agreement;

(c) references in this Investor Rights Agreement to any Law shall be deemed also to refer to such Law, and all rules and regulations promulgated thereunder;

(d) whenever the words “include,” “includes” or “including” are used in this Investor Rights Agreement, they shall mean “without limitation;”

(e) the captions and headings of this Investor Rights Agreement are for convenience of reference only and shall not affect the interpretation of this Investor Rights Agreement;

(f)  pronouns of any gender or neuter shall include, as appropriate, the other pronoun forms;

(g) the word “or” shall be construed to mean “and/or” and the words “neither,” “nor,” “any,” “either” and “or” shall not be exclusive, unless the context clearly prohibits that construction; and

(h) the phrase “to the extent” shall be construed to mean “the degree by which.”

ARTICLE II

REGISTRATION RIGHTS

Section 2.1  Shelf Registration.

(a) Filing. PubCo shall file, within forty-five (45) days of the Closing Date or such other earlier date as it is required in accordance with any PIPE Subscription Agreement, a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), or if PubCo is ineligible to use a Form S-3 Shelf, a Registration Statement for a Shelf Registration on Form S- 1 (the “Form S-1 Shelf” and, together with the Form S-3 Shelf (and any Subsequent Shelf Registration), the “Shelf”), in each case, covering the resale of all Registrable Securities (determined as of two (2) Business Days prior to such filing) on a delayed or continuous basis. PubCo shall use its commercially reasonable efforts to cause the Shelf to become effective as soon as practicable after such filing, but in no event later than ninety (90) days after the initial filing thereof (or one hundred and twenty (120) days after the initial filing thereof if the SEC notifies PubCo that it will “review” the Shelf) or such other earlier date as it is required in accordance with any PIPE Subscription Agreement. The Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder. PubCo shall maintain the Shelf in accordance with the terms of this Investor Rights Agreement, and shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep such Shelf continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event PubCo files a Form S-1 Shelf, PubCo shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration) to a Form S-3 Shelf as soon as practicable after PubCo is eligible to use Form S-3.

(b) Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while there are any Registrable Securities outstanding, PubCo shall use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional Registration Statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all outstanding Registrable Securities from time to time, and pursuant to any method or combination of methods legally available to, and requested by, any Holder. If a Subsequent Shelf Registration is filed, PubCo shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an Automatic Shelf Registration Statement if PubCo is a Well-Known Seasoned Issuer) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities outstanding. Any such Subsequent Shelf Registration shall be on Form S-3 to the extent that PubCo is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form. In the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, PubCo, upon request of a Holder, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at PubCo’s option, the Shelf (including by means of a post-effective amendment) or a Subsequent Shelf Registration and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration shall be subject to the terms of this Investor Rights Agreement.

(c) Requests for Underwritten Shelf Takedowns. At any time and from time to time after the Shelf has been declared effective by the SEC, the Holders may request to sell all or any portion of their Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that PubCo shall only be obligated to effect an Underwritten Shelf Takedown if such offering (i) shall include securities with a total offering price (including piggyback securities and before deduction of underwriting discounts) reasonably expected to exceed, in the aggregate, $10,000,000 (the “Minimum Takedown Threshold”) or (ii) shall be made with respect to all of the Registrable Securities of the Demanding Holder. All requests for Underwritten Shelf Takedowns shall be made by giving written notice to PubCo, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown and the expected price range (net of underwriting discounts and commissions) of such Underwritten Shelf Takedown; provided that each Holder agrees that the fact that such a notice has been delivered shall constitute Confidential Information subject to Section 4.14. The Holders that requested such Underwritten Shelf Takedown (the “Demanding Holders”) holding a majority in interest of the Registrable Securities to be registered pursuant to such Underwritten Shelf Takedown shall have the right to select the Underwriters for such offering (which shall consist of one (1) or more reputable nationally or regionally recognized investment banks), and to agree to the pricing and other terms of such offering; provided that such selection shall be subject to the consent of PubCo, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary contained in this Investor Rights Agreement, in no event shall any Holder or any Transferee thereof request an Underwritten Shelf Takedown during the Lock-Up Period applicable to such Person. No Holder may request any Underwritten Shelf Takedown more than two (2) times in any twelve (12) month period, subject to the provision in the first sentence of this Section 2.1(c).

(d) Reduction of Underwritten Shelf Takedowns. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advise PubCo, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other Equity Securities that PubCo desires to sell and all other shares of Common Stock or other Equity Securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggyback registration rights held by any other stockholders of PubCo, exceeds the maximum dollar amount or maximum number of Equity Securities that can be sold in such Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method or the probability of success of such Underwritten Offering (such maximum dollar amount or maximum number of such Equity Securities, as applicable, the “Maximum Number of Securities”), then PubCo shall include in such Underwritten Offering, as follows: at all times (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the shares of Common Stock or other Equity Securities that PubCo desires to sell, which can be sold without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the shares of Common Stock or other Equity Securities of other Persons that PubCo is obligated to include in such Underwritten Offering pursuant to separate written contractual arrangements with such Persons and that can be sold without exceeding the Maximum Number of Securities.

(e) Withdrawal. Any of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to PubCo and the Underwriter or Underwriters (if any) of such Demanding Holder’s intention to withdraw from such Underwritten Shelf Takedown, prior to the public announcement of the Underwritten Shelf Takedown by PubCo; provided that a Holder not so withdrawing may elect to have PubCo continue such Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied or if such Underwritten Shelf Takedown would be made with respect to all of the Registrable Securities of such Holder. Following the receipt of any Withdrawal Notice, PubCo shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Underwritten Shelf Takedown. Notwithstanding anything to the contrary contained in this Investor Rights Agreement, PubCo shall be responsible for the Registration Expenses incurred in connection with an Underwritten Shelf Takedown prior to delivery of a Withdrawal Notice under this Section 2.1(e).

(f)  Long-Form Demands. Upon the expiration of the Lock-Up Period applicable to such Person, and during such times as no Shelf is effective, each Holder may demand that PubCo file a Registration Statement on Form S-1 for the purpose of conducting an Underwritten Offering of any or all of such Holder’s Registrable Securities. PubCo shall file such Registration Statement within thirty (30) days of receipt of such demand and use its commercially reasonable efforts to cause the same to be declared effective within sixty (60) days of filing. The provisions of Section 2.1(c), Section 2.1(d) and Section 2.1(e) shall apply to this Section 2.1(f) as if a demand under this Section 2.1(f) were an Underwritten Shelf Takedown; provided that in order to withdraw a demand under this Section 2.1(f), such withdrawal must be received by PubCo prior to PubCo having publicly filed a Registration Statement pursuant to this Section 2.1(f).

Section 2.2  Piggyback Registration.

(a) Piggyback Rights. If PubCo or any Holder proposes to conduct a registered offering of, or if PubCo proposes to file a Registration Statement under the Securities Act with respect to an offering of, Equity Securities of PubCo or securities or other obligations exercisable or exchangeable for or convertible into Equity Securities of PubCo, for its own account or for the account of stockholders of PubCo (or by PubCo and by the stockholders of PubCo, including an Underwritten Shelf Takedown pursuant to Section 2.1), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan or SEC Rule 145 transaction, (ii) for an exchange offer or offering of securities solely to PubCo’s existing stockholders, (iii) for an offering of debt that is convertible into Equity Securities of PubCo or (iv) for a dividend reinvestment plan, then PubCo shall give written notice of such proposed offering to all Holders as soon as practicable but not less than four (4) calendar days before the anticipated filing date of such Registration Statement or, in the case of an underwritten offering pursuant to a Shelf Registration, the launch date of such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any and if known, in such offering and (B) offer to all of the Holders the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within three (3) calendar days after receipt of such written notice (such registered offering, a “Piggyback Registration”); provided that each Holder agrees that the fact that such a notice has been delivered shall constitute Confidential Information subject to Section 4.14. PubCo shall cause such Registrable Securities to be included in such Piggyback Registration and shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2(a) to be included in a Piggyback Registration on the same terms and conditions as any similar securities of PubCo included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder’s agreement to abide by the terms of Section 2.6.

(b) Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration (other than an Underwritten Shelf Takedown), in good faith, advises PubCo and the Holders participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock or other Equity Securities that PubCo desires to sell, taken together with (i) the shares of Common Stock or other Equity Securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with Persons other than the Holders hereunder and (ii) the shares of Common Stock or other Equity Securities, if any, as to which registration has been requested pursuant to Section 2.2, exceeds the Maximum Number of Securities, then: (i) if the Registration is initiated and undertaken for PubCo’s account, PubCo shall include in any such Registration (A) first, the shares of Common Stock or other Equity Securities that PubCo desires to sell, which can be sold without exceeding the Maximum Number of Securities, (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2(a) (pro rata based on the respective number of Registrable Securities that each Holder has requested be included in such Registration), which can be sold without exceeding the Maximum Number of Securities and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other Equity Securities, if any, as to which Registration has been requested pursuant to written contractual piggyback registration rights of other stockholders of PubCo, which can be sold without exceeding the Maximum Number of Securities; or (ii) if the Registration is pursuant to a request by Persons other than the Holders, then PubCo shall include in any such Registration (A) first, the shares of Common Stock or other Equity Securities, if any, of such requesting Persons, other than the Holders, which can be sold without exceeding the Maximum Number of Securities, (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2(a) (pro rata based on the respective number of Registrable Securities that each Holder has requested be included in such Registration), which can be sold without exceeding the Maximum Number of Securities, (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other Equity Securities that PubCo desires to sell, which can be sold without exceeding the Maximum Number of Securities and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other Equity Securities, if any, for the account of other Persons that PubCo is obligated to register pursuant to separate written contractual piggyback registration rights of such Persons, which can be sold without exceeding the Maximum Number of Securities.

Notwithstanding anything to the contrary in this Section 2.2(b), in the event a Demanding Holder has submitted notice for a bona fide Underwritten Shelf Takedown and all sales pursuant to such Underwritten Shelf Takedown pursuant to Section 2.1 have not been effected in accordance with the applicable plan of distribution or submitted a Withdrawal Notice prior to such time that PubCo has given written notice of a Piggyback Registration to all Holders pursuant to Section 2.2, then any reduction in the number of Registrable Securities to be offered in such offering shall be determined in accordance with Section 2.1(d), instead of this Section 2.2(b).

(c) Piggyback Registration Withdrawal. Any Holder shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to PubCo and the Underwriter or Underwriters (if any) of such Holder’s intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the SEC with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. PubCo (whether on its own good faith determination or as the result of a request for withdrawal by Persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the SEC in connection with a Piggyback Registration (which, in no circumstance, shall include the Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary set forth in this Investor Rights Agreement, PubCo shall be responsible for the Registration Expenses incurred in connection with a Piggyback Registration prior to its withdrawal under this Section 2.2(c).

(d) Notwithstanding anything herein to the contrary, this Section 2.2 shall not apply (i) for any Holder or Party, prior to the expiration of the Lock-Up Period in respect of such Holder or Party or (ii) to any Shelf Take-Down irrespective of whether such Shelf Take-Down is an Underwritten Shelf Take-Down or not an Underwritten Shelf Take-Down.

Section 2.3  Restriction on Transfer. In connection with any Underwritten Offering of Equity Securities of PubCo, each Holder that participates in such Underwritten Offering agrees that it shall not Transfer any shares of Common Stock (other than those included in such offering pursuant to this Investor Rights Agreement), without the prior written consent of PubCo, during the period commencing seven (7) calendar days prior (to the extent notice of such Underwritten Offering has been provided) to such Underwritten Offering and ending upon the shorter of (a) the shortest number of days that a director of PubCo, “executive officer” (as defined under Section 16 of the Exchange Act) of PubCo or any stockholder of PubCo (other than a Holder or director or employee of, or consultant to, PubCo) who owns ten percent (10%) or more of the outstanding shares of Common Stock contractually agrees with the Underwriters of such Underwritten Offering to not to sell any securities of PubCo following such Underwritten Offering and (b) the ninety (90)-day period beginning on the date of pricing of such offering, except in the event the Underwriter managing the offering otherwise agrees by written consent, and further agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case, on substantially the same terms and conditions as all such Holders).

Section 2.4  General Procedures. In connection with effecting any Registration and/or Shelf Takedown, subject to applicable Law and any regulations promulgated by any securities exchange on which PubCo’s Equity Securities are then listed, each as interpreted by PubCo with the advice of its counsel, PubCo shall use its commercially reasonable efforts (except as set forth in Section 2.4(d)) to effect such Registration and/or Shelf Takedown to permit the sale of the Registrable Securities included in such Registration and/or Shelf Takedown in accordance with the intended plan of distribution thereof, and pursuant thereto PubCo shall, as expeditiously as possible:

(a) prepare and file with the SEC as soon as practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

(b) prepare and file with the SEC such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder or as may be required by the rules, regulations or instructions applicable to the registration form used by PubCo or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

(c) prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, if any, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case, including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters or the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders, if any, may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

(d) prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” Laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other Governmental Entities as may be necessary by virtue of the business and operations of PubCo and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that PubCo shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

(e) cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by PubCo are then listed;

(f)  provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

(g) advise each Holder of Registrable Securities covered by a Registration Statement, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

(h) at least three (3) calendar days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus furnish a draft thereof to each Holder of Registrable Securities included in such Registration Statement, or its counsel, if any (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

(i) notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 2.7;

(j) permit Representatives of the Holders, the Underwriters, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such Person’s own expense, except to the extent such expenses constitute Registration Expenses, in the preparation of the Registration Statement, and cause PubCo’s officers, directors and employees to supply all information reasonably requested by any such Representative, Underwriter, attorney, consultant or accountant in connection with such Registration; provided, however, that such Persons agree to confidentiality arrangements reasonably satisfactory to PubCo, prior to the release or disclosure of any such information;

(k) obtain a “cold comfort” letter, and a bring-down thereof, from PubCo’s independent registered public accountants in the event of an Underwritten Offering which the participating Holders may rely on, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

(l) on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion and negative assurances letter, dated as of such date, of counsel representing PubCo for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to such Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to the participating Holders;

(m) in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such Underwritten Offering;

(n) make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning within three (3) months after the effective date of such Registration Statement, which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the SEC);

(o) if an Underwritten Offering involves Registrable Securities with a total offering price (including piggyback securities and before deduction of underwriting discounts) reasonably expected to exceed, in the aggregate, $35,000,000, use its commercially reasonable efforts to make available senior executives of PubCo to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

(p) otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by, the Holders in connection with such Registration.

Section 2.5  Registration Expenses. The Registration Expenses of all Registrations shall be borne by PubCo. It is acknowledged by the Holders that the Holders selling any Registrable Securities in an offering shall bear all incremental selling expenses relating to the sale of Registrable Securities (including all reasonable fees and expenses of any legal counsel representing such Holders (to the extent such counsel is not also representing PubCo, as determined in accordance with clause (f) of the definition of “Registration Expenses”)), such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs, in each case, pro rata based on the number of Registrable Securities that such Holders have sold in such Registration.

Section 2.6  Requirements for Participating in Underwritten Offerings. Notwithstanding anything to the contrary contained in this Investor Rights Agreement, if any Holder does not provide PubCo with its requested Holder Information, PubCo may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if PubCo determines, based on the advice of counsel, that such information is necessary to effect the Registration and such Holder continues thereafter to withhold such information. No Person may participate in any Underwritten Offering of Equity Securities of PubCo pursuant to a Registration under this Investor Rights Agreement unless such Person (a) agrees to sell such Person’s Registrable Securities on the basis provided in any underwriting and other arrangements approved by PubCo in the case of an Underwritten Offering initiated by PubCo, and approved by the Demanding Holders in the case of an Underwritten Offering initiated by the Demanding Holders and (b) completes and executes all customary questionnaires, powers of attorney, custody agreements, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements. Subject to the minimum thresholds set forth in Section 2.1(c) and 2.4(o), the exclusion of a Holder’s Registrable Securities as a result of this Section 2.6 shall not affect the registration of the other Registrable Securities to be included in such Registration.

Section 2.7  Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from PubCo that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (and PubCo hereby covenants to prepare and file such supplement or amendment as soon as practicable after giving such notice), or until it is advised in writing by PubCo that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require PubCo to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to PubCo for reasons beyond PubCo’s reasonable control, PubCo may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than ninety (90) days in any twelve (12)-month period, determined in good faith by PubCo to be necessary for such purpose. In the event PubCo exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to such Registration in connection with any sale or offer to sell Registrable Securities. PubCo shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 2.7.

Section 2.8  Reporting Obligations. As long as any Holder shall own Registrable Securities, PubCo, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by PubCo after the Effective Date pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the SEC pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished to the Holders pursuant to this Section 2.8.

Section 2.9  Other Obligations. In connection with a Transfer of Registrable Securities pursuant to SEC Rule 144 or through any broker-dealer transactions described in the plan of distribution set forth within the Prospectus and pursuant to the Registration Statement of which such Prospectus forms a part, PubCo shall, subject to applicable Law, as interpreted by PubCo with the advice of counsel, and the receipt of any customary documentation required from the applicable Holders in connection therewith, (a) promptly instruct its transfer agent to remove any restrictive legends applicable to the Registrable Securities being Transferred and (b) cause its legal counsel to deliver the necessary legal opinions, if any, to the transfer agent in connection with the instruction under clause (a). In addition, PubCo shall cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders in connection with, the aforementioned Transfers; provided, however, that PubCo shall have no obligation to participate in any “road shows” or assist with the preparation of any offering memoranda or related documentation with respect to any Transfer of Registrable Securities in any transaction that does not constitute an Underwritten Offering.

Section 2.10  Indemnification and Contribution.

(a) PubCo agrees to indemnify and hold harmless each Holder, its officers, managers, directors, employees, trustees, equityholders, beneficiaries, affiliates, agents and Representatives and each Person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including attorneys’ fees) (or actions in respect thereto) caused by, resulting from, arising out of or based upon (i) any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or similar document incident to any Registration, qualification, compliance or sale effected pursuant to this Article II or any amendment thereof or supplement thereto, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) any violation or alleged violation by PubCo of the Securities Act or any other similar federal or state securities Laws, and will reimburse, as incurred, each such Holder, its officers, managers, directors, trustees, equityholders, beneficiaries, affiliates, agents and Representatives and each Person who controls such Holder (within the meaning of the Securities Act) for any legal and any other expenses reasonably incurred in connection with investigating or defending any such loss, claim, damage, liability or expense; provided that PubCo will not be liable in any such case to the extent that any such loss, claim, damage, liability or expense are caused by, arises out of or is based on any untrue statement or omission made in reliance and in conformity with written information furnished to PubCo by or on behalf of such Holder expressly for use therein. PubCo shall indemnify each Underwriter, its respective officers and directors and each Person who controls such Underwriter (within the meaning of the Securities Act) to the same extent as provided in the foregoing sentence with respect to the indemnification of each Holder.

(b) In connection with any Registration Statement or Prospectus in which a Holder of Registrable Securities is participating, such Holder shall furnish to PubCo in writing such information and affidavits as PubCo reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by Law, such Holder shall indemnify and hold harmless PubCo, its officers, managers, directors, employees, trustees, equityholders, beneficiaries, affiliates, agents and Representatives and each Person who controls PubCo (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees) (or actions in respect thereof) arising out of, resulting from or based on any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or similar document or any amendment thereof or supplement thereto, or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify each Underwriter, its officers, directors and each Person who controls such Underwriter (within the meaning of the Securities Act) to the same extent as provided in the foregoing sentence with respect to indemnification of PubCo.

(c) Any Person entitled to indemnification under this Section 2.10 shall (i) give prompt written notice, after such Person has actual knowledge thereof, to the indemnifying party of any claim or litigation with respect to which such Person seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party in the defense of any such claim or litigation) and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party (not be unreasonably withheld, conditioned or delayed) and the indemnified party may participate in such defense at the indemnifying party’s expense if representation of such indemnified party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. An indemnifying party, in the defense of any such claim or litigation, without the consent of each indemnified party, may only consent to the entry of any judgment or enter into any settlement that (i) includes as a term thereof the giving by the claimant or plaintiff therein to such indemnified party of an unconditional release from all liability with respect to such claim or litigation and (ii) does not include any recovery (including any statement as to or an admission of fault, culpability or a failure to act by or on behalf of such indemnified party) other than monetary damages; provided that any sums payable in connection with such settlement are paid in full by the indemnifying party.

(d) The indemnification provided under this Investor Rights Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, manager, director, Representative or controlling Person of such indemnified party and shall survive the Transfer of securities.

(e) If the indemnification provided in this Section 2.10 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 2.10(e) shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a Party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 2.10(a), 2.10(b) and 2.10(c), any legal or other fees, charges or expenses reasonably incurred by such Party in connection with any investigation or proceeding. The Parties agree that it would not be just and equitable if contribution pursuant to this Section 2.1(e) were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 2.1(e). No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 2.1(e) from any Person who was not guilty of such fraudulent misrepresentation.

Section 2.11  Other Registration Rights. Other than the registration rights set forth in the Original RRA and in the PIPE Subscription Agreements, PubCo represents and warrants that no Person, other than a Holder of Registrable Securities pursuant to this Investor Rights Agreement, has any right to require PubCo to register any securities of PubCo for sale or to include such securities of PubCo in any Registration Statement filed by PubCo for the sale of securities for its own account or for the account of any other Person. Further, each of PubCo, the Sponsor and the Sponsor Principals represents and warrants that this Investor Rights Agreement supersedes any other registration rights agreement or agreement (including the Original RRA), other than the PIPE Subscription Agreements.

Section 2.12  SEC Rule 144. With a view to making available to the Holders the benefits of SEC Rule 144, PubCo covenants that it will (a) make available at all times information necessary to comply with SEC Rule 144, if SEC Rule 144 is available with respect to resales of the Registrable Securities under the Securities Act and (b) take such further action as the Holders may reasonably request, all to the extent required from time to time to enable them to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by SEC Rule 144 promulgated under the Securities Act (if available with respect to resales of the Registrable Securities), as such rule may be amended from time to time. Upon the request of any Holder, PubCo will deliver to such Holder a written statement as to whether PubCo has complied with such information requirements, and, if not, the specific reasons for non-compliance.

Section 2.13  Term. This Article II shall terminate with respect to any Holder upon the earlier of (i) the date that such Holder has sold all Registrable Securities pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)) or (ii) all such Registrable Securities held by such Holder are permitted to be sold without registration pursuant to Rule 144 (or any similar provision) under the Securities Act without limitation on the amount of securities sold or the manner of sale. The provisions of Section 2.10 shall survive any such termination with respect to such Holder.

Section 2.14  Holder Information. Each Holder agrees, if requested in writing by PubCo, to represent to PubCo the total number of Registrable Securities held by such Holder in order for PubCo to make determinations under this Investor Rights Agreement, including for purposes of Section 2.12. Other than the Sellers and the Founder Holders, a Party who does not hold Registrable Securities as of the Closing Date and who acquires Registrable Securities after the Closing Date will not be a “Holder” until such Party gives PubCo a representation in writing of the number of Registrable Securities it holds.

Section 2.15  Termination of Original RRA. Upon the Closing, PubCo, the Sponsor and the Sponsor Principals hereby agree that the Original RRA and all of the respective rights and obligations of the parties thereunder are hereby terminated in their entirety and shall be of no further force or effect.

Section 2.16  Distributions; Direct Ownership.

(a) In the event that, pursuant to and in accordance with Section 3.2, the Sponsor distributes any of its Registrable Securities to its equityholders, limited partners and members of its general partner (the “Sponsor Members”), the Sponsor Members shall be treated as the Sponsor under this Investor Rights Agreement; provided that the Sponsor Members, taken as a whole, shall not be entitled to rights in excess of those conferred on the Sponsor, as if the Sponsor remained a single entity party to this Investor Rights Agreement.

In the event that a Seller distributes all of its Registrable Securities to its equityholders, such equityholders shall be treated as a Seller under this Investor Rights Agreement; provided that such equityholders, taken as a whole, shall not be entitled to rights in excess of those conferred on a Seller, as if such Seller remained a single party to this Investor Rights Agreement.

Section 2.17  Adjustments. If there are any changes in the shares of Common Stock as a result of stock split, stock dividend, combination or reclassification, or through merger, consolidation, recapitalization or other similar event, equitable adjustment shall be made in the provisions of this Investor Rights Agreement, as may be required, so that the rights, privileges, duties and obligations under this Investor Rights Agreement shall continue with respect to the shares of Common Stock as so changed.

ARTICLE III
LOCK-UP

Section 3.1  Lock-Up.

(a) Each Holder severally, and not jointly, agrees with PubCo not to effect any Transfer, or make a public announcement of any intention to effect such Transfer, of any Lock-Up Shares Beneficially Owned or otherwise held by such Holder during the Lock-Up Period; provided that such prohibition shall not apply to Transfers (i) permitted pursuant to Section 3.2 or (ii) permitted pursuant to Article II (other than Section 2.9). The “Lock-Up Period” with respect to the Lock-Up Shares of each Holder shall be the period commencing on the Closing Date and continuing until the date that is the earlier of (i) one hundred eighty (180) days after the Closing Date or (ii) at least 150 days subsequent to the Closing Date, if the last sale price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for share subdivisions, share consolidations, share capitalizations, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period. “Lock-Up Shares” means the Equity Securities of PubCo and the Operating Company held by the Holders (other than the Sponsor Principals, except to the extent a Sponsor Principal is a transferee (including Permitted Transferee) of Lock-Up Shares from another Holder), directly or indirectly, as of the Closing Date; provided that in no event shall the Warrants (or any shares of Class A Common Stock issued upon exercise of any Warrant) be considered “Lock-Up Shares.”

(b) During the Lock-Up Period, any purported Transfer of Lock-Up Shares other than in accordance with this Investor Rights Agreement shall be null and void, and PubCo shall refuse to recognize any such Transfer for any purpose.

(c) The Holders acknowledge and agree that, notwithstanding anything to the contrary contained in this Investor Rights Agreement, the Equity Securities of PubCo and the Operating Company, in each case, Beneficially Owned by such Holder shall remain subject to any restrictions on Transfer under applicable securities Laws of any Governmental Entity, including all applicable holding periods under the Securities Act and other rules of the SEC.

Section 3.2  Permitted Transfers. Notwithstanding anything to the contrary contained in this Investor Rights Agreement, during the Lock-Up Period applicable to any Lock-Up Shares of a Holder, such Holder may Transfer, without the consent of PubCo, any of such Lock-Up Shares to (a) any of such Holder’s Permitted Transferees, upon written notice to PubCo or (b)(i) a charitable organization, upon written notice to PubCo, (ii) in the case of an individual, by virtue of Laws of descent and distribution upon death of the individual, (iii) in the case of an individual, pursuant to a qualified domestic relations order or (iv) pursuant to any liquidation, merger, stock exchange or other similar transaction which results in all of PubCo’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property subsequent to the Business Combination; provided that in connection with any Transfer of such Lock-Up Shares pursuant to clause (b)(ii) or clause (b)(iii), (A) the restrictions and obligations contained in Section 3.1 and this Section 3.2 will continue to apply to such Lock-Up Shares after any Transfer of such Lock-Up Shares and (B) the Transferee of such Lock-Up Shares shall have no rights under this Investor Rights Agreement, unless, for the avoidance of doubt, such Transferee is a Permitted Transferee in accordance with this Investor Rights Agreement. Any Transferee of Lock-Up Shares that is a Permitted Transferee of the Transferor shall be required, at the time of and as a condition to such Transfer, to become a party to this Investor Rights Agreement, by executing and delivering a joinder, substantially in the form attached to this Investor Rights Agreement as Exhibit A, whereupon such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of this Investor Rights Agreement. Notwithstanding anything to the contrary, and for the avoidance of doubt, the Sponsor shall be permitted to forfeit any portion of its Lock-Up Shares pursuant to the Sponsor Letter.

Section 3.3  Other Lock-Up Restrictions. Each of PubCo, the Sponsor and each Sponsor Principal hereby acknowledge and agree that this Article III supersedes Section 6 of the Sponsor Letter in all respects, and, upon execution of this Investor Rights Agreement by each of PubCo, the Sponsor and each Sponsor Principal, the Sponsor Letter shall be deemed amended to remove Section 6 of the Sponsor Letter.

ARTICLE IV GENERAL PROVISIONS

Section 4.1  Assignment; Successors and Assigns; No Third Party Beneficiaries.

(a) Except as otherwise permitted pursuant to this Investor Rights Agreement, and other than assignments in connection with a distribution pursuant to Section 2.16, no Party may assign such Party’s rights and obligations under this Investor Rights Agreement, in whole or in part, without the prior written consent of Pubco. Any attempted assignment of rights or obligations in violation of this Article IV shall be null and void.

(b) Notwithstanding anything to the contrary contained in this Investor Rights Agreement (other than the succeeding sentence of this Section 4.1(b)), (i) prior to the expiration of the Lock-Up Period with respect to any Lock-Up Shares of a Holder, such Holder may not Transfer such Holder’s rights or obligations under this Investor Rights Agreement in connection with a Transfer of such Holder’s Registrable Securities, in whole or in part, except in connection with a Transfer pursuant to Section 3.2, and (ii) after the expiration of the Lock-Up Period with respect to such Lock-Up Shares, such Holder may Transfer such Holder’s rights or obligations under this Investor Rights Agreement in connection with a Transfer of such Holder’s Registrable Securities, in whole or in part, to (A) any of such Holder’s Permitted Transferees or (B) any Person with the prior written consent of PubCo. Any Transferee of Registrable Securities (other than pursuant to an effective Registration Statement or an SEC Rule 144 transaction) pursuant to this Section 4.1(b) shall be required, at the time of and as a condition to such Transfer, to become a party to this Investor Rights Agreement by executing and delivering a joinder, substantially in the form attached to this Investor Rights Agreement as Exhibit A, whereupon such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of this Investor Rights Agreement. No Transfer of Registrable Securities by a Holder shall be registered on PubCo’s books and records, and such Transfer of Registrable Securities shall be null and void and not otherwise effective, unless any such Transfer is made in accordance with the terms and conditions of this Investor Rights Agreement, and PubCo is hereby authorized by all of the Holders to enter appropriate stop transfer notations on its transfer records to give effect to this Investor Rights Agreement.

(c) All of the terms and provisions of this Investor Rights Agreement shall be binding upon the Parties and their respective successors, assigns, heirs and representatives, but shall inure to the benefit of and be enforceable by the successors, assigns, heirs and representatives of any Party only to the extent that they are permitted successors, assigns, heirs and representatives pursuant to the terms of this Investor Rights Agreement.

(d) Nothing in this Investor Rights Agreement, express or implied, is intended to confer upon any Party, other than the Parties and their respective permitted successors, assigns, heirs and representatives, any rights or remedies under this Investor Rights Agreement or otherwise create any third party beneficiary hereto.

Section 4.2  Termination. Article II of this Investor Rights Agreement shall terminate as set forth in Section 2.13. The remainder of this Investor Rights Agreement shall terminate automatically (without any action by any Party) as to each Holder when such Holder ceases to Beneficially Own any Registrable Securities; provided that the provisions of Section 2.10 shall survive any such termination with respect to such Holder.

Section 4.3  Severability. If any provision of this Investor Rights Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Investor Rights Agreement, to the extent permitted by Law shall remain in full force and effect.

Section 4.4  Entire Agreement; Amendments; No Waiver.

(a) This Investor Rights Agreement, together with Exhibits to this Investor Rights Agreement, the BCA, the Opco Operating Agreement, all other Ancillary Documents, constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and discussions, whether oral or written, relating to such subject matter in any way and there are no warranties, representations or other agreements among the Parties in connection with such subject matter except as set forth in this Investor Rights Agreement and therein.

(b) No provision of this Investor Rights Agreement may be amended or modified in whole or in part at any time without the express written consent of (i) PubCo, (ii) for so long as the Sponsor and its Permitted Transferees collectively Beneficially Own Class A Common Stock representing seventy-five percent (75%) or more of the Class A Common Stock held by the Sponsor immediately after the Closing, the Sponsor and (ii) in any event at least the Holders holding in the aggregate more than fifty percent (50%) of the Registrable Securities Beneficially Owned by the Holders; provided that any such amendment or modification that would be materially adverse in any respect to any Holder shall require the prior written consent of such Holder; provided, further that a provision that has terminated with respect to a Party shall not require any consent of such Party (and such Party’s Class A Common Stock shall not be considered in computing any percentages) with respect to amending or modifying such provision.

(c) No waiver of any provision or default under, nor consent to any exception to, the terms of this Investor Rights Agreement shall be effective unless in writing and signed by the Party to be bound and then only to the specific purpose, extent and instance so provided; provided that, notwithstanding the foregoing, no waiver of any provision or default under, nor consent to any exception to, the terms and provisions of Article III shall be effective unless in writing and signed by each of (i) PubCo, (ii) for so long as the Sponsor and its Permitted Transferees collectively Beneficially Own Class A Common Stock representing fifty percent (50%) or more of the Class A Common Stock held by the Sponsor immediately after the Closing, the Sponsor and (iii) at least the Holders holding, in the aggregate, more than fifty percent (50%) of the Registrable Securities Beneficially Owned by the Holders.

(d) Notwithstanding the foregoing provisions of this Section 4.4, other than with respect to amendments, modifications, waivers or consents relating to Article III, no amendment, modification, waiver or consent shall be required by (i) the Sponsor or its Permitted Transferees, with respect to any provision that has, in accordance with Section 4.2, terminated as to the Founder Holders or (ii) any Seller or its Permitted Transferees, with respect to any provision that has, in accordance with Section 4.2, terminated as to such Seller or all of the Sellers.

Section 4.5  Counterparts; Electronic Delivery. This Investor Rights Agreement and any other agreements, certificates, instruments and documents delivered pursuant to this Investor Rights Agreement may be executed and delivered in one or more counterparts and by email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of email as a defense to the formation or enforceability of a contract and each Party forever waives any such defense.

Section 4.6  Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by email (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the email was sent to the intended recipient thereof without an “error” or similar message that such email was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

(a)	if to PubCo, to:

WHC Worldwide, LLC

1300 Lydia Ave.

Kansas City, MO, 64106

Attn.: Chief Executive Officer

Email: wmgeorge@ztrip.com

with copies (which shall not constitute notice) to:

Stinson LLP

1201 Walnut Street, Suite 2900

Kansas City, MO 64106

Attn.: Jack Bowling & Stephen Quinlivan

Email: jack.bowling@stinson.com

stephen.quinlivan@stinson.com

(b)	if to any Seller, to the address set forth on the signature pages hereto:

(c)	if to any Founder Holder, to:

1922 Wildwood PL NE

Atlanta GA, 30324, USA
Attn: Steven Greenfield
E-mail: sg@spree1.com

with a copy (which shall not constitute notice) to:

Meitar Law Offices

16 Abba Hillel Rd.

Ramat Gan 5250608, Israel

Attn.: David Chertok

Email: dchertok@meitar.com

or to such other address as the party to whom notice is given may have furnished following the date of this Investor Rights Agreement and prior to such notice to the others in writing in the manner set forth above.

Section 4.7  Governing Law. This Investor Rights Agreement and the consummation of the transactions contemplated by this Investor Rights Agreement, and any action, suit, dispute, controversy or claim arising out of this Investor Rights Agreement and the consummation of the transactions contemplated by this Investor Rights Agreement, or the validity, interpretation, breach or termination of this Investor Rights Agreement and the consummation of the transactions contemplated by this Investor Rights Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

Section 4.8  WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS INVESTOR RIGHTS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS INVESTOR RIGHTS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS INVESTOR RIGHTS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS INVESTOR RIGHTS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.8.

Section 4.9  Submission to Jurisdiction. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, the Superior Court of the State of Delaware, or the United States District Court for the District of Delaware and, in each case, the appellate court(s) therefrom), for the purposes of any proceeding, claim, demand, action or cause of action (“Proceeding”) (a) arising under this Investor Rights Agreement or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any of the transactions contemplated hereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding claim, demand, action or cause of action against such Party (i) arising under this Investor Rights Agreement or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Investor Rights Agreement or any of the transactions contemplated hereby, (A) any claim that such Party is not personally subject to the jurisdiction of the courts as described in this Section 4.9 for any reason, (B) that such Party or such Party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (1) the Proceeding, claim, demand, action or cause of action in any such court is brought against such Party in an inconvenient forum, (2) the venue of such Proceeding, claim, demand, action or cause of action against such Party is improper or (3) this Investor Rights Agreement, or the subject matter hereof, may not be enforced against such Party in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 4.6 shall be effective service of process for any such Proceeding, claim, demand, action or cause of action.

Section 4.10  Specific Performance. Each Party hereby agrees and acknowledges that it will be impossible to measure in money the damages that would be suffered if the Parties fail to comply with any of the obligations imposed on them by this Investor Rights Agreement and that, in the event of any such failure, an aggrieved Party will be irreparably damaged and will not have an adequate remedy at Law. Any such Party shall, therefore, be entitled (in addition to any other remedy to which such Party may be entitled at Law or in equity) to injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond, and if any Proceeding should be brought in equity to enforce any of the provisions of this Investor Rights Agreement, none of the Parties shall raise the defense that there is an adequate remedy at Law.

Section 4.11  Subsequent Acquisition of Shares. Any Equity Securities of PubCo or Operating Company acquired subsequent to the Effective Date by a Holder shall be subject to the terms and conditions of this Investor Rights Agreement and such Equity Securities shall be considered to be “Registrable Securities.”

Section 4.12  Legends. Each of the Holders acknowledges that (a) no Transfer, hypothecation or assignment of any Registrable Securities Beneficially Owned by such Holder may be made except in compliance with applicable federal and state securities Laws and (b) PubCo shall (i) place customary restrictive legends on the certificates or book entries representing the Registrable Securities subject to this Investor Rights Agreement and (ii) remove such restrictive legends at the time the applicable Transfer and other restrictions contemplated thereby are no longer applicable to the Registrable Securities represented by such certificates or book entries.

Section 4.13  No Third Party Liabilities. This Investor Rights Agreement may only be enforced against the named parties hereto. All claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to any of this Investor Rights Agreement, or the negotiation, execution or performance of this Investor Rights Agreement (including any representation or warranty made in or in connection with this Investor Rights Agreement or as an inducement to enter into this Investor Rights Agreement), may be made only against the Persons that are expressly identified as parties hereto, as applicable, and no past, present or future direct or indirect director, officer, employee, incorporator, member, partner, stockholder, Affiliate, portfolio company in which any such Party or any of its investment fund Affiliates have made a debt or equity investment (and vice versa), agent, attorney or representative of any Party (including any Person negotiating or executing this Investor Rights Agreement on behalf of a Party), unless a Party to this Investor Rights Agreement, shall have any liability or obligation with respect to this Investor Rights Agreement or with respect any claim or cause of action (whether in contract or tort) that may arise out of or relate to this Investor Rights Agreement, or the negotiation, execution or performance of this Investor Rights Agreement (including a representation or warranty made in or in connection with this Investor Rights Agreement or as an inducement to enter into this Investor Rights Agreement).

Section 4.14  Confidential Information. Each of the Parties recognizes that it, or its Affiliates and Representatives, has acquired or will acquire Confidential Information the use or disclosure of which could cause PubCo substantial loss and damages that could not be readily calculated and for which no remedy at Law would be adequate. Accordingly, each of the Parties covenants and agrees with PubCo that it will not (and will cause its respective controlled Affiliates and Representatives not to) at any time, except with the prior written consent of PubCo, directly or indirectly, disclose any Confidential Information known to it to any third party, unless (a) such information becomes known to the public through no fault of such Party, (b) disclosure is required by applicable Law or court of competent jurisdiction or requested by a Governmental Entity; provided that such Party promptly notifies PubCo of such requirement or request and takes commercially reasonable steps, at the sole cost and expense of PubCo, to minimize the extent of any such required disclosure, (c) such information was available or becomes available to such Party before, on or after the Effective Date, without restriction, from a source (other than PubCo) without any breach of duty to PubCo or (d) such information was independently developed by such Party or its Representatives without the use of Confidential Information. Notwithstanding the foregoing, nothing in this Investor Rights Agreement shall prohibit any Party from disclosing Confidential Information to any Affiliate, Representative, limited partner, member or shareholder of such Party; provided that such Person shall be bound by an obligation of confidentiality with respect to such Confidential Information and such Party shall be responsible for any breach of this Section 4.14 by any such Person. No Confidential Information shall be deemed to be provided to any Person, including any Affiliate of any Party, unless such Confidential Information is actually provided to such Person.

Section 4.15  Indemnification.

(a) In connection with any Registration Statement in which a Holder of Registrable Securities is participating, PubCo agrees to indemnify, to the extent permitted by law, each such Holder of Registrable Securities, its officers, directors, employees, advisors, agents, Representatives, members and each Person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including attorneys’ fees and inclusive of all reasonable attorneys’ fees arising out of the enforcement of each such Persons’ rights under this Section 4.15) resulting from any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading, except insofar as the same are caused by or contained in any information furnished in writing to PubCo by such Holder expressly for use therein. PubCo shall indemnify the Underwriters, their officers and directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder. Notwithstanding the foregoing, the indemnity agreement contained in this Section 4.15(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of PubCo, which consent shall not be unreasonably withheld, conditioned or delayed.

(b) In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to PubCo in writing such information and affidavits as PubCo reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall, indemnify PubCo, its directors and officers and agents and each Person who controls PubCo (within the meaning of the Securities Act) and any other Holders of Registrable Securities participating in the Registration, against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of PubCo.

(c) Any Person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party’s ability to defend such action) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim or there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(d) The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the transfer of securities. PubCo and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event PubCo’s or such Holder’s indemnification is unavailable for any reason.

(e) If the indemnification provided under this Section 4.15 from the indemnifying party is held by a court of competent jurisdiction to be unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall to the extent permitted by law contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by a court of law by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.15(e) shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability except in the case of fraud or willful misconduct by such Holder. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Section 4.15(a), Section 4.15(b) and Section 4.15(c), any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The Parties agree that it would not be just and equitable if contribution pursuant to this Section 4.15(e) were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.15(e). No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to consideration pursuant to Section 4.15(e) from any Person who was not guilty of such fraudulent misrepresentation.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties has duly executed this Investor Rights Agreement as of the Effective Date.

PUBCO:

SPREE ACQUISITION CORP. 1 LIMITED

By:
Name:
Title:

SPONSOR:

SPREE OPERANDI U.S. L.P

By:
Name:
Title

SELLERS:

William M. George

Address for notices:
1300 Lydia Ave.
Kansas City, MO 64106

YCC3, LLC

By:
Name:
Title:

Address for notices:
1825 Liverpool St.
Pittsburgh, PA 15233
Attention: Jamie Campolongo

BBLE, LLC

By:
Name:
Title:

Address for notices:
4520 Main St. Suite 1500
Kansas City, MO 64111
Attention: Leo Morton

WHCWW5 HOLDING, LLC

By:
Name:
Title:

Address for notices:
1300 Lydia Ave.
Kansas City, MO 64106

SPONSOR PRINCIPALS:

Solely for purposes of Article I, Section 2.11, Section 2.15, Section 2.16(a), Section 3.3 and Article IV:

Steven Greenfield

Joachim Drees

Philipp von Hagen

Shay Kronfeld

Eran (Rani) Plaut

David Riemenschneider

Nir Sasson

Exhibit A

Form of Joinder

This Joinder (this “Joinder”) to the Investor Rights Agreement, made as of _______, is by and between (“Transferor”) and (“Transferee”).

WHEREAS, as of the date hereof, Transferee is acquiring Registrable Securities consisting of ________________ (the “Acquired Interests”) from Transferor;

WHEREAS, Transferor is a party to that certain Investor Rights Agreement, dated as of [●], 2022, by and among [●] (“PubCo”) and the other persons party thereto (the “Investor Rights Agreement”); and

WHEREAS, Transferee is required, at the time of and as a condition to the Transfer of the Acquired Interests, to become a party to the Investor Rights Agreement by executing and delivering this Joinder, whereupon Transferee will be treated as a Party (with the same rights and obligations as Transferor) for all purposes of the Investor Rights Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1.1  Definitions. To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the respective meanings set forth in the Investor Rights Agreement.

Section 1.2  Acquisition. Transferor hereby Transfers to Transferee all of the Acquired Interests.

Section 1.3  Joinder. Transferee hereby acknowledges and agrees that (a) Transferee has received and read the Investor Rights Agreement, (b) Transferee is acquiring the Acquired Interests in accordance with and subject to the terms and conditions of the Investor Rights Agreement and (c) Transferee will be treated as a Party (with the same rights and obligations as Transferor) for all purposes of the Investor Rights Agreement.

Section 1.4  Section 1.4 Notice. Any notice, demand or other communication under the Investor Rights Agreement shall be given to Transferee at the address set forth on the signature page hereto in accordance with Section 4.6 of the Investor Rights Agreement.

Section 1.5  Governing Law. This Joinder shall be governed by and construed in accordance with the Law of the State of Delaware.

Section 1.6  Counterparts; Electronic Delivery. This Joinder may be executed and delivered in one or more counterparts, by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Joinder or any document to be signed in connection with this Joinder shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by the parties as of the date first above written.

[TRANSFEROR]

By:
Name:
Title:

[TRANSFEREE]

By:
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Address for notices:

Exhibit D

Form of Spree Post-Closing Certificate of Incorporation

CERTIFICATE OF INCORPORATION

OF

WHC WORLDWIDE, INC.

1. Name. The name of the Corporation is WHC Worldwide, Inc. (the “Corporation”).

2. Address; Registered Office and Agent. The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801 and the name of its registered agent at such address is The Corporation Trust Company.

3. Purposes. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

4. Number of Shares.

4.1 The total number of shares of all classes of stock that the Corporation shall have authority to issue is 250,000,000 shares, consisting of: (i) 240,000,000 shares of common stock (“Common Stock”), divided into (a) 200,000,000 shares of Class A common stock, with the par value of $0.0001 per share (the “Class A Common Stock”); and (b) 40,000,000 shares of Class X Common Stock, with the par value of $0.0001 per share (the “Class X Common Stock”); and (ii) 10,000,000 shares of preferred stock, with the par value of $0.0001 per share (the “Preferred Stock”).

4.2 Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, the number of authorized shares of any series of the Common Stock or the Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding), in each case, by the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law, and no vote of the holders of any class or series of the Common Stock or the Preferred Stock voting separately as a class or series will be required therefor. Notwithstanding the immediately preceding sentence, the number of authorized shares of any particular class or series may not be decreased below the number of shares of such class or series then outstanding, plus in the case of Class A Common Stock, the number of shares of Class A Common Stock issuable in connection with (A) the exchange of all outstanding shares of Class X Common Stock, together with the corresponding Class B LLC Units, pursuant to the Operating Agreement, and (B) the exercise of outstanding options, warrants, exchange rights, conversion rights or similar rights for shares of Class A Common Stock.

5. Classes of Shares. The designations and the powers, privileges, preferences and rights, and the qualifications, limitations and restrictions thereof, in respect of each class of capital stock of the Corporation are as follows:

5.1 Common Stock.

(i) Voting Rights.

(1) Each holder of Class A Common Stock will be entitled to one vote for each share of Class A Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, and each holder of Class X Common Stock will be entitled to one vote for each share of Class X Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, except that, in each case, to the fullest extent permitted by law and subject to Section 5.1(i)(2), holders of shares of each series of the Common Stock, as such, will have no voting power with respect to, and will not be entitled to vote on, any amendment to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon under this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) or under the General Corporation Law.

(2) (a) The holders of the outstanding shares of Class A Common Stock shall be entitled to vote separately upon any amendment to this Certificate of Incorporation (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of such series of Common Stock in a manner that is disproportionately adverse as compared to the Class X Common Stock, and (b) the holders of the outstanding shares of Class X Common Stock shall be entitled to vote separately upon any amendment to this Certificate of Incorporation (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of such series of Common Stock in a manner that is disproportionately adverse as compared to the Class A Common Stock, it being understood that any merger, consolidation or other business combination shall not be deemed an amendment hereof if such merger, consolidation or other business combination constitutes a “Termination Transaction” permitted by Section 3.07 of the Operating Agreement.

(3) Except as otherwise required in this Certificate of Incorporation or by applicable law, the holders of Common Stock will vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with the holders of Preferred Stock).

(ii) Dividends; Stock Splits or Combinations.

(1) Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference senior to or the right to participate with the Class A Common Stock with respect to the payment of dividends, dividends and other distributions of cash, stock or property may be declared and paid on the shares of Class A Common Stock out of the assets of the Corporation that are by law available therefor, at the times and in the amounts as the board of directors of the Corporation (the “Board”) in its discretion may determine.

(2) Except as provided in Section 5.1(i)(3) with respect to stock dividends, dividends of cash or property may not be declared or paid on shares of Class X Common Stock.

(3) In no event will any stock dividend, stock split, reverse stock split, combination of stock, reclassification or recapitalization be declared or made on any series of Common Stock (each, a “Stock Adjustment”) unless (a) a corresponding Stock Adjustment for all other series of Common Stock not so adjusted at the time outstanding is made in the same proportion and the same manner and (b) the Stock Adjustment has been reflected in the same economically equivalent manner on all Class A LLC Units. Stock dividends with respect to each series of Common Stock may only be paid with shares of stock of the same series of Common Stock.

(iii) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock are entitled, if any, the holders of all outstanding shares of Class A Common Stock will be entitled to receive an amount per share equal to the par value thereof, and thereafter the holders of all outstanding shares of Class A Common Stock will be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares of Class A Common Stock. Without limiting the rights of the holders of Class X Common Stock to exchange their shares of Class X Common Stock, together with the corresponding Class B LLC Units constituting the remainder of any Paired Interests in which such shares are included, for shares of Class A Common Stock in accordance with the Operating Agreement (or for the consideration payable in respect of shares of Class A Common Stock in such voluntary or involuntary liquidation, dissolution or winding-up), the holders of shares of Class X Common Stock, as such, will not be entitled to receive, with respect to such shares, any assets of the Corporation in excess of the par value thereof, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

5.2 Preferred Stock.

(i) The Board is expressly authorized, subject to any limitations prescribed by the laws of the State of Delaware, by resolution or resolutions adopted from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, and, by filing a certificate of designation pursuant to the applicable laws of the State of Delaware (a “Certificate of Designation”), to establish from time to time the number of shares of Preferred Stock to be included in each such series, to fix the designation, vesting, powers (including voting powers), preferences and relative, participating, optional or other special rights (and the qualifications, limitations or restrictions thereof) of the shares of each such series and to increase (but not above the total number of authorized shares of the Preferred Stock) or decrease (but not below the number of shares of such series then outstanding) the number of shares of Preferred Stock of any such series.

(ii) Except as otherwise expressly provided in any Certificate of Designation designating any series of Preferred Stock, (i) any new series of Preferred Stock may be designated, fixed and determined as provided herein by the Board without approval of the holders of Common Stock or the holders of Preferred Stock, or any series thereof, and (ii) any such new series may have powers, preferences and rights, including, without limitation, voting rights, dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to or pari passu with the rights of the Common Stock, the Preferred Stock or any future class or series of Preferred Stock or Common Stock.

6. Class X Common Stock.

6.1 Cancellation of Class X Common Stock. No holder of Class X Common Stock may transfer shares of Class X Common Stock to any person unless such holder transfers a corresponding number of Class B LLC Units to the same person in accordance with the provisions of the Operating Agreement. If any outstanding share of Class X Common Stock ceases to be held by a holder of the corresponding Class B LLC Unit, such share of Class X Common Stock shall automatically and without further action on the part of the Corporation or any holder of Class X Common Stock be transferred to the Corporation for no consideration and shall be cancelled.

6.2 Reservation of Shares of Class A Common Stock. The Corporation will at all times reserve and keep available out of its authorized and unissued shares of Class A Common Stock, solely for the purpose of the issuance in connection with the exchange of Paired Interests, the number of shares of Class A Common Stock that are issuable upon the exchange of all outstanding Paired Interests which consist of Class X Common Stock and Class B LLC Units pursuant to the Operating Agreement. The Corporation covenants that all the shares of Class A Common Stock that are issued upon the exchange of such Paired Interests will, upon issuance, be validly issued, fully paid and non-assessable.

6.3 Taxes. The issuance of shares of Class A Common Stock upon the exercise by holders of Class B LLC Units of their right under the Operating Agreement to exchange Paired Interests for shares of Class A Common Stock will be made without charge to such holders for any transfer taxes, stamp taxes or duties or other similar tax in respect of the issuance; provided, however, that if any such shares of Class A Common Stock are to be issued in a name other than that of the then record holder of the Paired Interests being exchanged (or The Depository Trust Company or its nominee for the account of a participant of The Depository Trust Company that will hold the shares for the account of such holder), then such holder and/or the Person in whose name such shares are to be delivered, shall pay to the Corporation the amount of any tax that may be payable in respect of any transfer involved in the issuance or shall establish to the reasonable satisfaction of the Corporation that the tax has been paid or is not payable.

7. Board of Directors.

7.1 Number of Directors.

(i) The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. Unless and except to the extent that the By-laws of the Corporation (as such By-laws may be amended from time to time, the “By-laws”) shall so require, the election of the directors of the Corporation (the “Directors”) need not be by written ballot. Except as otherwise provided for or fixed pursuant to the provisions of Section 5.2 relating to the rights of the holders of any series of Preferred Stock to elect additional Directors, the total number of Directors constituting the entire Board shall, (a) as of the date of this Certificate of Incorporation, initially be five and (b) thereafter, shall be fixed exclusively by one or more resolutions adopted from time to time by the Board.

(ii) Other than any Preferred Stock Directors, if any, the Board shall be and is divided into three classes, as nearly equal in number as possible, designated: Class I, Class II and Class III. The Board is authorized to assign members of the Board already in office to such classes, with such assignment becoming effective as of the effectiveness of this Certificate of Incorporation. In case of any increase or decrease, from time to time, in the number of Directors, the number of Directors in each class shall be apportioned as nearly equal as possible. No decrease in the number of Directors shall shorten the term of any incumbent Director.

(iii) Other than any Preferred Stock Directors, if any, each Director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such Director was elected; provided, that each Director initially appointed to Class I shall serve for an initial term expiring at the Corporation’s first annual meeting of stockholders following the effectiveness of this provision; each Director initially appointed to Class II shall serve for an initial term expiring at the Corporation’s second annual meeting of stockholders following the effectiveness of this provision; and each Director initially appointed to Class III shall serve for an initial term expiring at the Corporation’s third annual meeting of stockholders following the effectiveness of this provision; provided further, that the term of each Director shall continue until the election and qualification of a successor and be subject to such Director’s earlier death, resignation or removal.

(iv) During any period when the holders of any series of Preferred Stock have the right to elect additional Directors as provided for or fixed pursuant to the provisions of Section 5.2 (“Preferred Stock Directors”), upon the commencement, and for the duration, of the period during which such right continues: (a) the then total authorized number of Directors shall automatically be increased by such specified number of Preferred Stock Directors, and the holders of such series of Preferred Stock shall be entitled to elect such Preferred Stock Directors pursuant to the provisions of any Certificate of Designation for such series of Preferred Stock; and (b) each such Preferred Stock Director shall serve until such Preferred Stock Director’s successor shall have been duly elected and qualified, or until such Preferred Stock Director’s right to hold such office terminates pursuant to such provisions, whichever occurs earlier, subject to his or her earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect Preferred Stock Directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such Preferred Stock Directors elected by the holders of such Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such Preferred Stock Directors, shall forthwith terminate and the total and authorized number of Directors shall be reduced accordingly.

7.2 Vacancies and Newly Created Directorships. Subject to any limitations imposed by applicable law and the rights of any one or more series of Preferred Stock then outstanding, vacancies on the Board by reason of death, resignation, retirement, disqualification, removal from office, or otherwise, and newly created directorships resulting from any increase in the authorized number of Directors shall be solely filled by a majority of the Directors then in office, even if less than a quorum of the Board or by the sole remaining Director, and not by the stockholders unless the Board determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders. A Director elected to fill a vacancy or a newly created directorship shall hold office until the next election of the class for which such Director shall have been chosen, subject to the election and qualification of a successor and to such Director’s earlier death, resignation, retirement, disqualification or removal.

7.3 Removal of Directors. Any Director may resign from office at any time upon notice to the Corporation given in writing or by any electronic transmission permitted by the By-laws. Any such resignation shall be effective upon receipt thereof unless it is specified to be effective at some other time or upon the occurrence of some other event. The Board’s or the Corporation’s acceptance of a resignation shall not be necessary to make it effective. Subject to any limitations imposed by applicable law and except for Preferred Stock Directors, any Director or the entire Board may be removed from office only for cause, by the affirmative vote of the holders of at least 66 2/3% of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class. In case the Board or any one or more Directors should be so removed, any new Directors shall be elected pursuant to terms of Section 7.2.

8. Meetings of Stockholders.

8.1 Action by Written Consent. Subject to, with respect to the Preferred Stock, the terms of any series of Preferred Stock, (i) for so long as the holders of shares of Class X Common Stock beneficially own, directly or indirectly, a majority of the total voting power of stock entitled to vote generally in the election of directors, any action that is required or permitted to be taken by the stockholders of the Corporation may be effected by consent in lieu of a meeting and (ii) if the holders of shares of Class X Common Stock do not beneficially own, directly or indirectly, a majority of the total voting power of stock entitled to vote generally in the election of directors, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation and may not be effected by any consent in lieu of a meeting.

8.2 Meetings of Stockholders.

(i) An annual meeting of stockholders for the election of Directors and for the transaction of such other business as may properly come before the meeting shall be held at such place, if any, on such date, and at such time as the Board shall determine in accordance with the By-laws.

(ii) Subject to any special rights of the holders of any series of Preferred Stock and the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the chairperson of the Board, the vice chairperson of the Board, the chief executive officer of the Corporation or at the direction of the Board pursuant to a written resolution adopted by a majority of the total number of Directors that the Corporation would have if there were no vacancies, and the ability of the stockholders or any other Persons to call a special meeting of the stockholders is hereby specifically denied. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

(iii) Advance notice of stockholder nominations for the election of Directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the By-laws.

8.3 No Cumulative Voting. There shall be no cumulative voting in the election of Directors.

9. Indemnification.

9.1 Limited Liability. No Director shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a Director, except to the extent such exception from liability or limitation thereof is not permitted under the General Corporation Law as the same exists or hereafter may be amended to expand the scope of exculpation as permitted under the General Corporation Law. Without limiting the effect of the preceding sentence, if the General Corporation Law is hereafter amended to authorize further elimination or limitation of the liability of Directors, then the liability of a Director shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended. Neither any amendment nor repeal of this Section 9.1, nor the adoption of any provision in this Certificate of Incorporation inconsistent with this Section 9.1, shall eliminate, reduce or otherwise adversely affect any limitation on personal liability of a Director existing at or prior to the time of such amendment, repeal or adoption.

9.2 Right to Indemnification. To the fullest extent permitted by applicable law, the Corporation shall have the power to provide indemnification of (and advancement of expenses to) Directors, officers, employees and agents of the Corporation (and any other persons to which applicable law permits the Corporation to provide indemnification) through By-law provisions, agreements with such Directors, officers, employees, agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. Any amendment, repeal or modification of this Section 9.2 shall only be prospective and shall not affect the rights or protections or increase the liability of any Director under this Section 9.2 in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

9.3 Insurance. The Corporation shall have the power to purchase and maintain insurance on behalf of any Person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such Person in any such capacity or arising out of such Person’s status as such, whether or not the Corporation would have the power to indemnify such Person against such liability under the General Corporation Law.

9.4 Nonexclusivity of Rights. The rights and authority conferred in this Article 9 shall not be exclusive of any other right that any Person may otherwise have or hereafter acquire.

10. Adoption, Amendment or Repeal of By-Laws. In furtherance and not in limitation of the powers conferred by law, the Board is expressly authorized to adopt, alter, amend or repeal the By-laws. Any adoption, alteration, amendment or repeal of the By-laws by the Board shall require the approval of a majority of the authorized number of Directors. The stockholders of the Corporation shall also have power to adopt, alter, amend or repeal the By-laws subject to any limitations set forth therein.

11. Adoption Amendment or Repeal of Certificate of Incorporation. Subject to Article 1 the Corporation reserves the right to adopt, amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the General Corporation Law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, Directors or any other Persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended, are granted and held subject to this reservation. Notwithstanding any other provision of this Certificate of Incorporation or the By-laws or the fact that a lesser percentage may be specified by law, this Certificate of Incorporation or the By-laws, the affirmative vote of the holders of 80% of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, voting as a single class, shall be required to amend, alter, change or repeal all or any portion of Article 7.

12. Forum for Adjudication of Disputes.

12.1 Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware), and any appellate court thereof shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action, suit or proceeding brought on behalf of the Corporation; (ii) any action, suit or proceeding (including any class action) asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee, agent or stockholder of the Corporation to the Corporation or the Corporation’s stockholders; (iii) any action, suit or proceeding (including any class action) asserting a claim against the Corporation or any current or former director, officer, other employee, agent or stockholder of the Corporation arising out of or pursuant to any provision of the General Corporation Law, this Certificate of Incorporation or the By-laws (as each may be amended from time to time); (iv) any action, suit or proceeding (including any class action) to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the By-laws (including any right, obligation or remedy thereunder); (v) any action, suit or proceeding as to which the General Corporation Law confers jurisdiction to the Court of Chancery of the State of Delaware; or (vi) any action asserting a claim against the Corporation or any director, officer or other employee of the Corporation governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. This Article 12 shall not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.

12.2 If any action the subject matter of which is within the scope of Section 12.1 is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder of the Corporation, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 12.1 (an “Enforcement Action”) and (ii) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

12.3 Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

12.4 Any person or entity purchasing, holding, owning or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article 12.

13. Severability. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its Directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

14. Corporate Opportunity. To the fullest extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or Directors, or any of their respective affiliates, and the Corporation renounces any expectancy that any of the Directors or officers of the Corporation will offer any such corporate opportunity of which he or she may become aware to the Corporation, except the doctrine of corporate opportunity shall apply with respect to any of the Directors or officers of the Corporation with respect to a corporate opportunity that was offered to, or presented to, or acquired or developed by such person solely in his or her capacity as a Director or officer of the Corporation and (i) such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue and (ii) such Director or officer is permitted to refer that opportunity to the Corporation without violating any legal obligation.

15. Definitions. As used in this Certificate of Incorporation, unless the context otherwise requires or as set forth in another Article or Section of this Certificate of Incorporation, the term:

(a) “Board” is defined in Section 5.1(ii)(1).

(b) “By-laws” is defined in Section 7.1(i).

(c) “Certificate of Designation” is defined in Section 5.2(i).

(d) “Class A Common Stock” is defined in Section 4.1.

(e) “Class A LLC Unit” means a unit of WHC designated as a “Class A Unit” pursuant to the Operating Agreement.

(f) “Class X Common Stock” is defined in Section 4.1.

(g) “Class B LLC Unit” means a unit of WHC designated as a “Class B Unit” pursuant to the Operating Agreement.

(h) “Common Stock” is defined in Section 4.1.

(i) “Corporation” is defined in Section 1.

(j) “Directors” is defined in Section 7.1(i).

(k) “Enforcement Action” is defined in Section 12.2.

(l) “Foreign Action” is defined in Section 12.2.

(m) “General Corporation Law” means the General Corporation Law of the State of Delaware, as from time to time in effect.

(n) “WHC” means WHC Worldwide, LLC, a Missouri limited liability company or any successor thereto.

(o) “Operating Agreement” means the Second Amended and Restated Operating Agreement of WHC, by and among the Corporation, the Post-Acquisition LLC Members and the other Persons that may become parties thereto from time to time, as the same may be amended, restated, supplemented and/or otherwise modified, from time to time.

(p) “Paired Interest” means one Class B LLC Unit, together with one share of Class X Common Stock, subject to adjustment pursuant to Article XI of the Operating Agreement.

(q) “Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity.

(r) “Post-Acquisition LLC Members” means those members of WHC, as set forth in the Operating Agreement, as of the date thereof.

(s) “Preferred Stock” is defined in Section 4.1.

(t) “Preferred Stock Directors” is defined in Section 7.1(iv).

(u) “Stock Adjustment” is defined in Section 5.1(ii)(3).

16. Sole Incorporator. The name and mailing address of the sole incorporator of the Corporation are:

SMF Registered Services, Inc.

1201 Walnut Street, 29th Floor

Kansas City, MO 64106

[Remainder of page intentionally left blank]

THE UNDERSIGNED, being the sole incorporator hereinabove named, makes and files this Certificate of Incorporation, and does hereby declare and certify that said instrument is its act and deed and that the facts stated herein are true, and accordingly has executed this Certificate of Incorporation this ____ day of ____, 202__.

SMS REGISTERED SERVICES, INC.

By:
Name:	Stephen M. Quinlivan, Vice President

[Signature Page to Certificate of Incorporation]

Exhibit E

Form of Spree Post-Closing Bylaws

BY-LAWS
OF
WHC WORLDWIDE, INC.

(a Delaware corporation)

ARTICLE I
DEFINITIONS

Section 1.1 Definitions. As used in these By-laws, unless the context otherwise requires, the term:

“Assistant Secretary” means an Assistant Secretary of the Corporation.

“Assistant Treasurer” means an Assistant Treasurer of the Corporation.

“Board” means the Board of Directors of the Corporation.

“By-laws” means these By-laws of the Corporation, as amended and restated from time to time.

“Certificate of Incorporation” means the Certificate of Incorporation of the Corporation, as amended from time to time.

“Chairman” means the Chairman of the Board.

“Chief Executive Officer” means the Chief Executive Officer of the Corporation or if there are Co-Chief Executive Officers, the term “Chief Executive Officer” shall mean any Co-Chief Executive Officer.

“control” (including the terms “controlling” and “controlled”) means, with respect to the relationship between or among two or more persons, the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of such subject person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Corporation” means WHC Worldwide, Inc..

“Derivative” is defined in Section 2.2(d)(iii).

“Directors” means the directors of the Corporation.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor law or statute, and the rules and regulations promulgated thereunder.

“final adjudication” is defined in Section 7.3.

“General Corporation Law” means the General Corporation Law of the State of Delaware, as amended.

“indemnitee” is defined in Section 7.3.

“law” means any U.S. or non-U.S. federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a governmental authority (including any department, court, agency or official, or non-governmental self-regulatory organization, agency or authority and any political subdivision or instrumentality thereof).

“Lead Independent Director” is defined in Section 3.17.

“Nominating Stockholder” is defined in Section 3.3(c).

“Notice of Business” is defined in Section 2.2(c).

“Notice of Nomination” is defined in Section 3.3(d).

“Notice Record Date” is defined in Section 2.4(a).

“Office of the Corporation” means the executive office of the Corporation, anything in Section 131 of the General Corporation Law to the contrary notwithstanding.

“President” means the President of the Corporation.

“Proponent” is defined in Section 2.2(d)(i).

“Public Disclosure” is defined in Section 2.2(i).

“SEC” means the Securities and Exchange Commission.

“Secretary” means the Secretary of the Corporation.

“Stockholder Associated Person” is defined in Section 2.2(j).

“Stockholder Business” is defined in Section 2.2(b).

“Stockholder Information” is defined in Section 2.2(d)(iii).

“Stockholder Nominees” is defined in Section 3.3(c).

“Stockholders” means the stockholders of the Corporation.

“Treasurer” means the Treasurer of the Corporation.

“Vice Chairman” means a Vice Chairman of the Board.

“Vice President” means a Vice President of the Corporation.

“Voting Commitment” is defined in Section 3.4.

“Voting Record Date” is defined in Section 2.4(a).

“undertaking” is defined in Section 7.3.

ARTICLE II
STOCKHOLDERS

Section 2.1 Place of Meetings. Meetings of Stockholders may be held at any place, either within or without the State of Delaware, at such place or solely by means of remote communication or otherwise, as may be designated by the Board from time to time. The Board may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as provided under the General Corporation Law.

Section 2.2 Annual Meetings; Stockholder Proposals.

(a) A meeting of Stockholders for the election of Directors and other business shall be held annually on a date and at a time as may be designated by the Board from time to time. The Board may postpone or reschedule any annual meeting of Stockholders previously scheduled by the Board.

(b) At an annual meeting of Stockholders, only business (other than business relating to the nomination or election of Directors, which is governed by Section 3.3) that has been properly brought before the Stockholder annual meeting in accordance with the procedures set forth in this Section 2.2 shall be conducted. To be properly brought before an annual meeting of Stockholders, such business must be brought before the meeting (i) by or at the direction of the Board or any committee thereof or (ii) by a Stockholder who (A) was a Stockholder of record of the Corporation when the notice required by this Section 2.2 is delivered to the Secretary and at the time of the meeting, (B) is entitled to vote at the meeting and (C) complies with the notice and other provisions of this Section 2.2. Subject to Section 2.2(k), and except with respect to nominations or elections of Directors, which are governed by Section 3.3, clause (ii) of this Section 2.2(b) is the exclusive means by which a Stockholder may bring business before an annual meeting of Stockholders. Any business brought before a meeting in accordance with clause (ii) of this Section 2.2(b) is referred to as “Stockholder Business.”

(c) Subject to Section 2.2(k), at any annual meeting of Stockholders, all proposals of Stockholder Business must be made by timely written notice given by or on behalf of a Stockholder of record of the Corporation (the “Notice of Business”) and must otherwise be a proper matter for Stockholder action. To be timely, the Notice of Business must be delivered personally or mailed to, and received at, the Office of the Corporation, addressed to the Secretary, by no earlier than 120 days and no later than 90 days before the first anniversary of the date of the prior year’s annual meeting of Stockholders; provided, however, that if (i) the annual meeting of Stockholders is advanced by more than 30 days, or delayed by more than 60 days, from the first anniversary of the prior year’s annual meeting of Stockholders or (ii) no annual meeting was held during the prior year, the notice by the Stockholder to be timely must be received (A) no earlier than 120 days before such annual meeting and (B) no later than the later of 90 days before such annual meeting and the tenth day after the day on which the notice of such annual meeting was made by mail or Public Disclosure. In no event shall an adjournment or postponement, or Public Disclosure of an adjournment or postponement, of a Stockholder annual meeting commence a new time period (or extend any time period) for the giving of the Notice of Business.

(d) The Notice of Business must set forth:

(i) the name and record address of each Stockholder proposing Stockholder Business (each, a “Proponent”), as they appear on the Corporation’s books;

(ii) the name and address of any Stockholder Associated Person (defined below) of each Proponent;

(iii) as to each Proponent and any Stockholder Associated Person of such Proponent, (A) the class or series and number of shares of stock of the Corporation, directly or indirectly, held of record and beneficially by such Proponent or Stockholder Associated Person of such Proponent, (B) the date such shares of stock were acquired, (C) a description of any agreement, arrangement or understanding, direct or indirect, with respect to such Stockholder Business between or among such Proponent, any Stockholder Associated Person of such Proponent or any others (including their names) acting in concert with any of the foregoing, (D) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class of securities and/or borrowed or loaned shares) that has been entered into, directly or indirectly, as of the date of such Proponent’s notice by, or on behalf of, such Proponent or any Stockholder Associated Person of such Proponent, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of such Proponent or any Stockholder Associated Person of such Proponent with respect to shares of stock of the Corporation or with a value derived in whole or in part from the value or decrease in value of any class or series of stock of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of stock of the Corporation or otherwise (a “Derivative”), (E) a description in reasonable detail of any proxy (including revocable proxies), contract, arrangement, understanding or other relationship pursuant to which such Proponent or Stockholder Associated Person of such Proponent has a right to vote any shares of stock of the Corporation, (F) any rights to dividends on the stock of the Corporation owned beneficially by such Proponent or any Stockholder Associated Person of such Proponent that are separated or separable from the underlying stock of the Corporation, (G) any proportionate interest in stock of the Corporation or Derivatives held, directly or indirectly, by a general or limited partnership in which such Proponent or Stockholder Associated Person of such Proponent is a general partner or, directly or indirectly, beneficially owns an interest in a general partner and (H) any performance-related fees (other than an asset-based fee) that such Proponent or any Stockholder Associated Person of such Proponent is entitled to based on any increase or decrease in the value of stock of the Corporation or Derivatives thereof, if any, as of the date of such notice. The information specified in Section 2.2(d)(i) to Section 2.2(d)(iii) is referred to herein as “Stockholder Information”;

(iv) the Stockholder Information with respect to any stock or other interests of the Corporation held by members of each Proponent’s or its Stockholder Associated Person’s immediate family sharing the same household;

(v) a representation to the Corporation that each Proponent is a holder of record of stock of the Corporation entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose the Stockholder Business;

(vi) a brief description of the Stockholder Business desired to be brought before the annual meeting of Stockholders, the text of the proposal (including the text of any resolutions proposed for consideration and, if such business includes a proposal to amend these By-laws, the language of the proposed amendment) and the reasons for conducting such Stockholder Business at the meeting and any substantial interest (within the meaning of Item 5 of Schedule 14A under the Exchange Act) in such business of such stockholder and the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act);

(vii) any material interest of each Proponent and any Stockholder Associated Person of such Proponent in the Stockholder Business;

(viii) a representation to the Corporation as to whether each Proponent intends (A) to deliver a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the Stockholder Business or (B) otherwise to solicit proxies from the Stockholders in support of such Stockholder Business;

(ix) all other information that would be required to be filed with the SEC if the Proponents or Stockholder Associated Persons of the Proponents were participants in a solicitation subject to Section 14 of the Exchange Act; and

(x) a representation and covenant for the benefit of the Corporation that the Proponents shall provide any other information reasonably requested by the Corporation.

(e) The Proponents shall also provide any other information reasonably requested by the Corporation within ten business days after such request.

(f) In addition, the Proponents shall further update and supplement the information provided to the Corporation in the Notice of Business or upon the Corporation’s request pursuant to Section 2.2(e) as needed, so that such information shall be true and correct as of the record date for the meeting and as of the date that is the later of five business days before the meeting or any adjournment or postponement thereof. Such update and supplement must be delivered personally or mailed to, and received at, the Office of the Corporation, addressed to the Secretary, by no later than five business days after the record date for the meeting (in the case of the update and supplement required to be made as of the record date), and not later than two business days before the date for the meeting (in the case of the update and supplement required to be made as of five business days before the meeting or any adjournment or postponement thereof).

(g) The person presiding over the meeting of Stockholders shall, if the facts warrant, determine and declare to the meeting of Stockholders that business was not properly brought before the meeting of Stockholders in accordance with the procedures set forth in this Section 2.2, and if he or she should so determine, he or she shall so declare to the meeting of Stockholders and any such business not properly brought before the meeting of Stockholders shall not be transacted.

(h) If each Proponent (or a qualified representative of such Proponent) does not appear at the meeting of Stockholders to present the Stockholder Business, such business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 2.2, to be considered a qualified representative of the Stockholder, a person must be a duly authorized officer, manager or partner of such Stockholder or must be authorized by a writing executed by such Stockholder or an electronic transmission delivered by such Stockholder to act for such Stockholder as proxy at the meeting of Stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of such writing or electronic transmission, at the meeting of Stockholders.

(i) “Public Disclosure” of any date or other information means disclosure thereof by a press release reported by the Dow Jones News Services, Associated Press or comparable U.S. national news service or in a document publicly filed by the Corporation with the SEC pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

(j) “Stockholder Associated Person” means, with respect to any Stockholder,

(i) any other beneficial owner of stock of the Corporation that is owned by such Stockholder and

(ii) any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Stockholder or such beneficial owner.

(k) The notice requirements of this Section 2.2 shall be deemed satisfied with respect to Stockholder proposals that have been properly brought under Rule 14a-8 of the Exchange Act and that are included in a proxy statement that has been prepared by the Corporation to solicit proxies for an annual meeting of Stockholders. Further, nothing in this Section 2.2 shall be deemed to affect any rights of the holders of any series of preferred stock of the Corporation pursuant to any applicable provision of the Certificate of Incorporation.

Section 2.3 Special Meetings. Special meetings of Stockholders may be called only in the manner set forth in the Certificate of Incorporation. Notice of every special meeting of Stockholders shall state the purpose or purposes of such meeting. Except as otherwise required by law, the business conducted at a special meeting of Stockholders shall be limited to matters relating to the purpose or purposes stated in the Corporation’s notice of meeting, and the Board shall have exclusive authority to determine the business included in such notice. The Chairman, a Vice Chairman, the chief executive officer or the Board may postpone, reschedule or cancel any special meeting of Stockholders previously called.

Section 2.4 Record Date.

(a) For the purpose of determining the Stockholders entitled to notice of any meeting of Stockholders or any adjournment thereof, unless otherwise required by the Certificate of Incorporation or applicable law, the Board may fix a record date (the “Notice Record Date”), which record date shall not precede the date on which the resolution fixing the record date is adopted by the Board and shall not be more than 60 days or less than ten days before the date of such meeting. The Notice Record Date shall also be the record date for determining the Stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such Notice Record Date, that a later date on or before the date of such meeting shall be the date for making such determination (the “Voting Record Date”). For the purposes of determining the Stockholders entitled to consent to corporate action without a meeting of Stockholders in accordance with Section 228 of the General Corporation Law, unless otherwise required by the Certificate of Incorporation or applicable law, the Board may fix a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted by the Board and shall not be more than ten days after the date on which the resolution fixing the record date is adopted by the Board. For the purposes of determining the Stockholders entitled to (i) receive payment of any dividend or other distribution or allotment of any rights, (ii) exercise any rights in respect of any change, conversion or exchange of stock of the Corporation or (iii) take any other lawful action, unless otherwise required by the Certificate of Incorporation or applicable law, the Board may fix a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted by the Board and shall not be more than 60 days prior to such action.

(b) If no such record date is fixed by the Board:

(i) the record date for determining Stockholders entitled to notice of, and to vote at, a meeting of Stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held;

(ii) the record date for determining Stockholders entitled to consent to corporate action without a meeting of Stockholders (unless otherwise provided in the Certificate of Incorporation or applicable law), when no prior action by the Board is required by applicable law, shall be the first date on which a signed consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, and if prior action by the Board is required by applicable law, the record date for determining Stockholders entitled to consent to corporate action in writing without a meeting of Stockholders shall be at the close of business on the day on which the Board adopts the resolution taking such prior action; and

(iii) the record date for determining Stockholders entitled to (x) receive payment of any dividend or other distribution or allotment of any rights, (y) exercise any rights in respect of any change, conversion or exchange of stock of the Corporation or (z) take any other lawful action, unless otherwise required by the Certificate of Incorporation or applicable law, shall be at the close of business on the day on which the Board adopts the resolutions relating thereto.

(c) When a determination of Stockholders of record entitled to notice of, or to vote at, any meeting of Stockholders has been made as provided in this Section 2.4, such determination shall apply to any adjournment thereof, unless the Board fixes a new Voting Record Date for the adjourned meeting of Stockholders, in which case the Board shall also fix such Voting Record Date or a date earlier than such date as the new Notice Record Date for such adjourned meeting.

Section 2.5 Notice of Meetings of Stockholders. Whenever, under the provisions of applicable law, the Certificate of Incorporation or these By-laws, Stockholders are required or permitted to take any action at a meeting of Stockholders, a notice of the meeting in form of a writing or electronic transmission shall be given stating: (a) the place, if any, date and hour of such meeting; (b) the means of remote communication, if any, by which Stockholders and proxy holders may be deemed to be present in person and vote at such meeting; (c) the Voting Record Date, if such date is different from the Notice Record Date; and, (d) in the case of a special meeting of Stockholders, the purpose or purposes for which such meeting is called. Unless otherwise provided by these By-laws or applicable law, the notice of any meeting of Stockholders shall be given, not less than ten days nor more than 60 days before the date of such meeting, to each Stockholder entitled to vote at such meeting as of the Notice Record Date. If mailed, such notice shall be deemed to be given when deposited in the U.S. mail, with postage prepaid, and directed to the Stockholder at his, her or its address as it appears on the records of the Corporation. Without limiting the manner by which notices of meetings otherwise may be given effectively to Stockholders, any such notice may be given by electronic mail or other electronic transmission in the manner provided in Section 232 of the General Corporation Law. An affidavit of the Secretary, an Assistant Secretary or the transfer agent of the Corporation that the notice required by this Section 2.5 has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. If a meeting of Stockholders is adjourned to another time or place, notice need not be given of the adjourned meeting of Stockholders if the time and place, if any, thereof and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting of Stockholders at which the adjournment is taken. Any business that might have been transacted at the meeting of Stockholders as originally called may be transacted at the adjourned meeting of Stockholders. If, however, the adjournment is for more than 30 days, a notice of the adjourned meeting of Stockholders shall be given to each Stockholder of record entitled to vote at such meeting. If, after the adjournment, a new Voting Record Date is fixed for the adjourned meeting of Stockholders, the Board shall fix a new Notice Record Date in accordance with Section 2.4 and shall give notice of such adjourned meeting to each Stockholder entitled to vote at such meeting as of the Notice Record Date.

Section 2.6 Waivers of Notice. Whenever the giving of any notice to Stockholders is required to be given by applicable law, the Certificate of Incorporation or these By-laws, a written waiver, signed by the person entitled to notice, or a waiver electronic transmission by the person entitled to notice, whether before or after the event as to which such notice is required, shall be deemed equivalent to notice. Attendance by a Stockholder at a meeting of Stockholders shall constitute a waiver of notice of such meeting except when the Stockholder attends such meeting for the express purpose of objecting, at the beginning of such meeting, to the transaction of any business on the ground that such meeting has not been lawfully called or convened. Any Stockholder so waiving notice of such meeting shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given. Neither the business to be transacted at, nor the purposes of, any regular or special meeting of Stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these By-laws.

Section 2.7 List of Stockholders. The Corporation shall prepare and make available, at least ten days before every meeting of Stockholders, a complete, alphabetical list of the Stockholders entitled to vote at the meeting of Stockholders (provided, however, that if the record date for determining the Stockholders entitled to vote is less than ten days before the date of the meeting, the list shall reflect the Stockholders entitled to vote as of the tenth day before the meeting date), and showing the address of each Stockholder and the number of shares registered in the name of each Stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list may be examined by any Stockholder or such Stockholder’s agent or attorney, at such Stockholder’s expense, for any purpose germane to the meeting of Stockholders, for a period of at least ten days prior to such meeting, during ordinary business hours at the principal place of business of the Corporation or on a reasonably accessible electronic network as provided by applicable law. Except as provided by applicable law, the stock ledger shall be the only evidence as to who are the Stockholders entitled to examine the list of Stockholders or to vote in person or by proxy at any meeting of Stockholders.

Section 2.8 Quorum of Stockholders; Adjournment. Except as otherwise provided by law, the Certificate of Incorporation or these By-laws, at each meeting of Stockholders, the presence, in person, or represented by proxy, of the holders of a majority of the voting power of all issued and outstanding shares of stock of the Corporation entitled to vote at the meeting of Stockholders shall constitute a quorum for the transaction of any business at such meeting, except that, where a separate vote by a class or series of classes of shares is required, a quorum shall consist of no less than a majority of the voting power of all outstanding shares of stock of such class or series of classes, as applicable, present in person or represented by proxy. In the absence of a quorum, the holders of a majority in voting power of the shares of stock of the Corporation present in person or represented by proxy at any meeting of Stockholders, including an adjourned meeting of Stockholders, and entitled to vote at the meeting may adjourn such meeting to another time and place. Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the shares entitled to vote in the election of Directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation to vote stock, including, but not limited to its own stock, held by it in a fiduciary capacity.

Section 2.9 Voting; Proxies. Unless otherwise provided by the General Corporation Law and except as specifically provided in Section 5.1(i)(1) of the Certificate of Incorporation, each Stockholder entitled to vote at any meeting of Stockholders shall be entitled to one vote for each share of stock of the Corporation held by such Stockholder which has voting power upon the matter in question. At any meeting of Stockholders, all matters other than the election of Directors, except as otherwise provided by the Certificate of Incorporation, these By-laws or any applicable law, shall be decided by the affirmative vote of the holders of a majority in voting power of the issued and outstanding shares of capital stock of the Corporation present in person or represented by proxy and entitled to vote thereon. At all meetings of Stockholders for the election of Directors, a plurality of the votes cast shall be sufficient to elect Directors. Each Stockholder entitled to vote at a meeting of Stockholders or to express consent or dissent to corporate action in writing without a meeting of the Corporation may authorize another person or persons to act for such Stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy expressly provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only so long as, it is coupled with an interest sufficient in law to support an irrevocable power. A Stockholder may revoke any proxy that is not irrevocable by attending the meeting of Stockholders and voting in person or by delivering to the Secretary a revocation of the proxy or by delivering a new proxy bearing a later date.

Section 2.10 Voting Procedures and Inspectors at Meetings of Stockholders. The Corporation, in advance of any meeting of Stockholders, shall appoint one or more inspectors, who may be employees of the Corporation, to act at such meeting and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of Stockholders, the person presiding at such meeting shall appoint one or more inspectors to act at such meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall (a) ascertain the number of shares outstanding and the voting power of each, (b) determine the shares represented at the meeting of Stockholders and the validity of proxies and ballots, (c) count all votes and ballots, (d) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors and (e) certify their determination of the number of shares represented at such meeting and their count of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of their duties. Unless otherwise provided by the Board, the date and time of the opening and the closing of the polls for each matter upon which the Stockholders will vote at a meeting of Stockholders shall be determined by the person presiding at such meeting and shall be announced at such meeting. No ballot, proxies, votes or any revocation thereof or change thereto shall be accepted by the inspectors after the closing of the polls unless the Court of Chancery of the State of Delaware, upon application by a Stockholder, shall determine otherwise. In determining the validity and counting of proxies and ballots cast at any meeting of Stockholders, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for office at an election may serve as an inspector at such election.

Section 2.11 Conduct of Meetings; Adjournment. The Board may adopt such rules and procedures for the conduct of Stockholder meetings as it deems appropriate. At each meeting of Stockholders, the Chairman or, in the absence of the Chairman, the Vice Chairman or a designee appointed by the Chairman shall preside over each such meeting. Except to the extent inconsistent with the rules and procedures as adopted by the Board, the person presiding over the meeting of Stockholders shall have the right and authority to convene, adjourn and reconvene such meeting from time to time to prescribe such additional rules and procedures and to do all such acts as, in the judgment of such person, are appropriate for the proper conduct of such meeting. Such rules and procedures, whether adopted by the Board or prescribed by the person presiding over the meeting of Stockholders, may include (a) the establishment of an agenda or order of business for such meeting, (b) rules and procedures for maintaining order at such meeting and the safety of those present, (c) limitations on attendance at or participation in such meeting to Stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the person presiding over such meeting shall determine:

(a) restrictions on entry to such meeting after the time fixed for the commencement thereof; and

(b) limitations on the time allotted to questions or comments by participants. The person presiding over any meeting of Stockholders, in addition to making any other determinations that may be appropriate to the conduct of such meeting, may determine and declare to the meeting of Stockholders that a matter or business was not properly brought before such meeting and if such presiding person should so determine, he or she shall so declare to such meeting and any such matter or business not properly brought before such meeting shall not be transacted or considered. Unless and to the extent determined by the Board or the person presiding over the meeting of Stockholders, meetings of Stockholders shall not be required to be held in accordance with the rules of parliamentary procedure. The Secretary or, in the absence of the Secretary, one of the Assistant Secretaries or a designee appointed by the Chairman shall act as secretary of the meeting of Stockholders. To the extent permitted by applicable law, meetings of Stockholders may be conducted by remote communications, including by webcast.

Section 2.12 Order of Business. The order of business at all meetings of Stockholders shall be as determined by the person presiding over the meeting of Stockholders.

Section 2.13 Consent of Stockholders Without a Meeting. Unless otherwise restricted by the Certificate of Incorporation or these By-laws and subject to, with respect to preferred stock, the terms of any series of preferred stock, (i) for so long as the holders of shares of Class X Common Stock, with par value of $0.0001 per share (the “Class X Common Stock”), beneficially own, directly or indirectly, a majority of the total voting power of stock entitled to vote generally in the election of directors, any action that is required or permitted to be taken by the Stockholders may be effected by consent in lieu of a meeting and (ii) if the holders of shares of Class X Common Stock do not beneficially own, directly or indirectly, a majority of the total voting power of stock entitled to vote generally in the election of directors, any action required or permitted to be taken by the Stockholders must be effected at a duly called annual or special meeting of the Stockholders and may not be effected by any consent in lieu of a meeting. A consent must be set forth in writing or in an electronic transmission, and no consent shall be effective to take the corporate action referred to therein unless consents signed by a sufficient number of holders to take action are delivered to the Corporation in the manner required by Section 228 of the General Corporation Law within 60 days of the first date on which a consent is so delivered to the Corporation. Any person executing a consent may provide, whether through instruction to an agent or otherwise, that such a consent will be effective at a future time (including a time determined upon the happening of an event), no later than 60 days after such instruction is given or such provision is made, if evidence of such instruction or provision is provided to the Corporation. Unless otherwise provided, any such consent shall be revocable prior to its becoming effective. Prompt notice of the taking of the corporate action without a meeting of Stockholders by less than unanimous consent shall be given to those Stockholders who have not consented and who, if the action had been taken at a meeting of Stockholders, would have been entitled to notice of the meeting of Stockholders if the record date for such meeting had been the date that consents signed by a sufficient number of holders to take the action were delivered to the Corporation as provided in Section 228 of the General Corporation Law.

ARTICLE III
DIRECTORS

Section 3.1 General Powers. Except as otherwise provided by the Certificate of Incorporation or the General Corporation Law, the business and affairs of the Corporation shall be managed by, or under the direction of, the Board. The Board may adopt such rules and procedures, not inconsistent with the Certificate of Incorporation, these By-laws or applicable law, as it may deem proper for the conduct of its meetings and the management of the Corporation.

Section 3.2 Number of Directors; Term of Office.

(a) Except as otherwise provided for in the Certificate of Incorporation or fixed pursuant to the provisions of Section 5.2 of the Certificate of Incorporation relating to the rights of the holders of any series of preferred stock of the Corporation to elect additional Directors, the total number of Directors constituting the entire Board shall, (a) as of the date of the Certificate of Incorporation, initially be five and (b) thereafter, shall be fixed exclusively by one or more resolutions adopted from time to time by the Board. The Board shall elect from its ranks a Chairman of the Board, who shall have the powers and perform such duties as provided in these By-laws and as the Board may from time to time prescribe.

(b) Except as otherwise provided for in the Certificate of Incorporation or fixed pursuant to the provisions of Section 5.2 of the Certificate of Incorporation relating to the rights of the holders of any series of preferred stock of the Corporation to elect additional Directors, the Board shall be and is divided into three classes, as nearly equal in number as possible, designated: Class I, Class II and Class III. In case of any increase or decrease, from time to time, in the number of Directors, the number of Directors in each class shall be apportioned as nearly equal as possible. No decrease in the number of Directors shall shorten the term of any incumbent director.

(c) Except as otherwise provided for in the Certificate of Incorporation or fixed pursuant to the provisions of Section 5.2 of the Certificate of Incorporation relating to the rights of the holders of any series of preferred stock of the Corporation to elect additional Directors, each Director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such Director was elected; provided, that each Director initially appointed to Class I shall serve for an initial term expiring at the Corporation’s first annual meeting of Stockholders following the effectiveness of this provision; each Director initially appointed to Class II shall serve for an initial term expiring at the Corporation’s second annual meeting of Stockholders following the effectiveness of this provision; and each Director initially appointed to Class III shall serve for an initial term expiring at the Corporation’s third annual meeting of Stockholders following the effectiveness of this provision; provided further, that the term of each Director shall continue until the election and qualification of a successor and be subject to such Director’s earlier death, resignation or removal.

Section 3.3 Nominations of Directors.

(a) Notwithstanding the foregoing provisions of this Section 3.3, each Director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification, or removal. No decrease in the authorized number of Directors constituting the Board shall shorten the term of any incumbent Director.

(b) Subject to Section 3.3(k), only persons who are nominated in accordance with the procedures set forth in this Section 3.3 are eligible for election as Directors.

(c) Nominations of persons for election to the Board may only be made at a meeting of Stockholders properly called for the election of Directors and only (i) by or at the direction of the Board or any committee thereof or (ii) by a Stockholder who (A) was a Stockholder of record of the Corporation when the notice required by this Section 3.3 is delivered to the Secretary and at the time of such meeting, (B) is entitled to vote for the election of Directors at such meeting and (C) complies with the notice and other provisions of this Section 3.3. Subject to Section 3.3(k), clause (ii) of this Section 3.3(c) is the exclusive means by which a Stockholder may nominate a person for election to the Board. Persons nominated in accordance with clause (ii) of this Section 3.3(c) are referred to as “Stockholder Nominees.” A Stockholder nominating persons for election to the Board is referred to as the “Nominating Stockholder.”

(d) Subject to Section 3.3(k), all nominations of Stockholder Nominees must be made by timely written notice given by or on behalf of a Stockholder of record of the Corporation (the “Notice of Nomination”). To be timely, the Notice of Nomination must be delivered personally or mailed to, and received at, the Office of the Corporation, addressed to the attention of the Secretary, by the following dates:

(i) in the case of the nomination of a Stockholder Nominee for election to the Board at an annual meeting of Stockholders, no earlier than 120 days and no later than 90 days before the first anniversary of the date of the prior year’s annual meeting of Stockholders; provided, however, that if (A) the annual meeting of Stockholders is advanced by more than 30 days, or delayed by more than 60 days, from the first anniversary of the prior year’s annual meeting of Stockholders or (B) no annual meeting of Stockholders was held during the prior year, the notice by the Stockholder to be timely must be received (1) no earlier than 120 days before such annual meeting and (2) no later than the later of 90 days before such annual meeting and the tenth day after the day on which the notice of such annual meeting was made by mail or Public Disclosure; and

(ii) in the case of the nomination of a Stockholder Nominee for election to the Board at a special meeting of Stockholders, no earlier than 120 days before and no later than the later of 90 days before such special meeting and the tenth day after the day on which the notice of such special meeting was made by mail or Public Disclosure.

(e) Notwithstanding anything to the contrary, if the number of Directors to be elected to the Board at a meeting of Stockholders is increased and there is no Public Disclosure by the Corporation naming the nominees for the additional directorships at least 100 days before the first anniversary of the preceding year’s annual meeting of Stockholders, a Notice of Nomination shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered personally and received at the Office of the Corporation, addressed to the attention of the Secretary, no later than the close of business on the tenth day following the day on which such Public Disclosure is first made by the Corporation.

(f) In no event shall an adjournment or postponement, or Public Disclosure of an adjournment or postponement, of an annual or special meeting of Stockholders commence a new time period (or extend any time period) for the giving of the Notice of Nomination.

(g) The Notice of Nomination shall set forth:

(i) the Stockholder Information with respect to each Nominating Stockholder and Stockholder Associated Person of such Nominating Stockholder;

(ii) a representation to the Corporation that each Nominating Stockholder is a holder of record of stock of the Corporation entitled to vote at the meeting of Stockholders and intends to appear in person or by proxy at such meeting to propose such nomination;

(iii) all information regarding each Stockholder Nominee and Stockholder Associated Person of the Nominating Stockholder nominating such Stockholder Nominee that would be required to be disclosed in a solicitation of proxies subject to Section 14 of the Exchange Act, the written consent of such Stockholder Nominee to being named in a proxy statement as a nominee and to serve if elected and a completed signed questionnaire, representation and agreement required by Section 3.4;

(iv) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among a Nominating Stockholder, Stockholder Associated Person of such Nominating Stockholder or their respective associates, or others acting in concert therewith, including all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation SK if such Nominating Stockholder, Stockholder Associated Person of such Nominating Stockholder or any person acting in concert therewith were the “registrant” for purposes of such rule and the Stockholder Nominee nominated by such Stockholder Nominee were a director or executive of such registrant;

(v) the Stockholder Information with respect to any stock or other interests of the Corporation held by members of the Nominating Stockholder’s or its Stockholder Associated Person’s immediate family sharing the same household;

(vi) a representation to the Corporation as to whether each Nominating Stockholder intends (A) to deliver a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve the nomination of such Nominating Stockholder’s Stockholder Nominees or (B) otherwise to solicit proxies from Stockholders in support of such nomination;

(vii) all other information that would be required to be filed with the SEC if each Nominating Stockholder and Stockholder Associated Persons of such Nominating Stockholder were participants in a solicitation subject to Section 14 of the Exchange Act; and

(viii) a representation and covenant for the benefit of the Corporation that each Nominating Stockholder shall provide any other information reasonably requested by the Corporation.

(h) Upon request by the Corporation, if a Nominating Stockholder provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act, such Nominating Stockholder shall deliver to the Corporation, no later than five (5) business days prior to the applicable meeting of shareholders, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act.

(i) The Nominating Stockholders shall also provide any other information reasonably requested by the Corporation within ten business days after such request.

(j) In addition, the Nominating Stockholders shall further update and supplement the information provided to the Corporation in the Notice of Nomination or upon the Corporation’s request pursuant to Section 3.3(g) as needed, so that such information shall be true and correct as of the record date for the meeting of Stockholders and as of the date that is five business days before such meeting or any adjournment or postponement thereof. Such update and supplement must be delivered personally or mailed to, and received at, the Office of the Corporation, addressed to the Secretary, by no later than five business days after the record date for the meeting of Stockholders (in the case of the update and supplement required to be made as of the record date), and not later than two business days before the date for such meeting (in the case of the update and supplement required to be made as of five business days before the meeting or any adjournment or postponement thereof).

(k) Unless otherwise required by law, if any Nominating Stockholder (i) provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act and (ii) subsequently fails to comply with any requirements of Rule 14a-19 promulgated under the Exchange Act or any other rules or regulations thereunder, then the Corporation shall disregard any proxies or votes solicited for such nominees and such nomination shall be disregarded.

(l) The person presiding over the meeting of Stockholders shall, if the facts warrant, determine and declare to such meeting, that the nomination of Directors was not made in accordance with the procedures set forth in this Section 3.3, and, if he or she should so determine, he or she shall so declare to such meeting and the defective nomination shall be disregarded.

(m) If a Nominating Stockholder (or a qualified representative of such Stockholder) does not appear at the applicable Stockholder meeting to nominate its Stockholder Nominees, such nomination shall be disregarded and such business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 3.3, to be considered a qualified representative of the Stockholder, a person must be a duly authorized officer, manager or partner of such Stockholder or must be authorized by a writing executed by such Stockholder or an electronic transmission delivered by such Stockholder to act for such Stockholder as proxy at the meeting of Stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of Stockholders.

(n) Nothing in this Section 3.3 shall be deemed to affect any rights of the holders of any series of preferred stock of the Corporation pursuant to any applicable provision of the Certificate of Incorporation.

Section 3.4 Nominee and Director Qualifications. Unless the Board determines otherwise, to be eligible to be a nominee for election or reelection as a Director, a person must deliver (in accordance with the time periods prescribed for delivery of notice by the Board) to the Secretary at the Office of the Corporation a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request) and a written representation and agreement (in the form provided by the Secretary upon written request) that such person (a) is not and will not become a party to (i) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person will act or vote as a Director on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (ii) any Voting Commitment that could limit or interfere with such person’s ability to comply with such person’s fiduciary duties as a Director under applicable law, (b) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a Director that has not been disclosed therein and (c) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, and will comply, with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading and other policies and guidelines of the Corporation that are applicable to Directors.

Section 3.5 Resignation. Any Director may resign at any time by notice given in writing or by electronic transmission to the Corporation. Such resignation shall take effect at the date of receipt of such notice or at such later time as is therein specified, and, unless otherwise specified in such resignation, the acceptance of such resignation shall not be necessary to make it effective. If no such specification is made, the resignation shall be deemed effective at the time of delivery of the resignation to the Corporation. When one or more Directors shall resign from the Board, effective at a future date, a majority of the Directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each Director so chosen shall hold office for the unexpired portion of the term of the Director whose place shall be vacated and until his or her successor shall have been duly elected and qualified.

Section 3.6 Compensation. Each Director, in consideration of his or her service as such, shall be entitled to receive from the Corporation such amount per annum or such fees (payable in cash or equity) for attendance at Directors’ meetings, or both, as the Board may from time to time determine, together with reimbursement for the reasonable out-of-pocket expenses, if any, incurred by such Director in connection with the performance of his or her duties. Each Director who shall serve as a member of any committee of Directors in consideration of serving as such shall be entitled to such additional amount per annum or such fees for attendance at committee meetings, or both, as the Board may from time to time determine, together with reimbursement for the reasonable out-of-pocket expenses, if any, incurred by such Director in the performance of his or her duties. Nothing contained in this Section 3.6 shall preclude any Director from serving the Corporation or its subsidiaries in any other capacity and receiving proper compensation therefor.

Section 3.7 Regular Meetings. Regular meetings of the Board may be held without notice at such times and at such places within or without the State of Delaware as may be determined from time to time by the Board or its Chairman.

Section 3.8 Special Meetings. Special meetings of the Board may be held at such times and at such places within or without the State of Delaware as may be determined by the Chairman or the Vice Chairman on at least 24 hours’ notice to each Director given by one of the means specified in Section 3.11 other than by mail or on at least three days’ notice if given by mail.

Section 3.9 Telephone Meetings. Board or Board committee meetings may be held by means of telephone conference or other communications equipment by means of which all persons participating in such meeting can hear each other. Participation by a Director in a Board or Board committee meeting pursuant to this Section 3.9 shall constitute presence in person at such meeting.

Section 3.10 Adjourned Meetings. A majority of the Directors present at any meeting of the Board, including an adjourned meeting of the Board, whether or not a quorum is present, may adjourn and reconvene such meeting to another time and place. At least 24 hours’ notice of any adjourned meeting of the Board shall be given to each Director whether or not present at the time of the adjournment, if such notice shall be given by one of the means specified in Section 3.11 other than by mail or at least three days’ notice if by mail. Any business may be transacted at an adjourned meeting of the Board that might have been transacted at the meeting of the Board as originally called.

Section 3.11 Notice Procedure. Subject to Section 3.8 and in Section 3.12, whenever notice is required to be given to any Director by applicable law, the Certificate of Incorporation or these By-laws, such notice shall be deemed given effectively if given in person or by telephone, mail or electronic mail addressed to such Director at such Director’s address or email address, as applicable, as it appears on the records of the Corporation, facsimile or by other means of electronic transmission.

Section 3.12 Waiver of Notice. Whenever notice is required to be given to Directors by applicable law, the Certificate of Incorporation or these By-laws, a written waiver, signed by the Director entitled to the notice, or a waiver by electronic transmission by the Director entitled to notice, whether before or after such notice is required, shall be deemed equivalent to notice. Attendance by a Director at a meeting of the Board shall constitute a waiver of notice of such meeting except when the Director attends a meeting of the Board for the express purpose of objecting, at the beginning of such meeting, to the transaction of any business on the ground that such meeting was not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special Board or Board committee meeting need be specified in any waiver of notice.

Section 3.13 Organization. At each meeting of the Board, the Chairman, or in the absence of the Chairman, a Vice Chairman, or if a Vice Chairman has not been appointed or is absent, a Director or Officer appointed by the Chairman, shall preside. The Secretary shall act as secretary at each meeting of the Board. If the Secretary is absent from any meeting of the Board, an Assistant Secretary shall perform the duties of secretary at such meeting, and in the absence from any such meeting of the Secretary and all Assistant Secretaries, the person presiding at such meeting may appoint any person to act as secretary of such meeting.

Section 3.14 Quorum of Directors. The presence in person of a majority of the total number of Directors of the Board shall be necessary and sufficient to constitute a quorum for the transaction of business at any meeting of the Board.

Section 3.15 Voting. Except as otherwise expressly required by these By-laws or the Certificate of Incorporation, the vote of a majority of the Directors present at a meeting of the Board at which a quorum is present shall be the act of the Board; provided that to the extent one or more Directors recuses himself or herself from an act, the act of a majority of the remaining Directors present at such meeting shall be the act of the Board.

Section 3.16 Action Without Meeting. Unless otherwise restricted by these By-laws or the Certificate of Incorporation, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting of the Board or the committee, if all Directors or members of such committee, as the case may be, consent thereto in writing or by electronic transmission, and, after an action is taken, the consent or consents relating thereto shall be filed with the minutes of proceedings of the Board or committee thereof, in the same paper or electronic form as the minutes are maintained.

Section 3.17 Chairman, Vice Chairman and Lead Independent Director. The Board may appoint from its members a Chairman. The Board may, in its sole discretion, from time to time appoint one or more Vice Chairman, each of whom in such capacity shall report directly to the Chairperson. The Chairman, if appointed and when present, shall preside at all meetings of Stockholders and the Board. The Chairman shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board shall designate from time to time. The Chairman, or if the Chairman is not an independent director, one of the independent directors, may be designated by the Board as lead independent director to serve as such until replaced by the Board (“Lead Independent Director”). The Lead Independent Director will perform such other duties as may be established or delegated by the Board.

ARTICLE IV
COMMITTEES OF THE BOARD

Section 4.1 Committees of the Board. The Board may, by resolution, designate one or more committees of the Board, including, without limitation, an audit committee, a compensation committee, an investment committee and an executive committee, and each such committee shall consist of one or more of the Directors of the Corporation. The Board may, by resolution, adopt (a) an overall governance policy, which may include a delegation of authority from the Board to any such committee and/or any officer of the Corporation, and/or (b) a charter for any such committee. The Board may designate one or more Directors as alternate members of any committee of the Board, who may replace any absent or disqualified member at any meeting of such committee. If a member of a committee of the Board shall be absent from any meeting of such committee, or disqualified from voting thereat, the remaining member or members present at such meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may, by a unanimous vote, appoint another member of the Board to act at such meeting in the place of any such absent or disqualified member. Any such committee of the Board, to the extent permitted by applicable law, and to the extent provided by resolution of the Board designating such committee, in an overall governance policy and/or the charter for such committee, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers that may require it to the extent so authorized by the Board. The Board may remove any Director from any committee of the Board at any time, with or without cause. Unless the Board provides otherwise, at all meetings of a committee of the Board, a majority of the then authorized members of such committee shall constitute a quorum for the transaction of business, and the vote of a majority of the members of such committee present at any meeting of such committee at which there is a quorum shall be the act of such committee. Each committee of the Board shall keep regular minutes of its meetings. Unless the Board provides otherwise, each committee of the Board designated by the Board may make, alter and repeal rules and procedures for the conduct of its business. In the absence of such rules and procedures, each committee of the Board shall conduct its business in the same manner as the Board conducts its business pursuant to ARTICLE III.

ARTICLE V

OFFICERS

Section 5.1 Positions; Election. The Board may from time to time elect officers of the Corporation, which may include a Chief Executive Officer, a President, a Chief Financial Officer, one or more Vice Presidents, a Secretary, a Treasurer and any other officers as it may deem proper. The Board may delegate to any elected officer of the Corporation the power to appoint and remove any such officers and to prescribe their respective terms of office, authorities and duties. Any number of offices may be held by the same person. Should the Corporation or any of its subsidiaries enter into any management services or similar agreement with another entity (each as may be amended, supplemented, restated or replaced from time to time), the officers of the Corporation may be the officers or employees of such entity to the extent permitted by applicable law.

Section 5.2 Term of Office. Each officer of the Corporation shall hold office for such term as may be determined by the Board or, except with respect to his or her own office, the Chief Executive Officer, or until such officer’s successor is elected and qualified or until such officer’s earlier death, resignation or removal. Any officer of the Corporation may resign at any time upon written notice to the Corporation. Such resignation shall take effect at the date of receipt of such notice or at such later time as is therein specified, and, unless otherwise specified, the acceptance of such resignation shall not be necessary to make it effective. The resignation of an officer of the Corporation shall be without prejudice to the contract rights of the Corporation, if any. Any officer of the Corporation may be removed at any time with or without cause by the Board or, in the case of appointed officers of the Corporation, by any elected officer of the Corporation upon whom such power of removal shall have been conferred by the Board. Any vacancy occurring in any office of the Corporation may be filled by the Board or, in the case of appointed officers of the Corporation, by any elected officer of the Corporation upon whom such power of appointment shall have been conferred by the Board. The election or appointment of an officer of the Corporation shall not of itself create contract rights.

Section 5.3 Chief Executive Officer. The Chief Executive Officer shall have general supervision over, and direction of, the business and affairs of the Corporation, subject, however, to the control of the Board and of any duly authorized committee of the Board. The Chief Executive Officer may sign and execute in the name of the Corporation deeds, mortgages, bonds, contracts and other instruments, except in cases in which the signing and execution thereof shall be expressly delegated by resolution of the Board or by these By-laws to some other officer or agent of the Corporation, or shall be required by applicable law otherwise to be signed or executed and, in general, the Chief Executive Officer shall perform all duties incident to the office of chief executive officer of a corporation and such other duties as may be determined from time to time by the Board. The Board may appoint Co-Chief Executive Officers who shall share the powers, rights and obligations set forth herein or otherwise determined by the Board.

Section 5.4 President. The President shall have duties incident to the office of president of a corporation and any other duties as may from time to time be assigned to the President by the Chief Executive Officer (if the President and Chief Executive Officer are not the same person) or the Board and subject to the control of the Chief Executive Officer (if the President and Chief Executive Officer are not the same person) and the Board in each case. The President may sign and execute in the name of the Corporation deeds, mortgages, bonds, contracts and other instruments, except in cases in which the signing and execution thereof shall be expressly delegated by the Board or by these By-laws to some other officer or agent of the Corporation, or shall be required by applicable law otherwise to be signed or executed.

Section 5.5 Vice Presidents. Each Vice President (including Executive Vice Presidents and Senior Vice Presidents) shall have the duties incident to the office of vice president of a corporation and any other duties that may from time to time be assigned to such Vice President by the Chief Executive Officer, the President or the Board. Any Vice President may sign and execute in the name of the Corporation deeds, mortgages, bonds, contracts or other instruments, except in cases in which the signing and execution thereof shall be expressly delegated by the Board or by these By-laws to some other officer or agent of the Corporation, or shall be required by applicable law otherwise to be signed or executed.

Section 5.6 Chief Financial Officer. The Chief Financial Officer shall keep or cause to be kept the books of account of the Corporation in a thorough and proper manner and shall render statements of the financial affairs of the Corporation in such form and as often as required by the Board or the Chief Executive Officer, or if no Chief Executive officer is then serving, the President. The Chief Financial Officer, subject to the order of the Board, shall have the custody of all funds and securities of the Corporation. The Chief Financial Officer shall perform other duties commonly incident to the office of chief financial officer of a corporation and shall also perform such other duties and have such other powers as the Board or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time. To the extent that the Chief Financial Officer has been appointed and the Treasurer has not been appointed, all references in these By-laws to the Treasurer shall be deemed references to the Chief Financial Officer. The President may direct the Treasurer, if any, or any Assistant Treasurer, or the controller or any assistant controller, to assume and perform the duties of the Chief Financial Officer in the absence or disability of the Chief Financial Officer, and each of the Treasurer and any Assistant Treasurer, and each controller and assistant controller, shall perform other duties commonly incident to the office of chief financial officer of a corporation and shall also perform such other duties and have such other powers as the Board or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time.

Section 5.7 Secretary. The Secretary shall attend all meetings of the Board and of the Stockholders, record all the proceedings of the meetings of the Board and of the Stockholders in a book to be kept for that purpose and perform like duties for committees of the Board, when required. The Secretary shall give, or cause to be given, notice of all special meetings of the Board and of the Stockholders and perform such other duties as may be prescribed by the Board, the Chief Executive Officer or the President. The Secretary shall have custody of the corporate seal of the Corporation and the Secretary or an Assistant Secretary shall have authority to affix the same on any instrument that may require it, and when so affixed, the seal may be attested by the signature of the Secretary or such Assistant Secretary. The Board may give general authority to any other officer of the Corporation to affix the seal of the Corporation and to attest the same by such officer’s signature. The Secretary or an Assistant Secretary may also attest all instruments signed by the Chairman, the Vice Chairman the Chief Executive Officer, the President or any Vice President. The Secretary shall have charge of all the books, records and papers of the Corporation relating to its organization and management, see that the reports, statements and other documents required by applicable law are properly kept and filed and, in general, perform all duties incident to the office of secretary of a corporation and such other duties as may from time to time be assigned to the Secretary by the Board, the Chief Executive Officer or the President.

Section 5.8 Treasurer. The Treasurer shall have charge and custody of, and be responsible for, all funds, securities and notes of the Corporation, receive and give receipts for moneys due and payable to the Corporation from any sources whatsoever, deposit all such moneys and valuable effects in the name and to the credit of the Corporation in such depositaries as may be designated by the Board, against proper vouchers, cause such funds to be disbursed by checks or drafts on the authorized depositaries of the Corporation signed in such manner as shall be determined by the Board and be responsible for the accuracy of the amounts of all moneys so disbursed, regularly enter or cause to be entered in books or other records maintained for the purpose full and adequate account of all moneys received or paid for the account of the Corporation, have the right to require from time to time reports or statements giving such information as the Treasurer may desire with respect to any and all financial transactions of the Corporation from the officers or agents of the Corporation transacting the same, render to the Chief Executive Officer, the President or the Board, whenever the Chief Executive Officer, the President or the Board shall require the Treasurer so to do, an account of the financial condition of the Corporation and of all financial transactions of the Corporation, disburse the funds of the Corporation as ordered by the Board and, in general, perform all duties incident to the office of treasurer of a corporation and such other duties as may from time to time be assigned to the Treasurer by the Board, the Chief Executive Officer or the President.

Section 5.9 Assistant Secretaries and Assistant Treasurers. Each Assistant Secretary and each Assistant Treasurer shall perform such duties as shall be assigned to it by the Secretary or the Treasurer, respectively, or by the Board, the Chief Executive Officer or the President.

ARTICLE VI
GENERAL PROVISIONS

Section 6.1 Certificates Representing Shares. The shares of stock of the Corporation may be represented by certificates or be uncertificated shares evidenced by a book-entry system maintained by the registrar of such stock, or a combination of both. If shares of stock of the Corporation are represented by certificates, such certificates shall be in the form approved by the Board. The certificates representing shares of stock of the Corporation shall be signed by, or in the name of, the Corporation by the Chief Executive Officer, the President or any Vice President, the Chief Financial Officer and by the Secretary, any Assistant Secretary, the Treasurer or any Assistant Treasurer. Any or all such signatures may be facsimiles. Although any officer, transfer agent or registrar of the Corporation whose manual or facsimile signature is affixed to such a certificate ceases to be such officer, transfer agent or registrar before such certificate has been issued, it may nevertheless be issued by the Corporation with the same effect as if such officer, transfer agent or registrar were still such at the date of its issue.

Section 6.2 Transfer and Registry Agents. The Corporation may from time to time maintain one or more transfer offices or agents and registry offices or agents at such place or places as may be determined from time to time by the Board.

Section 6.3 Lost, Stolen or Destroyed Certificates. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the allegedly lost, stolen or destroyed certificate or his, her or its legal representative to give the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

Section 6.4 Form of Records. Any records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account and minute books, may be maintained on any information storage device or method; provided that the records so kept can be converted into clearly legible paper form within a reasonable time. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect such records pursuant to applicable law.

Section 6.5 Seal. The corporate seal shall have the name of the Corporation inscribed thereon and shall be in such form as may be approved from time to time by the Board. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or otherwise reproduced.

Section 6.6 Fiscal Year. The fiscal year of the Corporation shall end on December 31 of each year unless otherwise determined by the Board.

Section 6.7 Amendments. These By-laws may be adopted, altered, amended or repealed in accordance with the Certificate of Incorporation and the General Corporation Law; provided that notwithstanding any other provision of this Certificate of Incorporation or the By-laws or the fact that a lesser percentage may be specified by law, this Certificate of Incorporation or the By-laws, the affirmative vote of the holders of 80% of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, voting as a single class, shall be required to amend, alter, change or repeal all or any portion of Section 3.2.

Section 6.8 Conflict with Applicable Law or Certificate of Incorporation. These By-laws are adopted subject to any applicable law and the Certificate of Incorporation. Whenever these By-laws may conflict with any applicable law or the Certificate of Incorporation, such conflict shall be resolved in favor of such law or the Certificate of Incorporation.

ARTICLE VII
INDEMNIFICATION

Section 7.1 Directors and Executive Officers. The Corporation shall indemnify its Directors and executive officers (for the purposes of this ARTICLE VII, “executive officers” shall have the meaning defined in Rule 3b-7 promulgated under the Exchange Act) to the extent not prohibited by the General Corporation Law or any other applicable law; provided, however, that the Corporation may modify the extent of such indemnification by individual contracts with its Directors and executive officers; provided, further, that the Corporation shall not be required to indemnify any Director or executive officer in connection with any proceeding (or part thereof) initiated by such person unless (a) such indemnification is expressly required to be made by applicable law, (b) the proceeding was authorized by the Board, (c) such indemnification is provided by the Corporation, in its sole discretion, pursuant to the powers vested in the Corporation under the General Corporation Law or any other applicable law or (d) such indemnification is required to be made under Section 7.4.

Section 7.2 Other Officers, Employees and Other Agents. The Corporation shall have the power to indemnify its officers (other than executive officers who shall be indemnified pursuant to Section 7.1), employees and other agents as set forth in the General Corporation Law or any other applicable law. The Board shall have the power to delegate the determination of whether indemnification shall be given to any such person (except executive officers) to such officers of the Corporation or other persons as the Board shall determine.

Section 7.3 Expenses. The Corporation shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a Director or executive officer of the Corporation or is or was serving at the request of the Corporation as a director or executive officer of another corporation, partnership, joint venture, trust or other enterprise (each, an “indemnitee”) prior to the final disposition of such action, suit or proceeding, promptly following request therefor, all expenses incurred by any indemnitee in connection with such action, suit or proceeding; provided, however, that if the General Corporation Law requires an advancement of expenses incurred by an indemnitee in his or her capacity as a director or executive officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section 7.3 or otherwise.

Section 7.4 Enforcement. Without the necessity of entering into an express contract, all rights to indemnification and advances to indemnitees under these By-laws shall be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the Corporation and such indemnitee. Any right to indemnification or advances granted by this ARTICLE VII to an indemnitee shall be enforceable by or on behalf of the person holding such right in the Court of Chancery of the State of Delaware if (a) the claim for indemnification or advances is denied, in whole or in part, or (b) no disposition of such claim is made within 90 days of request therefor. To the extent permitted by law, the claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting the claim. In connection with any claim for indemnification, the Corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the General Corporation Law or any other applicable law for the Corporation to indemnify the claimant for the amount claimed. In connection with any claim by an executive officer of the Corporation (except in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such executive officer is or was a Director of the Corporation) for advances, the Corporation shall be entitled to raise a defense as to any such action clear and convincing evidence that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Corporation, or with respect to any criminal action or proceeding that such person acted without reasonable cause to believe that his or her conduct was lawful. Neither the failure of the Corporation (including its Board, independent legal counsel or its Stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law or any other applicable law, nor an actual determination by the Corporation (including its Board, independent legal counsel or its Stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by an indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this ARTICLE VII or otherwise shall be on the Corporation.

Section 7.5 Non-Exclusivity of Rights. The rights conferred on any person by these By-laws shall not be exclusive of any other right which such person may have or hereafter acquire under any applicable statute, provision of the Certificate of Incorporation, these By-laws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office. The Corporation is specifically authorized to enter into individual contracts with any or all of its Directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the General Corporation Law or by any other applicable law.

Section 7.6 Survival of Rights. The rights conferred on any person by these By-laws shall continue as to a person who has ceased to be a Director, officer, employee or other agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 7.7 Insurance. To the fullest extent permitted by the General Corporation Law or any other applicable law, the Corporation, upon approval by the Board, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this ARTICLE VII.

Section 7.8 Amendments. Any amendment, repeal or modification of this ARTICLE VII shall only be prospective only and shall not affect the rights under these By-laws in effect at the time of the alleged occurrence of any action or omission that is the cause of any proceeding against any agent of the Corporation.

Section 7.9 Saving Clause. If these By-laws or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each indemnitee to the full extent not prohibited by any applicable portion of this ARTICLE VII that shall not have been invalidated, or by any other applicable law. If this ARTICLE VII shall be invalid due to the application of the indemnification provisions of another jurisdiction, then the Corporation shall indemnify each indemnitee to the full extent under any other applicable law.

Section 7.10 Certain Definitions. For the purposes of this ARTICLE VII, the following definitions shall apply:

(a) the term “proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative;

(b) the term “expenses” shall be broadly construed and shall include, without limitation, court costs, attorneys’ fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding;

(c) the term the “Corporation” shall include, in addition to the resulting Corporation, any constituent Corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent Corporation, or is or was serving at the request of such constituent Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this ARTICLE VII with respect to the resulting or surviving Corporation as he or she would have with respect to such constituent Corporation if its separate existence had continued;

(d) references to a “Director,” “executive officer,” “officer,” “employee,” or “agent” of the Corporation shall include, without limitation, situations where such person is serving at the request of the Corporation as, respectively, a director, executive officer, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise; and

(e) (i) references to (A) “other enterprises” shall include employee benefit plans, (B) “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan and (C) “serving at the request of the Corporation” shall include any service as a Director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such Director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries and (ii) a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this ARTICLE VII.

[Remainder of Page Intentionally Left Blank]

Exhibit F

Form of Post-Closing Company LLC Agreement

SECOND AMENDED AND RESTATED
OPERATING AGREEMENT
OF
WHC WORLDWIDE, LLC
a Missouri limited liability company

Dated as of October     , 2022

THE LIMITED LIABILITY COMPANY UNITS OF WHC WORLDWIDE, LLC HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION OR ANY OTHER APPLICABLE SECURITIES LAWS AND ARE BEING SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH UNITS MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH: (I) THE SECURITIES ACT, ANY APPLICABLE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND ANY OTHER APPLICABLE SECURITIES LAWS; (II) THE TERMS AND CONDITIONS OF THIS SECOND AMENDED AND RESTATED OPERATING AGREEMENT; AND (III) ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BETWEEN WHC WORLDWIDE, LLC. AND THE APPLICABLE MEMBER. SUCH UNITS MAY NOT BE TRANSFERRED OF RECORD EXCEPT IN COMPLIANCE WITH SUCH LAWS, THIS SECOND AMENDED AND RESTATED OPERATING AGREEMENT, AND ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BY WHC WORLDWIDE, LLC AND THE APPLICABLE MEMBER. THEREFORE, PURCHASERS AND OTHER TRANSFEREES OF SUCH UNITS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT OR ACQUISITION FOR AN INDEFINITE PERIOD OF TIME.

SECOND AMENDED AND RESTATED
OPERATING AGREEMENT
OF
WHC WORLDWIDE, LLC

THIS SECOND AMENDED AND RESTATED OPERATING AGREEMENT (this “Agreement”) of WHC Worldwide, LLC, a Missouri limited liability company (the “Company”), is made as of [●], 2022 (the “Effective Date”) by and among the Members (as defined below) listed on Exhibit A hereto as Members and each other Person (as defined below) who is or at any time becomes a Member in accordance with the terms of this Agreement and the Act (as defined below).

RECITALS

WHEREAS, the Company was formed as a limited liability company pursuant to the Act upon the filing of the Articles (as defined below) in the office of the Secretary of State of the State of Missouri on January 30, 2018 under the name WHC Worldwide, LLC;

WHEREAS, the Company entered into an Operating Agreement, dated as of January 30, 2018 (the “Original Agreement”) with certain of the Members;

WHEREAS, the Original Agreement was amended and restated in its entirety by that certain Amended and Restated Operating Agreement of the Company, effective as of August 16, 2019 (the “First A&R Agreement”);

WHEREAS, the Members have agreed to amend and restate the First A&R Agreement in its entirety as set forth herein;

WHEREAS, concurrently with the effectiveness of this Agreement, in accordance with that certain Business Combination Agreement, dated as of [●], 2022 (the “Business Combination Agreement”), by and between Spree Acquisition Corp. 1 Limited, a Cayman Islands exempted company (which pursuant to the transactions contemplated under the Business Combination Agreement, will have changed its name to WHC Worldwide, Inc. and will have domesticated into a Delaware corporation, the “Managing Member”) and the Company, the Managing Member has acquired equity interests of the Company, in exchange for the consideration described in the Business Combination Agreement, and the Managing Member has become the sole managing member of the Company (the “Business Combination”);

WHEREAS, in connection with the Business Combination, (i) the Class A Units (as defined in the First A&R Agreement) and the Class B Units (as defined in the First A&R Agreement) outstanding prior to the effectiveness of this Agreement were hereby cancelled and certain of the holders thereof received the number of Class B Units (as defined below) set forth opposite such Member’s name on Exhibit A hereto in accordance with Section 2.5(a) of the Business Combination Agreement, and (ii) the Managing Member received the number of Class A Units (as defined below) set forth opposite the Managing Member’s name on Exhibit A hereto in accordance with Section 2.5(c) of the Business Combination Agreement; and

WHEREAS, pursuant to the Business Combination Agreement, (i) the Members have agreed to amend and restate the First A&R Agreement in its entirety as set forth herein and (ii) the Managing Member, by its execution and delivery of this Agreement, is hereby admitted to the Company as a Member and shall have the rights and obligations of the Managing Member as provided in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and agreements of the parties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members and the Managing Member hereby agree to amend and restate the First A&R Agreement to read in its entirety as follows:

ARTICLE I
DEFINITIONS

1.01 Definitions. Capitalized terms used herein without definition have the following meanings (such meanings being equally applicable to both the singular and plural form of the terms defined):

“Act” means, the Missouri Limited Liability Company Act as it may be amended from time to time.

“Adjusted Capital Account Balance” means, with respect to each Member, the balance in such Member’s Capital Account adjusted (i) by taking into account the adjustments, allocations and distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6); and (ii) by adding to such balance such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, determined pursuant to Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5), and any amounts such Member is obligated to restore pursuant to any provision of this Agreement or by applicable Law. The foregoing definition of Adjusted Capital Account Balance is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” means, with respect to a specified Person, any other Person that directly, or indirectly through one (1) or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person.

“Agreement” has the meaning set forth in the preamble of this Agreement.

“Appraiser FMV” means the fair market value of a share of Class A Common Stock as determined by an independent appraiser mutually agreed upon by the Managing Member and the relevant Exchanging Member, whose determination shall be final and binding for those purposes for which Appraiser FMV is used in this Agreement. Appraiser FMV shall be the fair market value determined without regard to any discounts for minority interest, illiquidity or other discounts. The cost of any independent appraisal in connection with the determination of Appraiser FMV in accordance with this Agreement shall be borne by the Company.

“Articles” means, collectively, the Articles of Organization of the Company as filed in the office of the Missouri Secretary of State on January 30, 2018.

“Assignee” has the meaning set forth in Section 8.05.

“Assumed Tax Rate” means the highest effective marginal combined U.S. federal, state and local income tax rate (including, without limitation, the tax imposed under Section 1411 of the Code on net investment income) for a Fiscal Year prescribed for an individual or corporate resident in California or New York, New York (whichever results in the application of the highest state and local tax rate for a given type of income), and taking into account (a) the limitations imposed on the deductibility of expenses and other items, (b) the character (e.g., long-term or short-term capital gain or ordinary or exempt income) of the applicable income, and (c) the deductibility of state and local income taxes, to the extent applicable, but not taking into account any deduction under Section 199A of the Code (or any similar state or local law), as determined in good faith by the Managing Member. For the avoidance of doubt, the Assumed Tax Rate shall be the same for all Members.

“Available Cash” means, as of a particular date, the amount of cash on hand which the Managing Member, in its reasonable discretion, deems available for distribution to the Members, taking into account all debts, liabilities and obligations of the Company then due and amounts that the Managing Member, in its reasonable discretion, deems necessary to expend or retain for working capital or to place into reserves for customary and usual claims with respect to the Company’s operations.

“Board” means the Board of Directors of the Managing Member.

“Business Combination” has the meaning set forth in the recitals of this Agreement.

“Business Combination Agreement” has the meaning set forth in the recitals of this Agreement.

“Business Day” has the meaning set forth in the Business Combination Agreement.

“Capital Account” means the separate capital account maintained for each Member in accordance with Section 5.03.

“Capital Contribution” means, with respect to any Member, the aggregate amount of money contributed to the Company (including any deferred commitment to contribute money in the future) and the initial Carrying Value of any property (other than money), net of any liabilities assumed by the Company upon contribution or to which such property is subject, contributed to the Company pursuant to ARTICLE V.

“Carrying Value” means, with respect to any Company asset, the asset’s adjusted basis for U.S. federal income tax purposes, except that the initial carrying value of assets contributed to the Company shall be their respective gross fair market values on the date of contribution as determined by the Managing Member in its reasonable discretion, and the Carrying Values of all Company assets shall be adjusted to equal their respective fair market values, in accordance with the rules set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(f), except as otherwise provided herein, as of: (a) the date of the acquisition of any additional limited liability company interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution or the issuance by the Company of a noncompensatory option (other than an option for a de minimis interest in the Company); (b) the date of the distribution of more than a de minimis amount of Company assets to a Member as consideration for an interest in the Company; (c) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); (d) in connection with the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing member acting in a partner capacity, or by a new Member acting in a partner capacity in anticipation of being a Member, (e) the acquisition of an interest in the Company upon the exercise of a noncompensatory option in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(s); (f) on the Effective Date in connection with the closing of the transactions contemplated by the Business Combination Agreement; and (g) any other date specified in the Treasury Regulations; provided, however, that adjustments pursuant to clauses (a), (b), and (d) above shall be made only if such adjustments are deemed necessary or appropriate by the Managing Member in its reasonable discretion to reflect the relative economic interests of the Members; and provided further, if any noncompensatory option is outstanding, Carrying Values shall be adjusted in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2). The Carrying Value of any Company asset distributed to any Member shall be adjusted immediately before such distribution to equal its fair market value. In the case of any asset that has a Carrying Value that differs from its adjusted tax basis, Carrying Value shall be adjusted by the amount of depreciation calculated for purposes of the definition of “Profits” and “Losses” rather than the amount of depreciation determined for U.S. federal income tax purposes, and depreciation shall be calculated by reference to Carrying Value rather than tax basis once Carrying Value differs from tax basis. The Carrying Value of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 734(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Carrying Values shall not be adjusted pursuant to this sentence to the extent that the Managing Member reasonably determines that an adjustment pursuant to the first sentence of this definition is necessary or appropriate in connection with the transaction that would otherwise result in an adjustment pursuant to this sentence.

“Cash Exchange Class A 5-Day VWAP” means the arithmetic average of the VWAP for each of the five consecutive Trading Days ending on the Trading Day immediately prior to the Exchange Notice Date (in the case of an Unrestricted Exchange) or the Exchange Date (in the case of any other Exchange).

“Cash Exchange Notice” has the meaning set forth in Section 11.01(c).

“Cash Exchange Payment” means with respect to a particular Exchange for which the Managing Member has elected to make a Cash Exchange Payment in accordance with Section 11.01(c):

(a) if the shares of Class A Common Stock trade on a National Securities Exchange or automated or electronic quotation system, an amount of cash equal to the product of: (i) the number of shares of Class A Common Stock that would have been received by the Exchanging Member in the Exchange for that portion of the Exchanged Units subject to the Exchange set forth in the Cash Exchange Notice if the Company or the Managing Member, as applicable, had paid the Stock Exchange Payment with respect to such number of Exchanged Units, and (ii) the Cash Exchange Class A 5-Day VWAP; or

(b) if shares of Class A Common Stock are not then traded on a National Securities Exchange or automated or electronic quotation system, as applicable, an amount of cash equal to the product of (i) the number of shares of Class A Common Stock that would have been received by the Exchanging Member in the Exchange for that portion of the Exchanged Units subject to the Exchange set forth in the Cash Exchange Notice if the Company or the Managing Member, as applicable, had paid the Stock Exchange Payment with respect to such number of Exchanged Units, and (ii) the Appraiser FMV of one (1) share of Class A Common Stock that would be obtained in an arms-length transaction between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to buy or sell, respectively, and without regard to the particular circumstances of the buyer or seller.

“Change of Control” has the meaning set forth in the Tax Receivable Agreement; provided that, for the avoidance of doubt, any event that constitutes both a Corporation Offer and a Change of Control of the Managing Member shall be considered a Corporation Offer for purposes of ARTICLE XI.

“Class” means the classes or series of Units into which the limited liability company interests in the Company may be classified or divided from time to time by the Managing Member pursuant to the provisions of this Agreement. As of the date of this Agreement the only authorized Classes are Class A Units and Class B Units. For all purposes hereunder and under the Act, only such Classes expressly established under this Agreement, including by the Managing Member in accordance with this Agreement, shall be deemed to be a class of limited liability company interests in the Company. For the avoidance of doubt, to the extent that the Managing Member holds limited liability company interests of any Class, the Managing Member shall not be deemed to hold a separate Class of such interests from any other Member because it is the Managing Member.

“Class A Common Stock” means the Class A common stock of the Managing Member, par value $0.0001 per share.

“Class A/B Percentage Interest” means, with respect to any Member, the quotient obtained by dividing the aggregate number of Class A Units and Class B Units then owned by such Member by the aggregate number of Class A Units and Class B Units then owned by all Members.

“Class A Percentage Interest” means, with respect to any Member, the quotient obtained by dividing the aggregate number of Class A Units then owned by such Member by the aggregate number of Class A Units then owned by all Members.

“Class A Units” means the Units of limited liability company interest in the Company designated as the “Class A Units” herein and having the rights pertaining thereto as are set forth in this Agreement.

“Class B Percentage Interest” means, with respect to any Member, the quotient obtained by dividing the aggregate number of Class B Units then owned by such Member by the aggregate number of Class B Units then owned by all Members.

“Class B Units” means the Units of limited liability company interest in the Company designated as the “Class B Units” herein and having the rights pertaining thereto as are set forth in this Agreement.

“Class X Common Stock” means the Class X common stock of the Managing Member, par value $0.0001 per share.

“Closing” has the meaning set forth in the Business Combination Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company” has the meaning set forth in the preamble of this Agreement.

“Company Minimum Gain” has the meaning ascribed to the term “partnership minimum gain” set forth in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

“Contingencies” has the meaning set forth in Section 9.03(a).

“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Corporation Offer” has the meaning set forth in Section 11.07.

“Covered Transaction” means any liquidation, dissolution or winding up of the Company (whether occurring through one (1) transaction or a series of related transactions, and whether voluntary or involuntary) and any other sale, redemption or Transfer of Units.

“Designated Individual” has the meaning set forth in Section 5.08(a).

“Direct Exchange” has the meaning set forth in Section 11.06.

“Direct Exchange Election Notice” has the meaning set forth in Section 11.06.

“Effective Date” has the meaning set forth in the preamble of this Agreement.

“Encumbrance” means any mortgage, hypothecation, claim, lien, encumbrance, conditional sales or other title retention agreement, right of first refusal, preemptive right, pledge, option, charge, security interest or other similar interest, easement, judgment or imperfection of title of any nature whatsoever.

“Equity Interests” means (a) capital stock, membership interests, partnership interests, other equity interests, rights to profits or revenue and any other similar interest in any corporation, partnership, limited liability company or other business entity, (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing, whether at the time of issuance or upon the passage of time or the occurrence of some future event and (c) any warrant, option or other right (contingent or otherwise) to acquire any of the foregoing.

“ERISA” means The Employee Retirement Income Security Act of 1974, as amended.

“Exchange” has the meaning set forth in Section 11.01(a).

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Blackout Period” means (a) any “black out” or similar period under the Managing Member’s policies covering trading in the Managing Member’s securities to which the applicable Exchanging Member is subject (or will be subject at such time as it owns shares of Class A Common Stock), which period restricts the ability of such Exchanging Member to immediately resell shares of Class A Common Stock to be delivered to such Exchanging Member in connection with a Stock Exchange Payment and (b) the period of time commencing on (i) the date of the declaration of a dividend by the Managing Member and ending on the first day following (ii) the record date determined by the Managing Member with respect to such dividend declared pursuant to clause (i), which period of time shall be no longer than ten (10) Business Days; provided that in no event shall an Exchange Blackout Period with respect to clause (b) of this definition occur more than four times per calendar year.

“Exchange Date” means, in the case of any Unrestricted Exchange, the date that is five Business Days after the date the Exchange Notice is given pursuant to Section 11.01(b), unless the Exchanging Member submits a written request to extend such date and the Managing Member in its sole discretion agrees in writing to such extension, and in any other case, the Quarterly Exchange Date; provided that if the Exchange Date for any Exchange with respect to which the Managing Member elects to make a Stock Exchange Payment would otherwise fall within any Exchange Blackout Period, then the Exchange Date shall occur on the next Business Day following the end of such Exchange Blackout Period.

“Exchange Notice” has the meaning set forth in Section 11.01(b).

“Exchange Notice Date” means, with respect to an Exchange, the date the applicable Exchange Notice is delivered in accordance with Section 11.01(b).

“Exchange Rate” means, at any time, the number of shares of Class A Common Stock for which an Exchanged Unit is entitled to be exchanged at such time in accordance with ARTICLE XI. On Effective Date, the Exchange Rate shall be one-for-one, subject to adjustment pursuant to Section 11.04.

“Exchanged Units” means any Class B Units to be Exchanged for the Cash Exchange Payment or Stock Exchange Payment, as applicable, on the applicable Exchange Date.

“Exchanging Member” means, with respect to any Exchange, the Holder exchanging Units pursuant to Section 11.01(a) of this Agreement.

“Family Group” means, with respect to a Person who is an individual, (a) such Person’s spouse and direct descendants (whether natural or adopted) (collectively, for purposes of this definition, “relatives”), and (b) any trust, the trustee of which is such Person and which at all times is and remains solely for the benefit of such Person and/or such Person’s relatives.

“First A&R Agreement” has the meaning set forth in the recitals of this Agreement.

“Fiscal Year” means, unless otherwise determined by the Managing Member in its sole discretion in accordance with Section 12.12, any twelve-month period commencing on January 1 and ending on December 31.

“GAAP” means accounting principles generally accepted in the United States of America as in effect from time to time.

“Holder” has the meaning set forth in Section 11.01(a).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Amount” has the meaning set forth in Section 4.01(b)(ii).

“Indemnitee” means (a) the Managing Member, (b) any additional or substitute Managing Member, (c) any Person who is or was a Partnership Representative, officer or director of the Managing Member or any additional or substitute Managing Member, (d) any Person that is required to be indemnified by the Managing Member as an “indemnitee” in accordance with the certificate of incorporation and/or bylaws of the Managing Member as in effect from time to time, (e) any officer or director of the Managing Member or any additional or substitute Managing Member who is or was serving at the request of the Managing Member or any additional or substitute Managing Member as an officer, director, employee, member, Member, Partnership Representative, agent, fiduciary or trustee of another Person; provided, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, (f) any Officer, (g) any other Person the Managing Member in its sole discretion designates as an “Indemnitee” for purposes of this Agreement, (h) any former officer, director or manager of the Company pursuant to Section 5.15 of the Business Combination Agreement and (i) any heir, executor or administrator with respect to Persons named in clauses (a) through (h).

“IRS” means the Internal Revenue Service.

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order issued or promulgated by any national, supranational, state, federal, provincial, local or municipal government or any administrative or regulatory body with authority therefrom with jurisdiction over the Company or any Member, as the case may be.

“Liquidation Agent” has the meaning set forth in Section 9.03.

“Managing Member” has the meaning set forth in the recitals of this Agreement.

“Managing Member Charter” means the certificate of incorporation (or equivalent organizational document) as filed with the secretary of state (or equivalent governmental body or department) of the state in which the Managing Member is incorporated or formed, as applicable, as in effect and amended from time to time.

“Member” means, at any time, each Person listed on Exhibit A hereto, in each case, for so long as he, she or it remains a Member of the Company as provided hereunder.

“Member Nonrecourse Debt Minimum Gain” means an amount with respect to each partner nonrecourse debt (as defined in Treasury Regulations Section 1.704-2(b)(4)) equal to the Company Minimum Gain that would result if such partner nonrecourse debt were treated as a nonrecourse liability (as defined in Treasury Regulations Section 1.704-2(b)(3)) determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Deductions” has the meaning ascribed to the term “partner nonrecourse deductions” set forth in Treasury Regulations Section 1.704-2(i)(2).

“Member’s Required Tax Distribution” has the meaning set forth in Section 4.01(b)(i).

“National Securities Exchange” means a securities exchange that has registered with the SEC under Section 6 of the Exchange Act.

“Non-Foreign Person Certificate” has the meaning set forth in Section 11.10.

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(1). The amount of Nonrecourse Deductions of the Company for a Fiscal Year equals the net increase, if any, in the amount of Company Minimum Gain of the Company during that fiscal year, determined according to the provisions of Treasury Regulations Section 1.704- 2(c).

“Officer” means each individual designated as an officer of the Company by the Managing Member pursuant to and in accordance with the provisions of Section 3.04, subject to any resolutions of the Managing Member appointing such Person as an officer of the Company or relating to such appointment.

“Original Agreement” has the meaning set forth in the recitals of this Agreement.

“Original Member Representative” means William M. George or such other Person as may be appointed from time to time by holders of a majority of the Class B Units held by Original Members who hold Class B Units at the time of determination.

“Original Members” means (a) the Members of the Company as of immediately prior to the Effective Time (as defined in the Business Combination Agreement) of the Business Combination and (b) any Affiliate of such Member who becomes a Member of the Company in accordance with this Agreement pursuant to a Transfer permitted by Section 8.01(d).

“Paired Interest” means one (1) Class B Unit together with one (1) share of Class X Common Stock.

“Partnership Representative” means any Person acting as “tax matters partner” or the “partnership representative” pursuant to Section 5.08.

“Permitted Exchange Event” means any of the following events, which has occurred or is occurring, or is otherwise satisfied, as of the Exchange Date:

(a) the Exchange is part of one (1) or more Exchanges by a Member and any related persons (within the meaning of Section 267(b) or 707(b)(1) of the Code) that is part of a “block transfer” within the meaning of Treasury Regulations Section 1.7704-1(e)(2) (for this purpose, treating the Managing Member as a “general partner” within the meaning of Treasury Regulations Section 1.7704-1(k)(1));

(b) the Exchange is in connection with a Corporation Offer or a Change of Control; provided that any such Exchange pursuant to this clause (b) shall be effective immediately prior to the consummation of the closing of such Corporation Offer or such Change of Control date (and, for the avoidance of doubt, shall not be effective if such Corporation Offer is not consummated or such Change of Control does not occur); or

(c) the Exchange is permitted by the Managing Member, in its sole discretion, in connection with circumstances not otherwise set forth herein, if the Managing Member determines, after consultation with its outside legal counsel and tax advisor, that the Company would not be treated as a “publicly traded partnership” under Section 7704 of the Code (or any successor or similar provision) as a result of or in connection with such Exchange.

“Person” means any individual, estate, corporation, partnership, limited partnership, limited liability company, limited company, joint venture, trust, unincorporated or governmental organization or any agency or political subdivision thereof.

“Primary Indemnification” has the meaning set forth in Section 10.02(a).

“Private Placement Safe Harbor” means the “private placement” safe harbor set forth in Treasury Regulations Section 1.7704-1(h)(1).

“Proceeding” has the meaning set forth in Section 10.02(a).

“Profits” and “Losses” means, for each Fiscal Year or other period, the taxable income or loss of the Company, or particular items thereof, determined in accordance with the accounting method used by the Company for U.S. federal income tax purposes with the following adjustments: (a) all items of income, gain, loss or deduction allocated pursuant to Section 5.05 shall not be taken into account in computing such taxable income or loss (but the amounts of items to be specially allocated pursuant to Section 5.05 shall be determined by applying rules analogous to those set forth in this definition of “Profits” and “Losses”); (b) any income of the Company that is exempt from U.S. federal income taxation and not otherwise taken into account in computing Profits and Losses shall be added to such taxable income or loss; (c) if the Carrying Value of any asset differs from its adjusted tax basis for U.S. federal income tax purposes, any gain or loss resulting from a disposition of such asset shall be calculated with reference to such Carrying Value; (d) upon an adjustment to the Carrying Value (other than an adjustment in respect of depreciation) of any asset, pursuant to the definition of Carrying Value, the amount of the adjustment shall be included as gain or loss in computing such taxable income or loss; (e) if the Carrying Value of any asset differs from its adjusted tax basis for U.S. federal income tax purposes, the amount of depreciation, amortization or cost recovery deductions with respect to such asset for purposes of determining Profits and Losses, if any, shall be an amount which bears the same ratio to such Carrying Value as the U.S. federal income tax depreciation, amortization or other cost recovery deductions bears to such adjusted tax basis (provided that if the U.S. federal income tax depreciation, amortization or other cost recovery deduction is zero, the Managing Member may use any reasonable method for purposes of determining depreciation, amortization or other cost recovery deductions in calculating Profits and Losses); (f) to the extent that an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) of the Code is required pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing such taxable income or loss and (g) except for items in clause (a) above, any expenditures of the Company not deductible in computing taxable income or loss, not properly capitalizable and not otherwise taken into account in computing Profits and Losses pursuant to this definition shall be treated as deductible items.

“Quarterly Exchange Date” means either (a) for each fiscal quarter, the first Business Day occurring after the sixtieth (60th) day after the expiration of the applicable Quarterly Exchange Notice Period or (b) such other date as the Managing Member shall determine in its sole discretion; provided that such date is at least sixty (60) days after the expiration of the Quarterly Exchange Notice Period; provided, further, that the Managing Member shall use commercially reasonable efforts to ensure that at least one (1) Quarterly Exchange Date occurs each fiscal quarter.

“Quarterly Exchange Notice Period” means, for each fiscal quarter, the period commencing on the third Business Day after the day on which the Managing Member releases its earnings for the prior fiscal period, beginning with the first such date that falls on or after the waiver or expiration of any contractual lock-up period relating to the shares of the Managing Member that may be applicable to a Member (or such other date within such quarter as the Managing Member shall determine in its sole discretion) and ending five Business Days thereafter. Notwithstanding the foregoing, the Managing Member may change the definition of “Quarterly Exchange Notice Period” with respect to any Quarterly Exchange Notice Period scheduled to occur in a calendar quarter subsequent to the then-current calendar quarter if (a) the revised definition provides for a Quarterly Exchange Notice Period occurring at least once in each calendar quarter, (b) the first Quarterly Exchange Notice Period pursuant to the revised definition will occur no less than ten Business Days from the date the written notice of such change is sent to each Member (other than the Managing Member) and (c) the revised definition, together with the revised Quarterly Exchange Date resulting therefrom, do not materially adversely affect the ability of the Holders to exercise their Exchange rights pursuant to ARTICLE XI.

“Redemption” has the meaning set forth in Section 11.01(a).

“Restricted Retraction Notice” has the meaning set forth in Section 11.01(d).

“Revised Partnership Audit Provisions” means Sections 6221 through 6241 of the Code, as in effect for taxable years of the Company beginning after December 31, 2017, together with any subsequent amendments thereto, Treasury Regulations promulgated thereunder, and published administrative interpretations thereof, and any comparable provisions of state or local tax law.

“SEC” means the U.S. Securities and Exchange Commission.

“Secondary Offering” has the meaning set forth in Section 11.01(e).

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Similar Law” means any law or regulation that could cause the underlying assets of the Company to be treated as assets of the Member by virtue of its limited liability company interest in the Company and thereby subject the Company and the Managing Member (or other persons responsible for the investment and operation of the Company’s assets) to laws or regulations that are similar to the fiduciary responsibility or prohibited transaction provisions contained in Title I of ERISA or Section 4975 of the Code.

“Stock Exchange Payment” means, with respect to the portion of any Exchange for which a Cash Exchange Notice is not delivered by the Managing Member, on behalf of the Company, a number of shares of Class A Common Stock (to the extent the Exchanging Member has surrendered shares of Class X Common Stock), equal to the product of the number of Exchanged Units multiplied by the Exchange Rate. For the avoidance of doubt, in the event that the Exchanging Member has surrendered shares of Class X Common Stock, the Exchanging Member shall be entitled to receive shares of Class A Common Stock.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, joint venture or other business entity of which (a) if a corporation, at least 50% of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one (1) or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association, joint venture or other business entity (other than a corporation), at least 50% of the partnership, joint venture or other similar ownership interest thereof (whether voting or economic) is at the time owned or controlled, directly or indirectly, by that Person or one (1) or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have at least 50% ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated at least 50% of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity. For purposes hereof, references to a “Subsidiary” of the Company shall be given effect only at such times that the Company has one (1) or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.

“Successor Shares Amount” has the meaning set forth in Section 3.07(b).

“Surviving Company” has the meaning set forth in Section 3.07(b).

“Tax Advances” has the meaning set forth in Section 5.07.

“Tax Distributions” has the meaning set forth in Section 4.01(b)(ii).

“Tax Estimation Period” shall mean each period from January 1 through March 31, from April 1 through May 31, from June 1 through August 31, and from September 1 through December 31 of each taxable year.

“Tax Receivable Agreement” means that certain Tax Receivable Agreement, dated as of or about the date hereof, by and among, the Managing Member, the TRA Party Representative (as defined therein) and each of the TRA Parties, as amended from time to time.

“Termination Transaction” means any direct or indirect Transfer of all or any portion of the Managing Member’s interest in the Company in connection with, or the other occurrence of, (a) a merger, consolidation or other combination involving the Managing Member, on the one hand, and any other Person, on the other hand, (b) a sale, lease, exchange or other transfer of all or substantially all of the assets of the Managing Member, whether in a single transaction or a series of related transactions, (c) a reclassification, recapitalization or change of the outstanding shares of Class A Common Stock (other than a change in par value, or from par value to no par value, or as a result of a stock split, stock dividend or similar subdivision), (d) the adoption of any plan of liquidation or dissolution of the Managing Member, or (e) a direct or indirect Transfer of all or any portion of the Managing Member’s interest in the Company, other than a Transfer effected in accordance with Section 3.07(a) or Section 3.07(b).

“Trading Day” means a day on which the Nasdaq Stock Market or such other principal United States securities exchange on which the shares of Class A Common Stock are listed, quoted or admitted to trading and is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Transaction Consideration” has the meaning set forth in Section 3.07(a).

“Transfer” means, in respect of any Unit, property or other asset, any sale, assignment, transfer, distribution, exchange, mortgage, pledge, hypothecation or other disposition thereof, whether voluntarily or by operation of Law, directly or indirectly, in whole or in part, including, without limitation, the exchange of any Unit for any other security or the entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Unit, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise. The term “Transferred” shall have a meaning correlative to the foregoing.

“TRA Parties” has the meaning set forth in the Tax Receivable Agreement.

“Transferee” means any Person that is a permitted transferee of a Member’s interest in the Company, or part thereof.

“Treasury Regulations” means the income tax regulations, including temporary and proposed regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Units” means the Class A Units and the Class B Units and any other Class of Units that is established in accordance with this Agreement, which shall constitute limited liability company interests in the Company as provided in this Agreement and under the Act, entitling the holders thereof to the relative rights, title and interests in the profits, losses, deductions and credits of the Company at any particular time as set forth in this Agreement, and any and all other benefits to which a holder thereof may be entitled as a Member as provided in this Agreement, together with the obligations of such Member to comply with all terms and provisions of this Agreement.

“Unrestricted Exchanges” means any Exchange that is in connection with a Permitted Exchange Event or that occurs during a period in which the Company meets the requirements of the Private Placement Safe Harbor.

“VWAP” means the daily per share volume-weighted average price of shares of Class A Common Stock on the Nasdaq Stock Market or such other principal United States securities exchange on which the shares of Class A Common Stock are listed, quoted or admitted to trading, as displayed under the heading “Bloomberg VWAP” on the Bloomberg page designated for the shares of Class A Common Stock (or its equivalent successor if such page is not available) in respect of the period from the open of trading on such Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, (a) the per share volume-weighted average price of a share of Class A Common Stock on such Trading Day (determined without regard to afterhours trading or any other trading outside the regular trading session or trading hours) or (b) if such determination is not feasible, the market price per share of Class A Common Stock, in either case, as determined by a nationally recognized independent investment banking firm retained in good faith for this purpose by the Managing Member).

ARTICLE II
FORMATION, TERM, PURPOSE AND POWERS

2.01 Formation. The Company was formed as a limited liability company under the provisions of the Act by the filing of the Articles on January 30, 2018. If requested by the Managing Member, the Members shall promptly execute all certificates and other documents consistent with the terms of this Agreement necessary for the Managing Member to accomplish all filing, recording, publishing and other acts as may be appropriate to comply with all requirements for (a) the formation and operation of a limited liability company under the laws of the State of Missouri, (b) if the Managing Member in its sole discretion deems it advisable, the operation of the Company as a limited liability company, or entity in which the Members have limited liability, in all jurisdictions where the Company proposes to operate and (c) all other filings required to be made by the Company. The rights, powers, duties, obligations and liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent that the rights, powers, duties, obligations and liabilities of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control. The execution, delivery and filing of the Certificate and each amendment thereto is hereby ratified, approved and confirmed by the Members.

2.02 Name. The name of the Company shall be, and the business of the Company shall be conducted under the name of “WHC Worldwide, LLC” and all Company business shall be conducted in that name or in such other names that comply with applicable law as the Managing Member in its sole discretion may select from time to time. Subject to the Act, the Managing Member in its sole discretion may change the name of the Company (and amend this Agreement to reflect such change) at any time and from time to time without the consent of any other Person. Prompt notification of any such change shall be given to all Members.

2.03 Term. The term of the Company commenced on the date of the filing of the Articles, and the term shall continue until the dissolution of the Company in accordance with ARTICLE IX. The existence of the Company shall continue until cancellation of the Articles in the manner required by the Act.

2.04 Offices. The Company may have offices at such places either within or outside the State of Missouri as the Managing Member from time to time may select in its sole discretion. As of the date hereof, the principal place of business and office of the Company is located 1300 Lydia Avenue, Kansas City, MO 64106.

2.05 Agent for Service of Process; Existence and Good Standing; Foreign Qualification.

(a) The registered office of the Company in the State of Missouri shall be located at 1300 Lydia Ave., Kansas City, MO, 64106.

(b) The Managing Member in its sole discretion may take all action which may be necessary or appropriate (i) for the continuation of the Company’s valid existence as a limited liability company under the laws of the State of Missouri (and of each other jurisdiction in which such existence is necessary to enable the Company to conduct the business in which it is engaged) and (ii) for the maintenance, preservation and operation of the business of the Company in accordance with the provisions of this Agreement and applicable laws and regulations. The Managing Member in its sole discretion may file or cause to be filed for recordation in the proper office or offices in each other jurisdiction in which the Company is formed or qualified, such certificates (including certificates of formation and fictitious name certificates) and other documents as are required by the applicable statutes, rules or regulations of any such jurisdiction or as are required to reflect the identity of the Members. The Managing Member in its sole discretion may cause the Company to comply, to the extent procedures are available and those matters are reasonably within the control of the Officers, with all requirements necessary to qualify the Company to do business in any jurisdiction other than the State of Missouri.

2.06 Business Purpose. The Company was formed for the object and purpose of, and the nature and character of the business to be conducted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act.

2.07 Powers of the Company. Subject to the limitations set forth in this Agreement, the Company will possess and may exercise all of the powers and privileges granted to it by the Act including, without limitation, the ownership and operation of the assets and other property contributed to the Company by the Members, by any other Law or this Agreement, together with all powers incidental thereto, so far as such powers are necessary or convenient to the conduct, promotion or attainment of the purpose of the Company set forth in Section 2.06.

2.08 Members; Reclassification; Admission of New Members. Each of the Persons listed on Exhibit A hereto, as the same may be amended from time to time in accordance with this Agreement, by virtue of its execution this Agreement, are admitted as Members of the Company. The rights, duties and liabilities of the Members shall be as provided in the Act, except as is otherwise expressly provided herein, and the Members consent to the variation of such rights, duties and liabilities as provided herein. Subject to Section 8.07 with respect to substitute Members, a Person may be admitted from time to time as a new Member with the written consent of the Managing Member in its sole discretion. Each new Member shall execute and deliver to the Managing Member an appropriate supplement to this Agreement pursuant to which the new Member agrees to be bound by the terms and conditions of this Agreement, as it may be amended from time to time. A new Managing Member or substitute Managing Member may be admitted to the Company solely in accordance with Section 8.06.

2.09 Resignation. No Member shall have the right to resign as a member of the Company other than following the Transfer of all Units owned by such Member in accordance with ARTICLE VIII.

2.10 Representations of Members. Each Member severally (and not jointly) represents and warrants to the Company and each other Member as of the date of such Member’s admittance to the Company and as of each subsequent date that such Member acquires any additional Units that:

(a) Organization; Authority

(i) To the extent it is not a natural person, (A) it is duly incorporated, organized or formed, as applicable, validly existing and in good standing (if applicable) under the Laws of the jurisdiction of its incorporation, organization or formation, as applicable, and if required by Law is duly qualified to conduct business and is in good standing in the jurisdiction of its principal place of business (if not incorporated, organized or formed, as applicable, in such jurisdiction), and (B) has full corporate, limited liability company, partnership, trust or other applicable power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and all necessary actions by the board of directors, shareholders, managers, members, partners, trustees, beneficiaries or other Persons necessary for the due authorization, execution, delivery and performance of this Agreement by that Member have been duly taken.

(ii) It has duly executed and delivered this Agreement, and this Agreement is enforceable against such Member in accordance with its terms, subject to bankruptcy, moratorium, insolvency and other Laws generally affecting creditors’ rights and general principles of equity (whether applied in a proceeding in a court of law or equity).

(b) Non-Contravention. Its authorization, execution, delivery, and performance of this Agreement does not breach or conflict with or constitute a default under (i) such Member’s charter or other governing documents to the extent it is not a natural person, (ii) any material obligation under any other material agreement to which that Member is a party or by which it is bound or (iii) applicable Law.

(c) Due Inquiry. To the extent such Member has acquired Units directly from the Company, it has had, prior to the execution and delivery of this Agreement, the opportunity to ask questions of and receive answers from representatives of the Company concerning an investment in the Company, as well as the finances, operations, business and prospects of the Company, and the opportunity to obtain additional information to verify the accuracy of all information so obtained, and received all such information about the Company and the Units as it has requested.

(d) Purpose of Investment. It is acquiring and holding its Units solely for investment purposes, for its own account and not for the account or benefit of any other Person and not with a view towards the distribution or dissemination thereof, did not decide to enter into this Agreement as a result of any general solicitation or general advertising within the meaning of Rule 502 of Regulation D under the Securities Act, and acknowledges and understands that no United States federal or state agency has passed upon or made any recommendation or endorsement of the offering of any Units.

(e) Transfer Restrictions. It understands the Units are being Transferred in a transaction not involving a public offering within the meaning of the Securities Act and the Units will comprise “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act which shall not be sold, pledged, hypothecated or otherwise Transferred except in accordance with the terms of this Agreement and applicable Law. It agrees that, if in the future it decides to offer, resell, pledge or otherwise Transfer any portion of its Units, such Units may be offered, resold, pledged or otherwise Transferred only pursuant to an effective registration statement under the Securities Act or an applicable exemption from registration and/or qualification under the Securities Act and applicable state securities Laws, and as a condition precedent to any such Transfer, it may be required to deliver to the Company an opinion of counsel satisfactory to the Company, and agrees, absent registration or an exemption with respect to its Units, not to resell any such Units.

(f)   Investor Status. It (i) has adequate means of providing for its current needs and possible contingencies, is able to bear the economic risks of its investment for an indefinite period of time and has a sufficient net worth to sustain a loss of its entire investment in the Company in the event such loss should occur, (ii) is sophisticated in financial matters and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Company, (iii) is, or is controlled by, an “accredited investor,” as that term is defined in Rule 501(a) of Regulation D, promulgated under the Securities Act, and acknowledges the issuance of Units under this Agreement is being made in reliance on a private placement exemption to “accredited investors” within the meaning of Section 501(a) of Regulation D under the Securities Act or similar exemptions under federal and state Law, and (iv) is treated as a single partner within the meaning of Treasury Regulations Section 1.7704-1(h) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)).

ARTICLE III
MANAGEMENT

3.01 Managing Member.

(a) The business, property and affairs of the Company shall be managed under the sole, absolute and exclusive direction of the Managing Member, which may from time to time delegate authority to Officers or to others to act on behalf of the Company.

(b) Without limiting the foregoing provisions of this Section 3.01, the Managing Member shall have the general power to manage or cause the management of the Company (which may be delegated to Officers of the Company), including, without limitation, the following powers:

(i) to develop and prepare a business plan each year which will set forth the operating goals and plans for the Company;

(ii) to execute and deliver or to authorize the execution and delivery of contracts, deeds, leases, licenses, instruments of transfer and other documents on behalf of the Company;

(iii) to make any expenditures, to lend or borrow money, to assume or guarantee, or otherwise contract for, indebtedness and other liabilities, to issue evidences of indebtedness and to incur any other obligations;

(iv) to establish and enforce limits of authority and internal controls with respect to all personnel and functions;

(v) to engage attorneys, consultants and accountants for the Company;

(vi) to develop or cause to be developed accounting procedures for the maintenance of the Company’s books of account; and

(vii) to do all such other acts as shall be necessary or advisable for the operation of the Company from time to time.

3.02 Compensation. The Managing Member shall not be entitled to any compensation for services rendered to the Company in its capacity as Managing Member.

3.03 Expenses. The Company shall pay, or cause to be paid, all costs, fees, operating expenses and other expenses of the Company (including the costs, fees and expenses of attorneys, accountants or other professionals) incurred in pursuing and conducting, or otherwise related to, the activities of the Company. The Company shall also, in the sole discretion of the Managing Member, bear and/or reimburse the Managing Member for (i) any costs, fees or expenses incurred by the Managing Member in connection with serving as the Managing Member and (ii) all other expenses allocable to the Company or otherwise incurred by the Managing Member in connection with operating the Company’s business (including expenses allocated to the Managing Member by its Affiliates). To the extent that the Managing Member determines in its sole discretion that such expenses are related to the business and affairs of the Managing Member that are conducted through the Company and/or its subsidiaries (including expenses that relate to the business and affairs of the Company and/or its subsidiaries and that also relate to other activities of the Managing Member), the Managing Member may cause the Company to pay or bear all expenses of the Managing Member, including, without limitation, compensation and meeting costs of any Board or similar body of the Managing Member, any salary, bonus, incentive compensation and other amounts paid to any Person including Affiliates of the Managing Member to perform services for the Company, litigation costs and damages arising from litigation, accounting and legal costs and franchise taxes. Reimbursements pursuant to this Section 3.03 shall be in addition to any reimbursement to the Managing Member as a result of indemnification pursuant to Section 10.02.

3.04 Officers. Subject to the direction and oversight of the Managing Member, the day-to-day administration of the business of the Company may be carried out by persons who may be designated as officers by the Managing Member, with titles including but not limited to “assistant secretary,” “assistant treasurer,” “chairman,” “chief executive officer,” “chief financial officer,” “chief operating officer,” “director,” “general counsel,” “general manager,” “managing director,” “president,” “principal accounting officer,” “secretary,” “senior chairman,” “senior managing director,” “treasurer,” “vice chairman,” “executive vice president” or “vice president,” and as and to the extent authorized by the Managing Member in its sole discretion. The officers of the Company shall have such titles and powers and perform such duties as shall be determined from time to time by the Managing Member and otherwise as shall customarily pertain to such offices. Any number of offices may be held by the same person. In its sole discretion, the Managing Member may choose not to fill any office for any period as it may deem advisable. All officers and other persons providing services to or for the benefit of the Company shall be subject to the supervision and direction of the Managing Member and may be removed, with or without cause, from such office by the Managing Member and the authority, duties or responsibilities of any employee, agent or officer of the Company may be suspended by the Managing Member from time to time, in each case in the sole discretion of the Managing Member. The Managing Member shall not cease to be Managing Member of the Company as a result of the delegation of any duties hereunder. No officer of the Company, in his or her capacity as such, shall be considered a Managing Member of the Company by agreement, as a result of the performance of his or her duties hereunder or otherwise.

3.05 Authority of Members. No Member (other than the Managing Member), in its, his or her capacity as such, shall participate in or have any control over the business of the Company. Except as expressly provided herein, the Units do not confer any rights upon the Members to participate in the affairs of the Company described in this Agreement. Except as expressly provided herein, no Member (other than the Members holding Class A Units) shall have any right to vote on any matter involving the Company, including with respect to any merger, consolidation, combination or conversion of the Company, or any other matter that a Member might otherwise have the ability to vote on or consent with respect to under the Act, at law, in equity or otherwise. Except as otherwise expressly set forth in this Agreement, the conduct, control and management of the Company shall be vested exclusively in the Managing Member. In all matters relating to or arising out of the conduct of the operation of the Company, the decision of the Managing Member shall be the decision of the Company. Except as required or permitted by Law, or expressly provided in the ultimate sentence of this Section 3.05 or by separate agreement with the Company, no Member who is not also the Managing Member (and acting in such capacity) shall take any part in the management or control of the operation or business of the Company in his, her or its capacity as a Member, nor shall any Member who is not also the Managing Member (and acting in such capacity) have any right, authority or power to act for or on behalf of or bind the Company in his, her or its capacity as a Member in any respect or assume any obligation or responsibility of the Company or of any other Member. Notwithstanding the foregoing, the Managing Member may from time to time appoint one (1) or more Members as officers or employ one (1) or more Members as employees, and such Members, in their capacity as officers or employees of the Company (and not, for clarity, in their capacity as Members of the Company), may take part in the control and management of the business of the Company to the extent such authority and power to act for or on behalf of the Company has been delegated to them by the Managing Member.

3.06 Action by Written Consent or Ratification. Any action required or permitted to be taken by the Members pursuant to this Agreement shall be taken if all Members whose consent or ratification is required consent thereto or provide a consent or ratification in writing unless otherwise specified in this Agreement. Any action required, required to be approved or permitted to be taken by the Managing Member pursuant to this Agreement may be taken or approved, as applicable, by the Managing Member acting pursuant to a writing which evidences its approval of or consent to such action.

3.07 Restrictions on Termination Transactions. The Managing Member shall not engage in, or cause or permit, a Termination Transaction, unless either (x) the Termination Transaction has been approved by Members holding a majority of the Class B Units held by all Members (excluding the Managing Member and any Members controlled by the Managing Member) or (y) the following conditions are satisfied:

(a) in connection with any such Termination Transaction: (i) each holder of Class B Units (other than the Managing Member and its wholly owned Subsidiaries) will receive, or will have the right to elect to receive, for each Class B Unit an amount of cash, securities or other property equal to the product of (A) the number of shares of Class A Common Stock into which a Class B Unit is then exchangeable pursuant to ARTICLE XI of this Agreement and (B) the greatest amount of cash, securities or other property paid to a holder of one (1) share of Class A Common Stock in consideration of one (1) share of Class A Common Stock pursuant to the terms of such Termination Transaction; provided, that the condition set forth in this Section 3.07(a)(i) shall be deemed to have been satisfied if, in connection with such Termination Transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of a majority of the outstanding shares of Class A Common Stock voting in accordance with the Managing Member Charter, and each holder of Class B Units (other than the Managing Member and its wholly owned subsidiaries) will receive, or will have the right to elect to receive, the greatest amount of cash, securities or other property which such holder of Class B Units would have received had such Class B Units been exchanged for shares of Class A Common Stock in an Exchange pursuant to ARTICLE XI immediately prior to the expiration of such purchase, tender or exchange offer, such holder of Class B Units had thereupon accepted such purchase, tender or exchange offer and then such Termination Transaction shall have been consummated (the fair market value, at the time of the Termination Transaction, of the amount specified herein with respect to each Class B Unit is referred to as the “Transaction Consideration”); and (ii) the Company receives an opinion from nationally recognized tax counsel to the effect that such Termination Transaction will be tax-free to each holder of Class B Units and Class A Units (including the Managing Member and its wholly owned Subsidiaries unless waived by the Managing Member) for U.S. federal income tax purposes (except to the extent of cash, marketable securities or other property received); or

(b) all of the following conditions are met: (i) substantially all of the assets directly or indirectly owned by the Company prior to the announcement of the Termination Transaction are, immediately after the Termination Transaction, owned directly or indirectly by (A) the Company or (B) another limited liability company or limited partnership organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof, which is the survivor of a merger, consolidation or combination of assets with the Company (in each case, the “Surviving Company”); (ii) the Surviving Company is classified as a partnership for U.S. Federal income tax purposes; (iii) the Members (other than entities controlled by the Managing Member) that held Class B Units immediately prior to the consummation of such Termination Transaction own a percentage interest of the Surviving Company based on the proportion of the relative fair market value of the net assets of the Company to the other net assets of the Surviving Company immediately prior to the consummation of such transaction; (iv) the rights of such Members with respect to the Surviving Company are at least as favorable as those of Members holding Class B Units (including any rights under the Tax Receivable Agreement, unless such Termination Transaction constitutes a “Change of Control” for purposes of the Tax Receivable Agreement or otherwise results in payments of cash to the TRA Parties equivalent to (and in lieu of) the payments that would be required to be made to such TRA Parties if such Termination Transaction did constitute a “Change of Control” for such purposes) immediately prior to the consummation of such transaction (except to the extent that any such rights are consistent with clause (v) below) and as those applicable to any other Members (not including the Managing Member); and (v) such rights include the right, to the same extent provided to holders of Class B Units pursuant to ARTICLE XI of this Agreement, to exchange their interests in the Surviving Company (together with voting securities of the Managing Member or its successor) for: (1) a number of publicly traded common equity securities with a fair market value, as of the date of consummation of such Termination Transaction, equal to the Transaction Consideration, subject to anti-dilution adjustments comparable to those set forth in Section 11.02 (the “Successor Shares Amount”); and/or (2) cash in an amount equal to the fair market value of the Successor Shares Amount at the time of such exchange, determined in a manner consistent with the definition of “Cash Exchange Payment” as set forth in ARTICLE XI of this Agreement.

(c) In connection with any Termination Transaction permitted by Section 3.07(b) hereof, the relative fair market values shall be reasonably determined by the Managing Member as of the time of such transaction and, to the extent applicable, shall be no less favorable to the Members than the relative values reflected in the terms of such transaction.

ARTICLE IV
DISTRIBUTIONS

4.01 Distributions.

(a) Operating Distributions. The Managing Member, in its sole discretion, may authorize distributions (to the extent of Available Cash) by the Company to the holders of Class A Units and Class B Units at any time and from time to time. Subject to Section 4.01(b) with respect to Tax Distributions, all Distributions by the Company shall be made or allocated to holders of Class A Units and Class B Units pro rata based on the number of such Units held by each such holder.

(b) Tax Distributions.

(i) With respect to each Member holding Class A Units or Class B Units, the Company shall calculate the excess of (x)(A) the Income Amount allocated or allocable to such Member with respect to such Units for the Tax Estimation Period in question and for all preceding Tax Estimation Periods, if any, within the taxable year containing such Tax Estimation Period multiplied by (B) the Assumed Tax Rate over (y) the aggregate amount of all prior Tax Distributions in respect of such taxable year and any Distributions made to such Member with respect to such Units pursuant to Section 4.01(a) and Section 4.02, with respect to the Tax Estimation Period in question and any previous Tax Estimation Period falling in the taxable year containing the applicable Tax Estimation Period referred to in (x)(A) (the amount so calculated pursuant to this sentence is herein referred to as a “Member’s Required Tax Distribution”); provided, however, that the Managing Member may make adjustments in its reasonable discretion to reflect transactions occurring during the taxable year; provided, further, that in the case of the Managing Member, the “Member’s Required Tax Distribution” shall be increased to the extent that the payment obligations of the Managing Member under the Tax Receivable Agreement with respect to any Tax Estimation Period exceed the Managing Member’s available cash (taking into account its obligations or reserves for the payment of taxes, liabilities, expenses, and other corporate purposes). For purposes of this Agreement, the “Income Amount” for a Tax Estimation Period shall equal, with respect to any Member holding Class A Units or Class B Units, the net taxable income of the Company allocated or allocable to such Member with respect to such Units for such Tax Estimation Period (excluding any compensation paid to a Member outside of this Agreement, but including for the avoidance of doubt any income allocated or allocable to a Member pursuant to Section 704(c) of the Code); provided, however, that net taxable income shall be determined without regard to any special adjustment of tax items as a result of any election under Section 754 of the Code, including any adjustment pursuant to Section 734 and 743 of the Code.

(ii) At least five (5) days before the quarterly due date for payment by corporations or individuals (whichever is earlier) on a calendar year under the Code, the Company shall distribute (to the extent of Available Cash) to the Members holding Class A Units or Class B Units, pro rata based upon the number of such Units held by each such Member an amount of cash sufficient to provide each such Member with a distribution at least equal to such Member’s Required Tax Distribution (with amounts distributed pursuant to this Section 4.01(b), “Tax Distributions”) (in the event there is insufficient Available Cash to distribute to each such Member their Member’s Required Tax Distribution in full, then the Company shall distribute such Tax Distributions pro rata to each such Member holding Class A Units or Class B Units based on the relative amount of each such Member’s Required Tax Distribution assuming such amounts were paid in full). Any Tax Distributions shall be treated in all respects as advances against future distributions pursuant to Section 4.01(a) and Section 4.02.

(iii) Notwithstanding anything to the contrary herein, no Tax Distributions will be required to be made with respect to items arising with respect to any Covered Transaction, although any unpaid Tax Distributions with respect to any Tax Estimation Period, or portion thereof, ending before a Covered Transaction shall continue to be required to be paid prior to any Distributions being made under Section 4.01(a) and Section 4.02.

(c) Special Distribution. The Managing Member shall, on the date hereof, cause the Company to distribute the Contributed Spree Shares (as such term in defined in the Business Combination Agreement) to the holders of Class B Units in accordance with Schedule II to the Business Combination Agreement.

4.02 Liquidation Distribution. Subject to Section 4.01(b) with respect to Tax Distributions, all Distributions by the Company, and all proceeds (whether received by the Company or directly by the Members) in connection with dissolution of the Company shall be made or allocated among the holders of Class A Units and Class B Units pro rata based on the number of such Units held by each such holder.

4.03 Limitations on Distribution. Notwithstanding any provision to the contrary contained in this Agreement, the Managing Member shall not make a distribution to any Member if such distribution would violate (a) Section 347.109 of the Act, (b) other applicable Law or (c) the terms of any credit agreement or other third-party agreement or arrangement to which the Company is a party.

4.04 Use of Distribution Funds. The Managing Member shall use distributions received from the Company for payment of taxes, for obligations under the Tax Receivable Agreement, for liabilities or expenses, to loan funds to the Company in accordance with this Agreement, to contribute funds to the Company in exchange for additional Class A Units in accordance with the terms of this Agreement, for the payment of dividends to its shareholders or for other general corporate purposes, in each case as determined in the sole discretion of the Managing Member; provided that the Managing Member may not use such distributions to acquire any Units, except as otherwise expressly provided in Section 7.04.

ARTICLE V
CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS; TAX ALLOCATIONS; TAX MATTERS

5.01 Initial Capital Contributions. The Members have made, on or prior to the date hereof, Capital Contributions and, in exchange, the Company has issued to the Members the number of Class A Units, as specified in the books and records of the Company.

5.02 No Additional Capital Contributions. No Member shall be required to make additional Capital Contributions to the Company without the consent of such Member or permitted to make additional capital contributions to the Company without the consent of the Managing Member, which may be granted or withheld in its sole discretion.

5.03 Capital Accounts. A separate capital account (a “Capital Account”) shall be established and maintained for each Member in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv) and this Section 5.03. The Company may adjust the Capital Accounts of its Members to reflect revaluations of the property of any Subsidiary of the Company that is treated as a partnership (or entity disregarded from a partnership) for U.S. federal income tax purposes. The Capital Account of each Member shall be credited with such Member’s Capital Contributions, if any, all Profits allocated to such Member pursuant to Section 5.04 and any items of income or gain which are specially allocated pursuant to Section 5.05; and shall be debited with all Losses allocated to such Member pursuant to Section 5.04, any items of loss or deduction of the Company specially allocated to such Member pursuant to Section 5.05, and all cash and the Carrying Value of any property (net of liabilities assumed by such Member and the liabilities to which such property is subject) distributed by the Company to such Member. Any references in any section of this Agreement to the Capital Account of a Member shall be deemed to refer to such Capital Account as the same may be credited or debited from time to time as set forth above. In the event of any transfer of any interest in the Company in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

5.04 Allocations of Profits and Losses. Except as otherwise provided in this Agreement, Profits and Losses (and, to the extent necessary, individual items of income, gain or loss or deduction of the Company) shall be allocated in a manner such that the Capital Account of each Member after giving effect to the special allocations set forth in Section 5.05 is, as nearly as possible, equal (proportionately) to (i) the distributions that would be made pursuant to ARTICLE IX if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Carrying Value, all Company liabilities were satisfied in cash in accordance with their terms (limited with respect to each nonrecourse liability to the Carrying Value of the assets securing such liability) and all remaining or resulting cash was distributed to the Members in accordance with Section 9.03, minus (ii) such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets. Notwithstanding the foregoing, the Managing Member shall make such adjustments to Capital Accounts as it determines in its reasonable discretion to be appropriate to ensure allocations are made in accordance with a Member’s interest in the Company.

5.05 Special Allocations. Notwithstanding any other provision in this ARTICLE V:

(a) Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain or Member Nonrecourse Debt Minimum Gain (determined in accordance with the principles of Treasury Regulations Sections 1.704-2(d) and 1.704-2(i)) during any Company taxable year, the Members shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to their respective shares of such net decrease during such year, determined pursuant to Treasury Regulations Section 1.704-2(i) (4). The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 5.05(a) is intended to comply with the minimum gain chargeback requirements in such Treasury Regulations Sections and shall be interpreted consistently therewith; including that no chargeback shall be required to the extent of the exceptions provided in Treasury Regulations Sections 1.704-2(f) and 1.704-2(i)(4).

(b) Qualified Income Offset. If any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate the deficit balance in such Member’s Adjusted Capital Account Balance created by such adjustments, allocations or distributions as promptly as possible; provided that an allocation pursuant to this Section 5.05(b) shall be made only to the extent that a Member would have a deficit Adjusted Capital Account Balance in excess of such sum after all other allocations provided for in this ARTICLE V have been tentatively made as if this Section 5.05(b) were not in this Agreement. This Section 5.05(b) is intended to comply with the “qualified income offset” requirement of the Code and shall be interpreted consistently therewith.

(c) Gross Income Allocation. If any Member has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of (i) the amount such Member is obligated to restore, if any, pursuant to any provision of this Agreement, and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible; provided that an allocation pursuant to this Section 5.05(c) shall be made only if and to the extent that a Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this ARTICLE V have been tentatively made as if Section 5.05(b) and this Section 5.05(c) were not in this Agreement.

(d) Nonrecourse Deductions. Nonrecourse Deductions shall be allocated to the Members holding Class A Units and Class B Units in accordance with their respective Class A/B Percentage Interest.

(e) Member Nonrecourse Deductions. Member Nonrecourse Deductions for any taxable period shall be allocated to the Member who bears the economic risk of loss with respect to the liability to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i)(1).

(f) Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset, pursuant to Section 734(b) or Section 743(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member’s interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(g) Ameliorative Allocations. Any special allocations of income or gain pursuant to Sections 5.05(a), (b) or (c) hereof shall be taken into account in computing subsequent allocations pursuant to Section 5.04 and this Section 5.05(g), so that the net amount of any items so allocated and all other items allocated to each Member shall, to the extent possible, be equal to the net amount that would have been allocated to each Member if such allocations pursuant to Sections 5.05(a), (b) or (c) had not occurred.

(h) Allocations Relating to Taxable Issuance of Units. Any income, gain, loss, or deduction realized as a direct or indirect result of the issuance of Units by the Company to a Member (the “Issuance Items”) shall be allocated among the Members so that, to the extent possible, the net amount of such Issuance Items, together with all other allocations under this Agreement to each Member shall be equal to the net amount that would have been allocated to each such Member if the Issuance Items had not been realized.

5.06 Tax Allocations. For income tax purposes, each item of income, gain, loss and deduction of the Company shall be allocated among the Members in the same manner as the corresponding items of Profits and Losses and specially allocated items are allocated for Capital Account purposes; provided that in the case of any asset the Carrying Value of which differs from its adjusted tax basis for U.S. federal income tax purposes, income, gain, loss and deduction with respect to such asset shall be allocated solely for income tax purposes in accordance with the principles of Sections 704(b) and (c) of the Code (in any manner determined by the Managing Member and permitted by the Code and Treasury Regulations; provided that the prior written consent of Original Member Representative (and its successors or assigns) shall be required for use of any method other than the traditional method (without curative allocations) described in Treasury Regulations Section 1.704-3(b)) so as to take account of the difference between Carrying Value and adjusted basis of such asset. Notwithstanding the foregoing, the Managing Member shall make such allocations for tax purposes as it determines in its reasonable discretion to be appropriate to ensure allocations are made in accordance with a Member’s interest in the Company. If, as a result of an exercise of a noncompensatory option to acquire an interest in the Company, a Capital Account reallocation is required under Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(3), the Company shall make corrective allocations pursuant to Treasury Regulations Section 1.704-1(b)(4)(x). If the Managing Member causes a Capital Account reallocation in accordance with principles similar to those set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(3), the Managing Member shall make corrective allocations in accordance with principles similar to those set forth in Treasury Regulations Section 1.704-1(b)(4)(x).

5.07 Tax Advances. If the Company or any other Person in which the Company holds an interest is required by Law to withhold or to make tax payments on behalf of or with respect to any Member, or the Company is subjected to tax itself (including any amounts withheld from amounts directly or indirectly payable to the Company or to any other Person in which the Company holds an interest) by reason of the status of any Member as such or that is specifically attributable to a Member (including federal, state, local or foreign withholding, personal property, unincorporated business or other taxes, the amount of any taxes arising under the Revised Partnership Audit Provisions, the amount of any taxes imposed under Section 1446(f) of the Code, and any interest, penalties, additions to tax, and expenses related to any such amounts) (“Tax Advances”), the Managing Member may cause the Company to withhold such amounts and cause the Company to make such tax payments as so required. All Tax Advances made on behalf of a Member shall be repaid by reducing the amount of the current or next succeeding distribution or distributions which would otherwise have been made to such Member or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Member. For all purposes of this Agreement such Member shall be treated as having received the amount of the distribution that is equal to the Tax Advance. Each Member hereby agrees to indemnify and hold harmless the Company and the other Members from and against any liability (including, without limitation, any liability for taxes, penalties, additions to tax or interest other than any penalties, additions to tax or interest imposed as a result of the Company’s failure to withhold or make a tax payment on behalf of such Member which withholding or payment is required pursuant to applicable Law) with respect to income attributable to or distributions or other payments to such Member. For the avoidance of doubt, any income taxes, penalties, additions to tax and interest payable by the Company or any fiscally transparent entity in which the Company owns an interest shall be treated as specifically attributable to the Members and shall be allocated among the Members such that the burden of (or any diminution in distributable proceeds resulting from) any such amounts is borne by those Members to whom such amounts are specifically attributable (whether as a result of their status, actions, inactions or otherwise, including pursuant to an allocation made under Section 5.08), in each case, as reasonably determined by the Managing Member. For the avoidance of doubt, any taxes, penalties, and interest payable under the Revised Partnership Audit Provisions by the Company or any fiscally transparent entity in which the Company owns an interest shall be treated as specifically attributable to the Members of the Company, and the Managing Member shall use commercially reasonable efforts to allocate the burden of (or any diminution in distributable proceeds resulting from) any such taxes, penalties or interest to those Members to whom such amounts are specifically attributable (whether as a result of their status, actions, inactions or otherwise), as reasonably determined by the Managing Member.

5.08 Partnership Representative.

(a) The Original Member Representative is hereby designated as (and, if not already appointed, the Company shall appoint the Original Member Representative as) the Company’s “partnership representative” as that term is defined in the Revised Partnership Audit Provisions for taxable years of the Company beginning after December 31, 2017 and ending on or prior to [December 31, 2021][December 31, 2022]1. The Managing Member is hereby authorized to designate (and the Company shall appoint the Person so designated) the Company’s “partnership representative” as that term is defined in Revised Partnership Audit Provisions for taxable years of the Company beginning on or after [January 1, 2022] / [January 1, 2023]. For each Fiscal Year in which the Partnership Representative is an entity, the Company shall appoint an individual identified by the Partnership Representative for such Fiscal Year to act on its behalf (the “Designated Individual”) in accordance with the applicable Treasury Regulations or analogous provisions of state or local Law. Each Member hereby expressly consents to such designations and agrees to take, and that each of the Company and the Managing Member is authorized to take (or cause the Company to take), such other actions as may be necessary or advisable pursuant to Treasury Regulations or other Internal Revenue Service or Treasury guidance or state or local Law to cause such designations or evidence such Member’s consent to such designations.

[1]	Select date based on closing year.

(b) Subject to this Section 5.08, the Partnership Representative shall have the sole authority to act on behalf of the Company in connection with, make all relevant decisions regarding application of, and to exercise the rights and powers provided for in the Revised Partnership Audit Provisions, including making any elections under the Revised Partnership Audit Provisions or any decisions to settle, compromise, challenge, litigate or otherwise alter the defense of any action, audit or examination before the IRS or any other income tax authority (each, an “Audit”), and to expend Company funds for professional services and other expenses reasonably incurred in connection therewith. Notwithstanding the foregoing or anything to the contrary in this Agreement, with respect to any “imputed underpayment” arising in connection with any Audit relating to any taxable year for which the Original Member Representative is the Partnership Representative, at the election of the Managing Member (in its reasonable discretion), the Original Member Representative shall be required to make (or cause to be made) an election under Section 6226(a) of the Code (or any analogous provision of state or local Law).

(c) Without limiting the foregoing, the Partnership Representative shall give prompt written notice to the Original Member Representative of the commencement of any Audit of the Company or any of its Subsidiaries the resolution of which would reasonably be expected to have a disproportionate (compared to the Managing Member) and material adverse effect on the Original Members. The Partnership Representative shall keep the Original Member Representative reasonably informed of the material developments and status of any such Audit for taxable years beginning on or after January 1, 2022 (a “Specified Audit”), (i) permit the Original Member Representative (or its designee) to participate (including using separate counsel), in each case at the Original Members’ sole cost and expense, in any such Specified Audit to the maximum extent permitted by the applicable tax authority, and (ii) promptly notify the Original Member Representative of receipt of a notice of a final partnership adjustment (or equivalent under applicable Laws) or a final decision of a court or IRS Independent Office of Appeals panel (or equivalent body under applicable Laws) with respect to such Specified Audit. The Partnership Representative or the Company shall promptly provide the Original Member Representative with copies of all material correspondence between the Partnership Representative or the Company (as applicable) and any governmental entity in connection with such Specified Audit and shall give the Original Member Representative a reasonable opportunity to review and comment on any material correspondence, submission (including settlement or compromise offers) or filing in connection with any such Specified Audit. Additionally, without limiting the final sentence of this Section 5.08(c), the Partnership Representative shall not (and the Company shall not (and shall not authorize the Partnership Representative to)) settle, compromise or abandon any Specified Audit in a manner that would reasonably be expected to have a disproportionate (compared to the Managing Member) and material adverse effect on the Original Members without the Original Member Representative’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned). Without limiting the final sentence of this Section 5.08(c), the Partnership Representative shall obtain the prior written consent of the Original Member Representative (which consent shall not be unreasonably withheld, delayed or conditioned) before taking any material action under the Revised Partnership Audit Provisions that would reasonably be expected to have a disproportionate (compared to the Managing Member) and material adverse effect on the Original Members. Notwithstanding the foregoing, (i) each of the obligations of the Partnership Representative and the Company, and rights of the Original Member Representative and Original Members, under this Section 5.08(c) shall terminate and have no further force or effect from and after the date that the Original Members no longer own 20% of the combined Class A Units and Class B Units, and (ii) with respect to any “imputed underpayment” arising in connection with any Audit, at the election of the Managing Member (in its reasonable discretion), the Partnership Representative shall be required to make (or cause to be made) an election under Section 6226(a) of the Code (or any analogous provision of state or local Law).

(d) To the extent that the Partnership Representative does not make an election under Code Section 6226(a) for any taxable year, the Company shall use commercially reasonable efforts to make any modifications available under Code Section 6225(c)(3), (4), and (5), to the extent such modification would reduce any taxes payable by the Company. Each Member agrees to cooperate with the Partnership Representative and to do or refrain from doing any or all things reasonably requested by the Partnership Representative with respect to the conduct of examinations under the Revised Partnership Audit Provisions; provided, that a Member shall not be required to file an amended federal income tax return, as described in Code Section 6225(c)(2)(A). The provisions of this Section 5.08(d) shall survive the termination of any Member’s interest in the Company, the termination of this Agreement and the termination of the Company and shall remain binding on each Member.

(e) To the extent there are provisions of any applicable state or local tax laws that are similar to the Revised Partnership Audit Provisions, the Members agree to follow procedures similar to those described in this Section 5.08 with respect to such state and local tax laws.

(f) All expenses incurred by the Partnership Representative or Designated Individual in connection with its duties as partnership representative or designated individual, as applicable, shall be expenses of the Company (including, for the avoidance of doubt, any costs and expenses incurred in connection with any claims asserted against the Partnership Representative or Designated Individual, as applicable), and the Company shall reimburse and indemnify the Partnership Representative or Designated Individual, as applicable, for all such expenses and costs. Nothing herein shall be construed to restrict the Partnership Representative or Designated Individual from engaging lawyers, accountants, tax advisers, or other professional advisers or experts to assist the Partnership Representative or Designated Individual in discharging its duties hereunder. Neither the Partnership Representative nor Designated Individual shall be liable to the Company, any Member or any Affiliate thereof for any costs or losses to any Persons, any diminution in value or any liability whatsoever arising as a result of the performance of its duties pursuant to this Section 5.08 absent (i) willful breach of any provision of this Section 5.08 or (ii) bad faith, fraud, or willful misconduct on the part of the Partnership Representative or Designated Individual, as applicable.

5.09 Other Allocation Provisions. Certain of the foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such regulations. In addition to amendments effected in accordance with Section 12.12 or otherwise in accordance with this Agreement, Sections 5.03 and 5.04 may also, so long as any such amendment does not materially change the relative economic interests of the Members, be amended at any time by the Managing Member if necessary, in the opinion of tax counsel to the Company, to comply with such regulations or any applicable Law.

5.10 Survival. Sections 5.07 and 5.08 shall be interpreted to apply to Members and former Members and shall survive the Transfer of a Member’s Units and the termination, dissolution, liquidation and winding up of the Company and, for this purpose to the extent not prohibited by applicable Law, the Company shall be treated as continuing in existence.

ARTICLE VI
BOOKS AND RECORDS; REPORTS

6.01 Books and Records.

(a) At all times during the continuance of the Company, the Company shall prepare and maintain separate books of account for the Company in accordance with GAAP.

(b) Except as limited by Section 6.01(c), each Member shall have the right to receive, for a purpose reasonably related to such Member’s interest as a Member in the Company, upon reasonable written demand stating the purpose of such demand and at such Member’s own expense:

(i) a copy of the Articles and this Agreement and all amendments thereto, together with a copy of the executed copies of all powers of attorney pursuant to which the Articles and this Agreement and all amendments thereto have been executed; and

(ii) copies of the Company’s U.S. federal income tax returns for the three most recent years.

(c) The Managing Member may keep confidential from the Members, for such period of time as the Managing Member determines in its sole discretion, (i) any information that the Managing Member reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the Managing Member believes is not in the best interests of the Company, could damage the Company or its business or that the Company is required by law or by agreement with any third party to keep confidential, including without limitation, information as to the Units held by any other Member. With respect to any schedules, annexes or exhibits to this Agreement, each Member (other than the Managing Member) shall only be entitled to receive and review any such schedules, annexes and exhibits relating to such Member and shall not be entitled to receive or review any schedules, annexes or exhibits relating to any other Member (other than the Managing Member).

(d) The Managing Member shall cause to be prepared and filed all necessary federal and state income tax returns for the Company, including making any tax elections. The Company, within 90 days of the close of each Fiscal Year, shall use commercially reasonable efforts to furnish to each Member that was a Member during such Fiscal Year a Schedule K-1 and such other tax information reasonably required for federal, state and local income tax reporting purposes. The Company shall use commercially reasonable efforts to provide to each Person that was a Member during the Fiscal Year (a) by May 15th, August 15th and November 15th of such Fiscal Year, with an estimate of the taxable income, gains, deductions, losses and other items for, respectively, the first, second and third fiscal quarters that such Person will be required to include in its taxable income and (b) by February 15th of such Fiscal Year, with an estimate of the taxable income, gains, deductions, losses and other items of such Person to be reflected on the Schedule K-1 of such Person for the prior Fiscal Year. The Company also shall provide the Members with such other information as may be reasonably requested for purposes of allowing the Members to prepare and file their own tax returns, provided that any costs or expenses with respect to the foregoing shall be borne by the requesting Member.

(e) The Company shall make the following elections on the appropriate tax returns (provided that the election described in clause (ii) below cannot be rescinded without the prior written consent of the Original Member Representative):

(i) to adopt an appropriate federal income tax method of accounting and to keep the Company’s books and records on such income-tax method;

(ii) to have in effect (and, to the extent within the control of the Managing Member, to cause each direct or indirect subsidiary that is treated as a partnership for U.S. federal income tax purposes to have in effect) an election, pursuant to Section 754 of the Code (and any similar election for state or local tax purposes), to adjust the tax basis of Company properties, for the first taxable year of the Company for which such election is relevant and each subsequent taxable year in which an Exchange pursuant to ARTICLE XI occurs; and

(iii) any other available election that the Managing Member reasonably deems appropriate; provided that, for so long as the Original Members collectively own at least 20% of the combined Class A Units and Class B Units, the Managing Member shall consult in good faith with the Original Member Representative with respect to any material tax election with respect to the Company that could reasonably be expected to have a disproportionate (as compared to the Managing Member) and adverse effect on the Original Members, and not make such election without the Original Member Representative’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

No Member may make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law, and no provision of this Agreement shall be construed to sanction or approve such an election.

ARTICLE VII
COMPANY UNITS

7.01 Units.

(a) Limited liability company interests in the Company shall be represented by Units. At the execution of this Agreement, the Units are comprised of two Classes:

(i) “Class A Units”. Immediately after giving effect to the transactions contemplated by the Business Combination Agreement, the Managing Member holds the number of Class A Units set forth opposite the Managing Member’s name on Exhibit A hereto.

(ii) “Class B Units”. Immediately after giving effect to the transactions contemplated by the Business Combination Agreement, each Member holds the number of Class B Units set forth opposite such Member’s name on Exhibit A hereto. Class B Units shall have all the rights, privileges, preferences, and obligations as are specifically provided for in this Agreement for Class B Units, and as may otherwise be generally applicable to all classes of Units, unless such application is specifically limited to one (1) or more other classes of Units. Notwithstanding anything to the contrary contained herein, the Class B Units shall not be entitled to vote on any matter subject to a vote of the Members, except as otherwise expressly set forth herein or required by law. Certain Class B Units may be subject to vesting as set forth in this Agreement or any other written agreement related to such Class B Units, including the First A&R Agreement. By entering into this Agreement, any holder of Class B Units issued pursuant to the Business Combination Agreement hereby approves, ratifies and confirms the Business Combination Agreement and the transactions contemplated thereby, including, without limitation, the Business Combination.

(b) Subject to Section 7.04, the Managing Member in its sole discretion may establish and cause the Company to issue, from time to time in accordance with such procedures as the Managing Member shall determine from time to time, additional Units, in one (1) or more Classes, or other Company securities, at such price, and with such designations, preferences and relative, participating, optional or other special rights, powers and duties (which may be senior to existing Units, Classes or other Company securities), as shall be determined by the Managing Member without the approval of any Member or any other Person who may acquire an interest in any of the Units, including: (i) the right of such Units to share in Profits and Losses or items thereof; (ii) the right of such Units to share in Company distributions; (iii) the rights of such Units upon dissolution and winding up of the Company; (iv) whether, and the terms and conditions upon which, the Company may or shall be required to redeem such Units (including sinking fund provisions); (v) whether such Units are issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which such Units will be issued, evidenced by certificates and assigned or transferred; (vii) the method for determining the percentage interest as to such Units; (viii) the terms and conditions of the issuance of such Units (including, without limitation, the amount and form of consideration, if any, to be received by the Company in respect thereof, the Managing Member being expressly authorized, in its sole discretion, to cause the Company to issue such Units for less than fair market value); and (ix) the right, if any, of the holder of such Units to vote on Company matters, including matters relating to the relative designations, preferences, rights, powers and duties of such Units. Notwithstanding any other provision of this Agreement the Managing Member in its sole discretion, without the approval of any Member or any other Person, is authorized: (A) to cause the Company to issue Units or other Company securities of any newly established Class or any existing Class to Members or other Persons who may acquire an interest in the Company; (B) to amend this Agreement to reflect the creation of any such new Class, the issuance of Units or other Company securities of such Class, and the admission of any Person as a Member which has received Units or other Company securities; and (C) to effect the combination, subdivision and/or reclassification of outstanding Units as may be necessary or appropriate to give economic effect to equity investments in the Company by the Managing Member that are not accompanied by the issuance by the Company to the Managing Member of additional Units and to update the books and records of the Company accordingly. All Units of a particular Class shall have identical rights in all respects as all other Units of such Class, except in each case as otherwise specified in this Agreement. Notwithstanding anything to the contrary in this Agreement, the Managing Member shall not cause or permit the Company to issue, or authorize the issuance of, any Class B Units unless the Managing Member has a sufficient number of Class A Common Stock authorized, available and reserved for issuance upon an exchange of such newly issued Class B Units for Class A Common Stock pursuant to an Exchange pursuant to ARTICLE XI.

7.02 Register. The books and records of the Company shall be the definitive record of ownership of each Unit and all relevant information with respect to each Member. Unless the Managing Member in its sole discretion shall determine otherwise, Units shall be uncertificated and recorded in the books and records of the Company.

7.03 Registered Members. The Company shall be entitled to recognize the exclusive right of a Person registered on its records as the owner of Units for all purposes and shall not be bound to recognize any equitable or other claim to or interest in Units on the part of any other Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the Act or other applicable Law.

7.04 Issuances, Repurchases and Redemptions, Recapitalizations.

(a) Issuances by the Managing Member.

(i) Subject to Section 7.04(a)(ii) and ARTICLE XI, if, at any time after the date of consummation of the Business Combination Agreement, the Managing Member sells or issues shares of Class A Common Stock or any other Equity Interests of the Managing Member (other than Class X Common Stock), (x) the Company shall concurrently issue to the Managing Member an equal number of Class A Units (if the Managing Member issues Class A Common Stock), or an equal number of such other Equity Interests of the Company corresponding to the Equity Interests issued by the Managing Member (if the Managing Member issues Equity Interests other than Class A Common Stock), and with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Interests of the Managing Member so issued and (y) the Managing Member shall concurrently contribute to the Company, the net proceeds or other property received by the Managing Member, if any, for such Class A Common Stock or other Equity Interest.

(ii) Notwithstanding anything to the contrary contained in Section 7.04(a)(i) or Section 7.04(a)(iii), this Section 7.04 shall not apply to (A) the issuance and distribution to holders of shares of Class A Common Stock or other Equity Interests of the Managing Member of rights to purchase Equity Interests of the Managing Member under a “poison pill” or similar shareholder rights plan (and upon exchange of Class B Units for shares of Class A Common Stock, such shares of Class A Common Stock will be issued together with a corresponding right under such plan) or (B) the issuance under the Managing Member’s employee benefit plans of any warrants, options, stock appreciation right, restricted stock, restricted stock units, performance based award or other rights to acquire Equity Interests of the Managing Member, but shall in each of the foregoing cases apply to the issuance of Equity Interests of the Managing Member in connection with the exercise or settlement of such warrants, options, stock appreciation right, restricted stock units, performance based awards or the vesting of restricted stock (including as set forth in clause (iii) below, as applicable).

(iii) In the event any outstanding Equity Interest of the Managing Member is exercised or otherwise converted and, as a result, any shares of Class A Common Stock or other Equity Interests of the Managing Member are issued (including as a result of the exercise of warrants of the Managing Member), (A) the corresponding Equity Interest outstanding at the Company, if any, shall be similarly exercised or otherwise converted, if applicable, (B) an equivalent number of Class A Units or equivalent Equity Interests of the Company shall be issued to the Managing Member as required by the first sentence of Section 7.04(a)(i), and (C) the Managing Member shall concurrently contribute to the Company the net proceeds received by the Managing Member from any such exercise or conversion.

(b) New Company Equity Interests. Except pursuant to ARTICLE XI, (i) the Company may not issue any additional Class A Units or Equity Interests of the Company to the Managing Member or any of its Subsidiaries (other than the Company and its Subsidiaries) unless substantially simultaneously therewith the Managing Member or such Subsidiary issues or transfers an equal number of newly-issued shares of Class A Common Stock of the Managing Member (or relevant Equity Interest of such Subsidiary) to another Person or Persons and contributes the net proceeds therefrom to the Company, and (ii) the Company may not issue any other Equity Interests of the Company to the Managing Member or any of its Subsidiaries (other than the Company and its Subsidiaries) unless substantially simultaneously therewith the Managing Member or such Subsidiary issues or transfers, to another Person, an equal number of newly-issued shares of Equity Interests of the Managing Member or such Subsidiary with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Interests of the Company and contributes the net proceeds therefrom to the Company.

(c) Repurchases and Redemptions.

(i) Neither the Managing Member nor any of its Subsidiaries (other than the Company and its Subsidiaries) may redeem, repurchase or otherwise acquire (A) shares of Class A Common Stock pursuant to a Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the Board) unless substantially simultaneously therewith the Company redeems, repurchases or otherwise acquires from the Managing Member or such Subsidiary an equal number of Class A Units for the same price per security, if any, or (B) any other Equity Interests of the Managing Member or any of its Subsidiaries (other than the Company and its Subsidiaries) pursuant to a Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the Board) unless substantially simultaneously therewith the Company redeems, repurchases or otherwise acquires from the Managing Member or such Subsidiary an equal number of the corresponding class or series of Equity Interests of the Company with the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Interests of the Managing Member or such Subsidiary for the same price per security, if any.

(ii) The Company may not redeem, repurchase or otherwise acquire (A) any Class A Units from the Managing Member or any of its Subsidiaries (other than the Company and its Subsidiaries) unless substantially simultaneously the Managing Member or such Subsidiary redeems, repurchases or otherwise acquires pursuant to a Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the Board) an equal number of shares of Class A Common Stock for the same price per security from holders thereof or (B) any other Equity Interests of the Company from the Managing Member or any of its Subsidiaries (other than the Company and its Subsidiaries) unless substantially simultaneously the Managing Member or such Subsidiary redeems, repurchases or otherwise acquires pursuant to a Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the Board) for the same price per security an equal number of Equity Interests of the Managing Member (or such Subsidiary) of a corresponding class or series with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Interests of the Managing Member or such Subsidiary.

(d) Equity Subdivisions and Combinations.

(i) The Company shall not in any manner effect any subdivision (by any equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of the outstanding Equity Interests of the Company unless accompanied by an identical subdivision or combination, as applicable, of the outstanding related class or series of Equity Interest of the Managing Member, with corresponding changes made with respect to any other exchangeable or convertible Equity Interests of the Company and the Managing Member.

(ii) Except as provided in Section 7.04(f), the Managing Member shall not in any manner effect any subdivision (by any equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of any class or series of Equity Interest of the Managing Member, unless accompanied by an identical subdivision or combination, as applicable, of the outstanding related class or series of Equity Interest of the Company, with corresponding changes made with respect to any applicable exchangeable or convertible Equity Interests of the Company and the Managing Member.

(e) General Authority. For the avoidance of doubt, but subject to Section 7.01, Section 7.02 and Section 7.03, the Company and the Managing Member shall be permitted to undertake all actions, including an issuance, redemption, reclassification, distribution, division or recapitalization, with respect to the Class A Units and/or Class B Units as the Managing Member determines is necessary to maintain at all times a one-to-one ratio between (i) the number of Class A Units owned by the Managing Member, directly or indirectly, and the number of outstanding shares of Class A Common Stock and (ii) the number of outstanding shares of Class X Common Stock held by any Member other than the Managing Member and the number of Class B Units held by such Member disregarding, for purposes of maintaining the one-to-one ratio in clause (i), (A) options, rights or securities of the Managing Member issued under any plan involving the issuance of any Equity Interests that are convertible into or exercisable or exchangeable for shares of Class A Common Stock, (B) treasury stock, or (C) preferred stock or other debt or equity securities (including warrants, options or rights) issued by the Managing Member that are convertible or into or exercisable or exchangeable for shares of Class A Common Stock (but in each case prior to such conversion, exercise or exchange).

(f) Notwithstanding anything to the contrary in this Agreement, if the Managing Member (i) receives Tax Distributions in an amount in excess of the amount necessary to enable the Managing Member to meet its U.S. federal, state and local and non-U.S. tax obligations, its obligations under the Tax Receivable Agreement, and any other operating expenses or (ii) holds any other excess cash amount, the Managing Member may, in its sole discretion, (A) distribute such excess cash amount to its shareholders or (B) contribute such excess cash amount to the Company in exchange for a number of Units or other Equity Securities of the Company determined in its sole discretion, and in such case, the Managing Member may distribute to the holders of Class A Common Stock an amount of shares of Class A Common Stock (if the Company issues Units to the Managing Member) or such other Equity Security of the Managing Member (if the Company issues Equity Securities of the Company other than Units), corresponding to the Equity Securities issued by the Company and with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Company that were issued to the Managing Member.

ARTICLE VIII
TRANSFER RESTRICTIONS

8.01 Member Transfers.

(a) Except as otherwise agreed to in writing between the Managing Member and the applicable Member and reflected in the books and records of the Company or as otherwise provided in this ARTICLE VIII, no Member or Assignee thereof may Transfer all or any portion of its Units or other interest in the Company (or beneficial interest therein) without the prior consent of the Managing Member, which consent with respect to the Class A Units or the Class B Units, may be given or withheld, or made subject to such conditions (including, without limitation, the receipt of such legal opinions and other documents that the Managing Member may require and/or such consent being provided in the form of a plan or program entered into or approved by the Managing Member) as are determined by the Managing Member in its sole discretion. Any such determination in the Managing Member’s sole discretion in respect of Units shall be final and binding. Such determinations with respect of Units need not be uniform and may be made selectively among Members, whether or not such Members are similarly situated, and shall not constitute the breach of any duty hereunder or otherwise existing at law, in equity or otherwise. Any purported Transfer of Units that is not in accordance with, or subsequently violates, this Agreement shall be, to the fullest extent permitted by law, null and void. If a Member transfers all or a portion of its Class B Units to a transferee in compliance with this Agreement, the Member shall surrender a number of shares of Class X Common Stock to the Managing Member equal to the number of transferred Class B Units, such shares of Class X Common Stock will be immediately cancelled, and the Managing Member shall issue the same number of shares of Class X Common Stock (to the extent permitted by the Managing Member Charter) to such transferee upon its admittance to the Company as a Member.

(b) Notwithstanding anything otherwise to the contrary in this Section 8.01, without the consent of the Managing Member or any other Person, each Member that is a Member holding at least 5% of the Class A Percentage Interest or Class B Percentage Interest, as applicable, may Transfer all or any portion of its Class A Units or Class B Units, as applicable, in a Transfer that complies with Section 8.04, unless the Managing Member timely and reasonably objects in accordance with Section 8.04, so long as such transfer does not increase the number of Members of the Company.

(c) Notwithstanding anything otherwise to the contrary in this Section 8.01, each Member may Transfer Units in an Exchange pursuant to, and in accordance with, ARTICLE XI; provided that in the case of any Member other than a Member holding at least 5% of the Class A Percentage Interest or Class B Percentage Interest, as applicable, that such Exchange shall be effected in compliance with reasonable policies that the Managing Member may adopt or promulgate from time to time and advise the Members of in writing (including policies requiring the use of designated administrators or brokers) in its reasonable discretion; provided, further, that if such policies conflict with the terms of ARTICLE XI, the provisions of ARTICLE XI shall apply in lieu thereof to any Exchange to the extent of such conflict.

(d) Notwithstanding anything otherwise to the contrary in this Section 8.01, (i) a Member that is a natural person may Transfer all or any portion of his or her Units without consideration to any member of his or her Family Group, (ii) a Member that is an entity may Transfer all or any portion of its Units to any Affiliate of such Member (including any partner, shareholder or member controlling or under common control with such Member and Affiliated investment fund or vehicle of such Member) and (iii) the Managing Member may implement other policies and procedures to permit the Transfer of Units by the other Members for personal planning purposes and any such Transfer effected in compliance with such policies and procedures shall not require the prior consent of the Managing Member, in the case of each of (i), (ii) and (iii), in a Transfer that complies with Section 8.04.

8.02 Mandatory Exchanges. The Managing Member may in its sole discretion at any time and from time to time, without the consent of any Member or other Person, cause to be Transferred to the Managing Member in an Exchange pursuant to ARTICLE XI any and all Units, except for Units held by any Member holding at least 5% of the Class A Percentage Interest or Class B Percentage Interest, as applicable. Any such determinations by the Managing Member need not be uniform and may be made selectively among Members, whether or not such Members are similarly situated.

8.03 Encumbrances. No Member or Assignee may create an Encumbrance with respect to all or any portion of its Units (or any beneficial interest therein) other than Encumbrances that run in favor of the Member unless the Managing Member consents in writing thereto, which consent may be given or withheld, or made subject to such conditions as are determined by the Managing Member, in the Managing Member’s sole discretion. Consent of the Managing Member shall be withheld until the holder of the Encumbrance acknowledges the terms and conditions of this Agreement. Any purported Encumbrance that is not in accordance with this Agreement shall be, to the fullest extent permitted by law, null and void.

8.04 Further Restrictions.

(a) Units issued from time to time after the date of this Agreement, including Units issued under equity incentive plans of the Company or the Managing Member (or upon settlement of awards granted under such plans), may be subject to such additional or other terms and conditions, including with regard to vesting, forfeiture, minimum retained ownership and Transfer, as may be agreed between the Managing Member and the applicable Member and reflected in the books and records of the Company. Such requirements, provisions and restrictions need not be uniform and may be waived or released by the Managing Member in its sole discretion with respect to all or a portion of the Units owned by any one (1) or more Members at any time and from time to time, and shall not constitute the breach of any duty hereunder or otherwise existing at law, in equity or otherwise.

(b) Notwithstanding any contrary provision in this Agreement, in no event may any Transfer of a Unit (other than in accordance with ARTICLE XI) be made by any Member or Assignee if the Managing Member determines that:

(i) such Transfer is made to any Person who lacks the legal right, power or capacity to own such Unit;

(ii) except pursuant to an Exchange pursuant to ARTICLE XI, such Transfer would require the registration of such transferred Unit or of any Class pursuant to any applicable U.S. federal or state securities laws (including, without limitation, the Securities Act or the Exchange Act) or other non-U.S. securities laws (including Canadian provincial or territorial securities laws) or would constitute a non-exempt distribution pursuant to applicable provincial or state securities laws;

(iii) such Transfer would cause (A) all or any portion of the assets of the Company to (1) constitute “plan assets” (under ERISA, the Code or any applicable Similar Law) of any existing or contemplated Member, or (2) be subject to the provisions of ERISA, Section 4975 of the Code or any applicable Similar Law, or (B) the Managing Member to become a fiduciary with respect to any existing or contemplated Member, pursuant to ERISA, any applicable Similar Law, or otherwise;

(iv)   to the extent requested by the Managing Member, the Company does not receive such legal and/or tax opinions and written instruments (including, without limitation, copies of any instruments of Transfer and such Assignee’s consent to be bound by this Agreement as an Assignee) that are in a form reasonably satisfactory to the Managing Member; or

(v) such Transfer would pose a material risk that the Company would be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code and the regulations promulgated thereunder.

(vi) All determinations with respect to this Section 8.04 shall be made by the Managing Member in its sole discretion; provided, however, that all such determinations with respect to a Member holding at least 5% of the Class A Percentage Interest or Class B Percentage Interest, as applicable, shall, in each case, be made by the Managing Member exercising its reasonable discretion.

(c) In addition, notwithstanding any contrary provision in this Agreement, to the extent the Managing Member shall reasonably determine that interests in the Company do not meet the requirements of Treasury Regulations Section 1.7704-1(h) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3); provided that, for such purpose, the Company and the Managing Member shall assume that each Original Member is treated as a single partner within the meaning of Treasury Regulations Section 1.7704-1(h) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)) unless otherwise required by applicable Law), the Managing Member may impose such restrictions on the Transfer of Units or other interests in the Company as the Managing Member may reasonably determine to be necessary or advisable so that the Company is not treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code and the regulations promulgated thereunder.

(d) Transfers of Units (other than pursuant to an Exchange pursuant to ARTICLE XI) that are otherwise permitted by this ARTICLE VIII may only be made on the first day of a fiscal quarter of the Company, unless the Managing Member otherwise agrees.

(e) To the fullest extent permitted by law, any Transfer in violation of this ARTICLE VIII shall be deemed null and void ab initio and of no effect.

(f) Promptly following the occurrence of any Transfer, the Company shall cause Exhibit A hereto to be updated to reflect the occurrence of such Transfer.

8.05 Rights of Assignees. Subject to Section 8.04(b), the Transferee of any permitted Transfer pursuant to this ARTICLE VIII will be an assignee only (“Assignee”), and only will receive, to the extent transferred, the distributions and allocations of income, gain, loss, deduction, credit or similar item to which the Member which transferred its Units would be entitled, and such Assignee will not be entitled or enabled to exercise any other rights or powers of a Member, such other rights, and all obligations relating to, or in connection with, such interest remaining with the transferring Member. The transferring Member will remain a Member even if it has transferred all of its Units to one (1) or more Assignees until such time as the Assignee(s) is admitted to the Company as a Member pursuant to Section 8.07.

8.06 Admissions, Resignations and Removals.

(a) No Person may be admitted to the Company as an additional Managing Member or substitute Managing Member without the prior written consent of each incumbent Managing Member, which consent may be given or withheld, or made subject to such conditions as are determined by each incumbent Managing Member, in each case in the sole discretion of each incumbent Managing Member. A Managing Member will not be entitled to resign as a Managing Member of the Company unless another Managing Member shall have been admitted hereunder (and not have previously been removed or resigned).

(b) No Member will be removed or entitled to resign from being a Member of the Company except in accordance with Section 8.08 hereof. Any additional Managing Member or substitute Managing Member admitted as a Managing Member of the Company pursuant to this Section 8.06 is hereby authorized to, and shall, continue the Company without dissolution.

(c) Except as otherwise provided in ARTICLE IX or the Act, no admission, substitution, resignation or removal of a Member will cause the dissolution of the Company. To the fullest extent permitted by law, any purported admission, resignation or removal that is not in accordance with this Agreement shall be null and void.

8.07 Admission of Assignees as Substitute Members. An Assignee will become a substitute Member only if and when each of the following conditions is satisfied:

(a) the Managing Member consents in writing to such admission, which consent may be given or withheld, or made subject to such conditions as are determined by the Managing Member, in each case, in the Managing Member’s sole discretion;

(b) if required by the Managing Member, the Managing Member receives written instruments (including, without limitation, copies of any instruments of Transfer and such Assignee’s consent to be bound by this Agreement as a substitute Member) that are in a form satisfactory to the Managing Member (as determined in its sole discretion);

(c) if required by the Managing Member, the Managing Member receives an opinion of counsel satisfactory to the Managing Member to the effect that such Transfer is in compliance with this Agreement and all applicable Law; and

(d) if required by the Managing Member, the parties to the Transfer, or any one (1) of them, pays all of the Company’s reasonable expenses connected with such Transfer (including, but not limited to, the reasonable legal and accounting fees of the Company).

8.08 Resignation and Removal of Members. Subject to Section 8.05, if a Member (other than the Managing Member) ceases to hold any Units then such Member shall cease to be a Member and to have the power to exercise any rights or powers of a member of the Company, and shall be deemed to have resigned from the Company.

8.09 Withholding. In the event any transfer is permitted pursuant to this ARTICLE VIII, the transferring parties shall demonstrate to the satisfaction of the Managing Member either that no withholding is required in connection with such transfer under applicable U.S. federal, state, local or non-U.S. law (including under Section 1445 or 1446 of the Code) or that any amounts required to be withheld in connection with such transfer under applicable U.S. federal, state, local or non-U.S. law (including under Section 1446 of the Code, other than by reason of Section 1446(f)(4)) have been so withheld.

8.10 Allocations in Respect of Transferred Units. Profits or Losses shall be allocated to the Members of the Company so as to take into account the varying interests of the Members in the Company using an “interim closing of the books” method in a manner that complies with the provisions of Section 706 of the Code and the Treasury Regulations thereunder. If during any taxable year there is any other change in any Member’s Units in the Company, the Company shall allocate the Profits or Losses to the Members of the Company so as to take into account the varying interests of the Members in the Company using an “interim closing of the books” method in a manner that complies with the provisions of Section 706 of the Code and the Treasury Regulations thereunder; provided, however, that such allocations may instead be made in another manner that complies with the provisions of Section 706 of the Code and the Treasury Regulations thereunder and that is selected by the Managing Member in consultation with the Original Member Representative.

ARTICLE IX
DISSOLUTION, LIQUIDATION AND TERMINATION

9.01 No Dissolution. Except as required by the Act, the Company shall not be dissolved by the admission of additional Members or resignation of Members in accordance with the terms of this Agreement. The Company may be dissolved, liquidated, wound up and terminated only pursuant to the provisions of this ARTICLE IX, and the Members hereby irrevocably waive any and all other rights they may have to cause a dissolution of the Company or a sale or partition of any or all of the Company assets.

9.02 Events Causing Dissolution. The Company shall be dissolved and its affairs shall be wound up upon the occurrence of any of the following events:

(a) the entry of a decree of judicial dissolution of the Company under Section 347.143 of the Act upon the finding by a court of competent jurisdiction that it is not reasonably practicable to carry on the business of the Company in conformity with this Agreement;

(b) any event which makes it unlawful for the business of the Company to be carried on by the Members;

(c) the written consent of all Members;

(d) at any time there are no Members, unless the Company is continued in accordance with the Act; or

(e) the determination of the Managing Member in its reasonable discretion; provided that in the event of a dissolution pursuant to this clause (e), the relative economic rights of each Class of Units immediately prior to such dissolution shall be preserved to the greatest extent practicable with respect to distributions made to Members pursuant to Section 9.03 below in connection with the winding up of the Company, taking into consideration tax and other legal constraints that may adversely affect one (1) or more parties hereto and subject to compliance with applicable laws and regulations, unless, and to the extent that, with respect to any Class of Units, holders of not less than 90% of the Units of such Class consent in writing to a treatment other than as described above.

9.03 Distribution upon Dissolution. Upon dissolution, the Company shall not be terminated and shall continue until the winding up of the affairs of the Company is completed. Upon the winding up of the Company, the Managing Member, or any other Person designated by the Managing Member (the “Liquidation Agent”), shall take full account of the assets and liabilities of the Company and shall, unless the Managing Member determines otherwise, liquidate the assets of the Company as promptly as is consistent with obtaining the fair value thereof. The proceeds of any liquidation shall be applied and distributed in the following order:

(a) First, to the satisfaction of debts and liabilities of the Company (including satisfaction of all indebtedness to Members and/or their Affiliates to the extent otherwise permitted by law) including the expenses of liquidation, and including the establishment of any reserve which the Liquidation Agent shall deem reasonably necessary for any contingent, conditional or unmatured contractual liabilities or obligations of the Company (“Contingencies”). Any such reserve may be paid over by the Liquidation Agent to any attorney-at-law, or acceptable party, as escrow agent, to be held for disbursement in payment of any Contingencies and, at the expiration of such period as shall be deemed advisable by the Liquidation Agent for distribution of the balance in the manner hereinafter provided in this Section 9.03; and

(b) The balance, if any, to the Members in accordance with Section 4.02.

9.04 Time for Liquidation. A reasonable amount of time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities to creditors so as to enable the Liquidation Agent to minimize the losses attendant upon such liquidation.

9.05 Termination. The Company shall terminate when all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the holders of Units in the manner provided for in this ARTICLE IX, and the Articles shall have been cancelled in the manner required by the Act.

9.06 Claims of the Members. The Members shall look solely to the Company’s assets for the return of their Capital Contributions, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such Capital Contributions, the Members shall have no recourse against the Company or any other Member or any other Person. No Member with a negative balance in such Member’s Capital Account shall have any obligation to the Company or to the other Members or to any creditor or other Person to restore such negative balance during the existence of the Company, upon dissolution or termination of the Company or otherwise, except to the extent required by the Act.

9.07 Survival of Certain Provisions. Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 5.07, 10.01, 10.02, 12.09 and 12.10 shall survive the termination of the Company.

ARTICLE X
LIABILITY AND INDEMNIFICATION

10.01 Liability of Members.

(a) No Member and no Affiliate, manager, member, employee or agent of a Member shall be liable for any debt, obligation or liability of the Company or of any other Member or have any obligation to restore any deficit balance in its Capital Account solely by reason of being a Member of the Company, except to the extent required by the Act.

(b) This Agreement is not intended to, and does not, create or impose any duty (including any fiduciary duty) on any of the Members (including, without limitation, the Managing Member) hereto or on their respective Affiliates. Further, notwithstanding any other provision of this Agreement or any duty otherwise existing at law or in equity, the parties hereto agree that (i) no Member shall, to the fullest extent permitted by law, have duties (including fiduciary duties) to any other Member or to the Company, and in doing so, recognize, acknowledge and agree that their duties and obligations to one another and to the Company are only as expressly set forth in this Agreement and (ii) the Managing Member shall not, to the fullest extent permitted by law, have duties (including fiduciary duties) to any Member or to the Company; provided, however, that each Member and each Manager shall have the duty to act in accordance with the implied contractual covenant of good faith and fair dealing.

(c) To the extent that, at law or in equity, any Member (including without limitation, the Managing Member) has duties (including fiduciary duties) and liabilities relating thereto to the Company, to another Member or to another Person who is a party to or is otherwise bound by this Agreement, the Members (including without limitation, the Managing Member) acting under this Agreement will not be liable to the Company, to any such other Member or to any such other Person who is a party to or is otherwise bound by this Agreement, for their good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities relating thereto of any Member (including, without limitation, the Managing Member) otherwise existing at law or in equity, are agreed by the Members to replace to that extent such other duties and liabilities of the Members relating thereto (including without limitation, the Managing Member).

(d) The Managing Member may consult with legal counsel, accountants and financial or other advisors selected by it, and any act or omission taken by the Managing Member on behalf of the Company or in furtherance of the interests of the Company in good faith in reliance upon and in accordance with the advice of such Person as to matters the Managing Member reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion or advice, and the Managing Member will be fully protected in so acting or omitting to act so long as such counsel or accountants or financial or other advisors were selected with reasonable care.

(e) Notwithstanding any other provision of this Agreement or otherwise applicable provision of law or equity, whenever in this Agreement the Managing Member is permitted or required to make a decision (i) in its “sole discretion” or under a grant of similar authority or latitude, the Managing Member shall be entitled to consider such interests and factors as the Managing Member desires, including its own interests, and shall, to the fullest extent permitted by applicable Law, have no duty or obligation to give any consideration to any interest of or factors affecting the Company or the Members, or (ii) in its “good faith” or under another expressed standard, the Managing Member shall act under such express standard and shall not be subject to any other or different standards.

10.02 Indemnification.

(a) Exculpation and Indemnification. Notwithstanding any other provision of this Agreement, whether express or implied, to the fullest extent permitted by law, no Indemnitee shall be liable to the Company or any Member for any act or omission in relation to the Company or this Agreement or any transaction contemplated hereby taken or omitted by an Indemnitee unless such Indemnitee’s conduct constituted fraud, bad faith or willful misconduct. To the fullest extent permitted by law, as the same exists or hereafter be amended (but in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment), the Company shall indemnify any Indemnitee who was or is made or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding (brought in the right of the Company or otherwise), whether civil, criminal, administrative, arbitrative or investigative, and whether formal or informal (hereinafter a “Proceeding”), including appeals, by reason of his, her or its status as an Indemnitee or by reason of any action alleged to have been taken or omitted to be taken by Indemnitee in such capacity, for and against all loss and liability suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement reasonably incurred by such Indemnitee in connection with such action, suit or proceeding, including appeals; provided that such Indemnitee shall not be entitled to indemnification hereunder if, but only to the extent that, such Indemnitee’s conduct constituted fraud, bad faith or willful misconduct. Notwithstanding the preceding sentence, except as otherwise provided in Section 10.02(c), the Company shall be required to indemnify an Indemnitee in connection with any action, suit or proceeding (or part thereof) (i) commenced by such Indemnitee only if the commencement of such action, suit or proceeding (or part thereof) by such Indemnitee was authorized by the Managing Member, and (ii) by or in the right of the Company only if the Managing Member has provided its prior written consent. The indemnification of an Indemnitee of the type identified in clause (e) of the definition of Indemnitee shall be secondary to any and all indemnification to which such Indemnitee is entitled from the relevant other Person (including any payment made to such Indemnitee under any insurance policy issued to or for the benefit of such Person or Indemnitee) (the “Primary Indemnification”), and will only be paid to the extent the Primary Indemnification is not paid and/or does not provide coverage (e.g., a self- insured retention amount under an insurance policy). No such Person shall be entitled to contribution or indemnification from or subrogation against the Company. The indemnification of any other Indemnitee shall, to the extent not in conflict with such policy, be secondary to any and all payment to which such Indemnitee is entitled from any relevant insurance policy issued to or for the benefit of the Company or any Indemnitee.

(b) Advancement of Expenses. To the fullest extent permitted by law, the Company shall promptly pay reasonable expenses (including attorneys’ fees) incurred by any Indemnitee in appearing at, participating in or defending any Proceeding in advance of the final disposition of such Proceeding, including appeals, upon presentation of an undertaking on behalf of such Indemnitee to repay such amount if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Section 10.02 or otherwise. Notwithstanding the preceding sentence, except as otherwise provided in Section 10.02(c), the Company shall be required to pay expenses of an Indemnitee in connection with any Proceeding (or part thereof) (i) commenced by such Indemnitee only if the commencement of such action, suit or proceeding (or part thereof) by such Indemnitee was authorized by the Managing Member and (ii) by or in the right of the Company only if the Managing Member has provided its prior written consent.

(c) Unpaid Claims. If a claim for indemnification (following the final disposition of such Proceeding) or advancement of expenses under this Section 10.02 is not paid in full within thirty (30) days after a written claim therefor by any Indemnitee has been received by the Company, such Indemnitee may file proceedings to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Company shall have the burden of proving that such Indemnitee is not entitled to the requested indemnification or advancement of expenses under applicable Law.

(d) Insurance. (i) To the fullest extent permitted by law, the Company may purchase and maintain insurance on behalf of any person described in Section 10.02(a) against any liability asserted against such person, whether or not the Company would have the power to indemnify such person against such liability under the provisions of this Section 10.02 or otherwise.

(i) In the event of any payment by the Company under this Section 10.02, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee from any relevant other Person or under any insurance policy issued to or for the benefit of the Company, such relevant other Person, or any Indemnitee. Each Indemnitee agrees to execute all papers required and take all action necessary to secure such rights, including the execution of such documents as are necessary to enable the Company to bring suit to enforce any such rights in accordance with the terms of such insurance policy or other relevant document. The Company shall pay or reimburse all expenses actually and reasonably incurred by the Indemnitee in connection with such subrogation.

(ii) The Company shall not be liable under this Section 10.02 to make any payment of amounts otherwise indemnifiable hereunder (including, but not limited to, judgments, fines and amounts paid in settlement, and excise taxes with respect to an employee benefit plan or penalties) if and to the extent that the applicable Indemnitee has otherwise actually received such payment under this Section 10.02 or any insurance policy, contract, agreement or otherwise.

(e) Non-Exclusivity of Rights. The provisions of this Section 10.02 shall be applicable to all actions, claims, suits or proceedings made or commenced after the date of this Agreement, whether arising from acts or omissions to act occurring before or after its adoption. The provisions of this Section 10.02 shall be deemed to be a contract between the Company and each person entitled to indemnification under this Section 10.02 (or legal representative thereof) who serves in such capacity at any time while this Section 10.02 and the relevant provisions of applicable Law, if any, are in effect, and any amendment, modification or repeal hereof shall not affect any rights or obligations then existing with respect to any state of facts or any action, suit or proceeding then or theretofore existing, or any action, suit or proceeding thereafter brought or threatened based in whole or in part on any such state of facts. If any provision of this Section 10.02 shall be found to be invalid or limited in application by reason of any law or regulation, it shall not affect the validity of the remaining provisions hereof. The rights of indemnification provided in this Section 10.02 shall neither be exclusive of, nor be deemed in limitation of, any rights to which any person may otherwise be or become entitled or permitted by contract, this Agreement or as a matter of law, both as to actions in such person’s official capacity and actions in any other capacity, it being the policy of the Company that indemnification of any person whom the Company is obligated to indemnify pursuant to Section 10.02(a) shall be made to the fullest extent permitted by law.

For purposes of this Section 10.02, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Company” shall include any service as a director, officer, employee or agent of the Company which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries.

This Section 10.02 shall not limit the right of the Company, to the extent and in the manner permitted by law, to indemnify and to advance expenses to, and purchase and maintain insurance on behalf of, persons other than persons described in Section 10.02(a).

10.03 First A&R Agreement. In addition to the foregoing, the limitations on liability and indemnification provisions set forth in Article V of the First A&R Agreement shall remain in effect for the benefit of the existing beneficiaries thereof for six (6) years from the date hereof.

ARTICLE XI
EXCHANGE OF PAIRED INTERESTS

11.01 Exchange Procedure.

(a) From and after 180 days following the date of the consummation of the transactions described in the Managing Member’s Registration Statement on Form S-4 (File No. [●]), each holder of Class B Units (other than the Managing Member) (each, a “Holder”) shall be entitled, upon the terms and subject to the conditions of this ARTICLE XI, to surrender such Holder’s Paired Interests to the Company in exchange for the delivery of the Stock Exchange Payment or, at the election of the Managing Member, the Cash Exchange Payment (such exchange, a “Redemption” and, together with a Direct Exchange (as defined below), an “Exchange”); provided that, absent a waiver by the Managing Member, any such Exchange is for a minimum of the lesser of (i) 20,000 Class B Units (which minimum shall be equitably adjusted in accordance with any adjustments to the Exchange Rate) and (ii) all of the Class B Units held by such Holder.

(b) Each Holder shall exercise its right to make an Exchange as set forth in Section 11.01(a) by delivering to the Company, with a copy to the Managing Member, a written election of exchange in respect of the Paired Interests to be exchanged substantially in the form of Exhibit B hereto (an “Exchange Notice”) in accordance with this Section 11.01(b). A Holder may deliver an Exchange Notice with respect to an Unrestricted Exchange at any time, and, in any other case, during the Quarterly Exchange Notice Period preceding the desired Exchange Date. An Exchange Notice with respect to an Unrestricted Exchange may specify that the Exchange is to be contingent (including as to timing) upon, among other things, (i) the consummation of a purchase by another Person (whether in a tender or exchange offer, an underwritten offering or otherwise) of the shares of Class A Common Stock into which the Exchanged Units are exchangeable, or contingent (including as to timing) upon the closing of an announced merger, consolidation or other transaction or event in which such shares of Class A Common Stock would be exchanged or converted or become exchangeable for or convertible into, cash or other securities or property, (ii) the filing and substantially concurrent effectiveness of a resale registration statement if the applicable Holder possesses registration rights, and (iii) no Exchange Blackout Period being in effect on the Exchange Date. Notwithstanding anything to the contrary contained in this ARTICLE XI, if, in connection with an Exchange in accordance with this Section 11.01, a filing is required under the HSR Act, then the Exchange Date with respect to all Exchanged Units which would be exchanged into shares of Class A Common Stock resulting from such Exchange shall be delayed until the earlier of (i) such time as the required filing under the HSR Act has been made and the waiting period applicable to such Exchange under the HSR Act shall have expired or been terminated or (ii) such filing is no longer required, at which time such Exchange shall automatically occur without any further action by the holders of any such Exchanged Units. Each Holder and the Managing Member agree to promptly take all actions required to make such filing under the HSR Act and the filing fee for such filing shall be paid by the Managing Member.

(c) Within three (3) Business Days of the giving of an Exchange Notice, the Managing Member, on behalf of the Company, may elect to settle all or a portion of the Exchange in cash in an amount equal to the Cash Exchange Payment (in lieu of shares of Class A Common Stock) by giving written notice of such election to the Exchanging Member within such three (3) Business Day period (such notice, the “Cash Exchange Notice”). The Cash Exchange Notice shall set forth the portion of the Exchanged Units which will be exchanged for cash in lieu of Class A Common Stock. Any portion of the Exchange not settled for a Cash Exchange Payment shall be settled for a Stock Exchange Payment.

(d) The Exchanging Member may elect to retract its Exchange Notice with respect to an Unrestricted Exchange by giving written notice of such election to the Company, with a copy to the Managing Member, no later than one (1) Business Day prior to the Exchange Date. Subject to the last two sentences of this Section 11.01(d), if, in the case of an Exchange that is not an Unrestricted Exchange, the Cash Exchange Class A 5-Day VWAP (determined treating the final date of such period as the Exchange Date) decreases by more than 10% from the Cash Exchange Class A 5-Day VWAP (determined treating the final date of such period as the date of delivery of an Exchange Notice), the Exchanging Member may elect to retract its Exchange Notice by giving written notice of such election (a “Restricted Retraction Notice”) to the Company, with a copy to the Managing Member, no later than three Business Days prior to the Exchange Date. The giving of any notice pursuant to this Section 11.01(d) shall terminate all of the Exchanging Member’s, the Managing Member’s and the Company’s rights and obligations under this ARTICLE XI arising from the retracted Exchange Notice (but not, for the avoidance of doubt, from any Exchange Notice not retracted or that may be delivered in the future). An Exchanging Member may deliver a Restricted Retraction Notice only once in every 12-month period (and any additional Restricted Retraction Notice delivered by such Exchanging Member within such 12- month period shall be deemed null and void ab initio and ineffective with respect to the revocation of the Exchange specified therein). An Exchanging Member who revokes an Exchange pursuant to a Restricted Retraction Notice may not participate in the Exchange to occur on the next Quarterly Exchange Date immediately following the Quarterly Exchange Date with respect to which the Restricted Retraction Notice pertains.

(e) Notwithstanding anything to the contrary in this ARTICLE XI, if the Managing Member closes an underwritten distribution of the shares of Class A Common Stock and the Members (other than, or in addition to, the Managing Member) were entitled to resell shares of Class A Common Stock in connection therewith (by the exercise by such Members of Exchange rights or otherwise) (a “Secondary Offering”), then the immediately succeeding Quarterly Exchange Date shall be automatically cancelled and of no force or effect (and no Member shall be entitled to exercise its Exchange right or deliver a Quarterly Exchange Date Notice with respect to an Exchange that is not an Unrestricted Exchange in respect of such Quarterly Exchange Date). Notwithstanding anything to the contrary in this ARTICLE XI, (i) for so long as the Company does not meet the requirements of the Private Placement Safe Harbor, any Secondary Offering (other than that pursuant to which all Exchanges are Unrestricted Exchanges) shall only be undertaken if, during the applicable taxable year, the total number of Quarterly Exchange Dates and prior Secondary Offerings (other than any pursuant to which all Exchanges are Unrestricted Exchanges) on which Exchanges occur is three or fewer and (ii) the Company and the Managing Member on shall not be deemed to have failed to comply with their respective obligations under the Investor Rights Agreement (as defined in the Business Combination Agreement) if a Secondary Offering cannot be undertaken due to the restriction set forth in the preceding clause (i).

11.02 Exchange Payment.

(a) The Exchange shall be consummated on the Exchange Date.

(b) On the Exchange Date (to be effective immediately prior to the close of business on the Exchange Date), in the case of a Redemption, (i) the Managing Member shall contribute to the Company, for delivery to the Exchanging Member, (A) the Stock Exchange Payment with respect to any Exchanged Units not subject to a Cash Exchange Notice and (B) the Cash Exchange Payment with respect to any Exchanged Units subject to a Cash Exchange Notice, (ii) the Exchanging Member shall transfer and surrender the Exchanged Units to the Company (provided that the Exchanging Member shall surrender the corresponding number of shares of Class X Common Stock to the Managing Member and the Managing Member shall cancel such shares) free and clear of all liens and encumbrances, (iii) the Company shall issue to the Managing Member a number of Class A Units equal to the number of Exchanged Units surrendered pursuant to clause (ii), (iv) solely to the extent necessary in connection with a Redemption, the Managing Member shall undertake all actions, including an issuance, reclassification, distribution, division or recapitalization, with respect to the Class A Common Stock to maintain a one-to-one ratio between the number of Class A Units owned by the Managing Member, directly or indirectly, and the number of outstanding shares of Class A Common Stock, taking into account the issuance in clause (iii), any Stock Exchange Payment, and any other action taken in connection with this Section 11.02 and (v) the Company shall (A) cancel the redeemed Exchanged Units and (B) transfer to the Exchanging Member the Cash Exchange Payment and/or the Stock Exchange Payment, as applicable.

(c) On the Exchange Date (to be effective immediately prior to the close of business on the Exchange Date), in the case of a Direct Exchange, (i) the Managing Member shall deliver to the Exchanging Member, (A) the Stock Exchange Payment with respect to any Exchanged Units not subject to a Cash Exchange Notice and (B) the Cash Exchange Payment with respect to any Exchanged Units subject to a Cash Exchange Notice, (ii) the Exchanging Member shall transfer to the Managing Member the Exchanged Units and the corresponding shares of Class X Common Stock or any combination thereof (it being understood that the Managing Member shall cancel the surrendered shares of Class X Common Stock), free and clear of all liens and encumbrances, and (iii) solely to the extent necessary in connection with a Direct Exchange, the Managing Member shall undertake all actions, including an issuance, reclassification, distribution, division or recapitalization, with respect to the shares of Class A Common Stock to maintain a one-to-one ratio between the number of Class A Units owned by the Managing Member, directly or indirectly, and the number of outstanding shares of Class A Common Stock, any Stock Exchange Payment, and any other action taken in connection with this Section 11.02.

11.03 Expenses and Restrictions.

(a) Except as expressly set forth in this ARTICLE XI, the Company, the Managing Member and each Exchanging Member shall bear its own expenses in connection with the consummation of any Exchange, whether or not any such Exchange is ultimately consummated, except that the Company shall bear transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, any Exchange; provided, however, that if any shares of Class A Common Stock are to be delivered in a name other than that of the Exchanging Member that requested the Exchange, then such Exchanging Member and/or the Person in whose name such shares are to be delivered shall pay to the Company the amount of any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, such Exchange or shall establish to the reasonable satisfaction of the Company that such tax has been paid or is not payable.

(b) Notwithstanding anything to the contrary herein, the Managing Member and the Company shall use commercially reasonable efforts to restrict issuances of Units in an amount sufficient for the Company to be eligible for the Private Placement Safe Harbor and, to the extent that the Managing Member or the Company determine that the Company does not meet the requirements of the Private Placement Safe Harbor at any point in any taxable year, the Managing Member or the Company may impose such restrictions on Exchanges during such taxable year as the Managing Member or the Company may determine to be necessary or advisable so that the Company is not treated as a “publicly traded partnership” under Section 7704 of the Code. Notwithstanding anything to the contrary herein, no Exchange shall be permitted (and, if attempted, shall be void ab initio) if, in the good faith determination of the Managing Member or the Company, such an Exchange would pose a material risk that the Company would be a “publicly traded partnership” under Section 7704 of the Code.

(c) For the avoidance of doubt, and notwithstanding anything to the contrary herein, a Holder shall not be entitled to effect an Exchange to the extent the Managing Member determines that such Exchange (i) would be prohibited by law or regulation (including, without limitation, the unavailability of any requisite registration statement filed under the Securities Act or any exemption from the registration requirements thereunder) or (ii) would otherwise not be permitted under this Agreement or any other agreements with the Managing Member or its subsidiaries to which such Holder may be party or any written policies of the Managing Member related to unlawful or inappropriate trading applicable to its directors, officers or other personnel.

(d) The Managing Member may adopt reasonable procedures for the implementation of the exchange provisions set forth in this ARTICLE XI, including, without limitation, procedures for the giving of notice of an election of exchange.

11.04 Adjustment. The Exchange Rate shall be adjusted accordingly if there is: (a) any subdivision (by any unit split, unit distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse unit split, reclassification, reorganization, recapitalization or otherwise) of the Class A Units that is not accompanied by an identical subdivision or combination of the shares of Class A Common Stock or (b) any subdivision (by any stock split, stock dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock split, reclassification, reorganization, recapitalization or otherwise) of the shares of Class A Common Stock that is not accompanied by an identical subdivision or combination of the Class A Units, in each case, except in connection with any such action pursuant to Section 11.02(b)(iv). If there is any reclassification, reorganization, recapitalization or other similar transaction in which the shares Class A Common Stock are converted or changed into another security, securities or other property, then upon any subsequent Exchange, an Exchanging Member shall be entitled to receive the amount of such security, securities or other property that such Exchanging member would have received if such Exchange had occurred immediately prior to the effective time of such reclassification, reorganization, recapitalization or other similar transaction, taking into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after the effective time of such reclassification, reorganization, recapitalization or other similar transaction. Except as may be required in the immediately preceding sentence, no adjustments in respect of distributions shall be made upon the exchange of any Class B Unit.

11.05 Class A Common Stock to be Issued.

(a) The Managing Member shall at all times reserve and keep available out of its authorized but unissued Class A Common Stock, solely for the purpose of issuance upon an Exchange, such number of shares of Class A Common Stock as may be deliverable upon any such Exchange; provided that nothing contained herein shall be construed to preclude the Company from satisfying its obligations in respect of the Exchange of the Exchanged Units by delivery of shares of Class A Common Stock which are held in the treasury of the Managing Member or are held by the Company or any of their subsidiaries or by delivery of purchased shares of Class A Common Stock (which may or may not be held in the treasury of the Managing Member or held by any subsidiary thereof), or by delivery of the Cash Exchange Payment. The Managing Member covenants that all shares of Class A Common Stock issued upon an Exchange will, upon issuance, be validly issued, fully paid and non-assessable.

(b) The Managing Member and the Company shall at all times ensure that the consummation by each of the Managing Member and the Company of the transactions contemplated by this ARTICLE XI (including, without limitation, the issuance of shares of Class A Common Stock) have been duly authorized by all necessary corporate or limited liability company action, as the case may be, on the part of the Managing Member and the Company, including, but not limited to, all actions necessary to ensure that the acquisition of shares of Class A Common Stock pursuant to the transactions contemplated hereby, to the fullest extent of the Board’s power and authority and to the extent permitted by law, shall not be subject to the restrictions of any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover laws and regulations of any jurisdiction that may purport to be applicable to this Agreement or the transactions contemplated by this ARTICLE XI.

(c) The Managing Member and the Company agree that, to the extent that a registration statement under the Securities Act is effective and available for shares of Class A Common Stock to be delivered with respect to any Exchange, shares of Class A Common Stock that have been registered under the Securities Act shall be delivered in respect of such Exchange. In the event that any Exchange in accordance with this ARTICLE XI is to be effected at a time when any required registration has not become effective or otherwise is unavailable, upon the request and with the reasonable cooperation of the Holder requesting such Exchange, the Managing Member and the Company shall use commercially reasonable efforts to promptly facilitate such Exchange pursuant to any reasonably available exemption from such registration requirements. The Managing Member shall use commercially reasonable efforts to list the shares of Class A Common Stock required to be delivered upon any Exchange prior to such delivery upon each national securities exchange or inter-dealer quotation system upon which the outstanding Class A Common Stock may be listed or traded at the time of such delivery.

11.06 Direct Exchange. Notwithstanding anything to the contrary in this ARTICLE XI, the Managing Member may, in its sole and absolute discretion, elect to effect on the Exchange Date the Exchange of Exchanged Units for the Cash Exchange Payment and/or the Stock Exchange Payment, as the case may be (and subject to the terms of Sections 11.02(b) and 11.02(c)), through a direct exchange of such Exchanged Units and with such consideration between the Exchanging Member and the Managing Member (a “Direct Exchange”). Upon such Direct Exchange pursuant to this Section 11.06, the Managing Member shall acquire the Exchanged Units and shall be treated for all purposes of this Agreement as the owner of such Exchanged Units; provided that any such election by the Managing Member shall not relieve the Company of its obligation arising with respect to the applicable Exchange Notice. The Managing Member may, at any time prior to an Exchange Date, deliver written notice (a “Direct Exchange Election Notice”) to the Company and the applicable Exchanging Member setting forth its election to exercise its right to consummate a Direct Exchange; provided that such election does not prejudice the ability of the parties to consummate an Exchange or Direct Exchange on the Exchange Date. A Direct Exchange Election Notice may be revoked by the Managing Member at any time; provided that any such revocation does not prejudice the ability of the parties to consummate an Exchange or Direct Exchange on the Exchange Date. The right to consummate a Direct Exchange in all events shall be exercisable for all the Exchanged Units that would otherwise have been subject to an Exchange. Except as otherwise provided in this Section 11.06, a Direct Exchange shall be consummated pursuant to the same timeframe and in the same manner as the relevant Exchange would have been consummated had the Managing Member not delivered a Direct Exchange Election Notice.

11.07 Corporation Offer or Change of Control.

(a) In the event that a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization or similar transaction with respect to the shares of Class A Common Stock (a “Corporation Offer”) is proposed by the Managing Member or is proposed to the Managing Member or its stockholders and approved by the Board or is otherwise effected or to be effected with the consent or approval of the Board or the Managing Member will undergo a Change of Control, the Holders shall be permitted to deliver an Exchange Notice (which Exchange Notice shall be effective immediately prior to the consummation of such Corporation Offer or Change of Control (and, for the avoidance of doubt, shall be contingent upon such Corporation Offer or Change of Control and not be effective if such Corporation Offer or Change of Control is not consummated)). In the case of a Corporation Offer proposed by the Managing Member, the Managing Member shall use its reasonable best efforts to expeditiously and in good faith take all such actions and do all such things as are necessary or desirable to enable and permit the Holders to participate in such Corporation Offer to the same extent or on an economically equivalent basis as the holders of shares of Class A Common Stock without discrimination.

(b) The Managing Member shall send written notice to the Company and the Holders at least thirty (30) days prior to the closing of the transactions contemplated by any Corporation Offer or the date of Change of Control notifying them of their rights pursuant to this Section 11.07 and setting forth (i) in the case of a Corporation Offer, (A) a copy of the written proposal or agreement pursuant to which such Corporation Offer will be effected, (B) the consideration payable in connection therewith, (C) the terms and conditions of transfer and payment and (D) the date and location of and procedures for selling Units or (ii) in the case of a Change of Control, (A) a description of the event constituting such Change of Control, (B) the date of such Change of Control and (C) a copy of any written proposals or agreement relating thereto. In the event that the information set forth in such notice changes from that set forth in the initial notice, a subsequent notice shall be delivered by the Managing Member no less than seven days prior to the closing of the Corporation Offer or date of the Change of Control.

11.08 Specific Performance. The Company and the Members (including the Managing Member) agree that irreparable damage would occur in the event that any of the provisions of this ARTICLE XI were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that such parties shall be entitled to specific performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

11.09 Tax Treatment. As required by the Code and the Treasury Regulations promulgated thereunder, the Managing Member, the Company and the applicable Exchange Member shall report any Exchange relating to such Exchange Member consummated hereunder as a taxable sale of the Exchanged Units (together with an equal number of shares of Class X Common Stock) to the Managing Member in exchange for (a) the payment by the Managing Member of the Stock Exchange Payment, the Cash Exchange Payment, or other applicable consideration to the Exchanging Member and, if applicable, (b) corresponding payments under the Tax Receivable Agreement, and no such party shall take a contrary position on any income tax return, amendment thereof or communication with a taxing authority unless an alternate position is permitted under the Code and Treasury Regulations promulgated thereunder and the Managing Member consents in writing (such consent not to be unreasonably withheld, conditioned or delayed). Further, in connection with any Exchange consummated hereunder, the Company and/or the Managing Member shall use commercially reasonable efforts to provide the Exchanging Member with all reasonably necessary information to enable the Exchanging Member to file its income tax returns for the taxable year that includes such Exchange, including information with respect to Section 751 of the Code assets (including relevant information regarding “unrealized receivables” or “inventory items”) and Section 743(b) of the Code basis adjustments (in each case, including estimates) as soon as reasonably practicable and in all events the Company and/or the Managing Member shall provide such information within 90 days following the close of such taxable year. Within thirty (30) days following the Exchange Date, the Managing Member shall deliver a Section 743 of the Code notification to the Company in accordance with Treasury Regulations Section 1.743-1(k)(2).

11.10 Withholding. The Managing Member and the Company shall be entitled to deduct and withhold from any payments made to an Exchanging Member pursuant to any Exchange consummated under this ARTICLE XI all Taxes that each of the Managing Member and the Company is required to deduct and withhold with respect to such payments under the Code (and any other provision of applicable law, including, without limitation, under Section 1445 and Section 1446(f) of the Code). In connection with any Exchange, the Exchanging Member shall, to the extent it is legally entitled to deliver such form, deliver to the Managing Member or the Company, as applicable, a certificate, dated as of the Exchange Date, in a form reasonably acceptable to the Managing Member, certifying as to such Exchanging Member’s taxpayer identification number and that such Exchanging Member is a not a foreign person for purposes of Section 1445 and Section 1446(f) of the Code (which certificate may be an Internal Revenue Service Form W-9 if then sufficient for such purposes under applicable law) (such certificate, a “Non-Foreign Person Certificate”). If an Exchanging Member is unable to provide a Non-Foreign Person Certificate in connection with an Exchange, then (a) such Exchanging Member shall provide a certificate substantially in the form described in Treasury Regulations Section 1.1446(f)-2(c)(2)(ii)(B) or (b) the Company shall deliver a certificate reasonably acceptable to the Managing Member and substantially in the form described in Treasury Regulations Section 1.1446(f)-2(c) (2)(ii)(C), in each case, setting forth the liabilities of the Company allocated to the Exchanged Units subject to the Exchange under Section 752 of the Code, and the Managing Member or the Company, as applicable, shall be permitted to withhold on the amount realized by such Exchanging Member in respect of such Exchange as provided in Section 1446(f) of the Code and the Treasury Regulations promulgated thereunder. The Managing Member or the Company, as applicable, may at their sole discretion reduce the number of shares of Class A Common Stock issued to a Holder in an Exchange in an amount that corresponds to the amount of the required withholding described in the immediately preceding sentence and all such amounts shall be treated as having been paid to such Holder.

11.11 Independent Nature of Holders’ Rights and Obligations. The obligations of each Holder under this ARTICLE XI are several and not joint with the obligations of any other Holder, and no Holder shall be responsible in any way for the performance of the obligations of any other Holder under this ARTICLE XI. The decision of each Holder to enter into this Agreement has been made by such Holder independently of any other Holder. Nothing contained in this ARTICLE XI, and no action taken by any Holder pursuant to this ARTICLE XI, shall be deemed to constitute the Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this ARTICLE XI. The Managing Member acknowledges that the Holders are not acting in concert or as a group under this ARTICLE XI, and the Managing Member agrees that it shall not assert any such claim with respect to such obligations or the transactions contemplated by this ARTICLE XI.

ARTICLE XII
MISCELLANEOUS

12.01 Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions is not affected in any manner materially adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

12.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service (delivery receipt requested), by electronic mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12.02):

(a)	If to the Company, to:

WHC Worldwide, LLC

1300 Lydia Ave.

Kansas City, MO, 64106

Attn.: Chief Executive Officer

Email: wmgeorge@ztrip.com

with a copy (which shall not constitute notice) to:

Stinson LLP

1201 Walnut Street, Suite 2900

Kansas City, MO 64106

Attn.: Jack Bowling & Stephen Quinlivan

Email: jack.bowling@stinson.com

    stephen.quinlivan@stinson.com

(b)	If to any Member, to such Member

at the address of such Member as set forth on Exhibit A hereto

12.03 Cumulative Remedies. The rights and remedies provided by this Agreement are cumulative and the use of any one (1) right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by Law.

12.04 Binding Effect. This Agreement shall be binding upon and inure to the benefit of all of the parties and, to the extent permitted by this Agreement, their successors, executors, administrators, heirs, legal representatives and assigns.

12.05 Interpretation. Throughout this Agreement, nouns, pronouns and verbs shall be construed as masculine, feminine, neuter, singular or plural, whichever shall be applicable. Unless otherwise specified, all references herein to “Articles,” “Sections” and paragraphs shall refer to corresponding provisions of this Agreement. Each party hereto acknowledges and agrees that the parties hereto have participated collectively in the negotiation and drafting of this Agreement and that he, she or it has had the opportunity to draft, review and edit the language of this Agreement; accordingly, it is the intention of the parties that no presumption for or against any party arising out of drafting all or any part of this Agreement will be applied in any dispute relating to, in connection with or involving this Agreement. Accordingly, the parties hereby waive to the fullest extent permitted by law the benefit of any rule of law or any legal decision that would require that in cases of uncertainty, the language of a contract should be interpreted most strongly against the party who drafted such language.

12.06 Counterparts. This Agreement may be executed and delivered (including by email or facsimile transmission) in one (1) or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one (1) and the same agreement. Copies of executed counterparts transmitted by telecopy or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 12.06.

12.07 Further Assurances. Each Member shall perform all other acts and execute and deliver all other documents as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

12.08 Entire Agreement; Construction. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings, whether oral or written, pertaining thereto (including, without limitation, the First A&R Agreement).

12.09 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Missouri.

12.10 Submission to Jurisdiction; Waiver of Jury Trial.

(a) Any and all disputes which cannot be settled amicably with respect to this Agreement, including any action (at law or in equity), claim, litigation, suit, arbitration, hearing, audit, review, inquiry, proceeding or investigation or ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement or any matter arising out of or in connection with this Agreement and the rights and obligations arising hereunder or thereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder or thereunder brought by a party hereto or its successors or assigns, shall be brought and determined exclusively in the Circuit Court of Jackson County, Missouri, if such court shall not have jurisdiction, any federal court located in the State of Missouri, or, if neither of such courts shall have jurisdiction, any other Missouri state court. Each of the parties hereby irrevocably submits with regard to any such dispute for itself and in respect of its property, generally and unconditionally, to the sole and exclusive personal jurisdiction of the aforesaid courts and agrees that it will not bring any dispute relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each party irrevocably consents to service of process in any dispute in any of the aforesaid courts by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized overnight delivery service, to such party at such party’s address referred to in Section 12.02. Each party hereby irrevocably and unconditionally waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action brought by any party with respect to this Agreement: (i) any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 12.10; (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); or (iii) any objection which such party may now or hereafter have: (A) to the laying of venue of any of the aforesaid actions arising out of or in connection with this Agreement brought in the courts referred to above; (B) that such action brought in any such court has been brought in an inconvenient forum; and (C) that this Agreement, or the subject matter hereof or thereof, may not be enforced in or by such courts.

(b) To the extent that any party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself, or to such party’s property, each such party hereby irrevocably waives such immunity in respect of such party’s obligations with respect to this Agreement.

(c) EACH PARTY ACKNOWLEDGES THAT IT IS KNOWINGLY AND VOLUNTARILY AGREEING TO THE CHOICE OF MISSOURI LAW TO GOVERN THIS AGREEMENT AND TO THE JURISDICTION OF MISSOURI COURTS IN CONNECTION WITH PROCEEDINGS BROUGHT HEREUNDER. THE PARTIES INTEND THIS TO BE AN EFFECTIVE CHOICE OF MISSOURI LAW AND AN EFFECTIVE CONSENT TO JURISDICTION AND SERVICE OF PROCESS UNDER APPLICABLE MISSOURI LAW.

(d) EACH PARTY, FOR ITSELF AND ITS AFFILIATES, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE ACTIONS OF THE PARTIES OR THEIR RESPECTIVE AFFILIATES PURSUANT TO THIS AGREEMENT OR THE OTHER ANCILLARY DOCUMENTS (AS DEFINED IN THE BUSINESS COMBINATION AGREEMENT) IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF OR THEREOF.

12.11 Expenses. Except as otherwise specified in this Agreement, the Company shall be responsible for all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred by the Members and the Company in connection with the preparation, negotiation, and operation of this Agreement.

12.12 Amendments and Waivers.

(a) This Agreement (including the Annexes hereto) may be amended, supplemented, waived or modified by the Managing Member in its sole discretion without the approval of any other Member or other Person so long as such amendment is executed and delivered to the Company by the Original Member Representative; provided that, (x) the Managing Member may, without the written consent of any Member or any other Person, amend, supplement, waive or modify any provision of this Agreement, and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect: (1) any amendment, supplement, waiver or modification that the Managing Member determines in its reasonable discretion to be necessary or appropriate in connection with the creation, authorization or issuance of Units or any Class of equity interest in the Company pursuant to Section 7.01(b); (2) the admission, substitution, or withdrawal of Members in accordance with this Agreement, pursuant to Section 8.07; (3) a change in the name of the Company, the location of the principal place of business of the Company, the registered agent of the Company or the registered office of the Company; (4) any amendment, supplement, waiver or modification that the Managing Member determines in its reasonable discretion to be necessary or appropriate to address changes in U.S. federal income tax regulations, legislation or interpretation; and/or (5) a change in the Fiscal Year or taxable year of the Company and any other changes that the Managing Member determines to be necessary or appropriate as a result of a change in the Fiscal Year or taxable year of the Company including a change in the dates on which distributions are to be made by the Company and (y) ARTICLE XI of this Agreement may be amended or modified, in whole or in part, only with the written consent of the Managing Member and the Members holding at least a majority of the then outstanding Class B Units which are not subject to vesting and forfeiture. Notwithstanding the foregoing, no amendment, including any amendment effected by way of merger, consolidation or transfer of all or substantially all the assets of the Company, may materially and adversely affect the rights of a Class without the consent of a majority in interest of such Class. If an amendment has been approved in accordance with this Agreement, such amendment shall be adopted and effective with respect to all Members. Upon obtaining such approvals as may be required by this Agreement, and without further action or execution on the part of any other Member or other Person, any amendment to this Agreement may be implemented and reflected in a writing executed solely by the Managing Member and the other Members shall be deemed a party to and bound by such amendment.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder (other than a failure or delay beyond a period of time specified herein) shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

(c) Notwithstanding the requirements of Section 12.12(a), the Managing Member may, in its sole discretion, unilaterally amend this Agreement on or before the effective date of the final regulations to provide for (i) the election of a safe harbor under Proposed Treasury Regulations Section 1.83-3(l) (or any similar provision) under which the fair market value of a Company interest (or interest in an entity treated as a partnership for U.S. federal income tax purposes) that is transferred is treated as being equal to the liquidation value of that interest, (ii) an agreement by the Company and each of its Members to comply with all of the requirements set forth in such regulations and Notice 2005-43 (and any other guidance provided by the Internal Revenue Service with respect to such election) with respect to all Company interests (or interest in an entity treated as a partnership for U.S. federal income tax purposes) transferred in connection with the performance of services while the election remains effective, (iii) the allocation of items of income, gains, deductions and losses required by the final regulations similar to Proposed Treasury Regulations Sections 1.704-1(b)(4)(xii)(b), 1.704-1(b)(4)(xii)(c) and 1.704-1(b)(2)(iv)(b)(1) and (iv) any other related amendments.

(d) Except as may be otherwise required by law in connection with the winding- up, liquidation, or dissolution of the Company, each Member hereby irrevocably waives any and all rights that it may have to maintain an action for judicial accounting or for partition of any of the Company’s property.

12.13 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and successors and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement (other than pursuant to Section 10.02); provided, however, that each employee, officer, director, agent or indemnitee of any Person who is bound by this Agreement or its Affiliates is an intended third party beneficiary of Section 12.10 and shall be entitled to enforce its rights thereunder.

12.14 Headings. The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

12.15 Power of Attorney. Each Member, by its execution hereof, hereby makes, constitutes and appoints the Company as its true and lawful agent and attorney in fact, with full power of substitution and full power and authority in its name, place and stead, to make, execute, sign, acknowledge, swear to, record and file (a) this Agreement and any amendment to this Agreement that has been consented to and adopted as herein provided; (b) all amendments to the Certificate required or permitted by law or the provisions of this Agreement; (c) all certificates and other instruments (including consents and ratifications which the Members have agreed to provide upon a matter receiving the agreed support of Members) deemed advisable by the Managing Member to carry out the provisions of this Agreement and Law or to permit the Company to become or to continue as a limited liability company or entity wherein the Members have limited liability in each jurisdiction where the Company may be doing business; (d) all instruments that the Managing Member deems appropriate to reflect a change or modification of this Agreement or the Company in accordance with this Agreement, including, without limitation, the admission of additional Members or substituted Members pursuant to the provisions of this Agreement; (e) all conveyances and other instruments or papers deemed advisable by the Managing Member to effect the liquidation and termination of the Company; and (f) all fictitious or assumed name certificates required or permitted (in light of the Company’s activities) to be filed on behalf of the Company.

12.16 Separate Agreements; Schedules. Notwithstanding any other provision of this Agreement, including Section 12.12, the Managing Member in its sole discretion may, or may cause the Company to, without the approval of any Member or other Person, enter into separate subscription, letter or other agreements with individual Members that have become or will become Members after the date hereof with respect to any matter, which have the effect of establishing rights under, or altering, supplementing or amending the terms of, this Agreement. The parties hereto agree that any terms contained in any such separate agreement shall govern with respect to such future Member(s) party thereto notwithstanding the provisions of this Agreement. The Managing Member in its sole discretion, may from time to time execute and deliver to the Members schedules which set forth information contained in the books and records of the Company and any other matters deemed appropriate by the Managing Member. Such schedules shall be for information purposes only and shall not be deemed to be part of this Agreement for any purpose whatsoever. Notwithstanding anything to the contrary, solely for U.S. federal income tax purposes, this Agreement and any other separate agreement described in this Section 12.16 shall constitute a “partnership agreement” within the meaning of Section 761 of the Code.

12.17 Partnership Status. The Members intend to treat the Company as a partnership for U.S. federal income tax purposes and notwithstanding anything to the contrary herein, no election to the contrary shall be made without the consent of each of the Members.

12.18 Delivery by Facsimile or Email. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or email with scan or facsimile attachment, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or email as a defense to the formation or enforceability of a contract, and each such party forever waives any such defense.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned have entered into this Agreement or have caused this Agreement to be duly executed by their respective authorized officers, in each case as of the date first above stated.

MEMBERS:

WHC WORLDWIDE, INC.

By:
Name:
Title:

William M. George

YCC3, LLC

By:
Name:
Title:

BBLE, LLC

By:
Name:
Title:

WHCWW5 HOLDING, LLC

By:
Name:
Title:

EXHIBIT A
Schedule of Members

Member Name and Address	Class A Units	Class B Units
WHC Worldwide, Inc. 1300 Lydia Ave. Kansas City, MO, 64106 Attn.: Chief Executive Officer Email: wmgeorge@ztrip.com
William M. George 1300 Lydia Ave. Kansas City, MO, 64106
YCC3, LLC 1825 Liverpool St. Pittsburgh, PA 15233 Attention: Jamie Campolongo
BBLE, LLC 4520 Main St. Suite 1500 Kansas City, MO 64111 Attention: Leo Morton
WHCWW5 Holding, LLC 1300 Lydia Ave. Kansas City, MO, 64106 Attention: Terry Oates
Total

EXHIBIT B
Form of Exchange Notice

[See attached]

Form of Exchange Notice

[Date]

WHC Worldwide, Inc.

1300 Lydia Ave.

Kansas City, MO, 64106

Attn.: Chief Executive Officer

Reference is hereby made to the Second Amended and Restated Operating Agreement of WHC Worldwide, LLC, dated as of [●] (as amended from time to time in accordance with its terms, the “LLC Agreement”) of WHC Worldwide, LLC, a Missouri limited liability company (the “Company”), by and among WHC Worldwide, Inc., a Delaware corporation (“PubCo”), and each other Person who is or at any time becomes a Member in accordance with the terms of the LLC Agreement (such Persons, together with PubCo, the “Holders”).

Capitalized terms used but not defined herein shall have the meanings given to them in the LLC Agreement.

The undersigned Holder hereby transfers and surrenders to the Company the number of Units set forth below held by such Holder in Exchange for the issuance to the undersigned Holder of that number of shares of Class A Common Stock equal to the number of Units so exchanged (to be issued in its name as set forth below), or, at the election of PubCo within three (3) Business Days of this notice, for a Cash Exchange Payment to the account set forth below, in each case in accordance with the LLC Agreement. Any portion of the Exchange not settled for a Cash Exchange Payment shall be settled for a Stock Exchange Payment.

Legal Name of Holder: ______________________________________________________________________________

Address: ________________________________________________________________________________________

Number of Units to be Exchanged: _____________________________________________________________________

Cash Exchange Payment instructions: __________________________________________________________________

If the Unitholder desires the shares of Class A Common Stock be settled through the facilities of Continental Stock Transfer and Trust Company (“CST”), please indicate the account of the CST participant below.

In the event PubCo elects to certificate the shares of Class A Common Stock issued to the Holder, please indicate the following:

Legal Name for Certificate Delivery: ____________________________________________________________________

Address for Certificate Delivery: ______________________________________________________________________

The undersigned hereby represents and warrants that the undersigned is the owner of the number of Units the undersigned is electing to Exchange pursuant to this Exchange Notice, and that such Units are not subject to any liens or restrictions on transfer (other than restrictions imposed by the LLC Agreement, the charter and governing documents of PubCo and applicable Law).

The undersigned hereby irrevocably constitutes and appoints any officer of PubCo, as applicable, as the attorney of the undersigned, with full power of substitution and resubstitution in the premises, solely to do any and all things and to take any and all actions necessary to effect the Exchange elected hereby.

[Name of Member]

By
Name:
Title:

Exhibit G-1

Form of Post-Closing Incentive Equity Plan

WHC WORLDWIDE, INC.
2022 OMNIBUS EQUITY INCENTIVE PLAN

Section 1. Purpose of Plan.

The name of the Plan is the WHC Worldwide, Inc. 2022 Omnibus Equity Incentive Plan (the “Plan”). The purposes of the Plan are to (i) provide an additional incentive to selected employees, directors, and consultants of the Company or its Affiliates whose contributions are essential to the growth and success of the Company, (ii) strengthen the commitment of such individuals to the Company and its Affiliates, (iii) motivate those individuals to faithfully and diligently perform their responsibilities and (iv) attract and retain competent and dedicated individuals whose efforts will result in the long-term growth and profitability of the Company. To accomplish these purposes, the Plan provides that the Company may grant Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Other Stock-Based Awards or any combination of the foregoing.

Section 2. Definitions.

For purposes of the Plan, the following terms shall be defined as set forth below:

(a) “Administrator” means the Board, or, if and to the extent the Board does not administer the Plan, the Committee in accordance with Section 3 hereof.

(b) “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified as of any date of determination.

(c) “Applicable Laws” means the applicable requirements under U.S. federal and state corporate laws, U.S. federal and state securities laws, including the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any other country or jurisdiction where Awards are granted under the Plan, as are in effect from time to time.

(d) “Award” means any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit or Other Stock-Based Award granted under the Plan.

(e) “Award Agreement” means any written notice, agreement, contract or other instrument or document evidencing an Award, including through electronic medium, which shall contain such terms and conditions with respect to an Award as the Administrator shall determine, consistent with the Plan.

(f) “Beneficial Owner” (or any variant thereof) has the meaning defined in Rule 13d-3 under the Exchange Act.

(g) “Board” means the Board of Directors of the Company.

(h) “Bylaws” mean the bylaws of the Company, as may be amended and/or restated from time to time.

G-1-1

(i) “Cause” has the meaning assigned to such term in any individual service, employment or severance agreement or Award Agreement with the Participant or, if no such agreement exists or if such agreement does not define “Cause,” then “Cause” means (i) the conviction, guilty plea or plea of “no contest” by the Participant to any felony or a crime involving moral turpitude or the Participant’s commission of any other act or omission involving dishonesty or fraud, (ii) the substantial and repeated failure of the Participant to perform duties of the office held by the Participant, (iii) the Participant’s gross negligence, willful misconduct or breach of fiduciary duty with respect to the Company or any of its Subsidiaries or Affiliates, (iv) any breach by the Participant of any restrictive covenants to which the Participant is subject, and/or (v) the Participant’s engagement in any conduct which is or can reasonably be expected to be materially detrimental or injurious to the business or reputation of the Company or its Affiliates. Any voluntary termination of employment or service by the Participant in anticipation of an involuntary termination of the Participant’s employment or service, as applicable, for Cause shall be deemed to be a termination for Cause.

(j) “Change in Capitalization” means any (i) merger, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase or other reorganization or corporate transaction or event, (ii) special or extraordinary dividend or other extraordinary distribution (whether in the form of cash, Common Stock or other property), stock split, reverse stock split, share subdivision or consolidation, (iii) combination or exchange of shares or (iv) other change in corporate structure, which, in any such case, the Administrator determines, in its sole discretion, affects the Shares such that an adjustment pursuant to Section 5 hereof is appropriate.

(k) “Change in Control” means the first occurrence of an event set forth in any one of the following paragraphs following the Effective Date:

(1) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person which were acquired directly from the Company or any Affiliate thereof) representing greater than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (i) of paragraph (3) below;

(2) the date on which the individuals who constitute the Board as of the Effective Date and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended cease for any reason to constitute a majority of the number of directors serving on the Board;

G-1-2

(3) there is consummated a merger or consolidation of the Company or any direct or indirect Subsidiary with any other corporation or other entity, other than (i) a merger or consolidation (A) which results in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary, fifty percent (50%) or more of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation and (B) following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the Company, the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger or consolidation is then a Subsidiary, the ultimate parent thereof, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities; or

(4) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than (A) a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company following the completion of such transaction in substantially the same proportions as their ownership of the Company immediately prior to such sale or (B) a sale or disposition of all or substantially all of the Company’s assets immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed or, if such entity is a subsidiary, the ultimate parent thereof.

Notwithstanding the foregoing, (i) a Change in Control shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the holders of Common Stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions and (ii) to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, a Change in Control shall be deemed to have occurred under the Plan with respect to any Award that constitutes deferred compensation under Section 409A of the Code only if a change in the ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company shall also be deemed to have occurred under Section 409A of the Code. For purposes of this definition of Change in Control, the term “Person” shall not include (i) the Company or any Subsidiary thereof, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary thereof, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of shares of the Company.

(l) “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

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(m) “Committee” means any committee or subcommittee the Board (including, but not limited to the Compensation Committee) may appoint to administer the Plan. Subject to the discretion of the Board, the Committee shall be composed entirely of individuals who meet the qualifications of a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and any other qualifications required by the applicable stock exchange on which the Common Stock is traded.

(n) “Common Stock” means the Class A Common Stock of the Company, par value $0.0001.

(o) “Company” means WHC Worldwide, Inc., a Delaware corporation (or any successor company, except as the term “Company” is used in the definition of “Change in Control” above).

(p) “Consultant” means any individual or entity which performs bona fide services to the Company or an Affiliate, other than as an employee or director, and who may be offered securities registerable pursuant to a registration statement on Form S-8 under the Securities Act.

(q) “Disability” has the meaning assigned to such term in any individual service, employment or severance agreement or Award Agreement with the Participant or, if no such agreement exists or if such agreement does not define “Disability,” then “Disability” means that a Participant, as determined by the Administrator in its sole discretion, (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company or an Affiliate thereof.

(r) “Effective Date” has the meaning set forth in Section 16 hereof.

(s) “Eligible Recipient” means an employee, director, or Consultant of the Company or any Affiliate of the Company who has been selected as an eligible participant by the Administrator; provided, however, to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, an Eligible Recipient of an Option or a Stock Appreciation Right means an employee, director, or Consultant of the Company or any Affiliate of the Company with respect to whom the Company is an “eligible issuer of service recipient stock” within the meaning of Section 409A of the Code.

(t) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

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(u) “Exempt Award” shall mean the following:

(1) An Award granted in assumption of, or in substitution for, outstanding awards previously granted by a corporation or other entity acquired by the Company or any of its Subsidiaries or with which the Company or any of its Subsidiaries combines by merger or otherwise. The terms and conditions of any such Awards may vary from the terms and conditions set forth in the Plan to the extent the Administrator at the time of grant may deem appropriate, subject to Applicable Laws.

(2) An award that an Eligible Recipient purchases at Fair Market Value (including awards that an Eligible Recipient elects to receive in lieu of fully vested compensation that is otherwise due) whether or not the Shares are delivered immediately or on a deferred basis.

(v) “Exercise Price” means, (i) with respect to any Option, the per share price at which a holder of such Option may purchase Shares issuable upon exercise of such Award, and (ii) with respect to a Stock Appreciation Right, the base price per share of such Stock Appreciation Right.

(w) “Fair Market Value” of a share of Common Stock or another security as of a particular date shall mean the fair market value as determined by the Administrator in good faith, which determination shall be binding and conclusive on all parties; provided, that, (i) if the Common Stock or other security is admitted to trading on a national securities exchange, the fair market value on any date shall be the closing sale price reported on such date, or if no shares were traded on such date, on the last preceding date for which there was a sale of a share of Common Stock on such exchange, or (ii) if the Common Stock or other security is then traded in an over-the-counter market, the fair market value on any date shall be the average of the highest closing bid price and the lowest closing ask price for such share in such over-the-counter market for the last preceding date on which there was a sale of such share in such market.

(x) “Free Standing Rights” has the meaning set forth in Section 8.

(y) “Good Reason” has the meaning assigned to such term in any individual service, employment or severance agreement or Award Agreement with the Participant or, if no such agreement exists or if such agreement does not define “Good Reason,” “Good Reason” and any provision of this Plan that refers to “Good Reason” shall not be applicable to such Participant.

(z) “Incentive Compensation” means annual cash bonus and any Award.

(aa) “ISO” means an Option intended to be and designated as an “incentive stock option” within the meaning of Section 422 of the Code.

(bb) “Nonqualified Stock Option” shall mean an Option that is not designated as an ISO.

(cc) “Option” means an option to purchase shares of Common Stock granted pursuant to Section 7 hereof. The term “Option” as used in the Plan includes the terms “Nonqualified Stock Option” and “ISO.”

(dd) “Other Stock-Based Award” means a right or other interest granted pursuant to Section 10 hereof that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Common Stock, including, but not limited to, unrestricted Shares, dividend equivalents or performance units, each of which may be subject to the attainment of performance goals or a period of continued provision of service or employment or other terms or conditions as permitted under the Plan.

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(ee) “Participant” means any Eligible Recipient selected by the Administrator, pursuant to the Administrator’s authority provided for in Section 3 below, to receive grants of Awards, and, upon his or her death, his or her successors, heirs, executors and administrators, as the case may be.

(ff) “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof.

(gg) “Plan” means this 2022 Omnibus Equity Incentive Plan.

(hh) “Related Rights” has the meaning set forth in Section 8.

(ii) “Restricted Period” has the meaning set forth in Section 9.

(jj) “Restricted Stock” means a Share granted pursuant to Section 9 below subject to certain restrictions that lapse at the end of specified period (or periods) of time and/or upon attainment of specified performance objectives.

(kk) “Restricted Stock Unit” means the right granted pursuant to Section 9 hereof to receive a Share at the end of a specified restricted period (or periods) of time and/or upon attainment of specified performance objectives.

(ll) “Rule 16b-3” has the meaning set forth in Section 3.

(mm) “Section 16 Officer” means any officer of the Company whom the Board has determined is subject to the reporting requirements of Section 16 of the Exchange Act, whether or not such individual is a Section 16 Officer at the time the determination to recoup compensation is made.

(nn) “Securities Act” means the Securities Act of 1933, as amended.

(oo) “Shares” means shares of Common Stock reserved for issuance under the Plan, as adjusted pursuant to the Plan, and any successor (pursuant to a merger, consolidation or other reorganization) security.

(pp) “Stock Appreciation Right” means a right granted pursuant to Section 8 hereof to receive an amount equal to the excess, if any, of (i) the aggregate Fair Market Value, as of the date such Award or portion thereof is surrendered, of the Shares covered by such Award or such portion thereof, over (ii) the aggregate Exercise Price of such Award or such portion thereof.

(qq) “Subsidiary” means, with respect to any Person, as of any date of determination, any other Person as to which such first Person owns or otherwise controls, directly or indirectly, more than 50% of the voting shares or other similar interests or a sole general partner interest or managing member or similar interest of such other Person.

(rr) “Transfer” has the meaning set forth in Section 14.

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Section 3. Administration.

(a) The Plan shall be administered by the Administrator and shall be administered, to the extent applicable, in accordance with Rule 16b-3 under the Exchange Act (“Rule 16b-3”).

(b) Pursuant to the terms of the Plan, the Administrator, subject, in the case of any Committee, to any restrictions on the authority delegated to it by the Board, shall have the power and authority, without limitation:

(1) to select those Eligible Recipients who shall be Participants;

(2) to determine whether and to what extent Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Other Stock-Based Awards or a combination of any of the foregoing, are to be granted hereunder to Participants;

(3) to determine the number of Shares to be covered by each Award granted hereunder;

(4) to determine the terms and conditions, not inconsistent with the terms of the Plan, of each Award granted hereunder (including, but not limited to, (i) the restrictions applicable to Restricted Stock or Restricted Stock Units and the conditions under which restrictions applicable to such Restricted Stock or Restricted Stock Units shall lapse, (ii) the performance goals and periods applicable to Awards, (iii) the Exercise Price of each Option and each Stock Appreciation Right or the purchase price of any other Award, (iv) the vesting schedule and terms applicable to each Award, (v) the number of Shares or amount of cash or other property subject to each Award and (vi) subject to the requirements of Section 409A of the Code (to the extent applicable) any amendments to the terms and conditions of outstanding Awards, including, but not limited to, extending the exercise period of such Awards and accelerating the payment schedules of such Awards and/or, to the extent specifically permitted under the Plan, accelerating the vesting schedules of such Awards);

(5) to determine the terms and conditions, not inconsistent with the terms of the Plan, which shall govern all written instruments evidencing Awards;

(6) to determine the Fair Market Value in accordance with the terms of the Plan;

(7) to determine the duration and purpose of leaves of absence which may be granted to a Participant without constituting termination of the Participant’s service or employment for purposes of Awards granted under the Plan;

(8) to adopt, alter and repeal such administrative rules, regulations, guidelines and practices governing the Plan as it shall from time to time deem advisable;

(9) to construe and interpret the terms and provisions of, and supply or correct omissions in, the Plan and any Award issued under the Plan (and any Award Agreement relating thereto), and to otherwise supervise the administration of the Plan and to exercise all powers and authorities either specifically granted under the Plan or necessary and advisable in the administration of the Plan; and

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(10) to prescribe, amend and rescind rules and regulations relating to sub-plans established for the purpose of satisfying applicable non-United States laws or for qualifying for favorable tax treatment under applicable non-United States laws, which rules and regulations may be set forth in an appendix or appendixes to the Plan.

(c) Subject to Section 5, neither the Board nor the Committee shall have the authority to reprice or cancel and regrant any Award at a lower exercise, base or purchase price or cancel any Award with an exercise, base or purchase price in exchange for cash, property or other Awards without first obtaining the approval of the Company’s stockholders.

(d) All decisions made by the Administrator pursuant to the provisions of the Plan shall be final, conclusive and binding on all Persons, including the Company and the Participants.

(e) The expenses of administering the Plan (which for avoidance of doubt does not include the costs of any Participant) shall be borne by the Company and its Affiliates.

(f) If at any time or to any extent the Board shall not administer the Plan, then the functions of the Administrator specified in the Plan shall be exercised by the Committee. Except as otherwise provided in the Articles of Incorporation or Bylaws of the Company, any action of the Committee with respect to the administration of the Plan shall be taken by a majority vote at a meeting at which a quorum is duly constituted or unanimous written consent of the Committee’s members.

Section 4. Shares Reserved for Issuance Under the Plan.

(a) Subject to Section 5 hereof, the number of Shares that are reserved and available for issuance pursuant to Awards granted under the Plan shall be 4,500,000, any or all of which such Shares may be granted as ISO Awards; provided, that, shares of Common Stock issued under the Plan with respect to an Exempt Award shall not count against such share limit.

(b) Shares issued under the Plan may, in whole or in part, be authorized but unissued Shares or Shares that shall have been or may be reacquired by the Company in the open market, in private transactions or otherwise. If an Award entitles the Participant to receive or purchase Shares, the number of Shares covered by such Award or to which such Award relates shall be counted on the date of grant of such Award against the aggregate number of Shares available for granting Awards under the Plan. If any Shares subject to an Award are forfeited, cancelled, exchanged or surrendered or if an Award otherwise terminates or expires without a distribution of Shares to the Participant, the Shares with respect to such Award shall, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for granting Awards under the Plan. Notwithstanding the foregoing, (i) any Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options; and (ii) Shares surrendered or withheld as payment of either the Exercise Price of an Award (including Shares otherwise underlying a Stock Appreciation Right that are retained by the Company to account for the Exercise Price of such Stock Appreciation Right) and/or withholding taxes in respect of an Award shall no longer be available for grant under the Plan. In addition, (i) to the extent an Award is denominated in shares of Common Stock, but paid or settled in cash, the number of shares of Common Stock with respect to which such payment or settlement is made shall again be available for grants of Awards pursuant to the Plan and (ii) shares of Common Stock underlying Awards that can only be settled in cash shall not be counted against the aggregate number of shares of Common Stock available for Awards under the Plan. Upon the exercise of any Award granted in tandem with any other Awards, such related Awards shall be cancelled to the extent of the number of Shares as to which the Award is exercised and, notwithstanding the foregoing, such number of Shares shall no longer be available for grant under the Plan.

(c) The maximum number of Shares subject to Awards granted during a single fiscal year of the Company to any Participant who is an Eligible Recipient solely due to service as a director of the Company shall not exceed a total of 20,000 Shares.

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Section 5. Equitable Adjustments.

In the event of any Change in Capitalization, an equitable substitution or proportionate adjustment shall be made in (i) the aggregate number and kind of securities reserved for issuance under the Plan pursuant to Section 4, (ii) the kind, number of securities subject to, and the Exercise Price subject to outstanding Options and Stock Appreciation Rights granted under the Plan, (iii) the kind, number and purchase price of Shares or other securities or the amount of cash or amount or type of other property subject to outstanding Restricted Stock, Restricted Stock Units or Other Stock-Based Awards granted under the Plan; and/or (iv) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); provided, however, that any fractional shares resulting from the adjustment shall be eliminated. Such other equitable substitutions or adjustments shall be made as may be determined by the Administrator, in its sole discretion. Without limiting the generality of the foregoing, in connection with a Change in Capitalization, the Administrator may provide, in its sole discretion, but subject in all events to the requirements of Section 409A of the Code, for the cancellation of any outstanding Award granted hereunder in exchange for payment in cash or other property having an aggregate Fair Market Value equal to the Fair Market Value of the Shares, cash or other property covered by such Award, reduced by the aggregate Exercise Price or purchase price thereof, if any; provided, however, that if the Exercise Price or purchase price of any outstanding Award is equal to or greater than the Fair Market Value of the shares of Common Stock, cash or other property covered by such Award, the Administrator may cancel such Award without the payment of any consideration to the Participant. Further, without limiting the generality of the foregoing, with respect to Awards subject to foreign laws, adjustments made hereunder shall be made in compliance with applicable requirements. Except to the extent determined by the Administrator, any adjustments to ISOs under this Section 5 shall be made only to the extent not constituting a “modification” within the meaning of Section 424(h)(3) of the Code. The Administrator’s determinations pursuant to this Section 5 shall be final, binding and conclusive.

Section 6. Eligibility and Award Limits.

The Participants in the Plan shall be selected from time to time by the Administrator, in its sole discretion, from those individuals that qualify as Eligible Recipients.

Section 7. Options.

(a) General. Options granted under the Plan shall be designated as Nonqualified Stock Options or ISOs. Each Participant who is granted an Option shall enter into an Award Agreement with the Company, containing such terms and conditions as the Administrator shall determine, in its sole discretion, including, among other things, the Exercise Price of the Option, the term of the Option and provisions regarding exercisability of the Option, and whether the Option is intended to be an ISO or a Nonqualified Stock Option (and in the event the Award Agreement has no such designation, the Option shall be a Nonqualified Stock Option). The provisions of each Option need not be the same with respect to each Participant. More than one Option may be granted to the same Participant and be outstanding concurrently hereunder. Options granted under the Plan shall be subject to the terms and conditions set forth in this Section 7 and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable and set forth in the applicable Award Agreement.

(b) Exercise Price. The Exercise Price of Shares purchasable under an Option shall be determined by the Administrator in its sole discretion at the time of grant, but in no event shall the exercise price of an Option be less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the date of grant.

(c) Option Term. The maximum term of each Option shall be fixed by the Administrator, but no Option shall be exercisable more than ten (10) years after the date such Option is granted. Each Option’s term is subject to earlier expiration pursuant to the applicable provisions in the Plan and the Award Agreement. Notwithstanding the foregoing, subject to Section 4(c) of the Plan, the Administrator shall have the authority to accelerate the exercisability of any outstanding Option at such time and under such circumstances as the Administrator, in its sole discretion, deems appropriate.

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(d) Exercisability. Each Option shall be subject to vesting at such time or times and subject to such terms and conditions, including the attainment of performance goals, as shall be determined by the Administrator in the applicable Award Agreement. The Administrator may also provide that any Option shall be exercisable only in installments, and the Administrator may waive such installment exercise provisions at any time, in whole or in part, based on such factors as the Administrator may determine in its sole discretion.

(e) Method of Exercise. Options may be exercised in whole or in part by giving written notice of exercise to the Company specifying the number of whole Shares to be purchased, accompanied by payment in full of the aggregate Exercise Price of the Shares so purchased in cash or its equivalent, as determined by the Administrator. As determined by the Administrator, in its sole discretion, with respect to any Option or category of Options, payment in whole or in part may also be made (i) by means of consideration received under any cashless exercise procedure approved by the Administrator (including the withholding of Shares otherwise issuable upon exercise), (ii) in the form of unrestricted Shares already owned by the Participant which have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option shall be exercised, (iii) any other form of consideration approved by the Administrator and permitted by Applicable Laws or (iv) any combination of the foregoing.

(f) ISOs. The terms and conditions of ISOs granted hereunder shall be subject to the provisions of Section 422 of the Code and the terms, conditions, limitations and administrative procedures established by the Administrator from time to time in accordance with the Plan. At the discretion of the Administrator, ISOs may be granted only to an employee of the Company, its “parent corporation” (as such term is defined in Section 424(e) of the Code) or a Subsidiary of the Company.

(1) ISO Grants to 10% Stockholders. Notwithstanding anything to the contrary in the Plan, if an ISO is granted to a Participant who owns shares representing more than ten percent (10%) of the voting power of all classes of shares of the Company at the time of grant, its “parent corporation” (as such term is defined in Section 424(e) of the Code) or a Subsidiary of the Company, the term of the ISO shall not exceed five (5) years from the time of grant of such ISO and the Exercise Price shall be at least one hundred and ten percent (110%) of the Fair Market Value of the Shares on the date of grant.

(2) $100,000 Per Year Limitation For ISOs. To the extent the aggregate Fair Market Value (determined on the date of grant) of the Shares for which ISOs are exercisable for the first time by any Participant during any calendar year (under all plans of the Company) exceeds $100,000, such excess ISOs shall be treated as Nonqualified Stock Options.

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(3) Disqualifying Dispositions. Each Participant awarded an ISO under the Plan shall notify the Company in writing immediately after the date the Participant makes a “disqualifying disposition” of any Share acquired pursuant to the exercise of such ISO. A “disqualifying disposition” is any disposition (including any sale) of such Shares before the later of (i) two years after the date of grant of the ISO and (ii) one year after the date the Participant acquired the Shares by exercising the ISO. The Company may, if determined by the Administrator and in accordance with procedures established by it, retain possession of any Shares acquired pursuant to the exercise of an ISO as agent for the applicable Participant until the end of the period described in the preceding sentence, subject to complying with any instructions from such Participant as to the sale of such Shares.

(g) Rights as Stockholder. A Participant shall have no rights to dividends, dividend equivalents or distributions or any other rights of a stockholder with respect to the Shares subject to an Option until the Participant has given written notice of the exercise thereof, and has paid in full for such Shares and has satisfied the requirements of Section 15 hereof.

(h) Termination of Employment or Service. In the event of a Participant’s termination for any reason other than death, Disability or Cause, the portion of such Participant’s Options that is not vested and exercisable as of the termination date shall not continue to vest and shall be immediately terminated and cancelled, and the portion of such Options that is vested and exercisable as of the termination date shall terminate and be cancelled on the earlier of (i) the expiration of the term of such Options (as provided in the applicable Award Agreement); and (ii) ninety (90) days after such termination date. In the event of a Participant’s termination due to death or Disability, the portion of such Participant’s Options that is not vested and exercisable as of the termination date shall not continue to vest and shall be immediately cancelled and terminated, and the portion of such Options that is vested and exercisable as of the termination date shall terminate and be cancelled on the earlier of (x) the expiration of the term of such Options (as provided in the applicable Award Agreement); and (y) the date that is twelve (12) months after the termination date. In the event of a Participant’s termination for Cause, or if after such termination, the Administrator determines that Cause existed before such termination, such Participant’s Options shall not continue to vest, shall be cancelled and terminated as of the termination date, and shall no longer be exercisable as to any Shares, whether or not previously vested.

(i) Other Change in Employment or Service Status. An Option shall be affected, both with regard to vesting schedule and termination, by leaves of absence, including unpaid and un-protected leaves of absence, changes from full-time to part-time employment, partial Disability or other changes in the employment status or service status of a Participant, in the discretion of the Administrator.

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Section 8. Stock Appreciation Rights.

(a) General. Stock Appreciation Rights may be granted either alone (“Free Standing Rights”) or in conjunction with all or part of any Option granted under the Plan (“Related Rights”). Related Rights may be granted either at or after the time of the grant of such Option. The Administrator shall determine the Eligible Recipients to whom, and the time or times at which, grants of Stock Appreciation Rights shall be made. Each Participant who is granted a Stock Appreciation Right shall enter into an Award Agreement with the Company, containing such terms and conditions as the Administrator shall determine, in its sole discretion, including, among other things, the number of Shares to be awarded, the Exercise Price per Share, and all other conditions of Stock Appreciation Rights. Notwithstanding the foregoing, no Related Right may be granted for more Shares than are subject to the Option to which it relates. The provisions of Stock Appreciation Rights need not be the same with respect to each Participant. Stock Appreciation Rights granted under the Plan shall be subject to the following terms and conditions set forth in this Section 8 and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable, as set forth in the applicable Award Agreement.

(b) Awards; Rights as Stockholder. A Participant shall have no rights to dividends or any other rights of a stockholder with respect to the shares of Common Stock, if any, subject to a Stock Appreciation Right until the Participant has given written notice of the exercise thereof and has satisfied the requirements of Section 15 hereof.

(c) Exercise Price. The Exercise Price of Shares purchasable under a Stock Appreciation Right shall be determined by the Administrator in its sole discretion at the time of grant, but in no event shall the exercise price of a Stock Appreciation Right be less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the date of grant.

(d) Exercisability.

(1) Stock Appreciation Rights that are Free Standing Rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator in the applicable Award Agreement.

(2) Stock Appreciation Rights that are Related Rights shall be exercisable only at such time or times and to the extent that the Options to which they relate shall be exercisable in accordance with the provisions of Section 7 hereof and this Section 8 of the Plan.

(e) Payment Upon Exercise.

(1) Upon the exercise of a Free Standing Right, the Participant shall be entitled to receive up to, but not more than, that number of Shares equal in value to the excess of the Fair Market Value as of the date of exercise over the Exercise Price per share specified in the Free Standing Right multiplied by the number of Shares in respect of which the Free Standing Right is being exercised.

(2) A Related Right may be exercised by a Participant by surrendering the applicable portion of the related Option. Upon such exercise and surrender, the Participant shall be entitled to receive up to, but not more than, that number of Shares equal in value to the excess of the Fair Market Value as of the date of exercise over the Exercise Price specified in the related Option multiplied by the number of Shares in respect of which the Related Right is being exercised. Options which have been so surrendered, in whole or in part, shall no longer be exercisable to the extent the Related Rights have been so exercised.

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(3) Notwithstanding the foregoing, the Administrator may determine to settle the exercise of a Stock Appreciation Right in cash (or in any combination of Shares and cash).

(f) Termination of Employment or Service. In the event of a Participant’s termination for any reason other than death, Disability or Cause, the portion of such Participant’s Stock Appreciation Rights that is not vested and exercisable as of the termination date shall not continue to vest and shall be immediately terminated and cancelled, and the portion of such Stock Appreciation Rights that is vested and exercisable as of the termination date shall terminate and be cancelled on the earlier of (i) the expiration of the term of such Stock Appreciation Rights (as provided in the applicable Award Agreement); and (ii) ninety (90) days after such termination date. In the event of a Participant’s termination due to death or Disability, the portion of such Participant’s Stock Appreciation Rights that is not vested and exercisable as of the termination date shall not continue to vest and shall be immediately cancelled and terminated, and the portion of such Stock Appreciation Rights that is vested and exercisable as of the termination date shall terminate and be cancelled on the earlier of (x) the expiration of the term of such Stock Appreciation Rights (as provided in the applicable Award Agreement); and (y) the date that is twelve (12) months after the termination date. In the event of a Participant’s termination for Cause, or if after such termination, the Administrator determines that Cause existed before such termination, such Participant’s Stock Appreciation Rights shall not continue to vest, shall be cancelled and terminated as of the termination date, and shall no longer be exercisable as to any Shares, whether or not previously vested.

(g) Term.

(1) The term of each Free Standing Right shall be fixed by the Administrator, but no Free Standing Right shall be exercisable more than ten (10) years after the date such right is granted.

(2) The term of each Related Right shall be the term of the Option to which it relates, but no Related Right shall be exercisable more than ten (10) years after the date such right is granted.

(h) Other Change in Employment or Service Status. Stock Appreciation Rights shall be affected, both with regard to vesting schedule and termination, by leaves of absence, including unpaid and un-protected leaves of absence, changes from full-time to part-time employment, partial Disability or other changes in the employment or service status of a Participant, in the discretion of the Administrator.

Section 9. Restricted Stock and Restricted Stock Units.

(a) General. Restricted Stock or Restricted Stock Units may be issued under the Plan. The Administrator shall determine the Eligible Recipients to whom, and the time or times at which, Restricted Stock or Restricted Stock Units shall be made. Each Participant who is granted Restricted Stock or Restricted Stock Units shall enter into an Award Agreement with the Company, containing such terms and conditions as the Administrator shall determine, in its sole discretion, including, among other things, the number of Shares to be awarded; the price, if any, to be paid by the Participant for the acquisition of Restricted Stock or Restricted Stock Units; the period of time restrictions, performance goals or other conditions that apply to Transferability, delivery or vesting of such Awards (the “Restricted Period”); and all other conditions applicable to the Restricted Stock and Restricted Stock Units. If the restrictions, performance goals or conditions established by the Administrator are not attained, a Participant shall forfeit his or her Restricted Stock or Restricted Stock Units, in accordance with the terms of the grant. The provisions of the Restricted Stock or Restricted Stock Units need not be the same with respect to each Participant.

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(b) Awards and Certificates. Except as otherwise provided below in Section 9(c), (i) each Participant who is granted an Award of Restricted Stock may, in the Company’s sole discretion, be issued a share certificate in respect of such Restricted Stock; and (ii) any such certificate so issued shall be registered in the name of the Participant, and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to any such Award. The Company may require that the share certificates, if any, evidencing Restricted Stock granted hereunder be held in the custody of the Company until the restrictions thereon shall have lapsed, and that, as a condition of any Award of Restricted Stock, the Participant shall have delivered a share transfer form, endorsed in blank, relating to the Shares covered by such Award. Certificates for shares of unrestricted Common Stock may, in the Company’s sole discretion, be delivered to the Participant only after the Restricted Period has expired without forfeiture in such Restricted Stock Award. With respect to Restricted Stock Units to be settled in Shares, at the expiration of the Restricted Period, share certificates in respect of the shares of Common Stock underlying such Restricted Stock Units may, in the Company’s sole discretion, be delivered to the Participant, or his or her legal representative, in a number equal to the number of shares of Common Stock underlying the Restricted Stock Units Award. Notwithstanding anything in the Plan to the contrary, any Restricted Stock or Restricted Stock Units to be settled in Shares (at the expiration of the Restricted Period, and whether before or after any vesting conditions have been satisfied) may, in the Company’s sole discretion, be issued in uncertificated form. Further, notwithstanding anything in the Plan to the contrary, with respect to Restricted Stock Units, at the expiration of the Restricted Period, Shares, or cash, as applicable, shall promptly be issued (either in certificated or uncertificated form) to the Participant, unless otherwise deferred in accordance with procedures established by the Company in accordance with Section 409A of the Code, and such issuance or payment shall in any event be made within such period as is required to avoid the imposition of a tax under Section 409A of the Code.

(c) Restrictions and Conditions. The Restricted Stock or Restricted Stock Units granted pursuant to this Section 9 shall be subject to the following restrictions and conditions and any additional restrictions or conditions as determined by the Administrator at the time of grant or, subject to Section 409A of the Code where applicable, thereafter:

(1) The Administrator may, in its sole discretion, provide for the lapse of restrictions in installments and may accelerate or waive such restrictions in whole or in part based on such factors and such circumstances as the Administrator may determine, in its sole discretion, including, but not limited to, the attainment of certain performance goals, the Participant’s termination of employment or service with the Company or any Affiliate thereof, or the Participant’s death or Disability. Notwithstanding the foregoing, upon a Change in Control, the outstanding Awards shall be subject to Section 11 hereof.

(2) Except as provided in the applicable Award Agreement, the Participant shall generally have the rights of a stockholder of the Company with respect to Restricted Stock during the Restricted Period; provided, however, that dividends declared during the Restricted Period with respect to an Award, shall only become payable if (and to the extent) the underlying Restricted Stock vests. Except as provided in the applicable Award Agreement, the Participant shall generally not have the rights of a stockholder with respect to Shares subject to Restricted Stock Units during the Restricted Period; provided, however, that, subject to Section 409A of the Code, an amount equal to dividends declared during the Restricted Period with respect to the number of Shares covered by Restricted Stock Units shall, unless otherwise set forth in an Award Agreement, be paid to the Participant at the time (and to the extent) Shares in respect of the related Restricted Stock Units are delivered to the Participant. Certificates for Shares of unrestricted Common Stock may, in the Company’s sole discretion, be delivered to the Participant only after the Restricted Period has expired without forfeiture in respect of such Restricted Stock or Restricted Stock Units, except as the Administrator, in its sole discretion, shall otherwise determine.

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(3) The rights of Participants granted Restricted Stock or Restricted Stock Units upon termination of employment or service as a director or Consultant to the Company or to any Affiliate thereof terminates for any reason during the Restricted Period shall be set forth in the Award Agreement.

(d) Form of Settlement. The Administrator reserves the right in its sole discretion to provide (either at or after the grant thereof) that any Restricted Stock Unit represents the right to receive the amount of cash per unit that is determined by the Administrator in connection with the Award.

Section 10. Other Stock-Based Awards.

Other Stock-Based Awards may be issued under the Plan. Subject to the provisions of the Plan, the Administrator shall have sole and complete authority to determine the individuals to whom and the time or times at which such Other Stock-Based Awards shall be granted. Each Participant who is granted an Other Stock-Based Award shall enter into an Award Agreement with the Company, containing such terms and conditions as the Administrator shall determine, in its sole discretion, including, among other things, the number of shares of Common Stock to be granted pursuant to such Other Stock-Based Awards, or the manner in which such Other Stock-Based Awards shall be settled (e.g., in shares of Common Stock, cash or other property), or the conditions to the vesting and/or payment or settlement of such Other Stock-Based Awards (which may include, but not be limited to, achievement of performance criteria) and all other terms and conditions of such Other Stock-Based Awards. In the event that the Administrator grants a bonus in the form of Shares, the Shares constituting such bonus shall, as determined by the Administrator, be evidenced in uncertificated form or by a book entry record or a certificate issued in the name of the Participant to whom such grant was made and delivered to such Participant as soon as practicable after the date on which such bonus is payable. Notwithstanding anything set forth in the Plan to the contrary, any dividend or dividend equivalent Award issued hereunder shall be subject to the same restrictions, conditions and risks of forfeiture as apply to the underlying Award.

Section 11. Change in Control.

Unless otherwise determined by the Administrator and evidenced in an Award Agreement, in the event that (a) a Change in Control occurs, and (b) the Participant is employed by the Company or any of its Affiliates immediately prior to the consummation of such Change in Control then upon the consummation of such Change in Control, the Administrator, in its sole and absolute discretion, may:

(a) provide that Awards, whether or not then vested, shall be continued, be assumed, or have new rights substituted therefor, as determined by the Administrator in a manner consistent with the requirements of Section 409A of the Code, and restrictions to which Awards granted prior to the Change in Control are subject shall not lapse upon a Change in Control and the Award shall, where appropriate in the sole discretion of the Administrator, receive the same distribution as other Shares on such terms as determined by the Administrator; provided that the Administrator may decide to award additional Awards in lieu of any cash distribution. Notwithstanding anything to the contrary herein, for purposes of ISOs, any assumed or substituted Option shall comply with the requirements of Treasury Regulation Section 1.424-1 (and any amendment thereto);

(b) provide that any unvested or unexercisable portion of any Award carrying a right to exercise become fully vested and exercisable;

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(c) cause the restrictions, deferral limitations, payment conditions and forfeiture conditions applicable to an Award granted under the Plan to lapse and such Awards shall be deemed fully vested and any performance conditions imposed with respect to such Awards shall be deemed to be fully achieved at target performance levels; and/or

(d) provide for the purchase of any Awards by the Company for an amount of cash equal to the excess (if any) of the highest price per Share paid in such Change in Control (the “Change in Control Price”), over the aggregate exercise price of such Awards; provided, however, that if the exercise price of an Option or Stock Appreciation Right exceeds the Change in Control Price, such Award may be cancelled for no consideration.

If the Administrator determines in its discretion pursuant to Section 3(b)(4) hereof to accelerate the vesting of Options and/or Share Appreciation Rights in connection with a Change in Control, the Administrator shall also have discretion in connection with such action to provide that all Options and/or Stock Appreciation Rights outstanding immediately prior to such Change in Control shall expire on the effective date of such Change in Control.

Section 12. Amendment and Termination.

The Board may amend, alter or terminate the Plan at any time, but no amendment, alteration or termination shall be made that would impair the rights of a Participant under any Award theretofore granted without such Participant’s consent. The Board shall obtain approval of the Company’s stockholders for any amendment that would require such approval in order to satisfy the requirements of any rules of the stock exchange on which the Common Stock is traded or other Applicable Law. Subject to Section 3(c), the Administrator may amend the terms of any Award theretofore granted, prospectively or retroactively, but, subject to Section 5 of the Plan and the immediately preceding sentence, no such amendment shall materially impair the rights of any Participant without his or her consent.

Section 13. Unfunded Status of Plan.

The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.

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Section 14. Withholding Taxes.

Each Participant shall, no later than the date as of which the value of an Award first becomes includible in the gross income of such Participant for purposes of applicable taxes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of an amount up to the maximum statutory tax rates in the Participant’s applicable jurisdiction with respect to the Award, as determined by the Company. The obligations of the Company under the Plan shall be conditional on the making of such payments or arrangements, and the Company shall, to the extent permitted by Applicable Laws, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant. Whenever cash is to be paid pursuant to an Award, the Company shall have the right to deduct therefrom an amount sufficient to satisfy any applicable withholding tax requirements related thereto. Whenever Shares or property other than cash are to be delivered pursuant to an Award, the Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy any related taxes to be withheld and applied to the tax obligations; provided, that, with the approval of the Administrator, a Participant may satisfy the foregoing requirement by either (i) electing to have the Company withhold from delivery of Shares or other property, as applicable, or (ii) delivering already owned unrestricted shares of Common Stock, in each case, having a value not exceeding the applicable taxes to be withheld and applied to the tax obligations. Such already owned and unrestricted shares of Common Stock shall be valued at their Fair Market Value on the date on which the amount of tax to be withheld is determined and any fractional share amounts resulting therefrom shall be settled in cash. Such an election may be made with respect to all or any portion of the Shares to be delivered pursuant to an award. The Company may also use any other method of obtaining the necessary payment or proceeds, as permitted by Applicable Laws, to satisfy its withholding obligation with respect to any Award.

Section 15. Transfer of Awards.

Until such time as the Awards are fully vested and/or exercisable in accordance with the Plan or an Award Agreement, no purported sale, assignment, mortgage, hypothecation, transfer, charge, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any Award or any agreement or commitment to do any of the foregoing (each, a “Transfer”) by any holder thereof in violation of the provisions of the Plan or an Award Agreement will be valid, except with the prior written consent of the Administrator, which consent may be granted or withheld in the sole discretion of the Administrator. Any purported Transfer of an Award or any economic benefit or interest therein in violation of the Plan or an Award Agreement shall be null and void ab initio and shall not create any obligation or liability of the Company, and any Person purportedly acquiring any Award or any economic benefit or interest therein transferred in violation of the Plan or an Award Agreement shall not be entitled to be recognized as a holder of such Shares or other property underlying such Award. Unless otherwise determined by the Administrator in accordance with the provisions of the immediately preceding sentence, an Option or a Stock Appreciation Right may be exercised, during the lifetime of the Participant, only by the Participant or, during any period during which the Participant is under a legal Disability, by the Participant’s guardian or legal representative.

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Section 16. Continued Employment or Service.

Neither the adoption of the Plan nor the grant of an Award shall confer upon any Eligible Recipient any right to continued employment or service with the Company or any Affiliate thereof, as the case may be, nor shall it interfere in any way with the right of the Company or any Affiliate thereof to terminate the employment or service of any of its Eligible Recipients at any time.

Section 17. Effective Date.

The Plan was approved by the Board on _________, 2022 and shall be adopted and become effective on the date that it is approved by the Company’s stockholders (the “Effective Date”).

Section 18. Electronic Signature.

Participant’s electronic signature of an Award Agreement shall have the same validity and effect as a signature affixed by hand.

Section 19. Term of Plan.

No Award shall be granted pursuant to the Plan on or after the tenth anniversary of the Effective Date, but Awards theretofore granted may extend beyond that date.

Section 20. Securities Matters and Regulations.

(a) Notwithstanding anything herein to the contrary, the obligation of the Company to sell or deliver Shares with respect to any Award granted under the Plan shall be subject to all Applicable Laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Administrator. The Administrator may require, as a condition of the issuance and delivery of certificates evidencing shares of Common Stock pursuant to the terms hereof, that the recipient of such shares make such agreements and representations, and that such certificates bear such legends, as the Administrator, in its sole discretion, deems necessary or advisable.

(b) Each Award is subject to the requirement that, if at any time the Administrator determines that the listing, registration or qualification of Shares is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Award or the issuance of Shares, no such Award shall be granted or payment made or Shares issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Administrator.

(c) In the event that the disposition of Shares acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act and is not otherwise exempt from such registration, such Shares shall be restricted against transfer to the extent required by the Securities Act or regulations thereunder, and the Administrator may require a Participant receiving Common Stock pursuant to the Plan, as a condition precedent to receipt of such Common Stock, to represent to the Company in writing that the Common Stock acquired by such Participant is acquired for investment only and not with a view to distribution.

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Section 21. Section 409A of the Code.

The Plan as well as payments and benefits under any Awards are intended to be exempt from, or to the extent subject thereto, to comply with Section 409A of the Code, and, accordingly, to the maximum extent permitted, the Plan and Awards shall be interpreted in accordance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Participant shall not be considered to have terminated employment or service with the Company for purposes of the Plan and no payment shall be due to the Participant under the Plan or any Award until the Participant would be considered to have incurred a “separation from service” from the Company and its Affiliates within the meaning of Section 409A of the Code. Any payments described in the Plan that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless Applicable Law requires otherwise. Notwithstanding anything to the contrary in the Plan or any Award, to the extent that any Awards (or any other amounts payable under any plan, program or arrangement of the Company or any of its Affiliates) are payable upon a separation from service and such payment would result in the imposition of any individual tax and penalty interest charges imposed under Section 409A of the Code, the settlement and payment of such awards (or other amounts) shall instead be made on the first business day after the date that is six (6) months following such separation from service (or death, if earlier). Each amount to be paid or benefit to be provided under this Plan shall be construed as a separate identified payment for purposes of Section 409A of the Code. The Company makes no representation that any or all of the payments or benefits described in this Plan will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. The Participant, or to the extent applicable, any beneficiary of the Participant, shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A of the Code.

Section 22. Notification of Election Under Section 83(b) of the Code.

If any Participant shall, in connection with the acquisition of shares of Common Stock under the Plan, make the election permitted under Section 83(b) of the Code, such Participant shall notify the Company of such election within ten (10) days after filing notice of the election with the Internal Revenue Service.

Section 23. No Fractional Shares.

No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan. The Administrator shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

Section 24. Beneficiary.

A Participant may file with the Administrator a written designation of a beneficiary on such form as may be prescribed by the Administrator and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant, the executor or administrator of the Participant’s estate shall be deemed to be the Participant’s beneficiary.

Section 25. Paperless Administration.

In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Participant may be permitted through the use of such an automated system.

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Section 26. Severability.

If any provision of the Plan is held to be invalid or unenforceable, the other provisions of the Plan shall not be affected but shall be applied as if the invalid or unenforceable provision had not been included in the Plan.

Section 27. Clawback.

(a) If the Company is required to prepare a financial restatement due to the material non-compliance of the Company with any financial reporting requirement, then the Committee may require any Section 16 Officer to repay or forfeit to the Company, and each Section 16 Officer agrees to so repay or forfeit, that part of the Incentive Compensation received by that Section 16 Officer during the three-year period preceding the publication of the restated financial statement that the Committee determines was in excess of the amount that such Section 16 Officer would have received had such Incentive Compensation been calculated based on the financial results reported in the restated financial statement. The Committee may take into account any factors it deems reasonable in determining whether to seek recoupment of previously paid Incentive Compensation and how much Incentive Compensation to recoup from each Section 16 Officer (which need not be the same amount or proportion for each Section 16 Officer), including any determination by the Committee that a Section 16 Officer engaged in fraud, willful misconduct or committed grossly negligent acts or omissions which materially contributed to the events that led to the financial restatement. The amount and form of the Incentive Compensation to be recouped shall be determined by the Committee in its sole and absolute discretion, and recoupment of Incentive Compensation may be made, in the Committee’s sole and absolute discretion, through the cancellation of vested or unvested Awards, cash repayment or both.

(b) Notwithstanding any other provisions in this Plan, any Award which is subject to recovery under any Applicable Laws, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such Applicable Law, government regulation or stock exchange listing requirement (or any policy adopted by the Company, in its discretion, including, without limitation, pursuant to any such law, government regulation or stock exchange listing requirement (“Clawback Policy”)). By accepting an Award, the Participant is agreeing to be bound by the Clawback Policy, as in effect or as may be adopted and/or modified from time to time by the Company in its discretion.

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Section 28. Forfeiture and Recoupment Events.

In addition to forfeiture and recoupment provisions of Section 7(h), Section 8(f), and Section 27 of this Plan, the Committee may specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain events, in addition to applicable vesting conditions of an Award. Such events may include, without limitation, breach of non-competition, non-solicitation, confidentiality, or other restrictive covenants that are contained in the Award Agreement or otherwise applicable to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company and/or its Affiliates.

Section 29. Governing Law.

The Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles of conflicts of law of such state.

Section 30. Indemnification.

To the extent allowable pursuant to applicable law, each member of the Board and the Administrator and any officer or other employee to whom authority to administer any component of the Plan is designated shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided, however, that he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individuals may be entitled pursuant to the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

Section 31. Titles and Headings, References to Sections of the Code or Exchange Act.

The titles and headings of the sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control. References to sections of the Code, the Securities Act, or the Exchange Act shall include any amendment or successor thereto.

Section 32. Successors.

The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.

Section 33. Relationship to other Benefits.

No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare, or other benefit plan of the Company or any Affiliate except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

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Exhibit G-2

Form of Post-Closing Employee Stock Purchase Plan

WHC WORLDWIDE, INC.

2023 EMPLOYEE STOCK PURCHASE PLAN

i

ARTICLE X. TERM OF PLAN		13
ARTICLE XI. ADMINISTRATION		13
11.1	Administrator	13
11.2	Authority of Administrator	14
11.3	Decisions Binding	14
ARTICLE XII. MISCELLANEOUS		14
12.1	Restriction upon Assignment	14
12.2	Rights as a Stockholder	15
12.3	Interest	15
12.4	Designation of Beneficiary	15
12.5	Notices	15
12.6	Equal Rights and Privileges	15
12.7	Use of Funds	16
12.8	No Employment Rights	16
12.9	Notice of Disposition of Shares	16
12.10	Tax Matters	16
12.11	Governing Law	16
12.12	Electronic Forms	16

ii

WHC WORLDWIDE, INC.
2023 EMPLOYEE STOCK PURCHASE PLAN

ARTICLE I.
PURPOSE

The purpose of this Plan is to assist Eligible Employees of the Company and its Designated Subsidiaries in acquiring a stock ownership interest in the Company.

The Plan consists of two components: (i) the Section 423 Component and (ii) the Non-Section 423 Component. The Section 423 Component is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code and shall be administered, interpreted and construed in a manner consistent with the requirements of Section 423 of the Code. The Non-Section 423 Component authorizes the grant of rights which need not qualify as rights granted pursuant to an “employee stock purchase plan” under Section 423 of the Code. Rights granted under the Non-Section 423 Component shall be granted pursuant to separate Offerings containing such sub-plans, appendices, rules or procedures as may be adopted by the Administrator and intended to achieve tax, securities laws or other objectives for Eligible Employees and Designated Subsidiaries but shall not be intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. Except as otherwise determined by the Administrator or provided herein, the Non-Section 423 Component will operate and be administered in the same manner as the Section 423 Component. Offerings intended to be made under the Non-Section 423 Component will be designated as such by the Administrator at or prior to the time of such Offering.

For purposes of this Plan, the Administrator may designate separate Offerings under the Plan in which Eligible Employees will participate. The terms of these Offerings need not be identical, even if the dates of the applicable Offering Period(s) in each such Offering are identical, provided that the terms of participation are the same within each separate Offering under the Section 423 Component (as determined under Section 423 of the Code). Solely by way of example and without limiting the foregoing, the Company could, but shall not be required to, provide for simultaneous Offerings under the Section 423 Component and the Non-Section 423 Component of the Plan.

ARTICLE II.
DEFINITIONS AND CONSTRUCTION

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates. Masculine, feminine and neuter pronouns are used interchangeably and each comprehends the others.

2.1 “Administrator” shall mean the entity that conducts the general administration of the Plan as provided in Article XI.

2.2 “Agent” means the brokerage firm, bank or other financial institution, entity or person(s), if any, engaged, retained, appointed or authorized to act as the agent of the Company or an Employee with regard to the Plan.

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2.3 “Applicable Law” shall mean the requirements relating to the administration of equity incentive plans under U.S. federal and state securities, tax and other applicable laws, rules and regulations, the applicable rules of any stock exchange or quotation system on which the Shares are listed or quoted and the applicable laws and rules of any foreign country or other jurisdiction where rights under this Plan are granted.

2.4 “Board” shall mean the Board of Directors of the Company.

2.5 “Code” shall mean the U.S. Internal Revenue Code of 1986, as amended and the regulations issued thereunder.

2.6 “Code Section 409A” shall mean Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including, without limitation, any such regulations or other guidance that may be issued after the Effective Date.

2.7 “Common Stock” shall mean the Class A common stock of the Company $0.0001 par value per share, and such other securities of the Company that may be substituted therefor pursuant to Article VIII.

2.8 “Company” shall mean WHC Worldwide, Inc., a Delaware corporation, or any successor.

2.9 “Compensation” of an Eligible Employee means, unless otherwise determined by the Administrator, the gross base compensation received by such Eligible Employee as compensation for services to the Company or any Designated Subsidiary.

2.10 “Designated Subsidiary” shall mean any Subsidiary designated by the Administrator in accordance with Section 11.2(b), such designation to specify whether such participation is in the Section 423 Component or Non-Section 423 Component. A Designated Subsidiary may participate in either the Section 423 Component or Non-Section 423 Component, but not both simultaneously; provided that a Subsidiary that, for U.S. tax purposes, is disregarded from the Company or any Subsidiary that participates in the Section 423 Component shall automatically constitute a Designated Subsidiary that participates in the Section 423 Component.

2.11 “Effective Date” shall mean the date as of which this Plan is adopted by the Board and approved by the shareholders of the Company in accordance with Article XII.

2.12 “Eligible Employee” shall mean:

(a) an Employee who does not, immediately after any rights under this Plan are granted, own (directly or through attribution) stock possessing 5% or more of the total combined voting power or value of all classes of Shares and other securities of the Company, a Parent or a Subsidiary (as determined under Section 423(b)(3) of the Code). For purposes of the foregoing sentence, the rules of Section 424(d) of the Code with regard to the attribution of stock ownership shall apply in determining the stock ownership of an individual, and stock that an Employee may purchase under outstanding options shall be treated as stock owned by the Employee.

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(b) Notwithstanding the foregoing, the Administrator may provide in an Offering Document that an Employee shall not be eligible to participate in an Offering Period if: (i) such Employee is a highly compensated employee within the meaning of Section 423(b)(4)(D) of the Code, (ii) such Employee has not met a service requirement designated by the Administrator pursuant to Section 423(b)(4)(A) of the Code (which service requirement may not exceed two years), (iii) such Employee’s customary employment is for twenty hours per week or less, (iv) such Employee’s customary employment is for less than five months in any calendar year and/or (v) such Employee is a citizen or resident of a foreign jurisdiction and the grant of a right to purchase Shares under the Plan to such Employee would be prohibited under the laws of such foreign jurisdiction or the grant of a right to purchase Shares under the Plan to such Employee in compliance with the laws of such foreign jurisdiction would cause the Plan to violate the requirements of Section 423 of the Code, as determined by the Administrator in its sole discretion; provided, further, that, for purposes of the 423 Component, any exclusion in clauses (i), (ii), (iii), (iv) or (v) shall be applied in an identical manner under each Offering Period to all Employees, in accordance with Treasury Regulation Section 1.423-2(e).

(c) Further notwithstanding the foregoing, with respect to the Non-Section 423 Component, the first sentence of Section 2.12(a) above shall apply in determining who is an “Eligible Employee,” except (i) the Administrator may limit eligibility further within the Company or a Designated Subsidiary so as to only designate some Employees of the Company or a Designated Subsidiary as Eligible Employees, and (ii) to the extent the restrictions in the first sentence in this definition are not consistent with applicable local laws, the applicable local laws shall control.

2.13 “Employee” shall mean any individual who renders services to the Company or any Designated Subsidiary in the status of an employee, and, with respect to the Section 423 Component, a person who is an employee within the meaning of Section 3401(c) of the Code. For purposes of an individual’s participation in, or other rights under the Plan, all determinations by the Company shall be final, binding and conclusive, notwithstanding that any court of law or governmental agency subsequently makes a contrary determination. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company or Designated Subsidiary and meeting the requirements of Treasury Regulation Section 1.421-1(h)(2). Where the period of leave exceeds three (3) months and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the first day immediately following such three (3) month period.

2.14 “Enrollment Date” shall mean the first Trading Day of each Offering Period.

2.15 “Enrollment Form” means an agreement pursuant to which an Eligible Employee may elect to enroll in the Plan, to authorize a new level of payroll deductions, or to stop payroll deductions and withdraw from an Offering.

2.16 “Fair Market Value” means, as of any date, the value of a Share determined as follows: (i) if the Common Stock is listed on any established stock exchange, its Fair Market Value will be the closing sales price for the Common Stock as quoted on such exchange for such date, or if no sale occurred on such date, the last day preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; (ii) if the Common Stock is not traded on a stock exchange but is quoted on a national market or other quotation system, the closing sales price on such date, or if no sales occurred on such date, then on the last date preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; or (iii) without an established market for the Common Stock, the Administrator will determine the Fair Market Value in its discretion.

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2.17 “Non-Section 423 Component” shall mean those Offerings under the Plan, together with the sub-plans, appendices, rules or procedures, if any, adopted by the Administrator as a part of this Plan, in each case, pursuant to which rights to purchase Shares during an Offering Period may be granted to Eligible Employees that need not satisfy the requirements for rights to purchase Shares granted pursuant to an “employee stock purchase plan” that are set forth under Section 423 of the Code.

2.18 “Offering” shall mean an offer under the Plan of a right to purchase Shares that may be exercised during an Offering Period as further described in Article IV hereof. Unless otherwise specified by the Administrator, each Offering to the Eligible Employees of the Company or a Designated Subsidiary shall be deemed a separate Offering, even if the dates and other terms of the applicable Offering Periods of each such Offering are identical, and the provisions of the Plan will separately apply to each Offering. To the extent permitted by Treas. Reg. § 1.423-2(a)(1), the terms of each separate Offering under the Section 423 Component need not be identical, provided that the terms of the Section 423 Component and an Offering thereunder together satisfy Treas. Reg. § 1.423-2(a)(2) and (a)(3).

2.19 “Offering Document” shall have the meaning given to such term in Section 4.1.

2.20 “Offering Period” shall have the meaning given to such term in Section 4.1.

2.21 “Parent” shall mean any corporation, other than the Company, in an unbroken chain of corporations ending with the Company if, at the time of the determination, each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

2.22 “Participant” shall mean any Eligible Employee who has executed an Enrollment Form and been granted rights to purchase Shares pursuant to the Plan.

2.23 “Payday” means the regular or recurring established day for payment of Compensation to an Employee of the Company or any Designated Subsidiary.

2.24 “Plan” shall mean this 2023 Employee Stock Purchase Plan, including both the Section 423 Component and Non-Section 423 Component and any other sub-plans or appendices.

2.25 “Purchase Date” shall mean the last Trading Day of each Purchase Period or such other date as determined by the Administrator and set forth in the Offering Document.

2.26 “Purchase Period” shall refer to one or more periods within an Offering Period, as designated in the applicable Offering Document; provided, however, that, in the event no purchase period is designated by the Administrator in the applicable Offering Document, the purchase period for each Offering Period covered by such Offering Document shall be the same as the applicable Offering Period.

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2.27 “Purchase Price” shall mean the purchase price designated by the Administrator in the applicable Offering Document (which purchase price, for purposes of the Section 423 Component, shall not be less than 85% of the Fair Market Value of a Share on the Enrollment Date or on the Purchase Date, whichever is lower); provided, however, that, in the event no purchase price is designated by the Administrator in the applicable Offering Document, the purchase price for the Offering Periods covered by such Offering Document shall be 85% of the Fair Market Value of a Share on the Enrollment Date or on the Purchase Date, whichever is lower; provided, further, that the Purchase Price may be adjusted by the Administrator pursuant to Article VIII and shall not be less than the par value of a Share.

2.28 “Section 423 Component” shall mean those Offerings under the Plan, together with the sub-plans, appendices, rules or procedures, if any, adopted by the Administrator as a part of this Plan, in each case, pursuant to which rights to purchase Shares during an Offering Period may be granted to Eligible Employees that are intended to satisfy the requirements for rights to purchase Shares granted pursuant to an “employee stock purchase plan” that are set forth under Section 423 of the Code.

2.29 “Share” means a share of Common Stock.

2.30 “Subsidiary” shall mean any corporation, other than the Company, in an unbroken chain of corporations beginning with the Company if, at the time of the determination, each of the corporations other than the last corporation in an unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain; provided, however, that a limited liability company or partnership may be treated as a Subsidiary to the extent either (a) such entity is treated as a disregarded entity under Treasury Regulation Section 301.7701-3(a) by reason of the Company or any other Subsidiary that is a corporation being the sole owner of such entity, or (b) such entity elects to be classified as a corporation under Treasury Regulation Section 301.7701-3(a) and such entity would otherwise qualify as a Subsidiary. In addition, with respect to the Non-Section 423 Component, Subsidiary shall include any corporate or non-corporate entity in which the Company has a direct or indirect equity interest or significant business relationship.

2.31 “Trading Day” shall mean a day on which national stock exchanges in the United States are open for trading.

ARTICLE III.
SHARES SUBJECT TO THE PLAN

3.1 Number of Shares. Subject to Article VIII, the aggregate number of Shares that may be issued pursuant to rights granted under the Plan shall be 1,500,000. If any right granted under the Plan shall for any reason terminate without having been exercised, the Shares not purchased under such right shall again become available for issuance under the Plan.

3.2 Shares Distributed. Any Shares distributed pursuant to the Plan may consist, in whole or in part, of authorized and unissued Shares, treasury shares or Shares purchased on the open market.

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ARTICLE IV.
OFFERING PERIODS; OFFERING DOCUMENTS; PURCHASE DATES

4.1 Offering Periods. The Administrator may from time to time grant or provide for the grant of rights to purchase Shares under the Plan to Eligible Employees during one or more periods (each, an “Offering Period”) selected by the Administrator. The terms and conditions applicable to each Offering Period shall be set forth in an “Offering Document” adopted by the Administrator, which Offering Document shall be in such form and shall contain such terms and conditions as the Administrator shall deem appropriate and shall be incorporated by reference into and made part of the Plan and shall be attached hereto as part of the Plan. The provisions of separate Offering or Offering Periods under the Plan need not be identical.

4.2 Offering Documents. Each Offering Document with respect to an Offering Period shall specify (through incorporation of the provisions of this Plan by reference or otherwise):

(a) the length of the Offering Period, which period shall not exceed twenty-seven months;

(b) the maximum number of Shares that may be purchased by any Eligible Employee during such Offering Period; and

(c) such other provisions as the Administrator determines are appropriate, subject to the Plan.

ARTICLE V.
ELIGIBILITY AND PARTICIPATION

5.1 Eligibility. Any Eligible Employee who shall be employed by the Company or a Designated Subsidiary on a given Enrollment Date for an Offering Period shall be eligible to participate in the Plan during such Offering Period, subject to the requirements of this Article V and, for the Section 423 Component, the limitations imposed by Section 423(b) of the Code.

5.2 Enrollment in Plan.

(a) Except as otherwise set forth in an Offering Document or determined by the Administrator, an Eligible Employee may become a Participant in the Plan for an Offering Period by properly completing an Enrollment Form, which may be electronic, and submitting it to the Company, in accordance with the enrollment procedures established by the Administrator. Participation in the Plan is entirely voluntary.

(b) Each Enrollment Form agreement shall designate a whole percentage of such Eligible Employee’s Compensation, to be withheld by the Company or the Designated Subsidiary employing such Eligible Employee on each Payday during the Offering Period as payroll deductions under the Plan. The designated percentage may not be less than 1% and may not be more than the maximum percentage specified by the Administrator in the applicable Offering Document (which percentage shall be 15% in the absence of any such designation) as payroll deductions. The payroll deductions made for each Participant shall be credited to an account for such Participant under the Plan and shall be deposited with the general funds of the Company.

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(c) A Participant may increase or decrease the designated percentage of Compensation their Enrollment Form, subject to the limits of this Section 5.2, or may suspend their payroll deductions, at any time during an Offering Period; provided, however, that the Administrator may limit the number of changes a Participant may make to their payroll deduction elections during each Offering Period in the applicable Offering Document (and in the absence of any specific designation by the Administrator, a Participant shall be allowed to decrease (but not increase) their payroll deduction elections one time during each Offering Period). Any such change or suspension of payroll deductions shall be effective with the first full payroll period following ten business days after the Company’s receipt of the new Enrollment Form (or such shorter or longer period as may be specified by the Administrator in the applicable Offering Document). In the event a Participant suspends their payroll deductions, such Participant’s cumulative payroll deductions prior to the suspension shall remain in their account and shall be applied to the purchase of Shares on the next occurring Purchase Date and shall not be paid to such Participant unless they withdraws from participation in the Plan pursuant to Article VII.

(d) Except as otherwise set forth in an Offering Document or determined by the Administrator, a Participant may participate in the Plan only by means of payroll deduction and may not make contributions by lump sum payment for any Offering Period.

5.3 Payroll Deductions. Except as otherwise provided in the applicable Offering Document, payroll deductions for a Participant shall commence on the first Payday following the Enrollment Date and shall end on the last Payday in the Offering Period to which the Participant’s authorization is applicable, unless sooner terminated by the Participant as provided in Article VII or suspended by the Participant or the Administrator as provided in Section 5.2 and Section 5.6, respectively. Notwithstanding any other provisions of the Plan to the contrary, in non-U.S. jurisdictions where participation in the Plan through payroll deductions is prohibited, the Administrator may provide that an Eligible Employee may elect to participate through contributions to the Participant’s account under the Plan in a form acceptable to the Administrator in lieu of or in addition to payroll deductions; provided, however, that, for any Offering under the Section 423 Component, the Administrator shall take into consideration any limitations under Section 423 of the Code when applying an alternative method of contribution.

5.4 Effect of Enrollment. A Participant’s completion of an Enrollment Form will enroll such Participant in the Plan for each subsequent Offering Period on the terms contained therein until the Participant either submits a new Enrollment Form, withdraws from participation under the Plan as provided in Article VII or otherwise becomes ineligible to participate in the Plan.

5.5 Limitation on Purchase of Shares. An Eligible Employee may be granted rights under the Section 423 Component only if such rights, together with any other rights granted to such Eligible Employee under “employee stock purchase plans” of the Company, any Parent or any Subsidiary, as specified by Section 423(b)(8) of the Code, do not permit such employee’s rights to purchase stock of the Company or any Parent or Subsidiary to accrue at a rate that exceeds $25,000 of the Fair Market Value of the Shares (determined as of the first day of the Offering Period during which such rights are granted) for each calendar year in which such rights are outstanding at any time. This limitation shall be applied in accordance with Section 423(b)(8) of the Code.

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5.6 Suspension of Payroll Deductions. Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 5.5 (with respect to the Section 423 Component) or the other limitations set forth in this Plan, a Participant’s payroll deductions may be suspended by the Administrator at any time during an Offering Period. The balance of the amount credited to the account of each Participant that has not been applied to the purchase of Shares by reason of Section 423(b)(8) of the Code, Section 5.5 or the other limitations set forth in this Plan shall be paid to such Participant in one lump sum in cash as soon as reasonably practicable after the Purchase Date.

5.7 Foreign Employees. In order to facilitate participation in the Plan, the Administrator may provide for such special terms applicable to Participants who are citizens or residents of a foreign jurisdiction, or who are employed by a Designated Subsidiary outside of the United States, as the Administrator may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Except as permitted by Section 423 of the Code, with respect to the Section 423 Component, such special terms may not be more favorable than the terms of rights granted under the Section 423 Component to Eligible Employees who are residents of the United States. Such special terms may be set forth in an addendum to the Plan in the form of an appendix or sub-plan (which appendix or sub-plan may be designed to govern Offerings under the Section 423 Component or the Non-Section 423 Component, as determined by the Administrator). To the extent that the terms and conditions set forth in an appendix or sub-plan conflict with any provisions of the Plan, the provisions of the appendix or sub-plan shall govern. The adoption of any such appendix or sub-plan shall be pursuant to Section 11.2(g). Without limiting the foregoing, the Administrator is specifically authorized to adopt rules and procedures, with respect to Participants who are foreign nationals or employed in non-U.S. jurisdictions, regarding the exclusion of particular Subsidiaries from participation in the Plan, eligibility to participate, the definition of Compensation, handling of payroll deductions or other contributions by Participants, payment of interest, conversion of local currency, data privacy security, payroll tax, withholding procedures, establishment of bank or trust accounts to hold payroll deductions or contributions in respect of the Non-Section 423 Component and, to the extent permitted under Section 423 of the Code, the Section 423 Component.

5.8 Leave of Absence. During leaves of absence approved by the Company meeting the requirements of Treasury Regulation Section 1.421-1(h)(2) under the Code, a Participant may continue participation in the Plan by making cash payments to the Company on their normal Payday equal to their authorized payroll deduction.

ARTICLE VI.
GRANT AND EXERCISE OF RIGHTS

6.1 Grant of Rights. On the Enrollment Date of each Offering Period, each Eligible Employee participating in such Offering Period shall be granted a right to purchase the maximum number of Shares specified under Section 4.2, subject to the limits in Section 5.5, and shall have the right to buy, on each Purchase Date during such Offering Period (at the applicable Purchase Price), such number of whole Shares as is determined by dividing (a) such Participant’s payroll deductions accumulated prior to such Purchase Date and retained in the Participant’s account as of the Purchase Date, by (b) the applicable Purchase Price (rounded down to the nearest Share). The right shall expire on the earliest of: (x) the last Purchase Date of the Offering Period, (y) last day of the Offering Period, and (z) the date on which the Participant withdraws in accordance with Section 7.1 or Section 7.3.

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6.2 Exercise of Rights. On each Purchase Date, each Participant’s accumulated payroll deductions and any other additional payments specifically provided for in the applicable Offering Document will be applied to the purchase of whole Shares, up to the maximum number of Shares permitted pursuant to the terms of the Plan and the applicable Offering Document, at the Purchase Price. No fractional Shares shall be issued upon the exercise of rights granted under the Plan, unless the Offering Document specifically provides otherwise. Any cash in lieu of fractional Shares remaining after the purchase of whole Shares upon exercise of a purchase right will be credited to a Participant’s account and carried forward and applied toward the purchase of whole Shares for the next following Offering Period, provided that if the Participant has suspended contributions for such next following Offering Period, the amount remaining will be returned to the Participant as soon as administratively practicable after the Purchase Date. Shares issued pursuant to the Plan may be evidenced in such manner as the Administrator may determine and may be issued in certificated form or issued pursuant to book-entry procedures.

6.3 Pro Rata Allocation of Shares. If the Administrator determines that, on a given Purchase Date, the number of Shares with respect to which rights are to be exercised may exceed (a) the number of Shares that were available for issuance under the Plan on the Enrollment Date of the applicable Offering Period, or (b) the number of Shares available for issuance under the Plan on such Purchase Date, the Administrator may in its sole discretion provide that the Company shall make a pro rata allocation of the Shares available for purchase on such Enrollment Date or Purchase Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participants for whom rights to purchase Shares are to be exercised pursuant to this Article VI on such Purchase Date, consistent with the provisions of Section 423 in respect of the Section 423 Component, and shall either (i) continue all Offering Periods then in effect, or (ii) terminate any or all Offering Periods then in effect pursuant to Article IX. The Company may make pro rata allocation of the Shares available on the Enrollment Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional Shares for issuance under the Plan by the Company’s stockholders subsequent to such Enrollment Date. The balance of the amount credited to the account of each Participant that has not been applied to the purchase of Shares shall be paid to such Participant in one lump sum in cash as soon as reasonably practicable after the Purchase Date or such earlier date as determined by the Administrator.

6.4 Withholding. At the time a Participant’s rights under the Plan are exercised, in whole or in part, or at the time some or all of the Shares issued under the Plan is disposed of, the Participant must make adequate provision for the Company’s federal, state, or other tax withholding obligations, if any, that arise upon the exercise of the right or the disposition of the Shares. At any time, the Company may, but shall not be obligated to, withhold from the Participant’s Compensation or Shares received pursuant to the Plan the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Shares by the Participant.

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6.5 Conditions to Issuance of Shares. The Company shall not be required to issue or deliver any certificate or certificates for, or make any book entries evidencing, Shares purchased upon the exercise of rights under the Plan prior to fulfillment of all of the following conditions:

(a) The admission of such Shares to listing on all stock exchanges, if any, on which the Shares is then listed;

(b) The completion of any registration or other qualification of such Shares under any state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, that the Administrator shall, in its absolute discretion, deem necessary or advisable;

(c) The obtaining of any approval or other clearance from any state or federal governmental agency that the Administrator shall, in its absolute discretion, determine to be necessary or advisable;

(d) The payment to the Company of all amounts that it is required to withhold under federal, state or local law upon exercise of the rights, if any; and

(e) The lapse of such reasonable period of time following the exercise of the rights as the Administrator may from time to time establish for reasons of administrative convenience.

ARTICLE VII.
WITHDRAWAL; CESSATION OF ELIGIBILITY

7.1 Withdrawal. A Participant may withdraw all but not less than all of the payroll deductions credited to their account and not yet used to exercise their rights under the Plan at any time by giving written notice to the Company in a form acceptable to the Company no later than one week prior to the end of the Offering Period. All of the Participant’s payroll deductions credited to their account during an Offering Period shall be paid to such Participant as soon as reasonably practicable after receipt of notice of withdrawal and such Participant’s rights for the Offering Period shall be automatically terminated, and no further payroll deductions for the purchase of Shares shall be made for such Offering Period. If a Participant withdraws from an Offering Period, payroll deductions shall not resume at the beginning of the next Offering Period unless the Participant timely delivers to the Company a new Enrollment Form.

7.2 Future Participation. A Participant’s withdrawal from an Offering Period shall not have any effect upon their eligibility to participate in any similar plan that may hereafter be adopted by the Company or a Designated Subsidiary or in subsequent Offering Periods that commence after the termination of the Offering Period from which the Participant withdraws.

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7.3 Cessation of Eligibility. Upon a Participant’s ceasing to be an Eligible Employee for any reason, they shall be deemed to have elected to withdraw from the Plan pursuant to this Article VII and the payroll deductions credited to such Participant’s account during the Offering Period shall be paid to such Participant or, in the case of their death, to the person or persons entitled thereto under Section 12.4, as soon as reasonably practicable, and such Participant’s rights for the Offering Period shall be automatically terminated. If a Participant transfers employment from the Company or any Designated Subsidiary participating in the Section 423 Component to any Designated Subsidiary participating in the Non-Section 423 Component, such transfer shall not be treated as a termination of employment, but the Participant shall immediately cease to participate in the Section 423 Component; however, any contributions made for the Offering Period in which such transfer occurs shall be transferred to the Non-Section 423 Component, and such Participant shall immediately join the then-current Offering under the Non-Section 423 Component upon the same terms and conditions in effect for the Participant’s participation in the Section 423 Component, except for such modifications otherwise applicable for Participants in such Offering. A Participant who transfers employment from any Designated Subsidiary participating in the Non-Section 423 Component to the Company or any Designated Subsidiary participating in the Section 423 Component shall not be treated as terminating the Participant’s employment and shall remain a Participant in the Non-Section 423 Component until the earlier of (i) the end of the current Offering Period under the Non-Section 423 Component or (ii) the Enrollment Date of the first Offering Period in which the Participant is eligible to participate following such transfer. Notwithstanding the foregoing, the Administrator may establish different rules to govern transfers of employment between entities participating in the Section 423 Component and the Non-Section 423 Component, consistent with the applicable requirements of Section 423 of the Code.

ARTICLE VIII.
ADJUSTMENTS UPON CHANGES IN SHARES

8.1 Changes in Capitalization. Subject to Section 8.3, in the event that the Administrator determines that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), change in control, reorganization, merger, amalgamation, consolidation, combination, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event, as determined by the Administrator, affects the Shares such that an adjustment is determined by the Administrator to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any outstanding purchase rights under the Plan, the Administrator shall make equitable adjustments, if any, to reflect such change with respect to (a) the aggregate number and type of Shares (or other securities or property) that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 and the limitations established in each Offering Document pursuant to Section 4.2 on the maximum number of Shares that may be purchased); (b) the class(es) and number of Shares and price per Share subject to outstanding rights; and (c) the Purchase Price with respect to any outstanding rights.

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8.2 Other Adjustments. Subject to Section 8.3, in the event of any transaction or event described in Section 8.1 or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate (including without limitation any change in control), or of changes in Applicable Law or accounting principles, the Administrator, in its discretion, and on such terms and conditions as it deems appropriate, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any right under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

(a) To provide for either (i) termination of any outstanding right in exchange for an amount of cash, if any, equal to the amount that would have been obtained upon the exercise of such right had such right been currently exercisable or (ii) the replacement of such outstanding right with other rights or property selected by the Administrator in its sole discretion;

(b) To provide that the outstanding rights under the Plan shall be assumed by the successor or survivor corporation, or a Parent or Subsidiary thereof, or shall be substituted for by similar rights covering the stock of the successor or survivor corporation, or a Parent or Subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(c) To make adjustments in the number and type of Shares (or other securities or property) subject to outstanding rights under the Plan and/or in the terms and conditions of outstanding rights and rights that may be granted in the future;

(d) To provide that Participants’ accumulated payroll deductions may be used to purchase Shares prior to the next occurring Purchase Date on such date as the Administrator determines in its sole discretion and the Participants’ rights under the ongoing Offering Period(s) shall be terminated; and

(e) To provide that all outstanding rights shall terminate without being exercised.

8.3 No Adjustment Under Certain Circumstances. Unless determined otherwise by the Administrator, no adjustment or action described in this Article VIII or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Section 423 Component of the Plan to fail to satisfy the requirements of Section 423 of the Code.

8.4 No Other Rights. Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger, or consolidation of the Company or any other corporation. Except as expressly provided in the Plan or pursuant to action of the Administrator under the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares subject to outstanding rights under the Plan or the Purchase Price with respect to any outstanding rights.

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ARTICLE IX.
AMENDMENT, MODIFICATION AND TERMINATION

9.1 Amendment, Modification and Termination. The Administrator may amend, suspend or terminate the Plan at any time and from time to time; provided, however, that approval of the Company’s stockholders shall be required to amend the Plan to: (a) increase the aggregate number, or change the type, of shares that may be sold pursuant to rights under the Plan under Section 3.1 (other than an adjustment as provided by Article VIII); or (b) change the corporations or classes of corporations whose employees may be granted rights under the Plan.

9.2 Certain Changes to Plan. Without stockholder consent and without regard to whether any Participant rights may be considered to have been adversely affected (and, with respect to the Section 423 Component of the Plan, after taking into account Section 423 of the Code), the Administrator shall be entitled to change the Offering Periods, add or revise Offering Period share limits, limit the frequency and/or number of changes in the amount withheld from Compensation during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of payroll withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Shares for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures as the Administrator determines in its sole discretion to be advisable that are consistent with the Plan.

9.3 Payments Upon Termination of Plan. Upon termination of the Plan, the balance in each Participant’s Plan account shall be refunded as soon as practicable after such termination, without any interest thereon, or the Offering Period may be shortened so that the purchase of Shares occurs prior to the termination of the Plan.

ARTICLE X.
TERM OF PLAN

The Plan will become effective on the Effective Date. The effectiveness of the Plan shall be subject to approval of the Plan by the stockholders of the Company within twelve months following the date the Plan is first approved by the Board. No right may be granted under the Plan prior to such stockholder approval. No rights may be granted under the Plan during any period of suspension of the Plan or after termination of the Plan.

ARTICLE XI.
ADMINISTRATION

11.1 Administrator. Unless otherwise determined by the Board, the Administrator of the Plan shall be the Compensation Committee of the Board (or another committee or a subcommittee of the Board to which the Board delegates administration of the Plan). The Board may at any time vest in the Board any authority or duties for administration of the Plan. The Administrator may delegate administrative tasks under the Plan to the services of an Agent or Employees to assist in the administration of the Plan, including establishing and maintaining an individual securities account under the Plan for each Participant.

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11.2 Authority of Administrator. The Administrator shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(a) To determine when and how rights to purchase Shares shall be granted and the provisions of each offering of such rights (which need not be identical).

(b) To designate from time to time which Subsidiaries of the Company shall be Designated Subsidiaries, which designation may be made without the approval of the stockholders of the Company.

(c) To impose a mandatory holding period pursuant to which Employees may not dispose of or transfer Shares purchased under the Plan for a period of time determined by the Administrator in its discretion.

(d) To construe and interpret the Plan and rights granted under it, and to establish, amend and revoke rules and regulations for its administration. The Administrator, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(e) To amend, suspend or terminate the Plan as provided in Article IX.

(f) Generally, to exercise such powers and to perform such acts as the Administrator deems necessary or expedient to promote the best interests of the Company and its Subsidiaries and to carry out the intent that the Plan be treated as an “employee stock purchase plan” within the meaning of Section 423 of the Code for the Section 423 Component.

(g) The Administrator may adopt sub-plans applicable to particular Designated Subsidiaries or locations, which sub-plans may be designed to be outside the scope of Section 423 of the Code. The rules of such sub-plans may take precedence over other provisions of this Plan, with the exception of Section 3.1 hereof, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan.

11.3 Decisions Binding. The Administrator’s interpretation of the Plan, any rights granted pursuant to the Plan, any Enrollment Form and all decisions and determinations by the Administrator with respect to the Plan are final, binding, and conclusive on all parties.

ARTICLE XII.
MISCELLANEOUS

12.1 Restriction upon Assignment. A right granted under the Plan shall not be transferable other than by will or the applicable laws of descent and distribution, and is exercisable during the Participant’s lifetime only by the Participant. Except as provided in Section 12.4 hereof, a right under the Plan may not be exercised to any extent except by the Participant. The Company shall not recognize and shall be under no duty to recognize any assignment or alienation of the Participant’s interest in the Plan, the Participant’s rights under the Plan or any rights thereunder.

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12.2 Rights as a Stockholder. With respect to Shares subject to a right granted under the Plan, a Participant shall not be deemed to be a stockholder of the Company, and the Participant shall not have any of the rights or privileges of a stockholder, until such Shares have been issued to the Participant or their nominee following exercise of the Participant’s rights under the Plan. No adjustments shall be made for dividends (ordinary or extraordinary, whether in cash securities, or other property) or distribution or other rights for which the record date occurs prior to the date of such issuance, except as otherwise expressly provided herein or as determined by the Administrator.

12.3 Interest. No interest shall accrue on the payroll deductions or contributions of a Participant under the Plan.

12.4 Designation of Beneficiary.

(a) A Participant may, in the manner determined by the Administrator, file a written designation of a beneficiary who is to receive any Shares and/or cash, if any, from the Participant’s account under the Plan in the event of such Participant’s death subsequent to a Purchase Date on which the Participant’s rights are exercised but prior to delivery to such Participant of such Shares and cash. In addition, a Participant may file a written designation of a beneficiary who is to receive any cash from the Participant’s account under the Plan in the event of such Participant’s death prior to exercise of the Participant’s rights under the Plan. If the Participant is married and resides in a community property state, a designation of a person other than the Participant’s spouse as their beneficiary shall not be effective without the prior written consent of the Participant’s spouse.

(b) Such designation of beneficiary may be changed by the Participant at any time by written notice to the Company. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company shall deliver such Shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such Shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

12.5 Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

12.6 Equal Rights and Privileges. Subject to Section 5.7, all Eligible Employees will have equal rights and privileges under the Section 423 Component so that the Section 423 Component of this Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 of the Code. Subject to Section 5.7, any provision of the Section 423 Component that is inconsistent with Section 423 of the Code will, without further act or amendment by the Company, the Board or the Administrator, be reformed to comply with the equal rights and privileges requirement of Section 423 of the Code. Eligible Employees participating in the Non-Section 423 Component need not have the same rights and privileges as other Eligible Employees participating in the Non-Section 423 Component or as Eligible Employees participating in the Section 423 Component.

G-2-15

12.7 Use of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

12.8 No Employment Rights. Nothing in the Plan shall be construed to give any person (including any Eligible Employee or Participant) the right to remain in the employ of the Company or any Parent or Subsidiary or affect the right of the Company or any Parent or Subsidiary to terminate the employment of any person (including any Eligible Employee or Participant) at any time, with or without cause.

12.9 Notice of Disposition of Shares. Each Participant shall if requested by the Company give prompt notice to the Company of any disposition or other transfer of any Shares purchased upon exercise of a right under the Section 423 Component of the Plan if such disposition or transfer is made: (a) within two years from the Enrollment Date of the Offering Period in which the Shares were purchased or (b) within one year after the Purchase Date on which such Shares were purchased. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the Participant in such disposition or other transfer.

12.10 Tax Matters. The Plan is intended to be exempt from the application of Code Section 409A and any ambiguities herein will be interpreted to so be exempt from Code Section 409A. The Non-Section 423 Component is intended to be exempt from the application of Code Section 409A under the short-term deferral exception and any ambiguities shall be construed and interpreted in accordance with such intent. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Administrator determines that any right granted under the Plan may be subject to Code Section 409A or that any provision in the Plan would cause any right under the Plan to be subject to Code Section 409A, the Administrator may amend the terms of the Plan and/or of an outstanding Offering or right granted under the Plan, or take such other action as the Administrator determines is necessary or appropriate, in each case, without the Participant’s consent, to exempt any outstanding Offering or right or future Offering or right that may be granted under the Plan from or to allow any such Offering or right to comply with Code Section 409A, but only to the extent any such amendments or action by the Administrator would not violate Code Section 409A. Notwithstanding the foregoing, the Company shall have no liability to a Participant or any other party if any right under the Plan that is intended to be exempt from or compliant with Code Section 409A is not so exempt or compliant or for any action taken by the Administrator with respect thereto. Although the Company may endeavor to (a) qualify any right granted under the Plan for favorable tax treatment under the laws of the United States or jurisdictions outside of the United States or (b) avoid adverse tax treatment (e.g., under Code Section 409A), the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants under the Plan.

12.11 Governing Law. The Plan and any agreements hereunder shall be administered, interpreted and enforced under and construed in accordance with the laws of the State of Delaware, which shall have exclusive jurisdiction to hear any dispute (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation.

12.12 Electronic Forms. To the extent permitted by Applicable Law and in the discretion of the Administrator, an Eligible Employee may submit any form or notice as set forth herein by means of an electronic form approved by the Administrator. Before the commencement of an Offering Period, the Administrator shall prescribe the time limits within which any such electronic form shall be submitted to the Administrator with respect to such Offering Period in order to be a valid election.

G-2-16

Exhibit H

Voting Agreement

FORM OF VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is made and entered into as of October 29, 2022, by and among Spree Acquisition Corp. 1 Limited, a Cayman Islands exempted company (the “Company”), Spree Operandi LP, a Cayman Islands exempted limited partnership (“Spree Sponsor”), and William M. George, a holder of Class B Units of WHC Worldwide, LLC, a Missouri limited liability company (the “WMG Holder”). Each of the WMG Holder, Spree Sponsor, and any of their respective permitted assigns, are referred to herein as a “Stockholder”. Any capitalized term used but not defined herein shall have the meaning ascribed to it in the Business Combination Agreement. This Agreement shall become effective at the Closing of the Business Combination Agreement. Following the Closing, “Company” shall mean WHC Worldwide, Inc., a Delaware corporation.

WHEREAS, (i) pursuant to the Business Combination Agreement, the WMG Holder is entitled to designate four (4) individuals, two of whom will be a Class I director and two of whom will be a Class II director, to serve as members of the board of directors of the Company (the “Board”) at the Effective Time (the “Initial WMG Holder Designees”) and (ii) from and after the Effective Time, the parties hereto desire to provide the WMG Holder certain ongoing director nomination rights, in each case, on the terms and conditions set forth herein; and

WHEREAS, (i) pursuant to the Business Combination Agreement, Spree Sponsor is entitled to designate one (1) individual to serve as a Class III director of the Board at the Effective Time (the “Initial Spree Sponsor Designee”) and (ii) from and after the Effective Time, the parties hereto desire to provide Spree Sponsor certain ongoing director nomination rights, in each case, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Board of Directors.

(a) WMG Holder Designees.

(i) From and after the Effective Time and until the WMG 15% Stockholder Termination Event shall have occurred, the WMG Holder shall have the right to designate two (2) Designees to be appointed or nominated, as the case may be, as a Class I director of the Board and two (2) Designees to be appointed or nominated, as the case may be, as Class II directors of the Board (or, if the Board does not contain classes, four (4) individuals to be appointed or nominated, as the case may be, to the Board), in connection with any meeting of the stockholders of the Company called (or written consent of the stockholders) with respect to the election of such Directors classes, and the Company shall, as promptly as practicable, take all necessary and reasonably desirable actions within its control (including, without limitation, nominating such Designees as a Director, calling special meetings of the Board and the stockholders of the Company and recommending, supporting and soliciting proxies in favor of such Designees); and

(ii) From and after the time that a WMG 15% Stockholder Termination Event has occurred and until the WMG 5% Stockholder Termination Event shall have occurred, the WMG Holder shall have the right to designate one (1) Designee to be appointed or nominated, as the case may be, as a Class I director of the Board and one (1) Designee to be appointed or nominated, as the case may be, as a Class II director of the Board (or, if the Board does not contain classes, two (2) WMG Holder Designees serving as a member of the Board), in connection with any meeting of the stockholders of the Company called (or written consent of the stockholders) with respect to the election of Directors, and the Company shall, as promptly as practicable, take all necessary and reasonably desirable actions within its control (including, without limitation, nominating such Designee as a Director, calling special meetings of the Board and the stockholders of the Company and recommending, supporting and soliciting proxies in favor of such Designee).

(iii) If (A) a vacancy on the Board occurs because of the death, disability, disqualification, resignation or removal of a WMG Holder Director and (B) the WMG Holder shall have the right to designate such Director seat pursuant to this Agreement, then the WMG Holder shall be entitled to designate a Designee to replace the WMG Holder Director that vacated the Board due to death, disability, disqualification, resignation or removal, and the Company will, within ten (10) Business Days of such designation of such Designee, take all necessary and reasonably desirable actions within its control such that such vacancy shall be filled with such replacement Designee. Notwithstanding anything to the contrary, any Director position vacated by a WMG Holder Director because of such Director’s death, disability, disqualification, resignation or removal shall not be filled pending any such designation and appointment by the WMG Holder unless the WMG Holder fails to designate a Designee within thirty (30) days after receipt of written notice from the Company notifying them that such vacancy has occurred, in which case after such thirty- (30-) day period, the Company may nominate or appoint a designee who may serve as a Director only until the WMG Holder designates a Designee in accordance with the terms hereof (provided that the Company may, in its discretion, fill such vacant Director seat and instead increase the size of the Board and appoint such Designee to fill the vacant Director resulting from such increase in the size of the Board, with, if the Board has classes as of such time, such Designee being in the same class of Directors that the WMG Holder would have been entitled to fill).

(b) Spree Sponsor Designee.

(i) From and after the Effective Time and until the Spree Stockholder Termination Event shall have occurred, Spree Sponsor shall have the right to designate one (1) Designee to be appointed or nominated, as the case may be, as a Class III director of the Board (or, if the Board does not contain classes, one (1) Spree Sponsor Designee to be appointed or nominated, as the case may be, to the Board), in connection with any meeting of the stockholders of the Company called (or written consent of the stockholders) with respect to the election of such Director class, and the Company shall, as promptly as practicable, take all necessary and reasonably desirable actions within its control (including, without limitation, nominating such Designee as a Director, calling special meetings of the Board and the stockholders of the Company and recommending, supporting and soliciting proxies in favor of such Designees).

(ii) If (i) a vacancy on the Board occurs because of the death, disability, disqualification, resignation or removal of the Spree Sponsor Director and (ii) Spree Sponsor has the right to designate such Director seat pursuant to this Agreement, then Spree Sponsor shall be entitled to designate a Designee to replace the Spree Sponsor Director that vacated the Board due to death, disability, disqualification, resignation or removal, and the Company will, within ten (10) Business Days of such designation of such Designee, take all necessary and reasonably desirable actions within its control such that such vacancy shall be filled with such replacement Designee. Notwithstanding anything to the contrary, the Director position vacated by the Spree Sponsor Director because of such Director’s death, disability, disqualification, resignation or removal, shall not be filled pending any such designation and appointment by Spree Sponsor unless Spree Sponsor fails to designate a Designee within thirty (30) days after receipt of written notice from the Company notifying it that such vacancy has occurred, in which case after such thirty- (30-) day period, the Company may nominate or appoint a designee who may serve as a Director only until, subject to no Spree Stockholder Termination Event having occurred as of such time, Spree Sponsor designates a Designee in accordance with the terms hereof (provided that the Company may, in its discretion, fill such vacant Director seat and instead increase the size of the Board and appoint such Designee to fill the vacant Director resulting from such increase in the size of the Board, with, if the Board has classes as of such time, such Designee being in the same class of Directors that he or she would have been entitled to fill).

(c) If a Designee is entitled to serve on the Board pursuant to Section 1(a) or Section 1(b), the Company shall take all necessary and reasonably desirable actions within its control in connection with the nomination, appointment, election or re-election of such Designee, as the case may be, to ensure that (i) the Designee is included in the Board’s slate of nominees to the stockholders of the Company for the applicable election of Directors and (ii) the Designee is included in the proxy statement prepared by management of the Company in connection with soliciting proxies for the applicable meeting of the stockholders of the Company called with respect to the election of the applicable class of Directors, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company with respect to the applicable election of the applicable class of Directors.

(d) If a Designee entitled to serve on the Board pursuant to Section 1(a) or Section 1(b) is not elected or appointed because of such Designee’s death, disability, disqualification, withdrawal as a nominee for election to the Board or for any other reason (and such Designee is not replaced as a Designee pursuant to the applicable terms of Section 1(a) or Section 1(b) above), (i) the applicable Stockholder(s) shall, for so long as such Stockholder is entitled to appoint or nominate such Designee pursuant to Section 1(a) or Section 1(b), be entitled to promptly designate a replacement Designee, and (ii) the Company will, within ten (10) Business Days of such designation, take all necessary and reasonably desirable actions within its control such that such replacement Designee is elected or appointed as a Director of the Company. Notwithstanding anything to the contrary, the Director position for which such original Designee was designated shall not be filled pending such designation and appointment or election, as applicable, unless the applicable Stockholder(s) shall fail to designate such replacement Designee within thirty (30) days after receipt of written notice from the Company notifying such Stockholder that such Designee was not elected, and after such thirty (30) day period, the Company may appoint or nominate, as the case may be, a successor designee who may serve as a Director only, subject to no applicable Stockholder Termination Event having occurred, until the applicable Stockholder(s) shall designate a replacement Designee in accordance with the terms hereof (provided that the Company may, in its discretion, fill such vacant Director seat and instead increase the size of the Board and appoint such Designee to fill the vacant Director resulting from such increase in the size of the Board, with, if the Board has classes as of such time, such Designee being in the same class of Directors that he or she would have been entitled to fill).

(e) In accordance with the By-laws, the Company may from time to time by resolution establish and maintain one or more committees of the Board, with each committee to consist of one (1) or more Directors. To the extent feasible, the Company shall notify Spree Sponsor and the WMG Holder in writing of any new committee of the Board to be established at least fifteen (15) days prior to the effective establishment of such committee. If requested by Spree Sponsor or the WMG Holder, the Company shall take all necessary steps to cause at least (1) Stockholder Director as requested by Spree Sponsor and the remaining Stockholder Directors as requested by the WMG Holder to each be appointed as a member of each such committee of the Board unless such designation would violate any legal restriction on such committee’s composition or the rules and regulations of any applicable exchange on which the Company’s securities may be listed; provided, that the foregoing sentence shall not apply, with respect to any Stockholder, to any special committee of the Board established specifically for the purpose of evaluating a transaction or other corporate action involving such Stockholder or to the extent the appointment of such individual to such committee would, as reasonably determined by the Company, result in any other conflict or potential conflict of interest.

(f) From and after the Effective Time, (i) until a WMG 5% Stockholder Termination Event occurs, the Company shall take all necessary and reasonably desirable actions within its control to cause two (2) WMG Holder Directors as requested in writing by the WMG Holder to be appointed as a member of the compensation committee, the audit committee or the nominating committee of the Board and (ii) until the Spree Stockholder Termination Event occurs the Company shall take all necessary or reasonably desirable actions within its control to cause one (1) Spree Sponsor Director as requested in writing by Spree Sponsor to be appointed as a member the compensation committee, the audit committee or the nominating committee of the Board, unless in the case of any request made pursuant to clause (i) or (ii) above, such designation would violate any legal restriction on such committee’s composition or the rules and regulations of NYSE or any other any applicable exchange on which the Company’s securities may be listed.

(g) The Company shall pay all reasonable, documented and out-of-pocket expenses incurred by each Stockholder Director in connection with his or her service as a Director or as a member of the board of directors (or other similar governing body) of any Subsidiary of the Company, including, but not limited to, attending meetings or events attended on behalf of the Company at the Company’s request.

(h) The Company shall, for so long as any Designee serves as a Director, maintain directors’ and officers’ liability insurance in an amount determined by the Board to be reasonable and customary; provided, that upon such Stockholder Director ceasing to serve as a Director for any reason, the Company shall take all actions reasonably necessary to extend such directors’ and officers’ liability insurance coverage with respect to such Stockholder Director for a period of not less than six (6) years from the time at which such director ceases to serve as a Director in respect of any act or omission of such Stockholder Director occurring at or prior to such cessation of service.

(i) For so long as any Stockholder Director serves as a Director, the Company (i) shall provide such Stockholder Director with the same expense reimbursement, benefits, indemnity, exculpation and other arrangements provided to the other Directors; provided, that any Stockholder Director who is also an employee of the applicable Stockholder (or its Affiliates) may elect not to receive any standard director fees paid by the Company to Directors, and (ii) shall not amend, alter or repeal any right to indemnification or exculpation covering or benefiting any Stockholder Director as and to the extent consistent with applicable law, including, but not limited to, Article 9 of the Certificate of Incorporation and Article VII of the By-laws (whether such right is contained in the Certificate of Incorporation, the By-laws or another document), (except to the extent such amendment or alteration permits the Company to provide broader indemnification or exculpation rights on a retroactive basis than permitted prior thereto).

(j) Any Designee will be subject to the Company’s customary due diligence process, including its review of a completed questionnaire and a background check, consistent with the Company’s corporate governance policies as in effect at the applicable time. Based on the foregoing and to the extent consistent with the Company’s corporate governance policies as in effect at the applicable time, the Company may reasonably object to any Designee (i) provided it does so in good faith and (ii) solely to the extent such objection is based upon any of the following: (1) such Designee was convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (2) such Designee was the subject of any order, judgment, or decree not subsequently reversed, suspended or vacated of any court of competent jurisdiction, permanently or temporarily enjoining such proposed director from, or otherwise limiting, the following activities: (A) engaging in any type of business practice, or (B) engaging in any activity in connection with the purchase or sale of any security or in connection with any violation of federal or state securities laws; (3) such Designee was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than sixty (60) days the right of such person to engage in any activity described in clause (2)(B), or to be associated with persons engaged in such activity; (4) such Designee was found by a court of competent jurisdiction in a civil action or by the SEC to have violated any federal or state securities law, and the judgment in such civil action or finding by the SEC has not been subsequently reversed, suspended or vacated; or (5) such Designee was the subject of, or a party to any federal or state judicial or administrative order, judgment, decree or finding, not subsequently reversed, suspended or vacated, relating to a violation of any federal or state securities laws or regulations. In the event the Board reasonably finds the Designee to be unsuitable based upon one or more of the foregoing clauses (1) through (5) and reasonably objects to the identified director, the applicable Stockholder shall be entitled to propose a different Designee to the Board within thirty (30) days of the Company’s notice to such Stockholder of its objection to the Designee and such replacement Designee shall be subject to the review process outlined above.

Section 2. Voting Agreement.

(a) Spree Sponsor shall vote (or execute written consents) all Voting Interests owned by Spree Sponsor or over which such Spree Sponsor has voting control, and shall take all other necessary or desirable actions within its control to elect the Designees nominated by the WMG Holder pursuant to Section 1(a) hereof.

(b) The WMG Holder shall vote (or execute written consents) all Voting Interests owned by the WMG Holder or over which the WMG Holder has voting control, and shall take all other necessary or desirable actions within its control to elect the Designees nominated by the Spree Sponsor pursuant to Section 1(b) hereof.

Section 3. CEO. Spree Sponsor shall vote (or execute written consents) all Voting Interests owned by Spree Sponsor or over which such Spree Sponsor has voting control and shall cooperate to vote and recommend to stockholders that WMG Holder shall concurrently serve as Chief Executive Officer of the Company and Chairman of the Board for so long as he is so employed (or until WMG Holder voluntarily withdraws his candidacy to serve as Chairman of the Board).

Section 4. Definitions.

“Action” means any action, suit, claim cause of action or proceeding, whether based on contract, tort or statute.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

“Agreement” has the meaning set forth in the preamble.

“Beneficially Own” has the meaning ascribed to it in Section 13(d) of the Securities Exchange Act of 1934, as amended.

“Board” has the meaning set forth in the preamble.

“Business Combination Agreement” means that certain Business Combination Agreement, dated as of October [●], 2022, by and among the Company and WHC Worldwide, LLC, a Missouri limited liability company, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business.

“By-laws” means the By-laws of the Company, as in effect at the Effective Time, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Certificate of Incorporation” means the Certificate of Incorporation of the Company, as in effect immediately following the Effective Time, as the same may be amended and restated, supplemented or otherwise modified from time to time.

“Class B Units” has the meaning set forth in the WHC Operating Agreement.

“Company” has the meaning set forth in the preamble.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise; and the terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Designee” means an individual designated by a Stockholder for the purpose of nomination to the Board by the Company pursuant to the Business Combination Agreement prior to the Effective Time or this Agreement at or after the Effective Time. For the avoidance of doubt, the Initial WMG Holder Designees and the Initial Spree Sponsor Designees shall constitute Designees of the WMG Holder and Spree Sponsor, respectively, at the Effective Time for all purposes under this Agreement.

“Director” means any individual then serving as a member of the Board.

“Effective Time” means the time immediately after the Closing of the Business Combination Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Initial WMG Holder Designees” has the meaning set forth in the preamble.

“Initial Spree Sponsor Designee” has the meaning set forth in the preamble.

“NYSE” means the New York Stock Exchange.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“SEC” means the Securities and Exchange Commission.

“Spree Sponsor” has the meaning set forth in the preamble.

“Spree Sponsor Designee” means a Designee of Spree Sponsor for the purpose of nomination to the Board.

“Spree Sponsor Director” means a Designee of the Spree Sponsor that has been elected, appointed or is otherwise serving as a Director.

“Spree Stockholder Termination Event” means the first time following the Effective Time at which Spree Sponsor and its Affiliates Beneficially Own less than five percent (5%) of the total number of Voting Interests issued and outstanding.

“Stockholder” has the meaning set forth in the preamble.

“Stockholder Director” means a WMG Holder Director or the Spree Sponsor Director, as applicable.

“Stockholder Termination Event” means the occurrence of any of the WMG 5% Stockholder Termination Event, the WMG 15% Stockholder Termination Event or the Spree Stockholder Termination Event.

“Voting Interests” means the Class A common stock, par value $0.0001 per share, and Class X common stock, par value $0.0001 per share, all considered together as a single class.

“WHC Operating Agreement” means the Second Amended and Restated Operating Agreement of WHC Worldwide, LLC, a Missouri limited liability company to be entered into as of the Closing of the Business Combination Agreement.

“WMG 5% Stockholder Termination Event” means the first time following the Effective Time at which the WMG Holder and their Affiliates Beneficially Own less than five percent (5%) of the total number of Voting Interests issued and outstanding.

“WMG 15% Stockholder Termination Event” means the first time following the Effective Time at which the WMG Holder and its Affiliates Beneficially Own less than fifteen percent (15%) of the total number of Voting Interests issued and outstanding.

“WMG Holder” has the meaning set forth in the preamble.

“WMG Holder Designee” means a Designee of the WMG Holder for the purpose of nomination to the Board.

“WMG Holder Director” means a Designee of the WMG Holder that has been elected, appointed or is otherwise serving as a Director.

Section 5. Assignment; Binding Effect. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any of the parties hereto, in whole or in part (including by operation of law), without the prior written consent of the other parties hereto; provided, that each of the WMG Holder or Spree Sponsor may assign, in whole, but not in part, this Agreement without the prior written consent of any other parties hereto to any of its Affiliates that Beneficially Own Voting Interests, so long as the applicable assignee executes a joinder to this Agreement, in form and substance reasonably satisfactory to the Company, pursuant to which such assignee agrees to be bound by the terms hereof as though such assignee were the WMG Holder or the Spree Sponsor, as the case may be. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 6. Specific Performance. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform their respective obligations under the provisions of this Agreement in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties hereto have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 7. Notices. Any notice, requests, claims, demands and other communications hereunder shall be sent in writing and shall be deemed to have been duly given by delivery in person, by email (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the email was sent to the intended recipient thereof without an “error” or similar message that such email was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other parties hereto as follows:

If to the Company, to:

WHC Worldwide, Inc.

1300 Lydia Ave.

Kansas City, MO, 64106

Attn.: Chief Executive Officer

Email: wmgeorge@ztrip.com

with copies (which shall not constitute notice) to:

Stinson LLP

1201 Walnut Street, Suite 2900

Kansas City, MO 64106

Attn.: Jack Bowling & Stephen Quinlivan

Email: jack.bowling@stinson.com

stephen.quinlivan@stinson.com

If to the WMG Holder, to:

William M. George

1300 Lydia Ave.

Kansas City, MO, 64106

Email: wmgeorge@ztrip.com

If to Spree Sponsor, to:

94 Yigal Alon, Building B, 31st floor

Tel Aviv, 6789139, Israel

Attn: Shay Kronfeld

Email: sk@spree1.com

with a copy (which shall not constitute notice) to:

Meitar Law Offices

16 Abba Hillel Rd.

Ramat Gan 5250608, Israel

Attn.: David Chertok

Email: dchertok@meitar.com

Section 8. Adjustments. If, and as often as, there are any changes in the Voting Interests by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization or recapitalization, or by any other similar means, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Voting Interests as so changed.

Section 9. No Presumption Against Drafting Party. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel in connection with this Agreement and the transactions contemplated hereby. This Agreement creates no fiduciary or other special relationship between the parties hereto, and no such relationship otherwise exists. No presumption in favor of or against any party hereto in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

Section 10. No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party and its successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided, that, each Stockholder Director shall be an express third-party beneficiary of the provisions in Sections 1(g)–(i) and shall be entitled to enforce such provisions as though such Stockholder Director was a party hereto.

Section 11. Execution of Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement (including any of the closing deliverables contemplated hereby) by email or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 12. Governing Law.

(a) This Agreement, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement or any of the transactions contemplated hereby, or the negotiation, execution or performance of this Agreement or any of the transactions contemplated hereby (including any claim or cause of action based upon, arising out of related to any of the transactions contemplated hereby or any of the transactions contemplated thereby or as inducement to enter into this Agreement), shall be construed and enforced in accordance with and governed by the Laws (both substantive and procedural) of the State of Delaware, without giving effect to the conflict of Laws principles thereof.

(b) Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any federal court within the State of Delaware, and then, if such federal court declines to accept jurisdiction, any state or federal court within New York, New York), for the purposes of any Action (a) arising under this Agreement or (b) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the transactions contemplated hereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Action in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action has been brought in an inconvenient forum. Each party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action or cause thereof against such party (x) arising under this Agreement or (y) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the transactions contemplated hereby, (i) any claim that such party is not personally subject to the jurisdiction of the courts as described in this Section 12(a) for any reason, (ii) that such party or such party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (x) the Action or cause thereof in any such court is brought against such party in an inconvenient forum, (y) the venue of such Action or cause thereof against such party is improper; or (z) this Agreement, or the subject matter hereof, may not be enforced against such party in or by such courts. Each party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 7 shall be effective service of process for any such Action, demand, or cause thereof.

Section 13. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES HERETO EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.

Section 14. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein.

Section 15. Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 16. Amendment and Waiver. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against a party, unless such modification is approved in writing by such party. Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement.

Section 17. Termination. Notwithstanding anything to the contrary contained herein, (a) following the occurrence of the WMG 5% Stockholder Termination Event, this Agreement shall expire and automatically terminate solely with respect to the WMG Holder, (b) following the occurrence of the Spree Stockholder Termination Event, this Agreement shall expire and automatically terminate solely with respect to Spree Sponsor and (c) this Agreement shall expire and automatically terminate with respect to all parties hereto upon the consummation of a Change of Control (as defined in the Tax Receivables Agreement) of the Company; provided, however, in any such case, Section 1(g)-(i), this Section 17 and Sections 4-7, 9-16 (to the extent related to any of the foregoing) shall survive any termination of this Agreement with respect to such terminated Stockholder or any termination of this Agreement in its entirety.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

Spree Acquisition Corp. 1 Limited

By:
Name:
Title:

Spree Operandi LP

By:
Name:
Title:

William M. George

Exhibit I

Earn-Out Warrant

WARRANT

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR QUALIFIED UNDER ANY STATE OR FOREIGN SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OR ASSIGNED UNLESS (I) A REGISTRATION STATEMENT COVERING SUCH SHARES IS EFFECTIVE UNDER THE ACT AND IS QUALIFIED UNDER APPLICABLE STATE AND FOREIGN LAW OR (II) THE TRANSACTION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS UNDER THE ACT AND THE QUALIFICATION REQUIREMENTS UNDER APPLICABLE STATE AND FOREIGN LAW AND, IF THE CORPORATION REQUESTS, AN OPINION SATISFACTORY TO THE CORPORATION TO SUCH EFFECT HAS BEEN RENDERED BY COUNSEL.

THIS WARRANT (AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT) IS SUBJECT TO AN INVESTOR RIGHTS AGREEMENT, DATED AS OF OCTOBER 29, 2022, BY AND AMONG THE COMPANY (AS DEFINED BELOW), Spree Operandi U.S. LP, CERTAIN STOCKHOLDERS OF THE COMPANY, THE ORIGINAL HOLDER HEREOF, AND THE OTHER PARTIES THERETO (AS AMENDED FROM TIME TO TIME, THE “INVESTOR RIGHTS AGREEMENT”).

Warrant Certificate No.:

Original Issue Date: [●]

FOR VALUE RECEIVED, WHC Worldwide, Inc., a Delaware corporation formerly known as Spree Acquisition Corp. 1 Limited, a Cayman Islands exempted company (the “Company”), hereby certifies that William M. George, or his registered assigns (the “Holder”) is entitled to purchase from the Company a total of 1,500,000 duly authorized, validly issued, fully paid and nonassessable shares of Class A Common Stock upon one or more Exercisability Events (as defined herein) at the applicable Exercise Price (as defined herein) (subject to adjustment as provided herein), all subject to the terms, conditions and adjustments set forth below in this Warrant. Certain capitalized terms used herein are defined in Section 1 hereof.

This Warrant has been issued pursuant to the terms of the Business Combination Agreement, dated as of October 29, 2022 (the “Business Combination Agreement”), by and between Spree Acquisition Corp. 1 Limited, a Cayman Islands exempted company, and WHC Worldwide, LLC, a Missouri limited liability company. This Warrant is the “Earnout Warrant” as defined in the Business Combination Agreement. Subsequent to the date of the Business Combination Agreement, Spree Acquisition Corp. 1 Limited changed its name to WHC Worldwide, Inc. pursuant to the terms of the Business Combination Agreement.

1. Definitions. As used in this Warrant, the following terms have the respective meanings set forth below:

“Aggregate Exercise Price” means an amount equal to the product of (a) the number of Exercisable Warrant Shares in respect of which this Warrant is then being exercised pursuant to Section 4 hereof, multiplied by (b) the Exercise Price for the applicable Exercisability Event in effect as of the Exercise Date in accordance with the terms of this Warrant.

“Board” means the board of directors of the Company.

“Business Combination Agreement” has the meaning set forth in the preamble.

“Business Day” means any day, except a Saturday, Sunday or legal holiday, on which banking institutions in the city of New York, New York are authorized or obligated by law or executive order to close.

“Class A Common Stock” means the Class A Common Stock, par value $0.0001 per share, of the Company, and any capital stock into which such Class A Common Stock shall have been converted, exchanged or reclassified following the date hereof.

“Company” has the meaning set forth in the preamble.

“Convertible Securities” means any securities (directly or indirectly) convertible into or exchangeable for Class A Common Stock, but excluding Options.

“Earnout Period” means the period between the date hereof and the earlier of (i) the fourth (4th) year anniversary of such date and (ii) the date on which the original Holder of this Warrant ceases to be employed by the Company.

“Exercisability Event” has the meaning set forth in Section 2.

“Exercisable Warrant Shares” means Warrant Shares which have fully vested and become exercisable pursuant to Section 2.

“Exercise Date” means, for any given exercise of this Warrant, the date on which the conditions to such exercise as set forth in Section 3 shall have been satisfied at or prior to 5:00 p.m., New York time, on a Business Day, including, without limitation, the receipt by the Company of the Exercise Notice, the Warrant and the Aggregate Exercise Price.

“Exercise Notice” has the meaning set forth in Section 4(a)(i).

“Exercise Period” has the meaning set forth in Section 3.

“Exercise Price” means the greater of $10.00 per share and the closing price of Class A Common Stock on the Closing Date.

“Fair Market Value” means, as of any particular date: (a) the volume weighted average of the closing sales prices of the Class A Common Stock for such day on all domestic securities exchanges on which the Class A Common Stock may at the time be listed; (b) if there have been no sales of the Class A Common Stock on any such exchange on any such day, the average of the highest bid and lowest asked prices for the Class A Common Stock on all such exchanges at the end of such day; (c) if on any such day the Class A Common Stock is not listed on a domestic securities exchange, the closing sales price of the Class A Common Stock as quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association for such day; or (d) if there have been no sales of the Class A Common Stock on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association on such day, the average of the highest bid and lowest asked prices for the Class A Common Stock quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association at the end of such day; in each case, averaged over twenty (20) consecutive Business Days ending on the Business Day immediately prior to the day as of which “Fair Market Value” is being determined; provided, that if the Class A Common Stock is listed on any domestic securities exchange, the term “Business Day” as used in this sentence means Business Days on which such exchange is open for trading. If at any time the Class A Common Stock is not listed on any domestic securities exchange or quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association, the “Fair Market Value” of the Class A Common Stock shall be the fair market value per share as determined jointly by the Board and the Holder; provided, that if the Board and the Holder are unable to agree on the fair market value per share of the Class A Common Stock within a reasonable period of time (not to exceed 30 days from the Company’s receipt of the Exercise Notice), such fair market value shall be determined by a nationally recognized investment banking, accounting or valuation firm jointly selected by the Board and the Holder. The determination of such firm shall be final and conclusive, and the fees and expenses of such valuation firm shall be borne by the Company.

In determining the Fair Market Value of the Class A Common Stock, an orderly sale transaction between a willing buyer and a willing seller shall be assumed, using valuation techniques then prevailing in the securities industry without regard to the lack of liquidity of the Class A Common Stock due to any restrictions (contractual or otherwise) applicable thereto or any discount for minority interests and assuming full disclosure of all relevant information and a reasonable period of time for effectuating such sale and assuming the sale of all of the issued and outstanding Class A Common Stock (including fractional interests) calculated on a fully diluted basis to include the conversion or exchange of all securities then outstanding that are convertible into or exchangeable for Class A Common Stock and the exercise of all rights and warrants then outstanding and exercisable to purchase shares of Class A Common Stock or securities convertible into or exchangeable for shares of Class A Common Stock; provided, that such assumption shall not include those securities, rights and warrants (a) owned or held by or for the account of the Company or any of its subsidiaries, or (b) convertible or exchangeable into Class A Common Stock where the conversion, exchange or exercise price per share is greater than the Fair Market Value.

Notwithstanding anything to the contrary in this Warrant to the contrary, the Fair Market Value of the Class A Common Stock shall be determined in compliance with Treasury Regulation Section 1.409A-1(b)(5)(v).

“Holder” has the meaning set forth in the preamble.

“Options” means any options to acquire Class A Common Stock.

“Original Issue Date” means the date on which the Warrant was issued by the Company pursuant to the Business Combination Agreement.

“OTC Bulletin Board” means the Financial Industry Regulatory Authority OTC Bulletin Board electronic inter-dealer quotation system.

“Person” means any individual, sole proprietorship, partnership, limited liability company, corporation, joint venture, trust, incorporated organization or government or department or agency thereof.

“Pink OTC Markets” means the OTC Markets Group Inc. electronic inter-dealer quotation system, including OTCQX, OTCQB and OTC Pink.

“Proceeding” has the meaning set forth in the Business Combination Agreement.

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value per share on such date(s) as reasonably determined by a majority of the independent directors of the Board.

“Warrant” means this Warrant and all warrants issued upon division or combination of, or in substitution for, this Warrant.

“Warrant Shares” means the shares of Class A Common Stock then purchasable upon exercise of this Warrant1 in accordance with the terms of this Warrant.

2. Exercisability of Warrant. Notwithstanding any other provision herein, the Warrant Shares subject to this Warrant shall fully vest upon the initial occurrence of each of the following events (each, an “Exercisability Event”) and shall be exercisable at the Exercise Price:

(a) 500,000 Warrant Shares subject to this Warrant shall fully vest and be exercisable if, during the Earnout Period, the VWAP of Class A Common Stock equals or exceeds $14.00 for any twenty (20) trading days within a period of thirty (30) consecutive trading days;

(b) 500,000 Warrant Shares subject to this Warrant shall fully vest and be exercisable if, during the Earnout Period, the VWAP of Class A Common Stock equals or exceeds $18.00 for any twenty (20) trading days within a period of thirty (30) consecutive trading days; and

(c) 500,000 Warrant Shares subject to this Warrant shall fully vest and be exercisable if, during the Earnout Period, the VWAP of Class A Common Stock equals or exceeds $22.00 for any twenty (20) trading days within a period of thirty (30) consecutive trading days.

3. Term of Exercisability. Subject to the terms and conditions hereof, at any time or from time to time following an Exercisability Event, the Exercisable Warrant Shares which have fully vested and became exercisable pursuant to Section 2 shall remain exercisable through 5:00 p.m., New York time, on the fifth (5th) anniversary of the date upon which the Warrant Shares, respectively, fully vest and become exercisable pursuant to Section 2, if such day is not a Business Day, on the next preceding Business Day (for each Exercisability Event, the “Exercise Period”), and the Holder of this Warrant may exercise this Warrant for all or any part of the Exercisable Warrant Shares as a result of such Exercisability Event (subject to adjustment as provided herein). This Warrant shall expire without further action of the Company effective immediately upon the end of the Exercise Period.

4. Exercise of Warrant.

(a) Exercise Procedure. This Warrant may be exercised from time to time on any Business Day during any Exercise Period, for all or any part of the unexercised Exercisable Warrant Shares, upon:

(i) surrender of this Warrant to the Company at its then principal executive office (or an indemnification undertaking with respect to this Warrant in the case of its loss, theft or destruction), together with an Exercise Notice in the form attached hereto as Exhibit A (each, an “Exercise Notice”), duly completed (including specifying the number of Exercisable Warrant Shares to be purchased and pursuant to which Exercisability Event such Exercisable Warrant Shares have fully vested and are exercisable) and executed;

(ii) payment to the Company of the Aggregate Exercise Price in accordance with Section 4(b); and

(iii) payment or other satisfaction of any required withholding of applicable federal, state, and local tax obligations in accordance with Section 4(c).

(b) Payment of the Aggregate Exercise Price. Payment of the Aggregate Exercise Price shall be made, at the option of the Holder as expressed in the Exercise Notice, by the following methods:

(i) by delivery to the Company of a certified or official bank check payable to the order of the Company or by wire transfer of immediately available funds to an account designated in writing by the Company, in the amount of such Aggregate Exercise Price;

(ii) by instructing the Company to issue Warrant Shares then issuable upon exercise of all or any part of this Warrant on a net basis such that, without payment of any cash consideration or other immediately available funds, the Holder shall surrender this Warrant in exchange for the number of Exercisable Warrant Shares as is computed using the following formula:

Where:

X = the number of Exercisable Warrant Shares to be issued to the Holder.

Y = the total number of Exercisable Warrant Shares for which the Holder has elected to exercise this Warrant pursuant to Section 4(a).

A = the Fair Market Value of one Warrant Share as of the applicable Exercise Date.

B = the Exercise Price in effect under this Warrant for the applicable Exercisability Event as of the applicable Exercise Date.

X = Y(A - B) ÷ A

(iii) by surrendering to the Company (x) Exercisable Warrant Shares previously acquired by the Holder with an aggregate Fair Market Value as of the Exercise Date equal to such Aggregate Exercise Price and/or (y) other securities of the Company having a value as of the Exercise Date equal to the Aggregate Exercise Price (which value in the case of debt securities shall be the principal amount thereof plus accrued and unpaid interest, in the case of preferred stock shall be the liquidation value thereof plus accumulated and unpaid dividends and in the case of shares of Class A Common Stock shall be the Fair Market Value thereof); or

(iv) any combination of the foregoing.

In the event of any withholding of Warrant Shares or surrender of other equity securities pursuant to clause (ii), (iii) or (iv) above where the number of shares whose value is equal to the Aggregate Exercise Price is not a whole number, the number of shares withheld by or surrendered to the Company shall be rounded up to the nearest whole share and the Company shall make a cash payment to the Holder (by delivery of a certified or official bank check or by wire transfer of immediately available funds) based on the incremental fraction of a share being so withheld by or surrendered to the Company in an amount equal to the product of (x) such incremental fraction of a share being so withheld or surrendered multiplied by (y) in the case of Class A Common Stock, the Fair Market Value per Warrant Share as of the Exercise Date, and, in all other cases, the value thereof as of the Exercise Date determined in accordance with clause (iii)(y) above.

(c) Prior to the issuance of Warrant Shares upon the exercise of the Warrant, the Holder must make arrangements satisfactory to the Company to pay or provide for any applicable federal, state and local withholding obligations of the Company. The Holder may satisfy any federal, state or local tax withholding obligation relating to the exercise of the Warrant by (i) tendering a cash payment; or (ii) delivering to the Company previously owned and unencumbered shares of Common Stock.

(d) Delivery of Stock Certificates. Upon receipt by the Company of the Exercise Notice, surrender of this Warrant and payment of the Aggregate Exercise Price (in accordance with Section 4(a) hereof), the Company shall, as promptly as practicable, and in any event within 3 Business Days thereafter, execute (or cause to be executed) and deliver (or cause to be delivered) to the Holder a certificate or certificates representing the Exercisable Warrant Shares issuable upon such exercise, together with cash in lieu of any fraction of a share, as provided in Section 4(e) hereof. The stock certificate or certificates so delivered shall be, to the extent possible, in such denomination or denominations as the exercising Holder shall reasonably request in the Exercise Notice and shall be registered in the name of the Holder or, subject to compliance with Section 8 below, such other Person’s name as shall be designated in the Exercise Notice. This Warrant shall be deemed to have been exercised and such certificate or certificates of Exercisable Warrant Shares shall be deemed to have been issued, and the Holder or any other Person so designated to be named therein shall be deemed to have become a holder of record of such Warrant Shares for all purposes, as of the Exercise Date.

(e) Fractional Shares. The Company shall not be required to issue a fractional Exercisable Warrant Share upon exercise of any Warrant. As to any fraction of an Exercisable Warrant Share that the Holder would otherwise be entitled to purchase upon such exercise, the Company shall pay to such Holder an amount in cash (by delivery of a certified or official bank check or by wire transfer of immediately available funds) equal to the product of (i) such fraction multiplied by (ii) the Fair Market Value of one Warrant Share on the Exercise Date.

(f) Delivery of New Warrant. Unless the purchase rights represented by this Warrant shall have expired or shall have been fully exercised, the Company shall, at the time of delivery of the certificate or certificates representing the Exercisable Warrant Shares being issued in accordance with Section 4(d) hereof, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unexpired and unexercised Warrant Shares called for by this Warrant. Such new Warrant shall in all other respects be identical to this Warrant.

(g) Valid Issuance of Warrant and Warrant Shares; Payment of Taxes. With respect to the exercise of this Warrant, the Company hereby represents, covenants and agrees:

(i) This Warrant is, and any Warrant issued in substitution for or replacement of this Warrant shall be, upon issuance, duly authorized and validly issued.

(ii) All Warrant Shares issuable upon the exercise of this Warrant pursuant to the terms hereof shall be, upon issuance, and the Company shall take all such actions as may be necessary or appropriate in order that such Warrant Shares are, validly issued, fully paid and non-assessable, issued without violation of any preemptive or similar rights of any stockholder of the Company and free and clear of all taxes, liens and charges.

(iii) The Company shall take all such actions as may be necessary to ensure that all such Warrant Shares are issued without violation by the Company of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Class A Common Stock or other securities constituting Warrant Shares may be listed at the time of such exercise (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance).

(iv) The Company shall use its best efforts to cause the Warrant Shares, immediately upon such exercise, to be listed on any domestic securities exchange upon which shares of Class A Common Stock or other securities constituting Warrant Shares are listed at the time of such exercise.

(v) The Company shall pay all expenses in connection with, and all taxes and other governmental charges that may be imposed with respect to, the issuance or delivery of Warrant Shares upon exercise of this Warrant; provided, that the Company shall not be required to pay any tax or governmental charge that may be imposed with respect to any applicable withholding or the issuance or delivery of the Warrant Shares to any Person other than the Holder, and no such issuance or delivery shall be made unless and until the Person requesting such issuance has paid to the Company the amount of any such tax, or has established to the satisfaction of the Company that such tax has been paid.

(h) Conditional Exercise. Notwithstanding any other provision hereof, if an exercise of any portion of this Warrant is to be made in connection with a public offering or a sale of the Company (pursuant to a merger, sale of stock, or otherwise), such exercise may at the election of the Holder be conditioned upon the consummation of such transaction, in which case such exercise shall not be deemed to be effective until immediately prior to the consummation of such transaction.

(i) Reservation of Shares. Following the Original Issue Date, the Company shall at all times reserve and keep available out of its authorized but unissued Class A Common Stock or other securities constituting Warrant Shares, solely for the purpose of issuance upon the exercise of this Warrant, the maximum number of Warrant Shares issuable upon the exercise of this Warrant, and the par value per Warrant Share shall at all times be less than or equal to the applicable Exercise Price. The Company shall not increase the par value of any Warrant Shares receivable upon the exercise of this Warrant above the Exercise Price then in effect, and shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Class A Common Stock upon the exercise of this Warrant.

5. Adjustment to Exercise Price and Number of Warrant Shares. In order to prevent dilution of the purchase rights granted under this Warrant, the Exercise Price and the number of Warrant Shares issuable upon exercise of this Warrant shall be subject to adjustment from time to time as provided in this Section 5 (in each case, after taking into consideration any prior adjustments pursuant to this Section 5); provided that no adjustment shall be made that constitutes a modification, as defined in Treasury Regulations Section 1.409A-1(b)(5)(v), of the Warrant.

(a) [Reserved.]

(b) Adjustment to Exercise Price and Warrant Shares Upon Subdivision or Combination of Class A Common Stock. If the Company shall, at any time or from time to time after the Original Issue Date, subdivide (by any stock split, recapitalization or otherwise) its outstanding shares of Class A Common Stock into a greater number of shares, the Exercise Price in effect immediately prior to any such dividend, distribution or subdivision shall be proportionately reduced and the number of Warrant Shares issuable upon exercise of this Warrant shall be proportionately increased. If the Company at any time combines (by combination, reverse stock split or otherwise) its outstanding shares of Class A Common Stock into a smaller number of shares, the Exercise Price in effect immediately prior to such combination shall be proportionately increased and the number of Warrant Shares issuable upon exercise of this Warrant shall be proportionately decreased. Any adjustment under this Section 5(b) shall become effective at the close of business on the date the dividend, subdivision or combination becomes effective.

(c) Adjustment to Exercise Price and Warrant Shares Upon Reorganization, Reclassification, Consolidation or Merger. In the event of any (i) capital reorganization of the Company, (ii) reclassification of the stock of the Company (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), (iii) consolidation or merger of the Company with or into another Person, (iv) sale of all or substantially all of the Company’s assets to another Person or (v) other similar transaction (other than any such transaction covered by Section 5(b)), in each case which entitles the holders of Class A Common Stock to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Class A Common Stock, each Warrant shall, immediately after such reorganization, reclassification, consolidation, merger, sale or similar transaction, remain outstanding and shall thereafter, in lieu of or in addition to (as the case may be) the number of Warrant Shares then potentially exercisable following an Exercisability Event under this Warrant, be exercisable for the kind and number of shares of stock or other securities or assets of the Company or of the successor Person resulting from such transaction to which the Holder would have been entitled upon such reorganization, reclassification, consolidation, merger, sale or similar transaction if the Holder had exercised this Warrant in full immediately prior to the time of such reorganization, reclassification, consolidation, merger, sale or similar transaction and acquired the applicable number of Warrant Shares then issuable hereunder as a result of such exercise (without taking into account any limitations or restrictions on the exercisability of this Warrant); and, in such case, appropriate adjustment (in form and substance satisfactory to the Holder) shall be made with respect to the Holder’s rights under this Warrant to insure that the provisions of this Section 5 hereof shall thereafter be applicable, as nearly as possible, to this Warrant in relation to any shares of stock, securities or assets thereafter acquirable upon exercise of this Warrant (including, in the case of any consolidation, merger, sale or similar transaction in which the successor or purchasing Person is other than the Company, an immediate adjustment in the Exercise Price to the value per share for the Class A Common Stock reflected by the terms of such consolidation, merger, sale or similar transaction, and a corresponding immediate adjustment to the number of Warrant Shares acquirable upon exercise of this Warrant without regard to any limitations or restrictions on exercise, if the value so reflected is less than the Exercise Price in effect immediately prior to such consolidation, merger, sale or similar transaction). The provisions of this Section 5(c) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or similar transactions. The Company shall not effect any such reorganization, reclassification, consolidation, merger, sale or similar transaction unless, prior to the consummation thereof, the successor Person (if other than the Company) resulting from such reorganization, reclassification, consolidation, merger, sale or similar transaction, shall assume, by written instrument substantially similar in form and substance to this Warrant and satisfactory to the Holder, the obligation to deliver to the Holder such shares of stock, securities or assets which, in accordance with the foregoing provisions, such Holder shall be entitled to receive upon exercise of this Warrant. Notwithstanding anything to the contrary contained herein, with respect to any corporate event or other transaction contemplated by the provisions of this Section 5(c), the Holder shall have the right to elect, prior to the consummation of such event or transaction, to give effect to the exercise rights contained in Section 2 subject to the terms and conditions of Section 2 instead of giving effect to the provisions contained in this Section 5(c) with respect to this Warrant.

(d) Certain Events. If any event of the type contemplated by the provisions of this Section 5 but not expressly provided for by such provisions occurs, then the Board shall make an appropriate adjustment in the Exercise Price and the number of Warrant Shares issuable upon exercise of this Warrant so as to protect the rights of the Holder in a manner consistent with the provisions of this Section 5; provided, that no such adjustment pursuant to this Section 5(d) shall increase the Exercise Price or decrease the number of Warrant Shares issuable as otherwise determined pursuant to this Section 5.

(e) Certificate as to Adjustment.

(i) As promptly as reasonably practicable following any adjustment of the Exercise Price, but in any event not later than 20 Business Days thereafter, the Company shall furnish to the Holder a certificate of an executive officer setting forth in reasonable detail such adjustment and the facts upon which it is based and certifying the calculation thereof.

(ii) As promptly as reasonably practicable following the receipt by the Company of a written request by the Holder, but in any event not later than 20 Business Days thereafter, the Company shall furnish to the Holder a certificate of an executive officer certifying the Exercise Price then in effect and the number of Warrant Shares or the amount, if any, of other shares of stock, securities or assets then issuable upon exercise of the Warrant.

(f) Notices. In the event:

(i) that the Company shall take a record of the holders of its Class A Common Stock (or other capital stock or securities at the time issuable upon exercise of the Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution, to vote at a meeting (or by written consent), to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security;

(ii) of any capital reorganization of the Company, any reclassification of the Class A Common Stock of the Company, any consolidation or merger of the Company with or into another Person, or sale of all or substantially all of the Company’s assets to another Person; or

(iii) of the voluntary or involuntary dissolution, liquidation or winding-up of the Company;

then, and in each such case, the Company shall send or cause to be sent to the Holder at least 20 Business Days prior to the applicable record date or the applicable expected effective date, as the case may be, for the event, a written notice specifying, as the case may be, (A) the record date for such dividend, distribution, meeting or consent or other right or action, and a description of such dividend, distribution or other right or action to be taken at such meeting or by written consent, or (B) the effective date on which such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up is proposed to take place, and the date, if any is to be fixed, as of which the books of the Company shall close or a record shall be taken with respect to which the holders of record of Class A Common Stock (or such other capital stock or securities at the time issuable upon exercise of the Warrant) shall be entitled to exchange their shares of Class A Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Warrant and the Warrant Shares.

6. [Reserved.]

7. Investor Rights Agreement. This Warrant and all Warrant Shares issuable upon exercise of this Warrant are and shall become subject to, and have the benefit of, the Investor Rights Agreement, and the Holder shall be required, for so long as the Holder holds this Warrant or any Warrant Shares, to become and remain a party to the Investor Rights Agreement.

8. Transfer of Warrant. This Warrant is nontransferable, except for transfers by the Holder to an heir or devisee of the Holder.

9. Holder Not Deemed a Stockholder; Limitations on Liability. Except as otherwise specifically provided herein (including Section 5(a)), prior to the issuance to the Holder of the Warrant Shares to which the Holder is then entitled to receive upon the due exercise of this Warrant, the Holder shall not be entitled to vote or receive dividends or be deemed the holder of shares of capital stock of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, as such, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company. Notwithstanding this Section 9, the Company shall provide the Holder with copies of the same notices and other information given to the stockholders of the Company generally, contemporaneously with the giving thereof to the stockholders.

10. Replacement on Loss; Division and Combination.

(a) Replacement of Warrant on Loss. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and upon delivery of an indemnity reasonably satisfactory to it (it being understood that a written indemnification agreement or affidavit of loss of the Holder shall be a sufficient indemnity) and, in case of mutilation, upon surrender of such Warrant for cancellation to the Company, the Company at its own expense shall execute and deliver to the Holder, in lieu hereof, a new Warrant of like tenor and exercisable for an equivalent number of Warrant Shares as the Warrant so lost, stolen, mutilated or destroyed; provided, that, in the case of mutilation, no indemnity shall be required if this Warrant in identifiable form is surrendered to the Company for cancellation.

(b) Division and Combination of Warrant. Subject to compliance with the applicable provisions of this Warrant and the Investor Rights Agreement as to any transfer or other assignment which may be involved in such division or combination, this Warrant may be divided or, following any such division of this Warrant, subsequently combined with other Warrants, upon the surrender of this Warrant or Warrants to the Company at its then principal executive offices, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the respective Holders or their agents or attorneys. Subject to compliance with the applicable provisions of this Warrant and the Investor Rights Agreement as to any transfer or assignment which may be involved in such division or combination, the Company shall at its own expense execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants so surrendered in accordance with such notice. Such new Warrant or Warrants shall be of like tenor to the surrendered Warrant or Warrants and shall be exercisable in the aggregate for an equivalent number of Warrant Shares as the Warrant or Warrants so surrendered in accordance with such notice.

11. No Impairment. The Company shall not, by amendment of its Certificate of Incorporation or By-laws, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by it hereunder, but shall at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such action as may reasonably be requested by the Holder in order to protect the exercise rights of the Holder against dilution or other impairment, consistent with the tenor and purpose of this Warrant.

12. Compliance with the Securities Act.

(a) Agreement to Comply with the Securities Act; Legend. The Holder, by acceptance of this Warrant, agrees to comply in all respects with the provisions of this Section 12 and the restrictive legend requirements set forth on the face of this Warrant and further agrees that such Holder shall not offer, sell or otherwise dispose of this Warrant or any Warrant Shares to be issued upon exercise hereof except under circumstances that will not result in a violation of the Securities Act of 1933, as amended (the “Securities Act”). This Warrant and all Warrant Shares issued upon exercise of this Warrant (unless registered under the Securities Act) shall be stamped or imprinted with a legend in substantially the following form:

“THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR QUALIFIED UNDER ANY STATE OR FOREIGN SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OR ASSIGNED UNLESS (I) A REGISTRATION STATEMENT COVERING SUCH SHARES IS EFFECTIVE UNDER THE ACT AND IS QUALIFIED UNDER APPLICABLE STATE AND FOREIGN LAW OR (II) THE TRANSACTION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS UNDER THE ACT AND THE QUALIFICATION REQUIREMENTS UNDER APPLICABLE STATE AND FOREIGN LAW AND, IF THE CORPORATION REQUESTS, AN OPINION SATISFACTORY TO THE CORPORATION TO SUCH EFFECT HAS BEEN RENDERED BY COUNSEL.”

(b) Representations of the Holder. In connection with the issuance of this Warrant, the Holder specifically represents, as of the date hereof, to the Company by acceptance of this Warrant as follows:

(i) The Holder is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. The Holder is acquiring this Warrant and the Warrant Shares to be issued upon exercise hereof for investment for its own account and not with a view towards, or for resale in connection with, the public sale or distribution of this Warrant or the Warrant Shares, except pursuant to sales registered or exempted under the Securities Act.

(ii) The Holder understands and acknowledges that this Warrant and the Warrant Shares to be issued upon exercise hereof are “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that, under such laws and applicable regulations, such securities may be resold without registration under the Securities Act only in certain limited circumstances. In addition, the Holder represents that it is familiar with Rule 144 under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

(iii) The Holder acknowledges that it can bear the economic and financial risk of its investment for an indefinite period, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Warrant and the Warrant Shares. The Holder has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Warrant and the business, properties, prospects and financial condition of the Company.

13. Warrant Register. The Company shall keep and properly maintain at its principal executive offices books for the registration of the Warrant and any transfers thereof. The Company may deem and treat the Person in whose name the Warrant is registered on such register as the Holder thereof for all purposes, and the Company shall not be affected by any notice to the contrary, except any assignment, division, combination or other transfer of the Warrant effected in accordance with the provisions of this Warrant.

14. Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 14).

If to the Company:	WHC Worldwide, Inc. 1300 Lydia Ave. Kansas City, MO, 64106 Attn.: Chief Executive Officer Email: wmgeorge@ztrip.com

with a copy to:	Stinson LLP 1201 Walnut Street, Suite 2900 Kansas City, MO 64106 Attn.: Jack Bowling & Stephen Quinlivan Email: jack.bowling@stinson.com stephen.quinlivan@stinson.com

If to the Holder:	William M. George 1300 Lydia Ave. Kansas City, MO, Email: wmgeorge@ztrip.com

15. Cumulative Remedies. Except to the extent expressly provided in Section 9 to the contrary, the rights and remedies provided in this Warrant are cumulative and are not exclusive of, and are in addition to and not in substitution for, any other rights or remedies available at law, in equity or otherwise.

16. Equitable Relief. Each of the Company and the Holder acknowledges that a breach or threatened breach by such party of any of its obligations under this Warrant would give rise to irreparable harm to the other party hereto for which monetary damages would not be an adequate remedy and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, the other party hereto shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction.

17. Entire Agreement. This Warrant, together with the Investor Rights Agreement and the Business Combination Agreement, constitutes the sole and entire agreement of the parties to this Warrant with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Warrant, the Investor Rights Agreement and the Business Combination Agreement, the statements in the body of this Warrant shall control.

18. Successor and Assigns. This Warrant and the rights evidenced hereby shall be binding upon and shall inure to the benefit of the parties hereto and the successors of the Company and the successors and permitted assigns of the Holder. Such successors and/or permitted assigns of the Holder shall be deemed to be a Holder for all purposes hereunder.

19. No Third-Party Beneficiaries. This Warrant is for the sole benefit of the Company and the Holder and their respective successors and, in the case of the Holder, permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Warrant.

20. Headings. The headings in this Warrant are for reference only and shall not affect the interpretation of this Warrant.

21. Amendment and Modification; Waiver. Except as otherwise provided herein, this Warrant may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by the Company or the Holder of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Warrant shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

22. Severability. If any term or provision of this Warrant is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Warrant or invalidate or render unenforceable such term or provision in any other jurisdiction.

23. Taxes. This Warrant is intended to be a stock right that does not provide for a deferral of compensation under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and shall be interpreted and administered consistent with such intent; provided that, notwithstanding the foregoing, the Company shall have no obligation to ensure that the Warrant does not provide for a deferral of compensation under Section 409A and shall not be liable to Holder for any taxes or penalty arising under Section 409A. The Company (a) makes no representation or undertakings regarding the treatment of any income tax, social insurance, payroll tax, or tax-related withholding (“Tax-Related Items”) in connection with the grant, vesting, or exercise of the Warrant or the subsequent sale of any shares acquired on exercise; and (b) does not commit to structure the Warrant to reduce or eliminate the Holder’s liability for Tax-Related Items.

24. Governing Law. This Warrant and the consummation of the transactions contemplated by this Warrant, and any action, suit, dispute, controversy or claim arising out of this Warrant and the consummation of the transactions contemplated by this Warrant, or the validity, interpretation, breach or termination of this Warrant and the consummation of the transactions contemplated by this Warrant shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

25. Submission to Jurisdiction. Each of the Company and Holder irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, the Superior Court of the State of Delaware, or the United States District Court for the District of Delaware and, in each case, the appellate court(s) therefrom), for the purposes of any Proceeding, claim, demand, action or cause of action (a) arising under this Warrant or (b) in any way connected with or related or incidental to the dealings of the Company and Holder in respect of this Warrant or any of the transactions contemplated hereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each of the Company and Holder hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding claim, demand, action or cause of action against the Company or Holder (i) arising under this Warrant or (ii) in any way connected with or related or incidental to the dealings of the Company or Holder in respect of this Agreement or any of the transactions contemplated hereby, (A) any claim that the Company or Holder is not personally subject to the jurisdiction of the courts as described in this Section 24 for any reason, (B) that the Company or Holder or such Person’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (1) the Proceeding, claim, demand, action or cause of action in any such court is brought against the Company or Holder in an inconvenient forum, (2) the venue of such Proceeding, claim, demand, action or cause of action against the Company or Holder is improper or (3) this Agreement, or the subject matter hereof, may not be enforced against the Company or Holder in or by such courts. Each of the Company and Holder agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 14 shall be effective service of process for any such Proceeding, claim, demand, action or cause of action.

26. Waiver of Jury Trial. EACH OF THE COMPANY AND HOLDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS WARRANT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE COMPANY OR HOLDER IN RESPECT OF THIS WARRANT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH OF THE COMPANY AND HOLDER EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE COMPANY OR HOLDER MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS WARRANT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH OF THE COMPANY AND HOLDER CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH OF THE COMPANY AND HOLDER UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH OF THE COMPANY AND HOLDER MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH OF THE COMPANY AND HOLDER HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 26.

27. Counterparts. This Warrant may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Warrant delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Warrant.

28. No Strict Construction. This Warrant shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

[signature page follows]

IN WITNESS WHEREOF, the Company has duly executed this Warrant on the Original Issue Date.

WHC WORLDWIDE, INC.

By:
Name:
Title:

Accepted and agreed,

WILLIAM M. GEORGE

EXHIBIT A

NOTICE OF EXERCISE

WHC Worldwide, Inc.

1300 Lydia Ave.

Kansas City, MO, 64106

Attn.: Chief Executive Officer

Email: wmgeorge@ztrip.com

The undersigned hereby elects to purchase, pursuant to the provisions of the Warrant issued by WHC Worldwide, Inc. as of [●], and held by the undersigned, the original of which is attached hereto, ____________ Exercisable Warrant Shares, of which ______ are exercisable under Section 2(a) of the Warrant, ______ are exercisable under Section 2(b) of the Warrant, and ______ are exercisable under Section 2(c) of the Warrant. The undersigned elects to pay the Aggregate Exercise Price pursuant to (check the applicable box):

☐	Section 4(b)(i) of the Warrant.

☐	Section 4(b)(ii) of the Warrant.

☐	Section 4(b)(iii) of the Warrant. Describe securities to be delivered in an attachment hereto.

☐	Section 4(b)(iv) of the Warrant. Describe combination of elections and other relevant details in an attachment hereto.

HOLDER:

Name:

Date:

Schedule I

Post-Closing Allocation Schedule

Schedule II

Earnout Participant

William M. George